Exhibit (a)(1)
PROXY STATEMENT OF THE COMPANY
[    ], 2023
Shareholders of Arco Platform Limited
Re: Notice of Extraordinary General Meeting of Shareholders
Dear Shareholder:
You are cordially invited to attend an extraordinary general meeting of shareholders of Arco Platform Limited (the “Company”) to be held on [     ], 2023 at [     ] (Brasilia time). The meeting will be held at [     ]. The attached notice of the extraordinary general meeting and proxy statement (the “Proxy Statement”) provide information regarding the matters to be considered and voted on at the extraordinary general meeting, including at any adjournment thereof.
On August 10, 2023, the Company entered into an agreement and plan of merger (the “Merger Agreement”) with Achieve Holdings, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), and Achieve Merger Sub, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”) and cease to exist, with the Company continuing as the surviving company (the “Surviving Company”) and becoming a wholly-owned subsidiary of Parent. At the extraordinary general meeting you will be asked to consider and vote upon a proposal to authorize and approve (as applicable) the Merger Agreement, the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands in connection with the Merger (the “Plan of Merger”), and the transactions contemplated by the Merger Agreement and the Plan of Merger, including the Merger (the “Transactions”). Copies of the Merger Agreement and the Plan of Merger are attached as Annex A-1 and Annex A-2, respectively, to the Proxy Statement.
Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this letter or in the accompanying notice of the extraordinary general meeting or Proxy Statement. Any representation to the contrary is a criminal offense.
Each of Parent and Merger Sub was formed solely for purposes of the Merger. At the effective time of the Merger (the “Effective Time”), the shareholders of Parent will be (a) Archery DF Holdings, LP, a Delaware limited partnership and/or certain of its affiliates (“Dragoneer”), (b) General Atlantic Arco (Bermuda) 2, L.P., a Bermuda exempted limited partnership and/or certain of its affiliates (“GA Arco,” and, together with its affiliates, “General Atlantic”), (c) Mr. Ari de Sá Cavalcante Neto (“Mr. de Sá Cavalcante Neto”), (d) ASCN Investment Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (“ASCN”), (e) Dr. Oto Brasil de Sá Cavalcante (“Dr. Brasil de Sá Cavalcante”), (f) OSC Investment Ltd, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“OSC,” and together with Dr. Brasil de Sá Cavalcante, Mr. de Sá Cavalcante Neto and ASCN, the “Founder Filing Persons”), (g) Keenan Capital Fund LP, a Delaware limited partnership and/or certain of its affiliates (“Keenan”), and (h) Wishbone Management, LP, a Delaware limited partnership and/or certain of its affiliates (“Wishbone,” and, together with Keenan, the “Other Rollover Shareholders”). Certain employees and directors of the Company may also roll over a portion of their equity interests in the Company and become shareholders of Parent after the Closing (the “Minority Rollover Shareholders”). Mr. de Sá Cavalcante Neto, and Dr. Brasil de Sá Cavalcante are collectively referred to as the “Founders.” Dragoneer and General Atlantic are collectively referred to as the “Sponsors.” The Founders, the other Founder Filing Persons, the Sponsors and the Other Rollover Shareholders are collectively referred to as the “Rollover Shareholders.” Parent, Merger Sub, the foregoing persons in items (a) through (f) including General Atlantic and the Dragoneer Entities (as defined below) are collectively referred to as the “Bidder

Group,” and the Bidder Group, the Other Rollover Shareholders and the potential Minority Rollover Shareholders are collectively referred to as the “Participants.”
Pursuant to the terms of a rollover and support agreement, dated as of August 10, 2023 (the “Support Agreement”), by and among the Rollover Shareholders and Parent, each Rollover Shareholder has agreed, among other things, to vote, or cause to be voted, all of the Shares beneficially owned by it or him in favor of the authorization and approval (as applicable) of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. As of September 13, 2023, the Rollover Shareholders beneficially own in the aggregate 13,709,703 Class A common shares of the Company, par value $0.00005 per share (“Class A Shares”), and 27,400,848 Class B common shares of the Company, par value $0.00005 per share (“Class B Shares,” and together with Class A Shares, “Shares”), which represent approximately 61.9% of the total issued and outstanding Shares and approximately 91.9% of the total voting power of the outstanding Shares.
If the Merger is completed, the Company, as the Surviving Company, will continue its operations under the name “Arco Platform Limited” as a privately held company and will be beneficially owned by the Participants and, as a result of the Merger, the Class A Shares will no longer be listed on the Nasdaq Global Select Market (“Nasdaq”).
If the Merger is completed, at the Effective Time, (a) each Share issued and outstanding immediately prior to the Effective Time (including any holdback common shares issuable to former shareholders of INCO Limited under the Equity Purchase Agreement, dated as of October 6, 2022, by and among the Company, INCO Limited and such other parties set forth therein) will be cancelled in exchange for the right to receive $14.00 in cash per share without interest (the “Per Share Merger Consideration”), except for (i) Shares beneficially owned by Parent or Merger Sub (including those contributed to Parent by the Rollover Shareholders or the potential Minority Rollover Shareholders) (the “Rollover Shares”) which will be cancelled for no consideration; (ii) Shares (x) owned by the Company as treasury shares and (y) directly owned by any subsidiary of the Company as of immediately prior to the Effective Time, which shall be cancelled for no consideration; (iii) the securities described under “The Merger Agreement — Treatment of Company RSUs and Company Options,” which will be treated as set forth under such subsection (the excluded Shares described under items (i) through (iii) above are collectively referred to herein as the “Excluded Shares”); and (iv) Shares owned by holders who have validly exercised, perfected and not effectively withdrawn or lost their rights to dissent from the Merger pursuant to Section 238 of the Companies Act (as amended) of the Cayman Islands (the “CICA”) (the “Dissenting Shares”) will be treated as set forth below; and (b) each ordinary share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one ordinary share, par value $0.00005 per share, of the Surviving Company. The Dissenting Shares will be cancelled and cease to exist in exchange for the right to receive the fair value of such Dissenting Shares determined by the Grand Court of the Cayman Islands (the “Court”) in accordance with Section 238 of the CICA.
Each restricted share unit of the Company (each, a “Company RSU”) that is outstanding and vested but unsettled as of immediately prior to the Effective Time will be settled into a number of Shares equal to the number of Shares subject to such Company RSU award less a number of shares equal to the amount of any applicable withholding taxes (the “Net RSU Consideration”). Notwithstanding the foregoing, the Company may, subject to Parent’s reasonable consent, identify holders of vested Company RSUs to elect for all or a portion of their Shares received in respect of such vested but unsettled Company RSUs to be contributed to Parent in exchange for common shares of Parent with a value equal to the Shares so contributed, in accordance with the terms of such holder’s incentive rollover agreement. Each Share that is settled pursuant to a vested Company RSU award that is not contributed to Parent in exchange for common shares of Parent will be cancelled and converted at the Effective Time into an amount in cash equal to $14.00.
Each Company RSU that is outstanding and unvested as of immediately prior to the Effective Time that is subject to accelerated vesting upon the consummation of the Merger (the “Accelerating Company RSUs”) will be settled into such holder’s applicable Net RSU Consideration. Notwithstanding the foregoing, the Company may, subject to Parent’s reasonable consent, identify holders of Accelerating Company RSUs to elect for all or a portion of their Shares received in respect of Accelerating Company RSUs to be contributed to Parent in exchange for a number of common shares of Parent with an equal value to the applicable holder’s Net RSU Consideration, in accordance with the terms of the holder’s incentive rollover agreement. Each Share that is settled pursuant to an Accelerating Company RSU award that is not contributed to Parent in exchange for common shares of Parent will be cancelled and converted at the Effective Time into an amount in cash equal to $14.00.
Each share of Company RSUs that is outstanding and unvested as of immediately prior to the Effective Time that is not an Accelerating Company RSU will be migrated at the Effective Time into an award of restricted share units under the new equity incentive plan established by Parent (or its applicable subsidiary) (the “New Share Plan”) with a value equal to the number of Shares subject to such Company RSU award multiplied by $14.00, which award will continue to vest on the same vesting schedule that applied to such corresponding Company RSUs immediately prior to the Effective Time, subject to the holder’s continued service through the applicable vesting periods and any other terms and conditions as set forth in the restricted shares grant plan of the Company, as amended and any underlying regular restricted shares grant agreements that provide for the issuance of restricted share units to any person (the “Company Share Plan”), the New Share Plan and the applicable award agreement.
Each share option granted to participants under the Arco Platform Limited 2022 Share Option Plan (a “Company Option”) that is vested, outstanding and unexercised as of immediately prior to the Effective Time that has an exercise price per share that is less than $14.00 (each, a “Vested Company Option”) will be, upon exercise by the holder, settled into a number of Shares with a value equal to the excess of $14.00 and the applicable exercise price per share of such Vested Company Option, multiplied by the number of Shares underlying such Vested Company Option, less an amount of Shares equal to the applicable tax withholding amount. Notwithstanding the above, the Company may, subject to Parent’s reasonable consent, identify holders of Vested Company Options to not exercise their option at this time and elect for their Vested Company Options to be migrated at the Effective Time into an option award under the New Share Plan that represents a number of common shares of Parent and has an exercise price per share that preserves the intrinsic value of such Vested Company Option as of immediately prior to the Effective Time. Each Share that is settled pursuant to a Vested Company Option that is not migrated into an option award under the New Share Plan will be cancelled and converted at the Effective Time into an amount in cash equal to $14.00.
Each Company Option that is outstanding and unvested as of immediately prior to the Effective Time that has an exercise price per share that is less than $14.00 (each, an “Unvested Company Option”) will be migrated at the Effective Time into an option award under the New Share Plan that represents a number of common shares of Parent and has an exercise price per share that preserves the intrinsic value of such Vested Company Option as of immediately prior to the Effective Time.
Each Company Option that is outstanding and unexercised as of immediately prior to the Effective Time, whether vested or unvested, with an exercise price per share that is equal to or greater than $14.00 will be cancelled without payment (or replacement option award) being made in respect thereof.
Immediately following the Effective Time, excluding the Company RSUs or Company Options that have been migrated, there will be no Company RSUs or Company Options outstanding, and the holders thereof will only be entitled to receive the amounts or securities set forth above.
A special committee (the “Special Committee”) of the board of directors of the Company (the “Board”), composed solely of directors unaffiliated with the management of the Company or any Participant, reviewed and considered the terms and conditions of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. On August 10, 2023, the Special Committee unanimously (a) determined that the terms of the Merger are fair and reasonable to the Company and the holders of the Shares (other than the holders of the Excluded Shares and Dissenting Shares) (the “Unaffiliated Security Holders”); (b) determined that the Per Share Merger Consideration constitutes at least (and may exceed) fair value for each Share (other than the Excluded Shares) under Cayman Islands laws, (c) determined that the terms of the Merger Agreement, the Plan of Merger, the Merger and the other Transactions are in the best interests of the Company and the Unaffiliated Security Holders; and (d) resolved to recommend that the Board (i) declare advisable and in the best interests of the Company the execution, delivery and performance of the Merger Agreement and the Plan of Merger, the Merger and the other Transactions, (ii) authorize and approve (as applicable) the Merger Agreement and the Plan of Merger and approve the Merger and the other Transactions, (iii) subject to Section 5.04 of the Merger Agreement, recommend that the Company’s shareholders vote in favor of the authorization and approval (as applicable) of the Merger Agreement and the Plan of Merger, the Merger and the other Transactions, at a duly held extraordinary general meeting of the Company’s shareholders in which the Company’s shareholders vote in respect of the authorization and approval (as applicable) of the Merger Agreement and the Plan of Merger, the Merger and the other Transactions (the “Company Shareholders Meeting”), and (iv) determine that the Merger Agreement and the other transactions on the terms set out in the Merger Agreement and the Equity Commitment Letters (as defined below) (the “Transaction Documents”) are compliant with the articles of association of the Company.
On August 10, 2023, the Board (other than the Founders, Paula Soares de Sá Cavalcante and Martin Escobari (collectively, the “Interested Directors”), each of whom abstained from voting on the matter due to affiliations with the Bidder Group), after carefully considering all relevant factors, including the determination and recommendation of the Special Committee (a) determined that the terms of the Merger are fair and reasonable to the Company and the Unaffiliated Security Holders; (b) determined that the Per Share Merger Consideration constitutes at least (and may exceed) fair value for each Share (other than the Excluded Shares) under Cayman Islands law; (c) determined that the terms of the Merger Agreement, the Plan of Merger, the Merger and the other Transactions are in the best interests of the Company and the Unaffiliated Security Holders; (d) approved and declared advisable the execution, delivery and performance of the Merger Agreement and the Plan of Merger, the Merger and the other Transactions; (e) determined the Merger would be most likely to promote the success of the Company for the benefit of its members as a whole, including, in particular, the Unaffiliated Security Holders; (f) subject to Section 5.04 of the Merger Agreement, determined to recommend that the Company’s shareholders vote in favor of the authorization and approval (as applicable) of the Merger Agreement and the Plan of Merger, the Merger and the other Transactions, at the Company Shareholders Meeting; and (g) determined that the Merger Agreement and the other transactions on the terms set out in the Merger Agreement and the Transaction Documents are compliant with the articles of association of the Company.
After careful consideration, and upon the unanimous recommendation of the Special Committee composed solely of directors unaffiliated to any member of the management of the Company or any Participant, the Board (other than the Interested Directors, each of whom abstained from voting on the matter due to affiliations with the Bidder Group) authorized and approved the Merger Agreement and recommends that you vote: (1) FOR the proposal, by special resolution, to authorize and approve (as applicable) the Merger Agreement, the Plan of Merger, the Merger and the other transactions contemplated by the Merger Agreement and the Plan of Merger, (2) FOR the proposal, by special resolution, to authorize, approve and confirm (as applicable) in all respects (a) that Merger Sub merge with and into the Company, with the Company as the surviving company and that all the undertaking, property and liabilities of Merger Sub vest in the Company by virtue of such merger pursuant to the CICA, (b) the Plan of Merger, a copy of which is attached to the accompanying Proxy Statement as Annex A-2, and the Company entering into the Plan of Merger, and (c) upon the Effective Date (as defined in the Plan of Merger) (i) that the memorandum and articles of association of the Company in effect as of the date of the accompanying Proxy Statement be amended and restated by their deletion in their entirety and replacement with, and the adoption of, the amended and restated memorandum and articles of association annexed to the Plan of Merger, (ii) that the authorized share capital of the Company be amended and re-designated as set forth in the Plan of Merger, (iii) that the Plan of Merger be executed by any member of the special committee of the board of directors of the Company and, with their authorization, the Company’s officers on behalf of the Company, and that the Plan of Merger, together with any supporting documentation, be submitted for registration to the Registrar of Companies of the Cayman Islands, and (iv) all actions taken and documents or agreements executed, signed or delivered by any member of the special committee of the board of directors of the Company and, with their authorization, the Company’s officers on behalf of the Company in connection with or ancillary to all such contemplated transactions, and (3) FOR, if necessary, the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting or for any other reason determined by the chairman of the extraordinary general meeting.
The Proxy Statement provides detailed information about the Merger and the extraordinary general meeting. We encourage you to read the entire document and all of the attachments and other documents referred to or incorporated by reference therein carefully. You may also obtain more information about the Company from documents the Company has filed with the U.S. Securities and Exchange Commission (the “SEC”), which are available for free at the SEC’s website www.sec.gov.

Regardless of the number of Shares you own, your vote is very important. In order for the Merger to be completed, the Merger Agreement, the Plan of Merger and the Transactions must be authorized and approved by a special resolution (as defined in the CICA) of the Company’s shareholders, which requires a resolution passed by holders of Shares representing at least two-thirds of the voting power of the Shares, voting together as a single class, entitled to vote and present, in person or by proxy, at the extraordinary general meeting of the Company. In considering the recommendation of the Special Committee and the Board, you should be aware that some of the Company’s directors or executive officers have interests in the Merger that are different from, or in addition to, the interests of the shareholders generally. As of September 13, 2023, the Bidder Group beneficially owns in the aggregate approximately 50.4% of the total issued and outstanding Shares and 89.5% of the total voting power of the outstanding Shares. Whether or not you plan to attend the extraordinary general meeting, please complete the enclosed proxy card, in accordance with the instructions set forth on your proxy card, as promptly as possible. The deadline to lodge your proxy card is [     ], 2023 at [     ] p.m. (Brasilia time). Each shareholder has one vote for each Class A Share or 10 votes for each Class B Share held as of the close of business in the Cayman Islands on [     ], 2023.
The resolutions to be put to the vote of the extraordinary general meeting shall be decided on a poll.
Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are held of record by a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the registered holder a proxy issued in your name. If you submit a signed proxy card without indicating how you wish to vote, the Shares represented by your proxy card will be voted: (1) FOR the proposal, by special resolution, to authorize and approve (as applicable) the Merger Agreement, the Plan of Merger, the Merger and the other transactions contemplated by the Merger Agreement and the Plan of Merger, (2) FOR the proposal, by special resolution, to authorize, approve and confirm (as applicable) in all respects (a) that Merger Sub merge with and into the Company, with the Company as the surviving company and that all the undertaking, property and liabilities of Merger Sub vest in the Company by virtue of such merger pursuant to the CICA, (b) the Plan of Merger, a copy of which is attached to the accompanying Proxy Statement as Annex A-2, and the Company entering into the Plan of Merger, and (c) upon the Effective Date (as defined in the Plan of Merger) (i) that the memorandum and articles of association of the Company in effect as of the date of the accompanying Proxy Statement be amended and restated by their deletion in their entirety and replacement with, and the adoption of, the amended and restated memorandum and articles of association annexed to the Plan of Merger, (ii) that the authorized share capital of the Company be amended and re-designated as set forth in the Plan of Merger, (iii) that the Plan of Merger be executed by any member of the special committee of the board of directors of the Company and, with their authorization, the Company’s officers on behalf of the Company, and that the Plan of Merger, together with any supporting documentation, be submitted for registration to the Registrar of Companies of the Cayman Islands, and (iv) all actions taken and documents or agreements executed, signed or delivered by any member of the special committee of the board of directors of the Company and, with their authorization, the Company’s officers on behalf of the Company in connection with or ancillary to all such contemplated transactions, and (3) FOR, if necessary, the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting or for any other reason determined by the chairman of the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as your proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.
Shareholders who dissent from the Merger will have the right to receive payment of the fair value of their Shares as determined by the Court in accordance with Section 238 of the CICA if the Merger is completed, but only if they deliver to the Company, before the vote to approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the CICA for the exercise of dissenters’ rights, a copy of which is attached as Annex E to the Proxy Statement. The fair value of your Shares as determined by the Court under the CICA could be more than, the same as, or less than the Per Share Merger Consideration you would receive pursuant to the Merger Agreement if you do not exercise dissenters’ rights with respect to your

Shares. If the fair value of the Dissenting Shares in accordance with Section 238 of the CICA is determined by the Court to be the same or less than the Per Share Merger Consideration, the Company may be entitled to recover its legal costs of the Section 238 proceeding from you, on a joint and several basis, in conjunction with any other Shareholders who dissent from the Merger.
If you have any questions or need assistance voting your Shares, please contact Innisfree M&A Incorporated, the proxy solicitor, at +1 (877) 750- 8307 (toll-free from the United States and Canada) or +1 (412) 232-3651 (from other countries).
Thank you for your cooperation and continued support.
Sincerely,	Sincerely,
/s/ Beatriz Amary Faccio	/s/ Oto Brasil de Sá Cavalcante
Beatriz Amary Faccio Member of the Special Committee	Oto Brasil de Sá Cavalcante Chairman of the Board
The Proxy Statement is dated [      ], 2023, and is first being mailed to the Company’s shareholders on or about [     ], 2023.

ARCO PLATFORM LIMITED
NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON
[      ], 2023
Dear Shareholder:
Notice is hereby given that an extraordinary general meeting of the shareholders of Arco Platform Limited (referred to herein alternately as “the Company,” “us,” “we” or other terms correlative thereto), will be held on [      ], 2023 at [      ] (Brasilia time) at [      ].
Only registered holders of Class A common shares of the Company, par value $0.00005 per share (“Class A Share”), and Class B common shares of the Company, par value $0.00005 per share (“Class B Shares,” and, together with Class A Shares, “Shares”), at the close of business in the Cayman Islands on [      ], 2023 (the “Share Record Date”) or their proxy holders are entitled to vote at this extraordinary general meeting or any adjournment thereof. At the extraordinary general meeting, you will be asked to consider and vote upon the following resolutions:
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as a special resolution, to authorize and approve (as applicable) the Merger Agreement, the Plan of Merger, the Merger and the other transactions contemplated by the Merger Agreement and the Plan of Merger;

•
as a special resolution, to authorize, approve and confirm (as applicable) in all respects (a) that Merger Sub merge with and into the Company, with the Company as the surviving company and that all the undertaking, property and liabilities of Merger Sub vest in the Company by virtue of such merger pursuant to the CICA, (b) the Plan of Merger, a copy of which is attached to the accompanying Proxy Statement as Annex A-2, and the Company entering into the Plan of Merger, and (c) upon the Effective Date (as defined in the Plan of Merger) (i) that the memorandum and articles of association of the Company in effect as of the date of the accompanying Proxy Statement be amended and restated by their deletion in their entirety and replacement with, and the adoption of, the amended and restated memorandum and articles of association annexed to the Plan of Merger, (ii) that the authorized share capital of the Company be amended and re-designated as set forth in the Plan of Merger, (iii) that the Plan of Merger be executed by any member of the special committee of the board of directors of the Company and, with their authorization, the Company’s officers on behalf of the Company, and that the Plan of Merger, together with any supporting documentation, be submitted for registration to the Registrar of Companies of the Cayman Islands, and (iv) all actions taken and documents or agreements executed, signed or delivered by any member of the special committee of the board of directors of the Company and, with their authorization, the Company’s officers on behalf of the Company in connection with or ancillary to all such contemplated transactions; and

•
if necessary, as an ordinary resolution to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting or for any other reason determined by the chairman of the extraordinary general meeting.

Please refer to the accompanying proxy statement (the “Proxy Statement”), which is attached to and made a part of this notice. All capitalized terms used herein without definition have the meanings ascribed to them in the Proxy Statement.
After careful consideration, and upon the unanimous recommendation of a special committee (the “Special Committee”) of the board of directors (the “Board”) of the Company (other than Mr. Ari de Sá Cavalcante Neto, Dr. Oto Brasil de Sá Cavalcante, Paula Soares de Sá Cavalcante and Martin Escobari, each of whom abstained from voting on the matter due to affiliations with the Bidder Group) the Board (a) determined the terms of the Merger are fair and reasonable to the Company and the Unaffiliated Security Holders, (b) determined that the Per Share Merger Consideration constitutes at least (and may exceed) fair value for each Share (other than the Excluded Shares) under Cayman Islands law, (c) determined that the terms of the Merger Agreement, the Plan of Merger, the Merger and the other Transactions are in the best interests of the Company and the Unaffiliated Security Holders, (d) approved and declared advisable the execution, delivery and performance of the Merger Agreement and the Plan of Merger, the Merger and the other Transactions, (e) determined that the Merger would be most likely to promote the success of the Company for the benefit of its members as a whole, including, in particular, the Unaffiliated Security Holders, (f) determined to recommend, subject to Section 5.04 of the Merger Agreement, that the Company’s shareholders vote in favor of the authorization and approval (as applicable) of the Merger Agreement and the Plan of Merger, the Merger and the other Transactions, at the extraordinary general meeting, and (g) determined that the Merger Agreement and the other transactions on the terms set out in the Merger Agreement and the Equity Commitment Letters (as defined below) (the “Transaction Documents”) are compliant with the articles of association of the Company. The Board recommends that you vote: (1) FOR the proposal, by special resolution, to authorize and approve (as applicable) the Merger Agreement, the Plan of Merger, the Merger and the other transactions contemplated by the Merger Agreement and the Plan of Merger, (2) FOR the proposal, by special resolution, to authorize, approve and confirm (as applicable) in all respects (a) that Merger Sub merge with and into the Company, with the Company as the surviving company and that all the undertaking, property and liabilities of Merger Sub vest in the Company by virtue of such merger pursuant to the CICA, (b) the Plan of Merger, a copy of which is attached to the accompanying Proxy Statement as Annex A-2, and the Company entering into the Plan of Merger, and (c) upon the Effective Date (as defined in the Plan of Merger) (i) that the memorandum and articles of association of the Company in effect as of the date of the accompanying Proxy Statement be amended and restated by their deletion in their entirety and replacement with, and the adoption of, the amended and restated memorandum and articles of association annexed to the Plan of Merger, (ii) that the authorized share capital of the Company be amended and re-designated as set forth in the Plan of Merger, (iii) that the Plan of Merger be executed by any member of the special committee of the board of directors of the Company and, with their authorization, the Company’s officers on behalf of the Company, and that the Plan of Merger, together with any supporting documentation, be submitted for registration to the Registrar of Companies of the Cayman Islands, and (iv) all actions taken and documents or agreements executed, signed or delivered by any member of the special committee of the board of directors of the Company and, with their authorization, the Company’s officers on behalf of the Company in connection with or ancillary to all such contemplated transactions; and (3) FOR, if necessary, the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting or for any other reason determined by the chairman of the extraordinary general meeting.
In order for the Merger to be completed, the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, must be authorized and approved by a special resolution (as defined in the Companies Act (as amended) of the Cayman Islands (the “CICA”)) of the Company’s shareholders, which requires a resolution passed by holders of Shares representing at least two-thirds of the voting power of the Shares, voting together as a single class, entitled to vote and present, in person or by proxy, at the extraordinary general meeting of the Company.
Each of (a) Archery DF Holdings, LP, a Delaware limited partnership and/or certain of its affiliates (“Dragoneer”), (b) General Atlantic Arco (Bermuda) 2, L.P., a Bermuda exempted limited partnership and/or certain of its affiliates (“GA Arco,” and together with its affiliates, “General Atlantic”), (c) Mr. Ari de Sá Cavalcante Neto (“Mr. de Sá Cavalcante Neto”), (d) ASCN Investments Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands, (e) Dr. Oto Brasil de Sá Cavalcante (“Dr. Brasil de Sá Cavalcante”), (f) OSC Investments Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands, (g) Wishbone Management, LP, a Delaware limited partnership and/or certain of its affiliates (“Wishbone”), (h) Keenan Capital Fund LP, a Delaware limited partnership and/or certain of its affiliates (“Keenan,” and together with the persons named in items (a) to (g), the “Rollover Shareholders”) have entered into a rollover and support agreement, dated as of August 10, 2023, with Parent, pursuant to which, each of the Rollover Shareholders has agreed to, subject to the terms and conditions set forth therein and among other obligations, vote in favor of the authorization and approval (as applicable) of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. As of September 13, 2023, the Rollover Shareholders beneficially own in the aggregate 13,709,703 Class A Shares and 27,400,848 Class B Shares, which represent approximately 61.9% of the total issued and outstanding Shares and approximately 91.9% of the total voting power of the outstanding Shares.

If you plan to attend the extraordinary general meeting in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card as promptly as possible. To be valid, your proxy card must be completed, signed and returned to the Company’s offices (to the attention of: Legal Department, Rua Augusta 2840, 15th floor, suite 152, Consolação, São Paulo – SP, 01412-100, Brazil) no later than [      ], 2023 at [  ] p.m. (Brasilia time). The proxy card is the “instrument of proxy” and the “instrument appointing a proxy” as referred to in the Company’s articles of association. Each shareholder has one vote for each Class A Share or 10 votes for each Class B Share, in each case held as of the close of business in the Cayman Islands on the Share Record Date. If you receive more than one proxy card because you own Shares that are registered in different names, please vote all of your Shares shown on each of your proxy cards in accordance with the instructions set forth on the proxy card.
Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are registered in the name of a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the record holder a proxy issued in your name.
If, as a shareholder, you abstain from voting, fail to cast your vote in person, fail to return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, bank or other nominee, your vote will not be counted.
When proxies are properly dated, executed and returned by holders of Shares, the Shares they represent will be voted at the extraordinary general meeting in accordance with the instructions of the shareholders. If no specific instructions are given by such shareholders, such Shares will be voted “FOR” the proposals as described above, unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.
Shareholders who dissent from the Merger will have the right to receive payment of the fair value of their Shares as determined by the Grand Court of the Cayman Islands (the “Court”) in accordance with Section 238 of the CICA if the Merger is completed, but only if they deliver to the Company, before the vote to approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the CICA for the exercise of dissenters’ rights, a copy of which is attached as Annex E to the Proxy Statement. The fair value of their Shares as determined by the Court under the CICA could be more than, the same as, or less than the Per Share Merger Consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares. If the fair value of the Dissenting Shares in accordance with Section 238 of the CICA is determined by the Court to be the same or less than the Per Share Merger Consideration, the Company may be entitled to recover its legal costs of the Section 238 proceeding from you, on a joint and several basis, in conjunction with any other Shareholders who dissent from the Merger.
PLEASE DO NOT SEND YOUR SHARE CERTIFICATES AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR SHARE CERTIFICATES.
If you have any questions or need assistance voting your Shares, please contact Innisfree M&A Incorporated, the proxy solicitor, at +1 (877) 750- 8307 (toll-free from the United States and Canada) or +1 (412) 232-3651 (from other countries).
The Merger Agreement, the Plan of Merger and the Transactions are described in the Proxy Statement. Copies of the Merger Agreement and the Plan of Merger are included as Annex A-1 and Annex A-2, respectively, to the Proxy Statement. We urge you to read the entire Proxy Statement carefully.
Notes:
1.
In the case of joint holders, the vote of the senior holder who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the other votes of the joint holders. For this purpose, seniority will be determined by the order in which the names stand in the register of members of the Company.

2.
The instrument appointing a proxy must be in writing under the hand of the appointer or of his or her attorney duly authorized in writing or, if the appointer is a corporation, either under seal or under the hand of an officer or attorney duly authorized.

3.
A proxy need not be a member (registered shareholder) of the Company.

4.
The Board directs that a proxy card will be deemed to have been duly deposited where sent by email or telefax upon receipt of email or telefax confirmation that the signed original thereof has been sent. A proxy card that is not deposited in the manner permitted will be invalid.

5.
Votes given in accordance with the terms of a proxy card will be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share or Shares in respect of which the proxy is given, unless notice in writing of such death, insanity, revocation or transfer is received by the Company at the Company’s offices at Rua Augusta 2840, 15th floor, suite 152, Consolação, São Paulo – SP, 01412-100, Brazil (Attention: Legal Department), at least two hours before the commencement of the extraordinary general meeting, or adjourned meeting at which such proxy is used.

BY ORDER OF THE BOARD OF DIRECTORS,
By:
/s/ Oto Brasil de Sá Cavalcante

Name:   Oto Brasil de Sá Cavalcante
Title:    Chairman of the Board
[           ], 2023

PROXY STATEMENT
Dated [      ], 2023
SUMMARY VOTING INSTRUCTIONS
Ensure that your shares of Arco Platform Limited can be voted at the extraordinary general meeting by submitting your proxy or contacting your broker, bank or other nominee.
If your shares are registered in the name of a broker, bank or other nominee: check the voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that your shares are voted at the extraordinary general meeting.
If your shares are registered in your name: submit your proxy as soon as possible by signing, dating and returning the accompanying proxy card in the enclosed postage-paid envelope, so that your shares can be voted at the extraordinary general meeting in accordance with your instructions.
If you submit your signed proxy card without indicating how you wish to vote, the shares represented by your proxy will be voted in favor of the resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as proxy, in which case the shares represented by your proxy will be voted (or not submitted for voting) as your proxy determines.
If you have any questions, require assistance with voting your proxy card, or need additional copies of proxy material, please contact Innisfree M&A Incorporated, the proxy solicitor, at +1 (877) 750- 8307 (toll-free from the United States and Canada) or +1 (412) 232-3651 (from other countries).

i

ii

*
Schedules and exhibits to the Rollover and Support Agreement and the Interim Investors Agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant will furnish copies of any such schedules or exhibits to the U.S. Securities and Exchange Commission upon request.

iii

SUMMARY TERM SHEET
This “Summary Term Sheet” and the “Questions and Answers About the Extraordinary General Meeting and the Merger” highlight selected information contained in this Proxy Statement regarding the Merger (as defined below) and may not contain all of the information that may be important to your consideration of the Merger and other transactions contemplated by the Merger Agreement (as defined below) and the Plan of Merger (as defined below). You should carefully read this entire Proxy Statement and the other documents to which this Proxy Statement refers for a more complete understanding of the matters being considered at the Company Shareholders Meeting. In addition, this Proxy Statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this Proxy Statement and you may obtain such information without charge by following the instructions in “Where You Can Find More Information” beginning on page 143. In this Proxy Statement, the terms “the Company,” “us,” “we” or other terms correlative thereto refer to Arco Platform Limited. All references to “dollars”or “$”in this Proxy Statement are to U.S. dollars, and all references to “BRL” or “R$” in this Proxy Statement are to Brazilian real, the lawful currency of Brazil.
The Parties Involved in the Merger
At the effective time of the Merger (the “Effective Time”), Achieve Holdings, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), will be beneficially owned by (a) Dragoneer Global Fund II, L.P., a Cayman Islands exempted limited partnership, Dragoneer Global GP II, LLC, a Delaware limited liability company, Dragoneer Global GP II Holdings, L.P., a Cayman Islands exempted limited partnership, Dragoneer Global GP II CC, LLC, a Cayman Islands limited liability company, Cardinal DIG CC, LLC, a Cayman Islands exempted limited partnership, Dragoneer CF GP, LLC, a Cayman Islands limited liability company, Archery DF Holdings, LP, a Delaware limited partnership (together with their affiliates, “Dragoneer”), and Marc Stad (together with all persons listed in this item (a), the “Dragoneer Entities”), (b) General Atlantic, L.P., a Delaware limited partnership (“GA LP”), GAP (Bermuda) L.P., a Bermuda exempted limited partnership (“GAP Bermuda LP”), General Atlantic GenPar (Bermuda), L.P., a Bermuda exempted limited partnership (“GenPar Bermuda”), General Atlantic Partners (Bermuda) IV, L.P., a Bermuda exempted limited partnership (“GAP Bermuda IV”), General Atlantic Partners (Bermuda) EU, L.P., a Bermuda exempted limited partnership (“GAP Bermuda EU”), General Atlantic (SPV) GP (Bermuda), LLC, a Bermuda limtied liability company (“GA SPV Bermuda”), General Atlantic (Lux) S.à r.l., a Luxembourg private limited liability company (“GA Lux”), GAP Coinvestments III, LLC, a Delaware limited liability corporation (“GAPCO III”), GAP Coinvestments IV, LLC, a Delaware limited liability corporation (“GAPCO IV”), GAP Coinvestments V, LLC, a Delaware limited liability corporation (“GAPCO V”), GAP Coinvestments CDA, L.P., a Delaware limited partnership (“GAPCO CDA”), General Atlantic GenPar (Lux) SCSp, a Luxembourg special limited partnership (“GA GenPar Lux”), General Atlantic Partners (Lux) SCSp, a Luxembourg special limited partnership (“GAP Lux”), GA IS Holding, L.P., a Bermuda exempted limited partnership (“GA IS”), and General Atlantic Arco (Bermuda) 2, L.P., a Bermuda exempted limited partnership (“GA Arco,” and together with its affiliates, “General Atlantic”), (c) Mr. Ari de Sá Cavalcante Neto (“Mr. de Sá Cavalcante Neto”), (d) ASCN Investment Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands, (e) Dr. Oto Brasil de Sá Cavalcante (“Dr. Brasil de Sá Cavalcante”), (f) OSC Investment Ltd, an exempted company with limited liability incorporated under the laws of the Cayman Islands (together with Dr. Brasil de Sá Cavalcante, Mr. de Sá Cavalcante Neto and ASCN Investment Ltd., the “Founder Filing Persons”), (g) Keenan Capital Fund LP, a Delaware limited partnership and/or certain of its affiliates (“Keenan”), and (h) Wishbone Management, LP, a Delaware limited partnership and/or certain of its affiliates (“Wishbone,” and together with Keenan, the “Other Rollover Shareholders”). Certain employees and directors of the Company may also roll over a portion of their equity interests in the Company and become shareholders of Parent after the Closing (the “Minority Rollover Shareholders”). Mr. de Sá Cavalcante Neto, and Dr. Brasil de Sá Cavalcante are collectively referred to as the “Founders.” Dragoneer and General Atlantic are collectively referred to as the “Sponsors.” The Founders, the other Founder Filing Persons, the Sponsors and the Other Rollover Shareholders are collectively referred to as the “Rollover Shareholders.” Parent, Achieve Merger Sub, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), the foregoing persons in items (a) through (f) including General Atlantic and the Dragoneer Entities are collectively referred to as the “Bidder Group,” and the Bidder Group, the Other Rollover Shareholders and the potential Minority Rollover Shareholders are collectively referred to as the “Participants.”
The Company
The Company is a Cayman Islands exempted company incorporated with limited liability.
The Company is the issuer of ordinary shares, consisting of Class A common shares, par value $0.00005 per share (“Class A Shares”) and Class B common shares, par value $0.00005 per share (“Class B Shares,” and together with Class A Shares, collectively, “Shares” and each, a “Share”). Our principal executive offices are located at Rua Augusta 2840, 15th floor, suite 152, Consolação, São Paulo – SP, 01412-100, Brazil. The Company’s telephone number at this address is +55 (11) 3047-2699. Our registered office in the Cayman Islands is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.
For a description of the Company’s history, development, business and organizational structure, see the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2022, filed on March 30, 2023, which is incorporated herein by reference. Please see “Where You Can Find More Information” beginning on page 143 for a description of how to obtain a copy of the Company’s annual report.
Parent
Parent is an exempted company with limited liability incorporated under the laws of the Cayman Islands and is a holding company formed solely for the purpose of the Transactions, including the Merger (each as defined below). The registered office address of Parent is c/o Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands. The business address of Parent is Rua Augusta, 2840, 15th floor, São Paulo, SP, Brazil 01412-100.
Merger Sub
Merger Sub is an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned Subsidiary of Parent. Merger Sub is a holding company formed solely for the purpose of effecting the Transactions, including the Merger. The registered office address of Merger Sub is c/o Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands. The business address of Merger Sub is Rua Augusta, 2840, 15th floor, São Paulo, SP, Brazil 01412-100.
The Founder Filing Persons
Dr. Brasil de Sá Cavalcante is the Chairman of the board of directors of the Company and is a citizen of the Federal Republic of Brazil. His principal occupation is serving as the Chairman of the board of directors of the Company. The business address of Mr. de Sá Cavalcante Neto is Rua Augusta 2840, 15th floor, suite 152, Consolação, São Paulo — SP, 01412-100, Brazil.
OSC Investments Ltd. is an exempted company with limited liability incorporated under the laws of the Cayman Islands. OSC Investments Ltd. is principally an investing holding entity for Dr. Brasil de Sá Cavalcante. The registered office for OSC Investments Ltd. in the Cayman Islands is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.
Mr. de Sá Cavalcante Neto is the Chief Executive Officer of the Company and is a citizen of the Federal Republic of Brazil. His principal occupation is serving as the Chief Executive Officer of the Company. The business address of Mr. de Sá Cavalcante Neto is Rua Augusta 2840, 15th floor, suite 152, Consolação, São Paulo — SP, 01412-100, Brazil.
ASCN Investments Ltd. is an exempted company with limited liability incorporated under the laws of the Cayman Islands. ASCN Investments Ltd. is principally an investing holding entity for Mr. de Sá Cavalcante Neto. The registered office for ASCN Investments Ltd. in the Cayman Islands is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

The General Atlantic Entities
GAP Bermuda IV, GAP Bermuda EU and GAP Lux are collectively referred to as the “GA Funds.” GAPCO III, GAPCO IV, GAPCO V and GAPCO CDA are collectively referred to as the “Sponsor Coinvestment Funds.” The GA Funds and the Sponsor Coinvestment Funds share beneficial ownership of the Class A Shares held of record by GA Arco and GA IS at the time of this Proxy Statement. The general partner of GA Arco is GA SPV Bermuda. The general partner of GAP Lux is GA GenPar Lux, and the general partner of GA GenPar Lux is GA Lux. The general partner of GAP Bermuda EU and GAP Bermuda IV, and the sole shareholder of GA Lux, is GenPar Bermuda. GAP Bermuda LP is the general partner of GenPar Bermuda and the managing member of GA SPV Bermuda. GA LP is the managing member of GAPCO III, GAPCO IV and GAPCO V, and the general partner of GAPCO CDA.
The principal business of each of the GA Funds, the Sponsor Coinvestment Funds, GA LP, GAP Bermuda LP, GenPar Bermuda, GA SPV Bermuda, GA IS, GA Lux, GA Arco and GA GenPar Lux is investment. The business address and telephone number of GAP Bermuda LP, GenPar Bermuda, GAP Bermuda IV, GAP Bermuda EU, GA SPV Bermuda, GA IS and GA Arco is Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, +1-441-295-1422. The business address and telephone number of GA Lux, GA GenPar Lux and GAP Lux is Luxembourg is 412F, Route d’Esch, L-1471 Luxembourg, +1-212-715-4000. The business address and telephone number of each of the Sponsor Coinvestment Funds and GA LP is c/o General Atlantic Service Company, L.P., 55 East 52nd Street, 33rd Floor, New York, NY 10055, +1-212-715-4000.
The Dragoneer Entities
Dragoneer Global Fund II, L.P. (“DGF II”) is an exempted limited partnership established under the laws of the Cayman Islands. The registered office of DGF II is located at c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. The general partner of DGF II is Dragoneer Global GP II, LLC (“GP II”), a limited liability company established under the laws of the State of Delaware. The sole member of GP II is Dragoneer Global GP II Holdings, L.P. (“GP II Holdings”), an exempted limited partnership established under the laws of the Cayman Islands. The general partner of GP II Holdings is Dragoneer Global GP II CC, LLC (“GP II CC”), a limited liability company established under the laws of the Cayman Islands. The sole member of GP II CC is Cardinal DIG CC, LLC (“Cardinal”), a limited liability company established under the laws of the Cayman Islands. The sole member of Cardinal is Marc Stad.
Archery DF Holdings, LP (“Archery”) is a limited partnership established under the laws of the State of Delaware. The registered office of Archery is located at c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, County of New Castle, Delaware 19808. The general partner of Archery is Dragoneer CF GP, LLC (“CF GP”), a limited liability company established under the laws of the Cayman Islands. The sole member of CF GP is Marc Stad.
The principal business of each of DGF II, GP II, GP II Holdings, GP II CC, Cardinal, Archery and CF GP is making investments. The business address and telephone number of each of DGF II, GP II, GP II Holdings, GP II CC, Cardinal, Archery and CF GP is: c/o Dragoneer Investment Group, LLC, 1 Letterman Dr., Bldg. D, Suite M500, San Francisco, CA 94129, 415-539-3099.
The Other Rollover Shareholders
Wishbone Management, LP is a limited partnership established under the laws of the State of Delaware. John Harris, a citizen of the United States of America, is the Managing Director of Wishbone Management, LP and the Managing Member of the ultimate general partner of Wishbone Management, LP. The principal business address of Wishbone Management and Mr. Harris is c/o Wishbone Management, LP, 444 West Lake Street, 49th Floor, Chicago, IL 60606.
Keenan is a limited partnership established under the laws of the State of Delaware. The registered office of Keenan is located at c/o Registered Agent Solutions, Inc., 838 Walker Road, Suite 21-2, Dover, County of Kent, DE 19904. The general partner of Keenan is Keenan Capital GP, LLC (“KCGP”), a limited liability company established under the laws of the State of Delaware. The managing member of KCGP is

Keenan Capital, LLC (“Keenan Capital”), a limited liability company established under the laws of the State of California. The manager and sole member of Keenan Capital is Charles J. Keenan IV.
The principal business of each of KCGP, Keenan Capital, and Keenan is making investments. The business address and telephone number of each of KCGP, Keenan Capital, and Keenan is: c/o Keenan Capital, LLC, 1229 Burlingame Avenue, Suite 201 Burlingame, CA 94010, 650-344-3334.
The Merger (Page 107)
On August 10, 2023, the Company entered into an agreement and plan of merger (the “Merger Agreement”) with Parent and Merger Sub, pursuant to which Merger Sub will be merged with and into the Company (the “Merger”) and cease to exist, with the Company continuing as the surviving company (the “Surviving Company”) and becoming a wholly-owned subsidiary of Parent. You are being asked to consider and vote upon a proposal to authorize and approve (as applicable) the Merger Agreement, the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands in connection with the Merger (the “Plan of Merger”), and the transactions contemplated by the Merger Agreement and the Plan of Merger, including the Merger (the “Transactions”).
The Merger Agreement provides that, subject to the terms and conditions set forth in the Merger Agreement and the Plan of Merger, at the Effective Time, each Share that is issued and outstanding immediately prior to the Effective Time (other than (i) Shares beneficially owned by Parent or Merger Sub (including those contributed to Parent by the Rollover Shareholders or the potential Minority Rollover Shareholders) (the “Rollover Shares”) which will be cancelled for no consideration; (ii) Shares owned by the Company as treasury shares or Shares owned by any subsidiary of the Company as of immediately prior to the Effective Time, which shall be cancelled for no consideration; (iii) the securities described under “The Merger Agreement — Treatment of Company RSUs and Company Options,” which will be treated as set forth under such subsection (the excluded Shares described under items (i) through (iii) above are collectively referred to herein as the “Excluded Shares”); and (iv) Shares owned by holders who have validly exercised, perfected and not effectively withdrawn or lost their rights to dissent from the Merger pursuant to Section 238 of the Companies Act (as amended) of the Cayman Islands (the “CICA”) (the “Dissenting Shares”)) will be cancelled and automatically cease to exist, and each holder of such cancelled Shares will be entitled to receive $14.00 per share in cash, without interest and less any applicable withholding taxes (the “Per Share Merger Consideration”).
In addition, any holder of Shares who is not satisfied that they have been offered fair value for their Shares will have the right to seek appraisal of the fair value of such holder’s Shares, but only if such holder complies with all of the requirements of Section 238 of the CICA, which is the appraisal rights statute applicable to Cayman Islands exempted companies and which is summarized in the section entitled “Dissenters’ Rights” beginning on page 131 and reproduced in its entirety in Annex E to this Proxy Statement. The fair value of the Shares as determined under the CICA could be more than, the same as, or less than the Per Share Merger consideration pursuant to the Merger Agreement.
If the Merger is consummated, the Company will become a privately held company, wholly owned by Parent. Following the Merger, Parent will be beneficially owned by the Participants. If the fair value of the Dissenting Shares in accordance with Section 238 of the CICA is determined by the Grand Court of the Cayman Islands (the “Court”) to be the same or less than the Per Share Merger Consideration, the Company may be entitled to recover its legal costs of the Section 238 proceeding from you, on a joint and several basis, in conjunction with any other Shareholders who dissent from the Merger.
For more information, please see the section entitled “The Merger Agreement and Plan of Merger” beginning on page 107.
Per Share Merger Consideration (Page 108)
Under the terms of the Merger Agreement, at the Effective Time:
•
Each Share (other than the Dissenting Shares, the Excluded Shares and the securities described under “— Treatment of Company RSUs and Company Options” (which will be treated as set forth under such subsection)) issued and outstanding immediately prior to the Effective Time will be cancelled and automatically cease to exist, and each holder of such Shares will be entitled to receive $14.00 per share in cash, without interest and less any applicable withholding taxes.
•
Each Share owned by the Company as a treasury share and any Share owned directly by any direct or indirect wholly owned subsidiary of the Company, in each case as of immediately prior to the Effective Time, will be cancelled and automatically cease to exist, and no consideration will be delivered in exchange therefor.

•
Each Share that is beneficially owned by Parent as of immediately prior to the Effective Time, including the Rollover Shares, will be cancelled and automatically cease to exist, and no consideration will be delivered in exchange therefor.

•
To the extent available under the CICA, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by shareholders of the Company who have validly exercised and perfected and not effectively withdrawn or lost their rights to dissent from the Merger, or dissenter rights, in accordance with Section 238 of the CICA shall be cancelled and cease to exist at the Effective Time and such dissenting shareholders shall not be entitled to receive the $14.00 per share merger consideration and shall instead be entitled to exercise the rights conferred by Section 238 of the CICA.

•
Each ordinary share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable ordinary share of the Surviving Company.

Treatment of Company RSUs and Company Options (Page 109)
Share Options
Each outstanding share option granted to participants under the Arco Platform Limited 2022 Share Option Plan (a “Company Option”) that is vested, outstanding and unexercised as of immediately prior to the Effective Time that has an exercise price per share that is less than $14.00 (each, a “Vested Company Option”) will be, upon exercise by the holder, settled into a number of Shares with a value equal to the excess of $14.00 and the applicable exercise price per share of such Vested Company Option, multiplied by the number of Shares underlying such Vested Company Option, less an amount of Shares equal to the applicable tax withholding amount. Notwithstanding the above, the Company may identify holders of Vested Company Options to not exercise their option at this time and elect for their Vested Company Options to be migrated at the Effective Time into an option award under a new equity incentive plan established by Parent or its applicable subsidiary pursuant to which the Vested Company Options will be migrated (the “New Share Plan”) and will represent a number of common shares of Parent at an exercise price per share that preserves the intrinsic value of such Vested Company Option as of immediately prior to the Effective Time. Each Share that is settled pursuant to a Vested Company Option that is not migrated into an option award under the New Share Plan will be cancelled and converted at the Effective Time into the Per Share Merger Consideration.
Each Company Option that is outstanding and unexercised immediately prior to the Effective Time, whether vested or unvested, and with an exercise price per share that is equal to or greater than $14.00 will be cancelled without payment (or replacement option award) being made in respect thereof.
Restricted Share Units
Except as otherwise specified in the Merger Agreement, each then-outstanding time-based restricted share unit (each, a “Company RSU”) granted under the restricted shares grant plan of the Company, as amended and any underlying regular restricted shares grant agreements that provide for the issuance of restricted share units to any person (the “Company Share Plan”) that is vested or subject to accelerated vesting upon the Merger will be net settled (to reflect withholding taxes) into Shares of the Company. In accordance with the terms of the Merger Agreement, certain Company RSUs may be contributed to Parent in exchange for a number of common shares of Parent with an equivalent value. Each Share not so contributed will be cancelled and converted at the Effective Time into the Per Share Merger Consideration.

Subject to the conditions and terms provided in the Merger Agreement, each award of Company RSUs that is outstanding and unvested as of immediately prior to the Effective Time and is not subject to accelerated vesting upon the consummation of the Merger will be migrated into an award of restricted share units under the New Share Plan established by the Surviving Company with a value of $14.00, which award will continue to vest on the same vesting schedule that applied to such corresponding Company RSU as of immediately prior to the Effective Time.
For more information regarding the Company Options and Company RSUs and their treatment, please see the section entitled “The Merger Agreement — Treatment of Company RSUs and Company Options” beginning on page 109.
Record Date and Voting Information (Page 104)
You are entitled to vote at the extraordinary general meeting of the Company in which the Company’s shareholders vote in respect of the authorization and approval (as applicable) of the Merger Agreement and the Plan of Merger, the Merger and the other Transactions (the “Company Shareholders Meeting”) if you have Shares registered in your name on the register of members of the Company at the close of business in the Cayman Islands on [       ], 2023, the record date for voting Shares at the Company Shareholders Meeting (the “Share Record Date”). If you own Shares at the close of business in the Cayman Islands on the Share Record Date, the deadline for you to lodge your proxy card and vote is [        ], 2023 at [      ] p.m. (Brasilia time).
Each shareholder has one vote for each Class A Share and 10 votes for each Class B Share, in each case held on the register of members of the Company as of the close of business in the Cayman Islands on the Share Record Date. We expect that, as of the Share Record Date, there will be 39,053,376 Class A Shares and 27,400,848 Class B Shares entitled to be voted at the Company Shareholders Meeting. See “— Voting Information” below.
Shareholder Vote Required to Authorize and Approve (as Applicable) the Merger Agreement and Plan of Merger (Page 104)
In order for the Merger to be completed, the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, must be authorized and approved by a special resolution (as defined in the CICA) of the Company’s shareholders, which requires a resolution passed by holders of Shares representing at least two-thirds of the voting power of the Shares, voting together as a single class, entitled to vote and present, in person or by proxy, at the Company Shareholders Meeting.
As of September 13, 2023, the Rollover Shareholders beneficially own in the aggregate 13,709,703 Class A Shares and 27,400,848 Class B Shares, which represent approximately 61.9% of the total issued and outstanding Shares and approximately 91.9% of the total voting power of the outstanding Shares. See “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 137 for additional information. Pursuant to the terms of the Support Agreement (as defined below), these Shares will be voted in favor of the Merger, at the Company Shareholders Meeting.
Voting Information (Page 104)
Before voting your Shares, we encourage you to read this Proxy Statement in its entirety, including all of the annexes, attachments, exhibits and materials incorporated by reference, and carefully consider how the Merger will affect you. To ensure that your Shares can be voted at the Company Shareholders Meeting, please complete the accompanying proxy card, attached hereto as Annex G, in accordance with the instructions set forth on the proxy card as soon as possible. The deadline for you to lodge your proxy card is [         ], 2023, at [      ] p.m. (Brasilia time). If a broker, bank or other nominee holds your Shares in “street name,” your broker, bank or other nominee should provide you with instructions on how to vote your Shares. Your broker, bank or other nominee will not vote your Shares in the absence of specific instructions from you. These non-voted Shares are referred to as “broker non-votes.”
Dissenters’ Rights (Page 131)
Shareholders who dissent from the Merger will have the right to receive payment of the fair value of their Shares as determined by the Court in accordance with Section 238 of the CICA if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the Company Shareholders Meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the CICA for the exercise of dissenters’ rights, a copy of which is attached as Annex E to this Proxy Statement. The fair value of your Shares as determined by the Court could be more than, the same as, or less than the Per Share Merger Consideration you would receive pursuant to the Merger Agreement if you do not exercise dissenters’ rights with respect to such Shares. If the fair value of the Dissenting Shares in accordance with Section 238 of the CICA is determined by the Court to be the same or less than the Per Share Merger Consideration, the Company may be entitled to recover its legal costs of the Section 238 proceeding from you, on a joint and several basis, in conjunction with any other Shareholders who dissent from the Merger.
We encourage you to read the section of this Proxy Statement entitled “Dissenters’ Rights” as well as Annex E to this Proxy Statement carefully and to consult your Cayman Islands legal counsel if you desire to exercise your dissenters’ rights.
Purposes and Effects of the Merger (Page 79)
The purpose of the Merger is to enable Parent to acquire 100% equity ownership of the Company in a transaction in which the issued and outstanding Shares (other than the Excluded Shares, the Dissenting Shares and the securities described under “The Merger Agreement — Treatment of Company RSUs and Company Options,” which will be treated as set forth under such subsection) will be cancelled in exchange for the Per Share Merger Consideration. See “Special Factors — Purposes of and Reasons for the Merger” beginning on page 79 for additional information.
The Class A Shares of the Company are currently listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “ARCE.” It is expected that, following the consummation of the Merger, the Company will cease to be a publicly traded company and will instead become a private company owned by Parent. See “Special Factors — Effects of the Merger on the Company” beginning on page 80 for additional information.
Plans for the Company after the Merger (Page 83)
Following the completion of the Merger, Parent will own 100% of the equity interest in the Surviving Company. The Participants anticipate that the Company will continue to conduct its operations substantially as they are currently being conducted, except that it will cease to be a publicly traded company and will instead be a wholly owned subsidiary of Parent.
Following the completion of the Merger and the anticipated deregistration of the Class A Shares, the Company will no longer be subject to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) and the compliance and reporting requirements of Nasdaq and the related direct and indirect costs and expenses and may experience positive effects on profitability as a result of the elimination of such costs and expenses.
Recommendations of the Special Committee and the Board (Page 46)
The special committee (the “Special Committee”) of the board of directors of the Company (the “Board”), composed solely of directors unaffiliated with the management of the Company or any Participant, after consultation with its financial advisor and legal counsel, unanimously resolved, among other matters, that: (i) the terms of the Merger are fair and reasonable to the Company and the Unaffiliated Security Holders; (ii) the Per Share Merger Consideration constitutes at least (and may exceed) fair value for each Share (other than the Excluded Shares) under Cayman Islands laws; (iii) the terms of the Merger Agreement, the Plan of Merger, the Merger and the Transactions are in the best interests of the Company; (iv) the execution, delivery and performance of the Merger Agreement and the Plan of Merger, the Merger and the Transactions are recommended to be approved and declared advisable and the Company authorized to merge with Merger Sub so that the Company will be the Surviving Company and all the undertaking, property and liabilities of Merger Sub vest in the Company by virtue of such merger pursuant to the CICA be and are hereby authorized and approved; (v) the Merger would be most likely to promote the success of the Company for the benefit of its members as a whole, including, in particular, the Unaffiliated Security

Holders; and (vi) subject to Section 5.04 of the Merger Agreement, the Special Committee recommended that the Board (a) declare advisable and in the best interests of the Company the execution, delivery and performance of the Merger Agreement and the Plan of Merger, the Merger and the other Transactions, (b) authorize and enter into (as applicable) the Merger Agreement and the Plan of Merger and approve the Merger and the other Transactions, and (c) subject to Section 5.04 of the Merger Agreement, recommended that the Company’s shareholders vote in favor of the authorization and approval (as applicable) of the Merger Agreement and the Plan of Merger, the Merger and the Transactions, at the Company Shareholders Meeting; and (vii) determine that the Merger Agreement and the other transactions on the terms set out in the Merger Agreement and the Equity Commitment Letters (as defined below) (the “Transaction Documents”) are compliant with the articles of association of the Company.
After careful consideration, and upon the unanimous recommendation of the Special Committee and after each director duly disclosed his interests in the transactions contemplated by the Merger Agreement, (including the Merger), the Board (other than Mr. Ari de Sá Cavalcante Neto, Dr. Oto Brasil de Sá Cavalcante, Paula Soares de Sá Cavalcante and Martin Escobari (collectively, the “Interested Directors”), each of whom abstained from voting on the matter due to affiliations with the Bidder Group) recommends that you vote: (1) FOR the proposal, by special resolution, to authorize and approve (as applicable) the Merger Agreement, the Plan of Merger, the Merger and the other transactions contemplated by the Merger Agreement and the Plan of Merger, (2) FOR the proposal, by special resolution, to authorize, approve and confirm (as applicable) in all respects (a) that Merger Sub merge with and into the Company, with the Company as the surviving company and that all the undertaking, property and liabilities of Merger Sub vest in the Company by virtue of such merger pursuant to the CICA, (b) the Plan of Merger, a copy of which is attached to the accompanying Proxy Statement as Annex A-2, and the Company entering into the Plan of Merger, and (c) upon the Effective Date (as defined in the Plan of Merger) (i) that the memorandum and articles of association of the Company in effect as of the date of the accompanying Proxy Statement be amended and restated by their deletion in their entirety and replacement with, and the adoption of, the amended and restated memorandum and articles of association annexed to the Plan of Merger, (ii) that the authorized share capital of the Company be amended and re-designated as set forth in the Plan of Merger, (iii) that the Plan of Merger be executed by any member of the special committee of the board of directors of the Company and, with their authorization, the Company’s officers on behalf of the Company, and that the Plan of Merger, together with any supporting documentation, be submitted for registration to the Registrar of Companies of the Cayman Islands, and (iv) all actions taken and documents or agreements executed, signed or delivered by any member of the special committee of the board of directors of the Company and, with their authorization, the Company’s officers on behalf of the Company in connection with or ancillary to all such contemplated transactions; and (3) FOR, if necessary, the proposal to adjourn the Company Shareholders Meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the Company Shareholders Meeting to pass the special resolutions to be proposed at the Company Shareholders Meeting or for any other reason determined by the chairman of the Company Shareholders Meeting.
Position of the Participants as to the Fairness of the Merger (Page 54)
Each Participant believes that the Merger is fair to the Unaffiliated Security Holders. Their belief is based upon the factors discussed under the section entitled “Special Factors — Position of the Participants as to the Fairness of the Merger” beginning on page 54.
Financing of the Merger (Page 84)
The Company and the Sponsors estimate that the total amount of funds necessary to complete the Transactions is approximately $475 million as of the date of this Proxy Statement, assuming no exercise of dissenters’ rights by shareholders of the Company. In calculating this amount, the Company and the Sponsors did not consider the value of the Excluded Shares, which will be cancelled for no consideration pursuant to the Merger Agreement. This amount includes the cash to be paid to the Unaffiliated Security Holders and holders of vested Company Options, vested Company RSUs and Company RSUs that are outstanding and unvested as of immediately prior to the Effective Time that are subject to accelerated vesting upon the consummation of the Merger (the “Accelerating Company RSUs”), as well as the related costs and expenses, in connection with the Transactions, which cash amount will be reduced to the extent such holders elect for all or a portion of their Net Option Consideration or Net RSU Consideration, as applicable, to be contributed to Parent in exchange for shares of Parent as of immediately prior to the Effective Time, pursuant to the procedures set forth in the Merger Agreement.
The Sponsors expect to provide this amount through cash contributions as contemplated by certain equity commitment letters, dated as of August 10, 2023, between Parent and an affiliate of each of General Atlantic and Dragoneer (the “Equity Commitment Letters”). See “Special Factors — Financing of the Merger” beginning on page 84 for additional information.
Under the terms and subject to the conditions of the Equity Commitment Letters, the Sponsors will provide equity financing in an aggregate amount of approximately $475 million to Parent to complete the Merger, which amount may be reduced by the value of any additional shares that are not currently anticipated to be, but are at the Closing, Excluded Shares.
Equity Financing
Pursuant to the Equity Commitment Letters, the Sponsors have committed, subject to the terms and conditions therein, to purchase, or cause the purchase of, equity securities of Parent, at or prior to the Effective Time, in an aggregate cash amount of approximately $475 million.
The amount of each Sponsor’s equity commitment under its Equity Commitment Letter is $316,390,606 by an affiliate of General Atlantic and $158,195,303 by an affiliate of Dragoneer, in each case with such funds to be used by Parent solely for the purpose of financing the Transactions, including the Merger, and paying all other fees, costs and expenses incurred or required to be paid by Parent pursuant to and in accordance with the Merger Agreement.
The funding of each Sponsor’s equity commitment under its Equity Commitment Letter is conditioned upon (i) the satisfaction in full or waiver, to the extent permitted by applicable law, at or prior to the Closing, of each of the conditions to Parent’s and Merger Sub’s obligations to complete the Merger under the Merger Agreement (other than those conditions that by their terms are to be satisfied at the closing of the Merger, but subject to the satisfaction or, to the extent permitted by applicable law, waiver of those conditions), (ii) either the substantially contemporaneous occurrence of the Closing or the obtaining by the Company, in accordance with the Merger Agreement, of an injunction or other appropriate form of specific performance or equitable relief requiring Parent to cause the equity financing under the Equity Commitment Letters to be funded and Parent and Merger Sub to effect the Closing, (iii) the substantially contemporaneous funding to Parent of the contributions contemplated by the other Equity Commitment Letter (unless Parent is also seeking, to the same extent, enforcement of the other Sponsor’s Equity Commitment Letter in accordance with the terms thereof, or the other Sponsor has satisfied or has irrevocably confirmed it is prepared to satisfy its obligations under the other Equity Commitment Letter), and (v) the substantially contemporaneous consummation of the contribution of the Rollover Shares by the Rollover Shareholders pursuant to and in accordance with the rollover and support agreement, dated as of August 10, 2023 (the “Support Agreement”), by and among the Rollover Shareholders and Parent.
In addition, pursuant to each Equity Commitment Letter, the applicable Sponsor has agreed to fund its pro rata portion of any monetary damages for Parent or Merger Sub’s fraud or willful breach of the Merger Agreement for which Parent or Merger Sub is determined to be liable pursuant to a final, non-appealable judgment in accordance with the Merger Agreement, up to such Sponsor’s pro rata portion of the liability cap of $86,000,000 (the “Parent Liability Cap”), and subject to certain terms and conditions set forth in the Equity Commitment Letter.
Each Equity Commitment Letter and the obligation of each of the Sponsors to fund its respective equity commitment or damages commitment thereunder will terminate automatically and immediately upon the earliest to occur of (i) 5:00 pm Eastern Time on the 30th day following the valid termination of the Merger Agreement in accordance with its terms unless the Company commences an action against Parent or Merger Sub prior to 5:00 pm Eastern Time on such 30th day for damages for Parent or Merger Sub’s willful breach of the Merger Agreement or fraud in accordance with the terms of the Merger Agreement, in which case the Equity Commitment Letter shall survive solely with respect to the amounts claimed or alleged to be owed, up to the applicable damages cap as set forth therein), (ii) the consummation of the Closing and the payments to be made by Parent or Merger Sub in accordance with the Merger Agreement (at which time such obligation will be discharged in full), (iii) the Company or any of its affiliates directly or indirectly (a) asserting a claim in any litigation, arbitration or action against Parent, Merger Sub, such Sponsor, any Non-Recourse Party (as defined in the relevant Equity Commitment Letter) of such Sponsor in connection with or relating to such Equity Commitment Letter, the Merger Agreement, or any of the Transactions (other than a claim seeking an order of specific performance or other equitable relief pursuant to and in accordance with the Merger Agreement or of either Sponsor’s obligation to fund its equity commitment in the circumstances provided for and in accordance with the Equity Commitment Letters or certain retained claims set forth in the Equity Commitment Letters), or (b) asserting that the relevant cap on such Sponsor’s aggregate liabilities under its Equity Commitment Letter or the relevant caps of other Sponsors in their respective Equity Commitment Letters on their respective liabilities is illegal, invalid or unenforceable in whole or in part, (iv) the satisfaction in full of the Sponsor’s obligation to complete the funding of its equity commitment under its Equity Commitment Letter at or prior to the Closing or (v) payment by Parent or any of its affiliates of monetary damages pursuant to and in accordance with the Merger Agreement.
The Company is an express third-party beneficiary of each of the Equity Commitment Letters to the extent of its right to seek specific performance of each of the equity commitments under the circumstances in which the Company would be permitted by the Merger Agreement to obtain specific performance requiring Parent to enforce the equity commitments or to seek funding of the damages commitment in accordance with the applicable Equity Commitment Letter. Each of the Sponsors may assign or delegate all or a portion of its obligations to fund its equity commitment to any of such Sponsor’s affiliates, so long as such Sponsor remains liable for the obligations under its Equity Commitment Letter.
Rollover Equity
Concurrently with the execution and delivery of the Merger Agreement, Parent and the Rollover Shareholders entered into the Support Agreement. Pursuant to the Support Agreement, among other things, (a) 409,565 Class A Shares held by Ari de Sá Cavalcante Neto at the Per Share Merger Consideration of $14.00, (b) 8,297,485 Class B Shares held by ASCN Investments Ltd at the Per Share Merger Consideration of $14.00, (c) 19,103,363 Class B Shares held by OSC Investments Ltd. at the Per Share Merger Consideration of $14.00, (d) 4,103,366 Class A Shares held by General Atlantic at the Per Share Merger Consideration of $14.00, (e) 1,565,395 Class A Shares held by Dragoneer at the Per Share Merger Consideration of $14.00 and (f) an aggregate of 4,935,445 Class A Shares and no Class B Shares held by the Other Rollover Shareholders at the Per Share Merger Consideration of $14.00, in each case, will be contributed to Parent immediately prior to the Effective Time and at the Effective Time will be cancelled without any payment of, or the right to receive, the Per Share Merger Consideration. In consideration for the contribution of its or his Rollover Shares, Parent will issue to each Rollover Shareholder (a) a number of newly issued class A common shares of Parent equal to its or his respective number of Rollover Shares that are Class A Shares and (b) a number of newly issued class B common shares of Parent equal to its or his respective number of Rollover Shares that are Class B Shares, in each case immediately prior to the contribution thereof.
The consummation of the subscription for and issuance of ordinary shares of Parent contemplated by the Support Agreement is subject to the satisfaction in full (or waiver, if permissible) of all of the conditions to Parent and Merger Sub’s obligations to complete the Merger under the Merger Agreement (other than those conditions that by their nature are to be satisfied or waived, as applicable, at the closing of the Merger). The Support Agreement will terminate immediately upon the earliest to occur of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, and (c) the written agreement of each Rollover Shareholder or its beneficial owner on the one hand and Parent, on the other hand, to the extent approved by all Sponsors and Founders (however in each case the voting provisions will survive through the two-month anniversary of the termination of the Support Agreement). A copy of the Support Agreement is attached as Annex D to this Proxy Statement and is incorporated herein by reference.
Interim Investors Agreement (Page 86)
Concurrently with the execution and delivery of the Merger Agreement, Parent, Merger Sub and the Rollover Shareholders as of such date, entered into an interim investors agreement (the “Interim Investors

Agreement”), which governs the relationship among the parties thereto with respect to the Merger Agreement and matters relating thereto until the termination of the Merger Agreement or consummation of the Merger. The Interim Investors Agreement provides for, among other things, subject to certain limitations or exceptions therein, (a) the mechanism for making decisions relating to the equity financing pending consummation of the Merger, (b) the mechanism for making decisions relating to the Merger Agreement and ancillary agreements pending consummation of the Merger, (c) the allocation of certain fees and expenses among the Bidder Group and the Surviving Company, and (d) certain obligations to cooperate with other members of the Bidder Group to obtain applicable governmental or regulatory approvals of the Transactions and regarding securities filings required in connection with the Transactions.
Support Agreement (Page 87)
Concurrently with the execution and delivery of the Merger Agreement, Parent and the Rollover Shareholders entered into the Support Agreement, pursuant to which they have agreed, among other things, that:
(a)   each Rollover Shareholder will vote, or cause to be voted (including by proxy, if applicable), all of the Shares owned directly or indirectly by it or him (or over which it or he holds a power of attorney to vote) in favor of the authorization and approval of the Merger Agreement and the Plan of Merger, the Merger and the other Transactions, and any other matter necessary to effect the Transactions, including the Merger, and against certain matters, including any competing or alternative transactions or any other action, transaction or proposal reasonably likely to impede the Transactions, including the Merger; and
(b)   (i) the Rollover Shares held by the Rollover Shareholders will be contributed to Parent immediately prior to the Effective Time and at the Effective Time will be cancelled without any payment of, or the right to receive, the Per Share Merger Consideration; and (ii) in consideration for the contribution of its or his Rollover Shares, Parent will issue to each Rollover Shareholder a number of newly issued ordinary shares of Parent equal to its or his respective number of Rollover Shares immediately prior to the contribution thereof.
A copy of the Support Agreement is attached as Annex D to this Proxy Statement and is incorporated herein by reference.
As of September 13, 2023, the Bidder Group beneficially owns an aggregate of 6,078,326 Class A Shares and 27,400,848 Class B Shares. As of September 13, 2023, the Other Rollover Shareholders beneficially own in the aggregate 7,631,377 Class A Shares and no Class B Shares, which, together with the Bidder Group, represent approximately 61.9% of the total number of issued and outstanding Shares and approximately 91.9% of the total voting power of the outstanding Shares.
Opinion of the Special Committee’s Financial Advisor (Page 69)
The Special Committee retained Evercore Group L.L.C. (“Evercore U.S.”) and Seneca Evercore Advisors Ltda. (“Seneca” and, collectively with Evercore U.S., “Evercore”) to act as its financial advisor in connection with evaluating the proposed Merger. At a meeting of the Special Committee held on August 10, 2023, Evercore U.S. rendered to the Special Committee its oral opinion that, as of August 10, 2023, and based upon and subject to the assumptions, limitations, qualifications and conditions set forth in Evercore U.S.’s opinion, the Per Share Merger Consideration to be received by the holders of the Class A Shares (other than the holders of the Excluded Shares and the Dissenting Shares) in the Merger was fair, from a financial point of view, to such holders. Evercore U.S. subsequently confirmed its oral opinion in a written opinion on the same date.
The full text of the written opinion of Evercore U.S., dated as of August 10, 2023, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex B to this Proxy Statement and is incorporated herein by reference. The Company encourages you to read this opinion carefully and in its entirety. Evercore U.S.’s opinion was addressed to, and provided for the information and benefit of, the Special Committee (in its capacity as such) in connection with its evaluation of the fairness of the Per Share Merger Consideration, from a financial point of view, to the Company and the holders of the Class A Shares (other than the holders of the Excluded Shares and the Dissenting Shares), and did not address any other aspects or implications of the Merger. The opinion does not constitute a recommendation to the Special Committee or to any other persons in respect of the Merger, including as to how any holder of Shares should vote or act in respect of the Merger. Evercore U.S.’s opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Merger.
Interests of the Company’s Executive Officers and Directors in the Merger (Page 88)
In considering the recommendation of the Special Committee and the Board, the Company’s shareholders should be aware that certain of the Company’s executive officers and directors have interests in the Transactions that are different from, and/or in addition to, the interests of the Company’s shareholders generally. These interests include:
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Company Options.   Certain of the Company’s executive officers and directors hold Company RSUs and Company Options. The treatment of the Company RSUs and Company Options that are held by the Company’s executive officers and directors in the Merger is set forth in the section below entitled “— Treatment of Company RSUs and Company Options held by Executive Officers and Directors”;

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the beneficial ownership of equity interests in Parent by Mr. de Sá Cavalcante Neto, CEO of the Company and member of the Board, and Dr. Brasil de Sá Cavalcante, Chairman of the Board, as a result of the rollover and the Merger (if approved and consummated), which will permit the Founders to indirectly maintain a majority of the voting power of the Surviving Company;

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the potential enhancement or decline of the share value of the Surviving Company, of which Mr. de Sá Cavalcante Neto and Dr. Brasil de Sá Cavalcante will have ownership as a result of the completion of the Merger, and future performance of the Surviving Company;

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Mr. de Sá Cavalcante Neto and Dr. Brasil de Sá Cavalcante are affiliated with the Bidder Group;

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Ms. Cavalcante is the daughter of Dr. Brasil de Sá Cavalcante and the sister of Mr. de Sá Cavalcante Neto;

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among the other directors of the Company, Mr. Martin Escobari is affiliated with General Atlantic (in his capacity as Co-President, Managing Director and Head of Latin America of General Atlantic);

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continued indemnification rights and directors and officers liability insurance to be provided by the Surviving Company to former directors and officers of the Company pursuant to the Merger Agreement; and

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the expected continuation of service of certain executive officers of the Company with the Surviving Company in positions that are substantially similar to their current positions, allowing them to benefit from remuneration arrangements with the Surviving Company.

The Special Committee and the Board were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the Merger Agreement and related matters. See “Special Factors — Interests of Certain Persons in the Merger” beginning on page 90 for additional information.
No Solicitation of Competing Transactions (Page 116)
Pursuant to the Merger Agreement, the Company agreed to be subject to certain customary non-solicitation provisions, whereby, among other things, the Company agreed to cause each of its subsidiaries not to, and agreed to instruct its and its subsidiaries’ representatives not to, and to not publicly announce any intention to, directly or indirectly, solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, discussion, offer or request that constitutes, or would reasonably be expected to lead to, an Alternative Acquisition Proposal (as defined in the section entitled “The Merger Agreement — No Solicitation of Competing Transactions”) (it being understood and agreed that ministerial acts that are not otherwise prohibited by the Merger Agreement (such as answering unsolicited phone calls and informing persons of the provisions summarized in this Proxy Statement or contacting any person making an Alternative Acquisition Proposal solely to ascertain facts or clarify terms and conditions) will not be deemed to “solicit,”

“encourage” or “facilitate” for purposes of, or otherwise constitute a violation of, non-solicitation provisions included in the Merger Agreement).
However, following the date of the Merger Agreement and until the receipt of a resolution passed by holders of Shares representing at least two-thirds of the voting power of the Shares, voting together as a single class, entitled to vote and present, in person or by proxy, at the Company Shareholders Meeting, authorizing and approving the Merger Agreement, the Plan of Merger and the Transactions (the “Company Shareholder Approval”), the Company will be able to (i) furnish or cause to be furnished non-public information to and afford access to the business, employees, officers, contracts, properties, assets, books and records of the Company and the Company’s subsidiaries to the third party and its representatives that made such Alternative Acquisition Proposal, pursuant to an executed confidentiality agreement (and the Company and/or Company subsidiaries may enter into a customary confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Sponsors’ non-disclosure agreements and that does not prohibit compliance by the Company with any of the provisions of the Merger Agreement (it being understood that the Company shall not be required to include any “standstill” provision in such confidentiality agreement); and (ii) enter into, engage in and continue thereafter discussions or negotiations with the third party and its representatives that made such Alternative Acquisition Proposal with respect to such Alternative Acquisition Proposal (so long as such Alternative Acquisition Proposal remains reasonably likely to lead to a Superior Proposal (as defined in the section entitled “The Merger Agreement — No Solicitation of Competing Transactions”)), if the Company receives a bona fide Alternative Acquisition Proposal provided there has been no material breach of the Company’s obligations not to solicit Alternative Acquisition Proposals or engage in discussions regarding Alternative Acquisition Proposals, and the Board (acting at the recommendation of the Special Committee) or the Special Committee has determined, in its good faith judgment (after consultation with its financial advisor and outside legal counsel) that such Alternative Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and that failure to take such action would reasonably be likely to be inconsistent with the directors’ fiduciary duties under applicable law.
The non-solicitation provisions are described in more detail in the section entitled “The Merger Agreement — No Solicitation of Competing Transactions” beginning on page 116.
Conditions to the Merger (Page 126)
The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or, to the extent permitted by applicable law, waiver, at or prior to the Closing, of certain conditions, including (a) the receipt of the Company Shareholder Approval, (b) the absence of any law or order from a governmental entity that is in effect and prevents, makes illegal or prohibits the consummation of the Merger or the other Transactions, (c) the receipt and maintenance in full force and effect of the requisite regulatory approvals, (d) the accuracy of the representations and warranties of the parties, subject to certain materiality qualifiers and exceptions, (e) compliance in all material respects by the parties with their respective obligations under the Merger Agreement, including delivery by the Company to Parent of a certificate dated as of the closing date certifying to its satisfaction of clauses (d) through (f), and (f) with respect to the obligations of Parent and Merger Sub, the absence of any circumstance, occurrence, effect, change, event or development that has had or would reasonably be expected to have a Company Material Adverse Effect (as defined in the Merger Agreement and in the section entitled “The Merger Agreement — Representations and Warranties” beginning on page 110) that is continuing as of Closing.
Waiver of any condition to Closing by the Company is permitted at the direction of and will only be valid if approved by the Special Committee.
Additional information regarding the conditions to the Merger are described in more detail in the section entitled “The Merger Agreement — Conditions to the Merger” beginning on page 126.
Termination of the Merger Agreement (Page 126)
The Merger Agreement may be terminated by mutual written consent of the Company (provided that such termination has been approved by the Special Committee) and Parent at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval.

Either the Company (acting at the recommendation of the Special Committee) or Parent may also terminate the Merger Agreement if, among other situations, and subject to certain exceptions, extensions and limitations set forth in the Merger Agreement:
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the Merger is not consummated on or before 5:00 p.m., Eastern Time, on August 10, 2024 (the “End Date”);

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a legal restraint preventing the consummation of the transactions has become final and non-appealable; or

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if the other party has breached any of its representations, warranties, covenants or agreements contained in the Merger Agreement or if any representation or warranty of the other party has become untrue, in a way that results in the failure to satisfy a condition to the completion of the Merger, and such breach has not been timely cured.

The Company (acting at the recommendation of the Special Committee) may also terminate the Merger Agreement:
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prior to the receipt of the Company Shareholder Approval, in order to enter into a definitive written agreement providing for a Superior Proposal; provided that the Company pays the termination fee to Parent substantially concurrently with any such termination (it being understood that the Company will enter into such definitive agreement substantially concurrently with such termination of the Merger Agreement); or

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if the Company Shareholder Approval has not been obtained at a duly convened meeting of the Company’s shareholders, or any due adjournment thereof at which a vote on the proposed Merger was taken.

Parent may terminate the Merger Agreement prior to the occurrence of a meeting of the Company’s shareholders to vote on the Merger Proposals if:
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an adverse recommendation change (as described in the in the section entitled “The Merger Agreement — No Solicitation of Competing Transactions”) has occurred;

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after a third party makes a tender offer or exchange offer for Shares that is subject to Regulation 14D promulgated under the Exchange Act, and the Special Committee fails to make a timely recommendation that the Company’s shareholders reject such tender offer or exchange offer; or

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after an Alternative Acquisition Proposal is publicly disclosed and Parent requests to reaffirm its recommendation, the Special Committee fails to publicly and timely reaffirm its recommendation that the Company’s shareholders vote to adopt and approve the Merger.

Additional information regarding the situations pursuant to which the Merger Agreement can be terminated are described in more detail in the section entitled “The Merger Agreement — Termination” beginning on page 126.
Termination Fees (Page 127)
The Company will be required to pay to Parent a termination fee of $20,000,000 in the event that:
•
The Company (acting at the recommendation of the Special Committee) prior to obtaining the Company Shareholder Approval terminates the Merger Agreement to enter into a definitive written agreement providing for a Superior Proposal;

•
Parent prior to the Company Shareholders Meeting terminates the Merger Agreement because (i) the Special Committee made an adverse change to its recommendation that the Company’s shareholders adopt and approve the Merger, (ii) the Special Committee fails to recommend rejection of any intervening third-party tender or exchange offer within 10 business days of such offer, or (iii) after the public disclosure of an Alternative Acquisition Proposal and Parent’s request to reaffirm the recommendation, the Special Committee fails to publicly reaffirm its recommendation to adopt and approve the Merger Agreement within the earlier of 10 business days of Parent requesting the same and two business days prior to the End Date; or

•
Each of the following occur:

◦
prior to the termination of the Merger Agreement in accordance with its terms, a third party makes an Alternative Acquisition Proposal to the Company, the Special Committee or the Company’s shareholders and such Alternative Acquisition Proposal is not withdrawn (prior to the Company Shareholders Meeting);

◦
following such proposal, the Merger Agreement is terminated by either (x) the Company or Parent because the Merger has not been completed by the End Date or (y) Parent following a breach by the Company of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, and such breach has not been timely cured (as specified in the Merger Agreement); provided that Parent is not then in breach of the Merger Agreement or the Support Agreement in any material respect; and

◦
within 12 months following such termination, the Company consummates an Alternative Acquisition Proposal or enters into a definitive agreement with respect to an Alternative Acquisition Proposal and such Alternative Acquisition Proposal is consummated (whether or not consummated within such 12-month period).

Each of Parent and the Company will bear its own expenses in connection with the Merger Agreement and the transactions contemplated thereby, whether or not such transactions are consummated, except that if the Company fails to pay the termination fee as and when due to Parent pursuant to the Merger Agreement, the Company will also be obligated to pay any costs and expenses incurred by Parent in connection with any legal action to enforce the Merger Agreement that results in a judgment against the Company for the termination fee, together with interest on the amount of any unpaid termination fee and the costs and expenses incurred by Parent at the publicly announced prime rate set forth in the Wall Street Journal, Eastern Edition, on the date that such termination fee and/or costs and expenses were required to be paid (but excluding the payment date).
For more information, please see the section entitled “The Merger Agreement — Termination Fees and Limited Expense Reimbursement; Limitations on Liability” beginning on page 127.
U.S. Federal Income Tax Consequences (Page 94)
The receipt of cash in exchange for Shares pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws. The tax considerations relevant to you with respect to the Merger will depend upon your personal circumstances. You should consult your tax advisors for a full understanding of the U.S. federal, state, local, foreign and other tax considerations relevant to you. Please see “Special Factors — U.S. Federal Income Tax Consequences” beginning on page 94 for additional information.
Brazilian Tax Consequences (Page 96)
Holders of Shares that are not domiciled in or a resident of Brazil for tax purposes should not be subject to any tax consequence in Brazil, as the Company is incorporated in the Cayman Islands and the Shares are traded in the U.S., where the Per Share Merger Consideration or the cash for exercising dissenters’ rights (as described under the section entitled “Dissenters’ Rights” beginning on page 131) will be paid.
Holders of Shares that are domiciled in or a resident in Brazil for tax purposes (“Brazilian Holders”) will be subject to tax in Brazil. This Proxy Statement does not purport to include a comprehensive description of all tax considerations that may be relevant, and the disclosures contained are not applicable to all categories of investors, some of which may be subject to special rules. Brazilian Holders should consult their own tax advisors as to the tax consequences of the Merger.
Please see “Special Factors — Brazilian Tax Consequences” beginning on page 96 for additional information.
Cayman Islands Tax Consequences (Page 97)
The following is a discussion on certain Cayman Islands income tax consequences of an investment in the securities of the Company. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.
Payments of dividends and capital in respect of the Company’s securities will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the securities nor will gains derived from the disposal of the securities under the terms of the Merger Agreement be subject to Cayman Islands income or corporation tax.
There are no other taxes likely to be material levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. No stamp duty is payable in the Cayman Islands on transfers of shares of Cayman Islands companies except those which hold interests in land in the Cayman Islands. The Cayman Islands is not party to any double tax treaties which are applicable to any payments made by or to the Company.
The Company has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has obtained an undertaking from the Financial Secretary of the Cayman Islands substantially in the following form:
The Tax Concessions Act Undertaking as to Tax Concessions
In accordance with the Tax Concessions Act (As Revised), the following undertaking is hereby given to the Company:
a.   That no law which is hereafter enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations; and
b.   In addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:
i.   on or in respect of the shares, debentures or other obligations of the Company; or
ii.   by way of the withholding in whole or in part of any relevant payment as defined in the Tax Concessions Act (As Revised).
These concessions shall be for a period of 20 years from April 16, 2018.
Cayman Islands Data Protection and Anti-Money Laundering (Page 98)
Data Protection Law — Cayman Islands
The Company has certain duties under the Cayman Islands Data Protection Act (“DPA”). The Company shall act as “data controller” in relation to “personal data” (as such terms are defined in the DPA) provided by the shareholder. The Company’s privacy notice, contained in this Proxy Statement under the heading “Special Factors — Cayman Islands Data Protection and Anti-Money Laundering — Data Protection Law — Cayman Islands” provides information on the Company’s obligations and use of personal data in accordance with the DPA. The shareholder should read the privacy notice and promptly provide the privacy notice to each individual whose personal data the shareholder provides to the Company.
Anti-Money Laundering — Cayman Islands
In the event the Company knows or suspects, or has reasonable grounds for knowing or suspecting, that another person is engaged in criminal conduct, is involved with money laundering, terrorism or terrorist property or proliferation financing, or is subject to applicable sanctions, the Company will be required to disclose relevant information to the relevant government authorities. Such disclosure will not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise. The Company reserves the right to refuse to make any payment to any person if making the payment might result in a breach of applicable anti-money laundering, counter-terrorist financing, prevention of proliferation financing and financial sanctions.

Regulatory Matters (Page 93)
The Company does not believe that any material regulatory approvals, filings or notices are required in connection with effecting the Merger other than (a) the approvals, filings or notices required under the U.S. federal securities laws, (b) the filing with the Registrar of Companies of the Cayman Islands the Plan of Merger and any other certificates, documents, declarations, undertakings and confirmations, and payment of such fees, as may be required to be filed and paid pursuant to Section 233 of the CICA to effect the Merger and, in the event the Merger becomes effective, a copy of the certificate of Merger being given to the shareholders and creditors, as applicable, of the Company and Merger Sub as at the time of the filing of the Plan of Merger and notice of the Merger being published in the Cayman Islands Government Gazette, (c) compliance with the Nasdaq rules and regulations, and (d) the consents, approvals, authorizations or permits of, or filings with or notifications to, the Conselho Administrativo de Defesa Econômica (CADE). On September 14, 2023, the Company obtained the approval of the Merger from CADE, which approval becomes effective and definitive (not subject to appeal) after the passage of a 15-day waiting period following such date.
Litigation Relating to the Merger (Page 93)
We are not aware of any lawsuit that challenges the Merger, the Merger Agreement or any of the Transactions.
Accounting Treatment of the Merger (Page 93)
The Merger is expected to be accounted for, at historical cost, as a merger of entities under common control in accordance with IFRS 03 “Business Combinations.”
Fees and Expenses (Page 92)
Whether or not the Merger is completed, all costs and expenses incurred in connection with the Merger Agreement and the Transactions will be paid by the party incurring such costs and expenses except as otherwise provided in the Merger Agreement or in the Interim Investors Agreement, as applicable.
Remedies and Limitation on Liability (Page 87)
The parties to the Merger Agreement may be entitled to specific performance of the terms of the Merger Agreement, including an injunction or injunctions to prevent breaches of the Merger Agreement, in addition to any other remedy at law or equity, subject to certain limitations as described under the caption “The Merger Agreement and Plan of Merger — Specific Performance” beginning on page 129.
No member of the Parent Group (as defined in the Merger Agreement), other than the Parent or Merger Sub, will be liable for monetary damages for breaches under the Merger Agreement. Parent and Merger Sub will only be liable under the Merger Agreement for Parent or Merger Sub’s fraud or willful breach of the Merger Agreement, subject to the Parent Liability Cap. The Merger Agreement contains additional limitations of the liability of the members of the Parent Group related to the transactions contemplated by the Merger Agreement. For more information, please see the section entitled “Termination Fees and Limited Expense Reimbursement; Limitations on Liability” beginning on page 127.

QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY
GENERAL MEETING AND THE MERGER
The following questions and answers address briefly some questions you may have regarding the Company Shareholders Meeting and the Merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this Proxy Statement, the annexes to this Proxy Statement and the documents referred to or incorporated by reference in this Proxy Statement.
Q:
Why am I receiving this Proxy Statement?

A:
On August 10, 2023, we entered into the Merger Agreement with Parent and Merger Sub. You are receiving this Proxy Statement in connection with the solicitation of proxies by the Board in favor of the proposal to authorize and approve (as applicable) the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, at the Company Shareholders Meeting or at any adjournment of the Company Shareholders Meeting.

Q:
When and where will the Company Shareholders Meeting be held?

A:
The Company Shareholders Meeting will take place on [         ], 2023, at [        ] (Brasilia time) at [       ].

Q:
What am I being asked to vote on?

A:
You will be asked to consider and vote on the following proposals ((i) and (ii) together, the “Merger Proposals”):

(i)
as a special resolution, to authorize and approve (as applicable) the Merger Agreement, the Plan of Merger, the Merger and the other transactions contemplated by the Merger Agreement and the Plan of Merger;

(ii)
as a special resolution, to authorize, approve and confirm (as applicable) in all respects (i) that Merger Sub merge with and into the Company, with the Company as the Surviving Company and that all the undertaking, property and liabilities of Merger Sub vest in the Company by virtue of such merger pursuant to the CICA, (ii) the Plan of Merger, a copy of which is attached to the accompanying Proxy Statement as Annex A-2, and the Company entering into the Plan of Merger, and (iii) upon the Effective Date (as defined in the Plan of Merger) (a) that the memorandum and articles of association of the Company in effect as of the date of the accompanying Proxy Statement be amended and restated by their deletion in their entirety and replacement with, and the adoption of, the amended and restated memorandum and articles of association annexed to the Plan of Merger, (b) that the authorized share capital of the Company be amended and re-designated as set forth in the Plan of Merger, (c) that the Plan of Merger be executed by any member of the special committee of the board of directors of the Company and, with their authorization, the Company’s officers, on behalf of the Company, and that the Plan of Merger, together with any supporting documentation, be submitted for registration to the Registrar of Companies of the Cayman Islands, and (d) all actions taken and documents or agreements executed, signed or delivered by any member of the special committee of the board of directors of the Company and, with their authorization, the Company’s officers on behalf of the Company in connection with or ancillary to all such contemplated transactions; and

(iii)
if necessary, as an ordinary resolution, to adjourn the Company Shareholders Meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the Company Shareholders Meeting to pass the special resolutions to be proposed at the Company Shareholders Meeting or for any other reason determined by the chairman of the Company Shareholders Meeting.

Q:
What is the Merger?

A:
The Merger is a going-private transaction pursuant to which Merger Sub will merge with and into the Company. Once the Merger Agreement is authorized and approved by the shareholders of the Company and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company continuing as the Surviving Company after the Merger. If the Merger is completed, the Company will be a privately held company beneficially owned by the Participants, and as a result of the Merger, the Class A Shares will no longer be publicly traded and will be delisted from Nasdaq, and the Company will cease to be a publicly traded company.
Q:
What will I receive in the Merger if I own Shares (that are not Excluded Shares)?

A:
If you own Shares and the Merger is completed, you will be entitled to receive $14.00 in cash, without interest, for each Share you own immediately prior to the Effective Time (unless you validly exercise and have not effectively withdrawn or lost your dissenters’ rights under Section 238 of the CICA with respect to the Merger, in which event you will be entitled to have the Court determine the fair value of your Shares determined pursuant to the CICA).

Please see “Special Factors — U.S. Federal Income Tax Consequences,” “Special Factors — Brazilian Tax Consequences” and “Special Factors — Cayman Islands Tax Consequences” beginning on page 97 for a more detailed description of the tax consequences of the Merger. You should consult with your own tax advisor for a full understanding of how the Merger will affect your U.S. federal, state, local, foreign and other taxes.
Q:
How will Company RSUs be treated in the Merger?

A:
Except as otherwise specified in the Merger Agreement, each then-outstanding Company RSU that is vested or subject to accelerated vesting upon the Merger shall be net settled (to reflect withholding taxes) into Shares. In accordance with the terms of the Merger Agreement, certain Company RSUs may be contributed to Parent in exchange for a number of common shares of Parent in an equivalent value. Each Share that is not contributed to Parent will be cancelled and converted at the Effective Time into an amount in cash equal to $14.00.

Subject to the conditions and terms provided in the Merger Agreement, each award of Company RSUs that is outstanding and unvested as of immediately prior to the Effective Time that is not subject to accelerated vesting upon the consummation of the Merger shall be migrated into an award of restricted share units under the New Share Plan with a value of $14.00 per restricted share unit, which award shall continue to vest on the same vesting schedule that applied to such corresponding Company RSU as of immediately prior to the Effective Time.
For more information regarding the Company RSUs and their treatment, please see the section entitled “The Merger Agreement — Treatment of Company RSUs and Company Options” beginning on page 109.
Q:
How will Company Options be treated in the Merger?

A:
Each Company Option with an exercise price per share that is less than $14.00 (i) that is vested, will be settled, upon exercise by the holder, into a number of Shares with a value equal to the difference between $14.00 and the per share exercise price of such option (less any applicable withholding taxes), multiplied by the number of Shares subject to such Company Option award and (ii) that is unvested, will be migrated at the Effective Time into an option award under the New Share Plan and will represent a number of common shares of Parent at an exercise price per share that preserves the intrinsic value of such migrated option immediately prior to the Effective Time. In accordance with the terms of the Merger Agreement, certain vested Company Options not exercised by the holder may also be migrated at the Effective Time into an option award under the New Share Plan. Each Share not so contributed will be cancelled and converted at the Effective Time into an amount in cash equal to $14.00.

Each Company Option that is outstanding and unexercised as of immediately prior to the Effective Time, whether vested or unvested, and with an exercise price per share that is equal to or greater than $14.00, will be cancelled without payment (or replacement option award) being made in respect thereof.
For more information regarding the Company Options and their treatment, please see the section entitled “The Merger Agreement — Treatment of Company RSUs and Company Options” beginning on page 109.

Q:
What effects will the Merger have on the Company?

A:
As a result of the Merger, the Company will cease to be an independent publicly traded company and will instead become a private company beneficially owned by the Participants. You will no longer have any interest in the future earnings or growth of the Company. Following the completion of the Merger, the Shares will be deregistered under the Exchange Act and the Company will no longer file periodic reports with the SEC.

Q:
When do you expect the Merger to be consummated?

A:
We are working toward completing the Merger as quickly as possible and currently expect the Merger to close during the fourth quarter of 2023 or the first quarter of 2024, after all conditions to the Merger have been satisfied or waived. In order to complete the Merger, we must obtain shareholder approval of the Merger at the Company Shareholders Meeting and the other closing conditions under the Merger Agreement must be satisfied or waived in accordance with the Merger Agreement.

Q:
What happens if the Merger is not consummated?

A:
If the Company’s shareholders do not authorize and approve (as applicable) the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, or if the Merger is not completed for any other reason, the Company’s shareholders will not receive any payment for their Shares pursuant to the Merger Agreement, nor will the holders of any Vested Company Options or Vested Company RSUs receive payment pursuant to the Merger Agreement. In addition, the Company will remain a publicly traded company. The Class A Shares will continue to be listed and traded on Nasdaq, provided that the Company continues to meet the Nasdaq listing requirements. In addition, the Company will remain subject to the reporting obligations of the SEC. Therefore, the Company’s shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of Shares.

Under specified circumstances, the Company may be required to pay Parent or its designees a termination fee in connection with the Merger, as described in “The Merger Agreement — Termination Fees and Limited Expense Reimbursement; Limitations on Liability” beginning on page 127.
Q:
After the Merger is consummated, how will I receive the Merger consideration for my Shares?

A:
If you are a registered holder of Shares, promptly after the Effective Time, a paying agent appointed by Merger Sub will mail you (a) a form of letter of transmittal specifying how the delivery of the Merger consideration to you will be effected and (b) instructions for effecting the surrender of any issued share certificates representing Shares (or affidavits and indemnities of loss in lieu of share certificates) or non-certificated Shares represented by book entry (“Uncertificated Shares”) in exchange for the applicable Per Share Merger Consideration.

Unless you validly exercise and have not effectively withdrawn or lost your dissenters’ rights in accordance with Section 238 of the CICA, (i) in the case of Shares represented by a certificate (or affidavits of loss in lieu of the certificate), the surrender of such certificate for cancellation to the paying agent together with the letter of transmittal, duly, completely and validly executed in accordance with the instructions thereto, or (ii) in the case of Shares held as book-entry shares, the receipt of an “agent’s message” by the paying agent, in each case, together with such other documents as reasonably may be required by the paying agent, duly executed in accordance with the instructions thereto, you will receive a check in the amount equal to (i) the number of your Shares (excluding Excluded Shares and Dissenting Shares) represented by such share certificate (or affidavits and indemnities of loss in lieu of share certificates) or the number of your Uncertificated Shares (excluding Excluded Shares and Dissenting Shares), multiplied by (ii) $14.00 per Share, in cash, without interest and net of any applicable withholding taxes, in exchange for your Shares (excluding Excluded Shares and Dissenting Shares).
The Per Share Merger Consideration payable in the Merger may be subject to withholding taxes, including if the paying agent has not received from you a properly completed and signed U.S. Internal Revenue Service Form W-8 or W-9, as applicable.

If your Shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee on how to surrender your Shares and receive the Per Share Merger Consideration for those Shares.
Q:
What vote of the Company’s shareholders is required to authorize and approve (as applicable) the Merger Agreement and the Plan of Merger?

A:
In order for the Merger to be consummated, the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, must be authorized and approved by a special resolution (as defined in the CICA) of the Company’s shareholders, which requires a resolution passed by holders of Shares representing at least two-thirds of the voting power of the Shares, voting together as a single class, entitled to vote and present, in person or by proxy, at the Company Shareholders Meeting.

At the close of business in the Cayman Islands on [        ], 2023, the Share Record Date for the Company Shareholders Meeting, [        ] Class A Shares and [         ] Class B Shares are expected to be issued and outstanding and entitled to vote at the Company Shareholders Meeting.
Pursuant to the Support Agreement, among other things, the Rollover Shareholders have agreed to vote in favor of authorization and approval (as applicable) of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. As of the date of this Proxy Statement, the Rollover Shareholders held sufficient Shares in order for the Merger Agreement, the Plan of Merger and the Transactions, including the Merger to be approved without the vote of any other shareholder.
Q:
What vote of the Company’s shareholders is required to approve the proposal to adjourn the Company Shareholders Meeting, if necessary, to solicit additional proxies or for any other reason?

A:
The proposal to adjourn the Company Shareholders Meeting, if necessary, to solicit additional proxies or for any other reason determined by the chairman of the Company Shareholders Meeting must be authorized and approved by ordinary resolution, which requires a resolution passed by of holders of Shares representing a majority of the voting power of the Shares, voting together as a single class, entitled to vote and present, in person or by proxy, at the Company Shareholders Meeting.

Q:
How does the Board recommend that I vote on the proposals?

A:
After careful consideration, and upon the unanimous recommendation of the Special Committee, the Board (other than the Interested Directors, each of whom abstained from voting on the matter due to affiliations with the Bidder Group) recommends that you vote:

•
FOR the Merger Proposals; and

•
FOR, if necessary, the proposal to adjourn the Company Shareholders Meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the Company Shareholders Meeting to pass the special resolutions to be proposed at the Company Shareholders Meeting, or for any other reason determined by the chairman of the Company Shareholders Meeting.

You should read “Special Factors — Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 46 for a discussion of the factors that the Special Committee and the Board considered in deciding to recommend the approval of the Merger Agreement. In addition, in considering the recommendation of the Special Committee and the Board with respect to the Merger Agreement, you should be aware that some of the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of the Company’s shareholders generally. See “Special Factors — Interests of Certain Persons in the Merger” beginning on page 88.
Q:
Who is entitled to vote at the Company Shareholders Meeting?

A:
The Share Record Date is [         ], 2023. Only shareholders entered in the register of members of the Company at the close of business in the Cayman Islands on the Share Record Date or their proxy shareholders are entitled to vote at the Company Shareholders Meeting or any adjournment thereof.

Q:
What constitutes a quorum for the Company Shareholders Meeting?

A:
The presence, in person or by proxy (or in the case of a shareholder being a corporation, by its duly authorized corporate representative), of one or more shareholders representing not less than one-third of all voting power of the Shares in issue will constitute a quorum for the Company Shareholders Meeting.

Q:
How will our directors and executive officers vote on the proposal to approve the Merger ?

A:
Pursuant to the Support Agreement, each Rollover Shareholder has agreed to vote in favor of authorization and approval (as applicable) of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. As of September 13, 2023, the Rollover Shareholders beneficially own an aggregate of 13,709,703 Class A Shares and 27,400,848 Class B Shares, which represent approximately 61.9% of the total issued and outstanding Shares and approximately 91.9% of the total voting power of the outstanding Shares. As of September 13, 2023, our directors and executive officers who are not Rollover Shareholders beneficially own, in the aggregate, approximately 0.1% of the voting power of the total issued and outstanding Shares. These directors and executive officers have informed us that they intend, as of the date of this Proxy Statement, to vote all their Shares in favor of the authorization and approval (as applicable) of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. See “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 137 for additional information.

Q:
Do any of the Company’s executive officers or directors have interests in the Merger that may differ from those of other shareholders?

A:
Yes. Some of the Company’s executive officers and directors have interests in the Merger that may differ from those of other shareholders. See “Special Factors — Interests of Certain Persons in the Merger” beginning on page 88 for a more detailed discussion of how some of the Company’s executive officers and directors have interests in the Merger that are different from, or in addition to, the interests of the Company’s shareholders generally.

Q:
How do I vote if my Shares are registered in my name?

A:
If Shares are registered in your name (that is, you do not hold through a bank or broker) as of the Share Record Date, you should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the accompanying return envelope as soon as possible so that it is received by the Company no later than [        ], 2023 at [        ] p.m. (Brasilia time), the deadline to lodge your proxy card, so that your Shares may be represented and voted at the Company Shareholders Meeting.

•
Alternatively, you can attend the Company Shareholders Meeting and vote in person. To attend the Company Shareholders Meeting, you must present certain documents to verify your identity, such as your identification card or passport and your share certificate. If you decide to sign and send in your proxy card, and do not indicate how you want to vote, Shares represented by your proxy will be voted: FOR the Merger Proposals; and FOR, if necessary, the proposal to adjourn the Company Shareholders Meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the Company Shareholders Meeting to pass the special resolutions proposed at the Company Shareholders Meeting or for any other reason determined by the chairman of the Company Shareholders Meeting, unless you appoint a person other than the chairman of the meeting as proxy, in which case Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

If your Shares are held by your broker, bank or other nominee, please see below for additional information.
Q:
If my Shares are held in a brokerage, bank or other nominee account, will my broker, bank or other nominee vote my Shares on my behalf?

A:
Your broker, bank or other nominee will only vote your Shares on your behalf if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your broker,

bank or other nominee regarding how to instruct it to vote your Shares. If you do not instruct your broker, bank or other nominee how to vote your Shares that it holds, those Shares may not be voted. You should contact that broker or intermediary to determine the date by which you must instruct them to act in order that the necessary processing can be completed in time.
Q:
What will happen if I abstain from voting or fail to vote on the proposal to approve the Merger Agreement and the Merger?

A:
If, as a shareholder, you abstain from voting, fail to cast your vote in person, or fail to return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, bank, or other nominee, your vote will not be counted; provided that if you are a holder of Shares and submit a signed proxy card without indicating how you wish to vote, the Shares represented by your proxy card will be voted FOR the Merger Proposals; and FOR, if necessary, the proposal to adjourn the Company Shareholders Meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the Company Shareholders Meeting to pass the special resolutions proposed at the Company Shareholders Meeting or for any other reason determined by the chairman of the Company Shareholders Meeting, unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy will be voted (or not submitted for voting) as your proxy determines.

Q:
May I change my vote?

A:
Yes. If you are a holder of Shares, you may change your vote in one of the following three ways:

•
First, you may revoke a proxy by written notice of revocation given to the chairman of the Company Shareholders Meeting at least two hours before the commencement of the Company Shareholders Meeting. Any such written notice revoking a proxy should be sent to the Company’s offices at Rua Augusta 2840, 15th floor, suite 152, Consolação, São Paulo – SP, 01412-100, Brazil, Attention: Legal Department.

•
Second, you may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company so that it is received by the Company no later than [    ] p.m. (Brasilia time) on [         ], 2023, which is the deadline to lodge your proxy card.

•
Third, you may attend the Company Shareholders Meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the Company Shareholders Meeting.

If you hold Shares through a broker, bank or other nominee and have instructed the broker, bank or other nominee to vote your Shares, you must follow directions received from the broker, bank or other nominee to change your instructions.
Q:
What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this Proxy Statement or multiple proxies or voting instruction cards. For example, if you hold your Shares in more than one brokerage, bank or other nominee account, you will receive a separate voting instruction card for each brokerage, bank or other nominee account in which you hold Shares. If you are a holder of record and your Shares are registered in more than one name, you will receive more than one proxy or voting instruction card. Please submit each proxy card that you receive.

Q:
If I am a holder of certificated Shares, should I send in my Share certificates now?

A:
No. After the Merger is consummated, you will be sent a form of letter of transmittal with detailed written instructions for exchanging your Share certificates or Uncertificated Shares for the Merger consideration. Please do not send in your Share certificates now.

If your Shares are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your share certificates in exchange for the Per Share Merger Consideration.

Q:
What happens if I sell my Shares before the Company Shareholders Meeting?

A:
The Share Record Date for voting at the Company Shareholders Meeting is earlier than the date of the Company Shareholders Meeting and the date that the Merger is expected to be consummated. If you transfer your Shares after the Share Record Date for voting but before the Company Shareholders Meeting, you will retain your right to vote at the Company Shareholders Meeting unless you have given, and not revoked, a proxy to the person to whom you transfer your Shares, but will transfer the right to receive the Merger consideration to such person, so long as such person is registered as the owner of such Shares when the Merger is consummated.

Q:
Am I entitled to dissenters’ rights?

A:
Shareholders who dissent from the Merger will have the right to receive payment of the fair value of their Shares as determined by the Court in accordance with Section 238 of the CICA if the Merger is consummated, but only if they deliver to the Company, before the vote to approve the Merger is taken at the Company Shareholders Meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the CICA for the exercise of dissenters’ rights, a copy of which is attached as Annex E to this Proxy Statement. The fair value of each of their Shares as determined by the Court under the CICA could be more than, the same as, or less than the Per Share Merger Consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares. If the fair value of the Dissenting Shares in accordance with Section 238 of the CICA is determined by the Court to be the same or less than the Per Share Merger Consideration, the Company may be entitled to recover its legal costs of the Section 238 proceeding from you, on a joint and several basis, in conjunction with any other Shareholders who dissent from the Merger.

We encourage you to read the section of this Proxy Statement entitled “Dissenters’ Rights” beginning on page 131 as well as “Annex E — Cayman Islands Companies Act (as amended) — Section 238” to this Proxy Statement carefully and to consult your own Cayman Islands legal counsel if you desire to exercise your dissenters’ rights.
Q:
What do I need to do now?

A:
We urge you to read this Proxy Statement carefully, including its annexes, exhibits, attachments and the other documents referred to or incorporated by reference herein and to consider how the Merger affects you as a shareholder. After you have done so, please vote as soon as possible.

Q:
Will any proxy solicitors be used in connection with the Company Shareholders Meeting?

A:
Yes. To assist in the solicitations of proxies, the Company has engaged Innisfree M&A Incorporated as its proxy solicitor.

Q:
Who can help answer my questions?

A:
If you have any questions about the Merger or if you need additional copies of this Proxy Statement or the accompanying proxy card, you should contact Innisfree M&A Incorporated, the proxy solicitor, at +1 (877) 750-8307 (toll-free from the United States and Canada) or +1 (412) 232-3651 (from other countries).

If you have any questions about who is the record holder of your Shares, or how to become the registered holder of your Shares, you should contact your broker or nominee.
In order for you to receive timely delivery of any additional copy of this Proxy Statement or the accompanying proxy card in advance of the Company Shareholders Meeting, you must make your request no later than 10 days prior to the date of the Company Shareholders Meeting.

SPECIAL FACTORS
The following, together with the summary of the Merger Agreement set forth under the section entitled “The Merger Agreement and Plan of Merger,” is a description of the material aspects of the Merger. While we believe that the following description covers the material aspects of the Merger, the description may not contain all of the information that is important to you. We encourage you to carefully read this entire document, including the Merger Agreement attached to this Proxy Statement as Annex A-1, for a more complete understanding of the Merger. The following description is subject to, and is qualified in its entirety by reference to, the Merger Agreement (including all exhibits thereto). You may obtain additional information without charge by following the instructions set forth in the section entitled “Where You Can Find More Information.”
Background of the Merger
On December 1, 2021, the Company issued $150.0 million aggregate principal amount of senior notes convertible into Class A Shares (the “Convertible Notes”), including: (a) $100.0 million to Arcade GF II Holdings, LLC and Arcade OF V Holdings, LLC, entities affiliated with Dragoneer; and (b) $50.0 million to General Atlantic Partners (Bermuda) H, L.P., an entity affiliated with General Atlantic. The Convertible Notes bear interest at 8% per annum in fixed Brazilian reais and mature on November 15, 2028. Each note is convertible at the option of the holder into Class A Shares at the agreed conversion rate, which is equivalent to an initial conversion price of $29.0 per share. The conversion price represented a premium of approximately 65% to the trailing 30-day volume-weighted share price at the time of signing of the investment agreements for the convertible notes.
The Board and the Company’s senior management periodically review and assess the Company’s operations, performance, prospects and strategy in light of current and anticipated business and economic conditions with the goal of enhancing shareholder value. As part of this ongoing process, the Board and the Company’s senior management have from time to time considered strategic alternatives that might be available to the Company, including in discussions with the Sponsors and Founders.
Beginning in October 2022, the Founders, in their capacity as Company shareholders, began to discuss among themselves and with the Sponsors the merits of certain potential strategic corporate transactions involving the Company, including whether to take the Company private.
During November 2022, discussions between the Founders, in their capacity as Company shareholders, and the Sponsors regarding a potential going-private transaction progressed and the Bidder Group determined to move forward with a proposal for the proposed acquisition, by affiliated investment funds of General Atlantic and Dragoneer, of all of the outstanding Class A Shares that are not held by the Bidder Group or their respective affiliates (the “Public Shares”) for cash consideration (the “Proposed Transaction”). The Sponsors and the Founders negotiated the terms of a joint bidding agreement.
On November 30, 2022, the Sponsors and the Founders entered into a Joint Bidding Agreement (as amended, the “Joint Bidding Agreement”), pursuant to which the Bidder Group agreed to (a) work together to submit the Original Proposal (as defined below), (b) act in good faith to pursue the Proposed Transaction, and (c) deal exclusively with each other in pursuing the Proposed Transaction and to cooperate and participate in the negotiation of the terms of the definitive documentation in connection with the Proposed Transaction. The Joint Bidding Agreement also provided that the Sponsors (and not the Founders) would be responsible for negotiating the price to be paid per Class A Share of the Company in the Proposed Transaction.
On that same date, the Bidder Group submitted the preliminary non-binding proposal to the Board with respect to the Proposed Transaction (the “Original Proposal”). Pursuant to the Original Proposal, the Bidder Group would roll over 100% of their Class A Shares and their Class B Shares in the Proposed Transaction, and after the closing of the Proposed Transaction, the Founders would maintain the same economic and voting interest in the Company as they then held on the date of the Original Proposal. The purchase price proposed in the Original Proposal (as determined by the Sponsors) for each Public Share was $11.00 in cash, which represented an approximately 22% premium over the closing price of $9.04 per Class A Share on the day immediately prior to the submission of the Original Proposal.

Later on the same date, the Company issued a press release announcing the receipt of the Original Proposal and furnished to the SEC the press release as an exhibit to a current report on Form 6-K.
After receipt of the Original Proposal by the Board, Davis Polk & Wardwell LLP (“Davis Polk”), U.S. legal counsel to the Company, advised the members of the Board and management of the Company that, given the nature of the Proposed Transaction and the participation of the Founders in the Proposed Transaction as part of the Bidder Group, the Founders and other directors that were affiliated with them or other members of the Bidder Group should not participate in any discussions about the Original Proposal, the Proposed Transaction or matters related thereto and that a special committee of independent directors may need to be formed to oversee matters relating to the Proposed Transaction and potential alternative transactions. As such, the Founders, Ms. Paula Sores de Sá Cavalcante (who is a Board appointee and family relative of the Founders) and Mr. Martin Escobari (who is a Board appointee and affiliate of General Atlantic) recused themselves from any discussions or consideration about the Original Proposal or the Proposed Transaction, and Ms. Beatriz Amary, Mr. Edward Ruiz, Ms. Carla Schmitzberger and Mr. Stelleo Tolda (the “Independent Directors”), each of whom has been determined by the Board to be independent, at the time of their election as members of the Board and in connection with the Transaction, and unaffiliated with any members of the Bidder Group and were authorized by the Board to begin considering the proposed transaction pending the passing of a formal resolution forming the Special Committee, oversaw matters relating to the Original Proposal or the Proposed Transaction pending the formation of a special committee.
On December 1, 2022, (i) General Atlantic and its affiliates filed with the SEC an amendment to their Schedule 13D, and (ii) Dragoneer and its affiliates filed with the SEC a Schedule 13D, each of which included, among other matters, disclosure in relation to the submission of the Original Proposal and the execution of the Joint Bidding Agreement.
On December 2, 2022, each of the Founders and their respective affiliates filed with the SEC a Schedule 13D including, among other things, disclosure in relation to the submission of the Original Proposal and the execution of the Joint Bidding Agreement.
On December 7, 2022, the Independent Directors held a meeting by videoconference with representatives of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) in attendance to discuss Skadden’s fee proposal, with a view to acting as U.S. legal counsel to the Special Committee. During this week, the Independent Directors also considered and interviewed other law firms.
On December 9, 2022, the Independent Directors informed Skadden of their decision to hire Skadden as the Special Committee’s U.S. legal counsel and authorized Skadden to coordinate the formalization of such engagement. The Independent Directors’ decision to engage Skadden was based on, among other factors, Skadden’s qualifications, experience and reputation, including Skadden’s extensive experience in the corporate and capital markets practices, noting the fact that Skadden had extensive experience in advising foreign private issuers and/or independent committees of such issuers’ board of directors in sale of control and other significant corporate transactions, and the Independent Directors’ determination, based on disclosures provided by Skadden, that Skadden did not have any material conflicts of interest with respect to the Proposed Transaction.
On December 13, 2022, the Independent Directors held a meeting by videoconference with representatives of Skadden in attendance. The Independent Directors discussed (a) communications that the Company had received from certain shareholders with respect to the Original Proposal, (b) a draft of a public statement by the Company announcing the formation of the Special Committee, (c) the proposed and recommended scope of the Special Committee’s mandate, (d) the potential engagement of a financial advisor as well as Cayman Islands and Brazilian legal counsels, in each case to advise the Special Committee in connection with the Proposed Transaction, and (e) the Company’s D&O insurance and indemnification policies.
On that same date, the Independent Directors held a meeting by videoconference with representatives of General Atlantic (in their capacity as representatives of the Sponsors) in attendance, during which the Independent Directors informed representatives of General Atlantic that Skadden had been engaged as the Special Committee’s U.S. legal counsel, while representatives of General Atlantic reported that General

Atlantic and Dragoneer had engaged Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul Weiss”) and Ropes & Gray LLP (“Ropes & Gray”) as their respective legal counsel.
On December 15, 2022, representatives of Skadden held a meeting by videoconference with representatives of Paul Weiss and Ropes & Gray, counsel to General Atlantic and Dragoneer, respectively, in attendance to discuss the general status of the engagement of a financial advisor, local legal counsel to the Special Committee and other next steps.
On December 19, 2022, Skadden sent the Independent Directors a summary of Skadden’s analysis with respect to the conflicts disclosure materials prepared by the potential financial advisors to the Special Committee.
On that same date, the Independent Directors held a meeting by videoconference with representatives of Skadden and of a Cayman Islands legal counsel in attendance, in which the latter presented its proposal to act as Cayman Islands legal counsel to the Special Committee. These discussions were preliminary in nature and did not result in any understanding or agreement with respect to such engagement.
On December 20, 2022, the Independent Directors held a meeting by videoconference with representatives of Skadden in attendance to discuss the potential engagement of Cayman Islands legal counsel and a financial advisor to the Special Committee. After such initial discussions, representatives of Barbosa, Müssnich & Aragão Advogados (“BMA”), joined the meeting by videoconference and presented BMA’s proposal to act as Brazilian legal counsel to the Special Committee.
On December 21, 2022, representatives of Skadden sent the Independent Directors additional materials on conflicts disclosure regarding certain potential candidates for Cayman Islands legal counsel to the Special Committee.
On that same date, the Independent Directors held a meeting by videoconference with representatives of Skadden in attendance to discuss the potential engagement of Cayman Islands legal counsel and a financial advisor to the Special Committee. The Independent Directors informed representatives of Skadden of their decision to hire BMA as the Special Committee’s Brazilian legal counsel and authorized Skadden to coordinate the formalization of such engagement. The Independent Directors’ decision to engage BMA was based on, among other factors, BMA’s qualifications, experience, and reputation, including BMA’s extensive experience in the corporate, capital markets, and antitrust practices, and the Independent Directors’ determination, based on disclosures provided by BMA, that BMA did not have any material conflicts of interest with respect to the Proposed Transaction.
On December 22, 2022, the Independent Directors held a meeting by videoconference with representatives of Skadden in attendance. Representatives of Carey Olsen Cayman Limited (“Carey Olsen”), and of another Cayman Islands law firm also joined the meeting at separate times to present their respective proposals to act as Cayman Islands legal counsel to the Special Committee. Representatives of Carey Olsen also spoke to the Independent Directors about their fiduciary duties under Cayman Islands law in connection with going-private transactions. After those presentations and once representatives of Carey Olsen and of such other Cayman Islands law firm excused themselves from the meeting, the Independent Directors authorized representatives of Skadden to proceed with the necessary steps to engage Carey Olsen as the Special Committee’s Cayman Islands legal counsel. The Independent Directors’ decision to engage Carey Olsen was based on, among other matters, Carey Olsen’s qualifications, experience and reputation, including Carey Olsen’s extensive experience in connection with going-private transactions of Cayman Islands incorporated companies, and the Independent Directors’ determination, based on disclosures provided by Carey Olsen, that Carey Olsen did not have any material conflicts of interest with respect to the Proposed Transaction.
On December 23, 2022, Skadden sent Carey Olsen relationships disclosure materials with respect to Skadden, BMA and a potential financial advisor (“Potential Financial Advisor A”), for review by Carey Olsen from a Cayman Islands legal perspective, in particular with respect to the independence of Skadden, BMA and Potential Financial Advisor A with respect to the Company, the Founders and the Sponsors.
On that same date, the Independent Directors held a meeting by videoconference with Mr. de Sá Cavalcante Neto in attendance to discuss the scope of the Special Committee’s mandate to be granted by the Board. In such meeting, Mr. de Sá Cavalcante Neto confirmed to the Independent Directors that the Founders, as the Company’s controlling shareholders and members of the Board, were in agreement with the Special Committee having a broad mandate, which would comprise not only the power to analyze and review the Proposed Transaction, but also to initiate and review alternative transactions.
On December 26, 2022, Davis Polk, as counsel to the Company, shared with Skadden a draft of the Board resolutions regarding the formation of the Special Committee.
On December 27, 2022, Skadden sent a revised draft of the Board resolutions with respect to the formation of the Special Committee to Davis Polk and Carey Olsen for their review. Later on that same date, representatives of Skadden and Davis Polk held a meeting by videoconference to discuss such draft.
On December 28, 2022, Skadden received initial drafts of an engagement letter and a non-disclosure agreement from Potential Financial Advisor A related to the Proposed Transaction. Between December 28, 2022, and January 10, 2023, several discussions ensued with respect to such documents (including via videoconference meetings held by and among the Independent Directors and, respectively, representatives of Skadden on January 3, 2023, and representatives of Skadden and Carey Olsen on January 7, 2023) and several drafts of such engagement letter and non-disclosure agreement were exchanged between Skadden, Carey Olsen, the Independent Directors and Potential Financial Advisor A. On January 10, 2023, Potential Financial Advisor A informed the Independent Directors and Skadden that it would not be able to advise the Special Committee due to an unforeseen new event which resulted in a material conflict of interest. The Independent Directors and Skadden had no further interactions with Potential Financial Advisor A with respect to an engagement as financial advisor to the Special Committee for the Proposed Transaction. No non-public information about the Company or the Proposed Transaction was shared with Potential Financial Advisor A.
From December 30, 2022 to January 3, 2023, Davis Polk and Skadden exchanged several drafts of the Board resolutions approving the formation of the Special Committee. The items under discussion in such drafts were primarily related to the scope of the Special Committee’s mandate, including the Special Committee’s ability to initiate discussions regarding potential alternative transactions with third parties other than the members of the Bidder Group.
On January 3, 2023, the Independent Directors held a meeting by videoconference with representatives of Skadden in attendance to discuss the scope of the Special Committee’s mandate.
On January 4, 2023, Davis Polk sent Skadden a revised draft of the Board resolutions with respect to the formation of the Special Committee, which authorized the Special Committee to consider alternative transactions in addition to the Proposed Transaction.
On January 6, 2023, the Board held a meeting to, among other matters, consider the formation of a special committee consisting of independent directors to oversee matters relating to the Proposed Transaction and potential alternative transactions. In considering the formation of a special committee, the Board was fully informed that certain members of the Board had interests in the Proposed Transaction that may differ from the interests of the Unaffiliated Security Holders, including the Founders’ participation in the Proposed Transaction as rollover shareholders, Ms. Paula Sores de Sá Cavalcante’s appointment to the Board by and affiliation with the Founders and Mr. Martin Escobari’s appointment to the Board by and affiliation with General Atlantic. Following discussions among the members of the Board, the Board unanimously (a) approved the formation of the Special Committee, consisting of Beatriz Amary, Edward Ruiz, Carla Schmitzberger and Stelleo Tolda, each of whom the Board determined to be an independent director, and (b) empowered the Special Committee (i) to oversee, control, review, evaluate and negotiate the Proposed Transaction and any potential alternative transaction with respect to the Public Shares and the holders of the Public Shares (the “Public Shareholders”) involving any other party or parties (a “Potential Transaction”), including whether a Potential Transaction is desirable and, if so, the design, oversight, establishment and implementation of a Potential Transaction, (ii) to supervise and direct the management of the Company in regard to the conduct of such negotiations should the Special Committee, in its sole discretion, authorize management to conduct or participate in such negotiations, (iii) to recommend rejecting a Potential Transaction, or if applicable, to formulate, structure, negotiate and document terms and conditions of a Potential Transaction including with respect to transaction structure and price and definitive documentation with respect thereto, including, without limitation, any agreements with any of the Company, any of the Company’s officers, directors, employees, shareholders or affiliates and/or any of the affiliates, associates or shareholders of the foregoing and any other potential purchasers or other relevant third parties in respect of a Potential Transaction, (iv) to interact with representatives of General Atlantic, Dragoneer and the Founders regarding the Proposed Transaction, or the Founders and any other potential third party regarding another Potential Transaction, at such time and on such terms as the Special Committee deems appropriate (provided that as requested by General Atlantic, Dragoneer and the Founders, the Special Committee shall negotiate any purchase price for any Proposed Transaction solely with General Atlantic and Dragoneer and not with the Founders, if it determines it necessary or appropriate to do so), (v) to initiate, review, evaluate and discuss alternative transactions, including directing its financial advisor to contact third parties regarding the possibility of exploring any alternative transactions, and to establish, approve, modify, monitor and direct the process and procedures related to the evaluation and negotiation of a Potential Transaction by the Company, (vi) to negotiate any confidentiality or similar agreement with General Atlantic, Dragoneer, the Founders or any other party, if the Special Committee deems it necessary or appropriate, and to provide confidential information pursuant to such agreements if the Special Committee deems it necessary or appropriate to do so, (vii) to determine whether a Potential Transaction is advisable and fair to, and in the best interests of, the Company and the Public Shareholders (other than any other interested shareholder, as the case may be), (viii) to determine whether to recommend or not to recommend a Potential Transaction to the Board for its consideration, approval and adoption and if necessary or appropriate, to recommend to the Board the form of all requisite documentation or agreements involving, responding to or relating to any Potential Transaction, and (ix) to exercise all such power and authority that may otherwise be exercised by the Board and to take any and all other actions it deems necessary, appropriate or advisable in order to evaluate and consider a Potential Transaction and to carry out and fulfill its duties and responsibilities with respect thereto, the exercise of such power and authority conclusively evidencing such determination. The resolutions of the Board authorizing the formation of the Special Committee also provide that the Board shall not recommend or approve any Potential Transaction or submit or recommend a Potential Transaction to the shareholders of the Company without a prior favorable recommendation of such Potential Transaction by the Special Committee. Prior to the formation of the Special Committee, the Independent Directors acted independently and kept information and discussions confidential from the rest of the Board. The Independent Directors’ actions prior to the formation of the Special Committee were ratified on January 6, 2023, by the Board, and accordingly they acted with full authorization.
On that same date, General Atlantic and its affiliates and Dragoneer and its affiliates filed with the SEC an amendment to their Schedule 13D.
On January 10, 2023, the Special Committee held a meeting by videoconference with representatives of Skadden and Carey Olsen in attendance to rediscuss the engagement of a potential financial advisor, given that negotiations with Potential Financial Advisor A had been terminated. Further, representatives of Carey Olsen gave a presentation and provided its confirmatory analysis to the Special Committee regarding the independence of the U.S., Brazilian and Cayman Islands legal counsel already engaged by the Special Committee.
On January 11, 2023, General Atlantic and its affiliates and Dragoneer and its affiliates filed with the SEC an amendment to their Schedule 13D.
Between January 11 and January 13, 2023, as instructed by the Special Committee, Skadden contacted certain potential financial advisors, including Evercore, with a view to an engagement by the Special Committee.
On January 18, 2023, the Special Committee held a meeting by videoconference with representatives of Skadden and Carey Olsen in attendance to discuss the remaining list of five potential financial advisors and their respective disclosures on potential conflicts of interest with respect to the Proposed Transaction. Following discussions between the Special Committee, Skadden and Carey Olsen, the Special Committee decided to engage Evercore as its financial advisor in connection with a Potential Transaction. The Special Committee’s decision to engage Evercore was based on, among other matters, Evercore’s credentials, qualifications, experience, team composition, local presence and knowledge of Brazil and preparedness, which the Special Committee believed to be superior to those of the other remaining financial advisor candidates, and also on the Special Committee’s determination, based on relationship disclosures provided by Evercore, that Evercore did not have any material conflicts of interest with respect to the Proposed Transaction. The Special Committee authorized representatives of Skadden to reach out to representatives of Evercore regarding the engagement of Evercore as financial advisor to the Special Committee.
On January 19, 2023, a representative of Evercore sent Skadden an initial draft of the Evercore Engagement Letter. Between January 19 and January 26, 2023, representatives of Evercore and Skadden discussed and exchanged several drafts of the Evercore Engagement Letter, and Skadden and the Special Committee engaged in discussions regarding the terms of such engagement.
On January 26, 2023, Evercore and the Company executed the engagement letter between the Company and Evercore (the “Evercore Engagement Letter”) and the Company issued a press release announcing the formation of the Special Committee and the engagement of Evercore, as its financial advisor, and Skadden, BMA and Carey Olsen, as its U.S., Brazilian and Cayman Islands legal counsel, respectively, and furnished to the SEC such press release as an exhibit to a current report on Form 6-K.
On January 27, 2023, certain members of the Special Committee had discussions by videoconference with representatives of Skadden and Evercore. Representatives of Evercore reviewed with the Special Committee members the anticipated process and timeline of the work to be conducted by Evercore, the Special Committee and its advisors and counsel with respect to a Potential Transaction, including the Proposed Transaction (for additional information regarding such materials, see “Draft Discussion Materials prepared by Evercore for discussion with the special committee of the board of directors of the Company (the “Special Committee”), dated January 27, 2023,” filed as Exhibit (c)(2) to the Company’s transaction statement on Schedule 13E-3).
Between January 27 and January 31, 2023, at the request of the Special Committee, representatives of Evercore met by videoconference with the Company’s management to discuss a preliminary draft of the Company projections prepared by Company management (“Draft Projections”).
On January 31, 2023, certain members of the Special Committee had discussions by videoconference with representatives of Skadden and Evercore. Representatives of Evercore provided updates on the status of Evercore’s review of the information provided by the Company as well as Company management’s preparation of the Draft Projections (which were at no point presented to or shared by Company management with the Special Committee or any other party other than Evercore), and reported that Company management planned to circulate an updated set of projections in February 2023 to reflect Company management’s latest view on the feasibility of achieving the operational, efficiency and other targets contemplated by Company management in the Draft Projections. The members of the Special Committee and representatives of Skadden and Evercore also discussed a request from the Sponsors to meet with the Special Committee, and the members of the Special Committee determined (subject to ratification by the Special Committee) that any such meeting should only happen after the Special Committee had received a full report from representatives of Evercore on the projections being prepared by Company management, and after they had reviewed certain information regarding the Company necessary to allow representatives of Evercore to develop its preliminary financial analyses of the Company.
On February 7, 2023, Skadden shared with Paul Weiss and Ropes & Gray an initial draft of a non-disclosure agreement that each Sponsor would be required to enter into to receive confidential information from the Company (the “Sponsor NDA”), which included a 12-month standstill.
Later on that same date, the Special Committee held a meeting by videoconference with representatives of Skadden and Evercore in attendance. Representatives of Skadden and Evercore provided the Special Committee with updates of relevant events that occurred since the latest Special Committee meeting. Representatives of Evercore provided an update on the status of Evercore’s review of the information provided by the Company as well as the Company management’s work on projections to be presented by Company management to the Special Committee. The Special Committee also discussed matters relating to the process for the approval of the Company’s budget for the year of 2023 considering ongoing negotiations of a Potential Transaction, and considering the relevance of such budget given it constituted an input into the projections to be prepared by Company management.

On February 8, 2023, representatives of Skadden held a meeting by videoconference with representatives of Davis Polk, on which the representatives of Skadden agreed with representatives of Davis Polk on the allocation of certain responsibilities regarding the Sponsors’ due diligence, the process for review by counsel of the annual budget and projections, and communications between the Bidder Group and Company management. Later on that same date, General Atlantic (in its capacity as representative for the Sponsors) sent an initial due diligence request list to representatives of Evercore, and, on February 14, 2023, General Atlantic (in its capacity as representative for the Sponsors) sent a legal due diligence request list to representatives of Evercore. On February 14, 2023, the Special Committee held a meeting by videoconference with representatives of Skadden and Evercore in attendance. Representatives of Evercore provided an update on the status of Evercore’s review of the information provided by the Company as well as the Company management’s work on projections to be presented by Company management to the Special Committee.
Later on that same date, Paul Weiss and Ropes & Gray provided Skadden with their comments to the Sponsor NDA, which did not include a standstill.
On February 19, 2023, following the Special Committee’s review of a revised draft of the Sponsor NDA, Skadden sent a revised draft including a 12-month standstill to Paul Weiss and Ropes & Gray, addressing the Special Committee’s comments and feedback.
On February 22, 2023, the Special Committee held a meeting by videoconference with representatives of Skadden and Evercore in attendance. Representatives of Evercore reviewed the First Preliminary Projections prepared by Company management (for additional information regarding such materials, see “Draft Discussion Materials prepared by Evercore for discussion with the Special Committee, dated February 22, 2023,” filed as Exhibit (c)(3) to the Company’s transaction statement on Schedule 13E-3), and noted that representatives of Evercore had met with Company management several times to discuss the Draft Projections. The representatives of Evercore also noted that the First Preliminary Projections reflected Company management’s latest view on the feasibility of achieving the operational, efficiency, and other targets contemplated by Company management in the Draft Projections, which Draft Projections had not been shared by Company management with the Special Committee. The Special Committee discussed and provided its feedback with respect to the First Preliminary Projections and the underlying assumptions. At the invitation of the Special Committee, Mr. Roberto Otero (“Mr. Otero”), the Company’s Chief Financial Officer, then joined the meeting and presented to the Special Committee and its advisors (a) a summary of the Company’s results for the 2022 fiscal year, and (b) the Company management’s approach for the preparation of the First Preliminary Projections and the underlying assumptions. A Q&A session followed, and the Special Committee asked questions of Mr. Otero on various topics, including with respect to (i) the projected Isaac results presented in the First Preliminary Projections, (ii) the operations of the Isaac business, and (iii) certain other matters related to the First Preliminary Projections. At the conclusion of such Q&A, Mr. Otero left the meeting and the Special Committee discussed with and provided its feedback to representatives of Evercore with respect to Mr. Otero’s presentation, including the view of the Special Committee that certain assumptions in the First Preliminary Projections were overly ambitious. The Special Committee instructed representatives of Evercore to request that Company management prepare a revised version of the First Preliminary Projections to reflect certain more balanced assumptions for Isaac’s performance. For more information on the Draft Projections, the First Preliminary Projections, the Second Preliminary Projections, the Third Preliminary Projections, the Preliminary Management Projections and the Management Projections (together, the “Company Projections”), see “Special Factors — Certain Financial Projections.”
On February 27, 2023, the Special Committee held a meeting by videoconference with representatives of Skadden and Evercore in attendance. Representatives of Evercore reviewed the Second Preliminary Projections (with the presentation materials also re-including information about the First Preliminary Projections), as prepared by Company management, which considered the feedback provided by the Special Committee on February 22, 2023, to the First Preliminary Projections (for additional information regarding such materials, see “Draft Discussion Materials prepared by Evercore for discussion with the Special Committee, dated February 27, 2023,” filed as Exhibit (c)(4) to the Company’s transaction statement on Schedule 13E-3). The Special Committee discussed and provided its feedback with respect to the Second Preliminary Projections and the underlying assumptions, which the Special Committee understood to reflect certain revised assumptions for Isaac’s future performance. For more information on certain Company Projections, see “Special Factors — Certain Financial Projections.”
On February 28, 2023, the Special Committee held a meeting by videoconference with representatives of Skadden and Evercore in attendance. Representatives of Evercore reviewed Evercore’s preliminary financial analyses of the Company, and in preparing such preliminary financial analyses, Evercore used and relied on the First Preliminary Projections and the Second Preliminary Projections provided by the Company’s management and summarized under “Special Factors — Certain Financial Projections”. Such preliminary financial analyses did not constitute, or form the basis of, an opinion of Evercore with respect to the Per Share Merger Consideration, and were based on economic, monetary, market and other conditions as in effect on, and the information made available to Evercore as of, February 28, 2023. For additional information regarding the preliminary financial analyses, see “Draft Discussion Materials prepared by Evercore for discussion with the Special Committee, dated February 28, 2023,” filed as Exhibit (c)(5) to the Company’s transaction statement on Schedule 13E-3. The Special Committee discussed Evercore’s assumptions used for purposes of the preliminary analyses, including the discount rate used in the discounted cash flow analysis and the Company’s projected cost of capital, as well as research analyst target prices for the Class A Shares. In light of such discussions, the Special Committee determined that the price of $11.00 per share presented in the Original Proposal undervalued the Company and was below a price at which the Special Committee was willing to transact with the Bidder Group. The Special Committee instructed representatives of Evercore to convey such view to the Sponsors. In addition, the Special Committee, and representatives of Evercore and Skadden engaged in discussions regarding the existing exclusivity arrangement between the members of the Bidder Group and, following such discussions, the Special Committee instructed representatives of Evercore to request that the members of the Bidder Group terminate such exclusivity arrangements and that both General Atlantic and Dragoneer execute current drafts of the Sponsor NDA.
On March 2, 2023, at the direction of the Special Committee, representatives of Evercore had a call with representatives of the Sponsors, in which they discussed the Special Committee’s view that (i) the price offered in the Original Proposal undervalued the Company and (ii) the Sponsors should present a revised offer, but only after (x) the Sponsors had executed the Sponsor NDAs and had subsequently had access to additional diligence information regarding the Company, and (y) the exclusivity arrangement was terminated.
On March 3, 2023, Paul Weiss and Ropes & Gray sent Skadden revised comments to the Sponsor NDA.
On that same date and again on March 6, 2023, representatives of Skadden, Paul Weiss, Ropes & Gray, Carey Olsen and Walkers (Cayman) LLP (“Walkers”) held a meeting by videoconference to discuss legal matters related to the exclusivity arrangement between the members of the Bidder Group.
On March 6, 2023, representatives of Evercore had a call with representatives of General Atlantic and Dragoneer in attendance, in which the representatives of Evercore, at the instruction of the Special Committee, reiterated that the exclusivity arrangement between the members of the Bidder Group provided for in the Joint Bidding Agreement should be terminated before the Sponsors would be provided with access to confidential information of the Company to begin to perform due diligence.
On March 7, 2023, the Special Committee held a meeting by videoconference with representatives of Skadden, Carey Olsen and Evercore in attendance. Representatives of Skadden reported that a revised draft of the Sponsor NDA had been shared with Paul Weiss and Ropes & Gray. Representatives of Evercore informed the Special Committee that the requested termination of the exclusivity arrangement remained subject to ongoing discussions. Representatives of Carey Olsen gave a presentation on Special Committee members’ fiduciary duties under Cayman Islands law in connection with going-private transactions, while representatives of Skadden presented an overview on best practices to be considered by special committees in connection with going-private transactions, in particular transactions involving controlling shareholders.
Later on that same date, representatives of Evercore had a call with representatives of General Atlantic and Dragoneer in attendance, reiterating the Special Committee’s request that the exclusivity arrangement be terminated and that the Sponsor NDAs be executed in order for the due diligence to start and price negotiations to continue.

On March 2, 6 and 7, 2023, representatives of Evercore, as directed by the Special Committee, informed the Sponsors that they should consider the research analyst target prices for the Class A Shares before resubmitting a revised offer.
On March 14, 2023, the Special Committee held a meeting by videoconference with representatives of Skadden and Evercore in attendance. The Special Committee, and representatives of Evercore and Skadden discussed talking points for the Special Committee’s meeting with the Founders on that same date in relation to (i) the requested termination of the exclusivity arrangement between the members of the Bidder Group and of the Sponsors entering into the Sponsor NDAs for negotiations to move forward, and (ii) the Special Committee’s view that the then-offered price of $11.00 per share undervalued the Company and was below a price at which the Special Committee would be willing to transact.
Later on that same date, the Special Committee held a videoconference meeting with Mr. de Sá Cavalcante Neto, and discussed with Mr. de Sá Cavalcante Neto (i) the status of the work conducted by the Special Committee’s advisors, (ii) the current status of the negotiations with the Sponsors, (iii) the Special Committee’s then-current view that the price offered in the Original Proposal undervalued the Company (without disclosing to Mr. de Sá Cavalcante Neto information about the Special Committee’s internal deliberations on fair value), as well as (iv) the request for termination of the exclusivity arrangement. During such video conference, Mr. de Sá Cavalcante Neto conveyed to the Special Committee the unwillingness of the Bidder Group to terminate the exclusivity arrangement as the exclusivity agreement was among General Atlantic, Dragoneer and the Founders (and did not bind the Company, the Special Committee or any other entity or person).
On March 15, 2023, the Special Committee held a meeting by videoconference with representatives of Skadden and Evercore in attendance. With respect to ongoing discussions regarding the exclusivity arrangement between the members of the Bidder Group, representatives of Evercore noted that there had been no other competing bid or interest shown by any third parties in an alternative transaction since the Original Proposal was made by the Bidder Group on November 30, 2022. In addition, representatives of Skadden reported that certain important matters were still subject to ongoing negotiations in the Sponsor NDA, including with respect to the terms of the standstill provision. Following discussion, the Special Committee reiterated the importance of each of the Sponsors executing non-disclosure agreements, and that no specific guidance on price should be provided to the Sponsors other than the general guidance regarding the research analyst target prices for the Class A Shares. The Special Committee further requested that representatives of Evercore prepare a list of other potential bidders to be approached by representatives of Evercore in connection with a general market check.
On that same date, a certain third-party investor that engaged in preliminary discussions regarding a Potential Transaction (“Potential Investor A”) contacted a representative of Evercore to express an interest in understanding the general status of the process of the Proposed Transaction in order to determine whether Potential Investor A should pursue an alternative transaction with the Company.
Later on that same date, representatives of Evercore had a teleconference conversation with General Atlantic, in which General Atlantic verbally indicated the possibility that the Sponsor’s may consider raising the offered price.
Also on that same date, representatives of Evercore were approached by representatives of Potential Investor A to discuss a potential alternative going-private transaction with the Company.
On March 16, 2023, the Special Committee held a meeting by videoconference with representatives of Skadden and representatives of Evercore in attendance. After discussion, the Special Committee (a) directed representatives of Evercore to convey to General Atlantic (in its capacity as representative for the Sponsors) that each of the Sponsors should execute the non-disclosure agreement, receive and review the First Preliminary Projections (for more information on certain Company Projections, see “Special Factors — Certain Financial Projections”) and then revise the Sponsors’ offer based on such information, and (b) directed representatives of Evercore to engage in preliminary discussions with Potential Investor A to gauge its actual interest in pursuing an alternative transaction with the Company. The Special Committee and representatives of Evercore discussed a list of other potential investors and the script to be used by representatives of Evercore if and when an approach to such third parties was authorized by the Special

Committee (for additional information regarding such materials, see “Draft Discussion Materials prepared by Evercore for discussion with the Special Committee, dated March 16, 2023” filed as Exhibit (c)(6) to the Company’s transaction statement on Schedule 13E-3). After further discussions with representatives of Evercore and Skadden, the Special Committee determined that it would not accept a revised proposal from the Sponsors if they were unwilling to materially increase their offer price.
On March 17, 2023, at the direction of the Special Committee, representatives of Evercore had a call with representatives of General Atlantic (in its capacity as representative for the Sponsors) in attendance, in which representatives of Evercore conveyed the Special Committee’s positions that (a) the price proposed by the Sponsors was below the intrinsic value of the Company, in the Special Committee’s view, (b) the exclusivity arrangement should be terminated, and (c) given that the Sponsors were willing to accept the terms of the standstill provision in the Sponsor NDAs as requested by the Special Committee, the Special Committee would propose executing the Sponsor NDAs, even with the exclusivity arrangement between the members of the Bidder Group remaining in place, so that additional due diligence could be conducted by the Sponsors to facilitate an improvement of the Sponsors’ then-current proposal.
Later on that same date, Skadden sent a revised draft of the Sponsor NDA to Paul Weiss and Ropes & Gray, which included a 12-month standstill, along with the Special Committee’s proposed final position on the key terms of such agreement. Between March 17, 2023, and March 29, 2023, Skadden, Paul Weiss and Ropes & Gray exchanged several drafts and negotiated the terms of the Sponsor NDA, mainly in respect of the terms of the standstill provision, among other key open items.
On March 21, 2023, at the direction of the Special Committee, representatives of Evercore held a meeting by videoconference with Potential Investor A in attendance to further discuss the latter’s interest in an alternative transaction with the Company.
Later on that same date, the Special Committee held a meeting by videoconference with representatives of Skadden and Evercore in attendance. Representatives of Skadden and Evercore provided the Special Committee with updates of relevant events that occurred since the latest Special Committee meeting. Representatives of Skadden reported that the remaining open points under discussion in the Sponsor NDA were largely related to the terms of the standstill provision. The Special Committee further discussed with representatives of Evercore and Skadden (a) the proposed outreach to certain potential investors to be approached by representatives of Evercore, and (b) the timetable for diligence that should be conveyed to any potential investors, in each case, considering the benefits and detriments of each of the different options discussed.
On March 23, 2023, the Special Committee held a meeting by videoconference with representatives of Skadden and Evercore in attendance. The Special Committee and representatives of Skadden and Evercore discussed the comments to the Sponsor NDA. In addition, the Special Committee determined to meet with Mr. de Sá Cavalcante Neto on March 24, 2023, to update Mr. de Sá Cavalcante Neto on the general status of the negotiations with the Sponsors, including the Special Committee’s position on the valuation of the Company and the Special Committee’s intent on further pursuing discussions with Potential Investor A.
On March 24, 2023, the Special Committee held a meeting by videoconference with Mr. de Sá Cavalcante Neto in attendance and discussed such topics.
On March 28, 2023, the Special Committee held a meeting by videoconference with representatives of Skadden and Evercore in attendance. Representatives of Skadden and Evercore provided the Special Committee with updates of relevant events that occurred since the latest Special Committee meeting. The Special Committee discussed with representatives of Evercore the list of potential third parties to be approached by representatives of Evercore, which comprised six entities, including Potential Investor A.
On March 29, 2023, each of the Sponsor NDAs was executed by the parties thereto, each of which agreements included a customary standstill provision (the standstill period being 230 days).
On March 30, 2023, the Sponsors were granted access to the virtual data room and started their due diligence review of the materials made available therein.
On that same date, a Board meeting was held in the Company’s ordinary course of business. Such meeting was attended by all members of the Board and members of management. At the meeting, the

Board discussed the Company’s financial results for the fourth quarter and fiscal year 2022, goals for fiscal year 2023, the status of Isaac integration and general corporate matters.
On that same date, as instructed by the Special Committee, representatives of Evercore approached five potential investors previously selected by the Special Committee in order to inquire as to their level of interest with respect to a potential going-private transaction with the Company, as well as to inform them of the proposed due diligence procedures and timeline of a Potential Transaction.
Further on that same date, the Company announced its earnings for 2022 (the “Earnings Release”) and furnished it to the SEC as an exhibit to a current report on Form 6-K.
On March 31, 2023, (a) General Atlantic and its affiliates filed with the SEC an amendment to their Schedule 13D, with respect to the execution of the non-disclosure agreement executed by and between the Company and General Atlantic on March 29, 2023 (the “General Atlantic NDA”) and the terms of the standstill provision included therein, and (b) Dragoneer and its affiliates filed with the SEC an amendment to their Schedule 13D, with respect to the execution of the non-disclosure agreement executed by and between the Company and Dragoneer on March 29, 2023 (the “Dragoneer NDA”) and the terms of the standstill provision included therein.
Later on that same date, representatives of Evercore (a) provided the Special Committee with an updated analysis of the Company’s trading stock price, select equity research commentary, along with the updated Company research reports, each of which were updated as of following the Earnings Release, and (b) held a meeting by videoconference with Company management in attendance to collect shareholder feedback with respect to the Earnings Release.
On April 3, 2023, the Special Committee held a meeting by videoconference with Mr. Otero and representatives of Evercore in attendance to review the feedback received from the certain Company shareholders following the Earnings Release.
On April 4, 2023, at the direction of the Special Committee, representatives of Evercore sent a draft non-disclosure agreement to Potential Investor A for its review, including a customary standstill provision.
On that same date, the Special Committee held a meeting by videoconference with representatives of Skadden and Evercore in attendance. Representatives of Evercore reported to the Special Committee that the Sponsors were conducting their due diligence review, having received access to the virtual data room and the First Preliminary Projections (for more information on certain Company Projections, see “Special Factors — Certain Financial Projections”) following the execution of the non-disclosure agreements. The Special Committee further discussed the following updates on the potentially interested third-party investors approached by representatives of Evercore: (a) Potential Investor A was reviewing a draft non-disclosure agreement, and (b) with respect to the other five potential bidders, two had decided not to engage in further conversations, one had not responded to representatives of Evercore’s requests for a conversation, and the remaining two had meetings scheduled with representatives of Evercore for the following day. The Special Committee also discussed the market’s reactions to the Earnings Release, see “Draft Discussion Materials prepared by Evercore for discussion with the Special Committee, dated April 4, 2023” filed as Exhibit (c)(7) to the Company’s transaction statement on Schedule 13E-3).
On April 5, 2023, representatives of the Sponsors verbally reiterated to representatives of Evercore a potential willingness to increase the price per share the Sponsors were prepared to pay.
On that same date, Potential Investor A provided Skadden with comments to the non-disclosure agreement.
On that same date, the Special Committee held a meeting by videoconference with representatives of Skadden and Evercore in attendance. The Special Committee discussed the following further updates on the potentially interested third parties approached by representatives of Evercore: (i) the two potential investors with whom representatives of Evercore had spoken on that day had rejected any interest in a transaction with the Company at that point in time, and (ii) therefore, only Potential Investor A was potentially interested in negotiating a Potential Transaction. The Special Committee discussed the Sponsors’ verbal price feedback and continued to be of the view that without an increase, the Sponsors’ price would continue to undervalue the Company. The Special Committee instructed representatives of Evercore to meet with the Sponsors’ respective representatives to discuss differences between the Sponsors and Evercore’s preliminary financial analysis methodologies regarding the Company, as well as what additional information the Company could provide to help the Sponsors materially improve their proposal.
On April 6, 2023, representatives of Evercore held a meeting by videoconference with representatives of the General Atlantic and discussed the First Preliminary Projections (for more information on certain Company Projections, see “Special Factors — Certain Financial Projections”) and the valuation of the Company, as well as the assumptions and methodology used by each of Evercore and the Sponsors to value the Company.
On that same date, representatives of Skadden and Evercore provided Potential Investor A with a revised draft of the non-disclosure agreement.
Further on that same date, representatives of Evercore had a call with representatives of General Atlantic (in its capacity as representative for the Sponsors) to discuss the status of the Sponsors’ offer.
On April 10, 2023, representatives of Evercore held a meeting by videoconference with representatives of the Company, during which representatives of Evercore were informed by Mr. Otero that Company management had revised the First Preliminary Projections, to account for certain revised assumptions, including that the Company’s new business term loan product to be distributed by Isaac to schools in Brazil (the “Business Term Loan”) would no longer be launched (the “Third Preliminary Projections”), in response to the recent deterioration of the credit environment and an internal reallocation of resources.
On April 11, 2023, representatives of Evercore reported via email to the Special Committee that one of the other potential third parties that representatives of Evercore had approached, as instructed by the Special Committee, had responded by stating they would first assess their interest by reviewing publicly available information before determining whether to enter into a non-disclosure agreement with the Company.
On that same date, Potential Investor A provided Skadden with comments to the non-disclosure agreement, and Skadden and Potential Investor A’s counsel held discussions to resolve the last outstanding points.
Also on that same date, the Special Committee held a meeting by videoconference with representatives of Skadden and Evercore in attendance. Representatives of Evercore provided a report on the April 6, 2023 meeting with the Sponsors’ representatives where representatives of Evercore and the Sponsors’ representatives discussed various assumptions underlying the Company’s financial outlook. Representatives of Evercore informed the Special Committee that Company management proposed revising the projections. After discussion, the Special Committee instructed representatives of Evercore to direct Company management to prepare a revised set of such projections with certain revised assumptions. Representatives of Skadden reported that the draft non-disclosure agreement with Potential Investor A was close to final. For more information on certain Company Projections, see “Special Factors — Certain Financial Projections.”
On April 12, 2023, the Special Committee held a meeting by videoconference with representatives of Evercore and Mr. Otero in attendance, in which Mr. Otero presented to the Special Committee and representatives of Evercore the Third Preliminary Projections (with the presentation materials also re-including information about the First Preliminary Projections and the Second Preliminary Projections) (for additional information regarding such materials, see “Draft Discussion Materials prepared by Evercore for discussion with the Special Committee, dated April 12, 2023” filed as Exhibit (c)(8) to the Company’s transaction statement on Schedule 13E-3), and a discussion ensued between the Special Committee, representatives of Evercore and Mr. Otero regarding the underlying assumptions of such revised projections, particularly the assumption regarding a potential cancellation of the launching of the new Business Term Loan, which the Special Committee considered to be overly conservative. Upon further discussion, Mr. Otero agreed that a delayed launch of the Business Term Loan would be a more accurate assumption.
On April 13, 2023, at the direction of the Special Committee, representatives of Evercore held a meeting by videoconference with representatives of General Atlantic (in its capacity as representative for the Sponsors) in attendance, in which representatives of Evercore informed representatives of General Atlantic about the existence of the Third Preliminary Projections and that, in light of such new information, the due diligence process would be delayed until the analysis of such projections was complete. For more information on certain Company Projections, see “Special Factors — Certain Financial Projections.”
On April 18, 2023, General Atlantic reported to representatives of Evercore that a Company shareholder interested in rolling over its shares in connection with a Potential Transaction had reached out to General Atlantic, which had directed such shareholder to the Company (as represented by the Special Committee) for any potential conversations regarding such matter.
On April 21, 2023, the Special Committee held a meeting by videoconference with representatives of Skadden and Evercore in attendance. Representatives of Evercore reviewed the Preliminary Management Projections, which were prepared by Company management following the Special Committee’s, representatives of Evercore’s and Mr. Otero’s discussions on April 12, 2023. For more information about the Preliminary Management Projections, see “Special Factors — Certain Financial Projections.” A discussion ensued between representatives of Evercore and the Special Committee regarding the Preliminary Management Projections (which material also included data regarding the First Preliminary Projections, the Second Preliminary Projections and the Third Preliminary Projections), including the underlying assumptions (for additional information regarding such materials, see “Draft Discussion Materials prepared by Evercore for discussion with the Special Committee, dated April 21, 2023,” filed as Exhibit (c)(9) to the Company’s transaction statement on Schedule 13E-3). The Special Committee, and representatives of Evercore and Skadden discussed the existing offer of the Sponsors with a view to the Preliminary Management Projections and what course of action to take in respect of the continuation or termination of negotiations with the Sponsors. The Special Committee determined that any decision would only be taken once representatives of Evercore had presented updated preliminary financial analyses based on the Preliminary Management Projections, and instructed Evercore to prepare updated preliminary financial analyses. For more information on certain Company Projections, see “Special Factors — Certain Financial Projections.”
On April 24, 2023, a member of the Special Committee had discussions by videoconference with representatives of Skadden and Evercore. Representatives of Evercore reviewed its updated revised preliminary financial analyses of the Company, and in preparing such revised preliminary financial analyses, Evercore used and relied on the First Preliminary Projections, the Second Preliminary Projections and the Preliminary Management Projections provided by the Company’s management and summarized under “Special Factors — Certain Financial Projections.” Such revised preliminary financial analyses did not constitute, or form the basis of, an opinion of Evercore with respect to the Per Share Merger Consideration, and were based on economic, monetary, market and other conditions as in effect on, and the information made available to Evercore as of, April 24, 2023. For additional information regarding the preliminary financial analyses, see “Draft Discussion Materials prepared by Evercore for discussion with the Special Committee, dated April 24, 2023,” filed as Exhibit (c)(10) to the Company’s transaction statement on Schedule 13E-3. The member of the Special Committee, who was authorized to act on behalf of the Special Committee, noted that the new set of projections reflected Company management’s ongoing review and better understanding of the Isaac business, as well as the changing macroeconomic environment in Brazil, including the more challenging credit market and the rising interest rates. Following discussions between representatives of Evercore and the member of the Special Committee regarding Company management’s preparations of the Preliminary Management Projections and underlying assumptions, the member of the Special Committee confirmed that they agreed with the Company’s management’s assessment of the Company’s operational outlook as reflected in the Preliminary Management Projections. The member of the Special Committee recommended (subject to ratification by the Special Committee) that representatives of Evercore share the Preliminary Management Projections with the Sponsors and ask them to present their best and final offer based thereon. During such discussions, representatives of Evercore confirmed that Potential Investor A had ceased all negotiations and no longer responded to any outreach regarding a Potential Transaction by representatives of Evercore. For more information on certain Company Projections, see “Special Factors — Certain Financial Projections.”
On April 26, 2023, representatives of Evercore had a call with representatives of General Atlantic (in its capacity as representative for the Sponsors) in which General Atlantic stated that, after reviewing the Preliminary Management Projections (for more information on certain Company Projections, see “Special Factors — Certain Financial Projections.”), and in an effort to bring the process to conclusion, the Sponsors may be willing to make a significant increase in the offer to $12.65 per share.

On that same date, the Special Committee held a meeting by videoconference with representatives of Skadden and Evercore in attendance, during which the member of the Special Committee recapped the discussion that took place with representatives of Skadden and Evercore on April 24, 2023, and the Special Committee confirmed alignment on the approach and assessments described in such discussion. Representatives of Evercore reported that the Sponsors may be willing to consider an increase to their offer to $12.65 per share. The Special Committee discussed such facts and determined that it would take additional time to consider all facts. The Special Committee also discussed whether it would permit any shareholders to be approached to roll over their shares.
On April 27, 2023, at the direction of the Special Committee, representatives of Evercore had a call with representatives of General Atlantic (in its capacity as representative for the Sponsors) in attendance regarding the terms of the Sponsors’ offer, and subsequently provided an update to the Special Committee.
On April 28, 2023, a member of the Special Committee had discussions by videoconference with representatives of Skadden and Evercore regarding the current status of and next steps in the price negotiations. The member of the Special Committee, along with representatives of Skadden and Evercore also discussed the Sponsors’ request to negotiate having two to three other Company shareholders roll over their shares in connection with the Proposed Transaction, and representatives of Evercore and General Atlantic then also discussed the same. The member of the Special Committee, along with representatives of Skadden and Evercore further discussed the merits and disadvantages as well as market practice with respect to a potential additional shareholder approval requirement that the majority of shares held by the shareholders unaffiliated to the Bidder Group be voted in favor of the Proposed Transaction (“majority of the minority shareholders’ approval” condition). Following discussions between the member of the Special Committee, and the representatives of Evercore and Skadden, the member of the Special Committee recommended (subject to ratification by the Special Committee) that representatives of Evercore revert to the Sponsors with a verbal counter-proposal of $13.20 per share, conditioned upon the inclusion of a majority of the minority shareholders’ approval. On that same date, representatives of Evercore had a call with the Sponsors in which the Sponsors indicated that they would consider the Special Committee’s request for a higher price per share, but in no event would a majority of the minority shareholders’ approval condition be acceptable.
On April 29, 2023, the Special Committee held a meeting by videoconference with representatives of Skadden and Evercore in attendance. Representatives of Evercore reported to the Special Committee the recent conversations with the Sponsors regarding a potential increase in price, but without the majority of the minority shareholders’ approval condition. After discussions, based on the information then available, in particular the Preliminary Management Projections (for more information on certain Company Projections, see “Special Factors — Certain Financial Projections.”) provided by Company management and the preliminary financial analyses performed by Evercore, the Special Committee instructed representatives of Evercore to revert to the Sponsors with a proposal of $13.10 per share and inclusion of a majority of the minority shareholders’ approval condition. The Special Committee further determined that having certain shareholders either join the consortium or roll over into the post-transaction private company should be permitted.
After such meetings, at the direction of the Special Committee, representatives of Evercore conveyed the Special Committee’s response to representatives of General Atlantic and Dragoneer, and representatives of Evercore and the Special Committee held subsequent telephone calls with representatives of Dragoneer to discuss the response.
On that same date, at the instruction of the Special Committee, representatives of Skadden sent Paul Weiss and Ropes & Gray a first draft of the Merger Agreement, as prepared by Skadden, Carey Olsen, BMA and Evercore at the direction of the Special Committee.
On April 30, 2023, the Bidder Group entered into an amendment to the Joint Bidding Agreement, pursuant to which the members of the Bidder Group agreed that the term of the Joint Bidding Agreement would be extended at least until June 28, 2023, and, thereafter, automatically for successive 30-day periods unless otherwise terminated by any of the parties thereto.
On that same date, the Sponsors presented a revised written offer price of $13.00 per share (the “Revised Proposal”) to the Special Committee. The purchase price proposed in the Revised Proposal represented an approximately 44% premium over the closing price of $9.04 per Class A Share on the day immediately prior to the disclosure of the Original Proposal. While no agreement had been reached as to the terms or price of a Potential Transaction between the Sponsors and the Special Committee, the Special Committee, following discussions with its advisors, agreed to negotiate a definitive agreement with respect to a Potential Transaction with the Sponsors on the basis of the Revised Proposal.
On May 1, 2023, each of the Sponsors, the Founders and their respective affiliates filed with the SEC their respective amendments to Schedule 13D, in each case with respect to the submission of the Revised Proposal and the amendment to the Joint Bidding Agreement.
On that same date, the Company issued a press release announcing the receipt of the Revised Proposal and furnished to the SEC the press release as an exhibit to a current report on Form 6-K.
Later on that same date, the Special Committee and representatives of Evercore and Skadden agreed that representatives of Evercore would reach out to a select group of Company shareholders, without participation of Company management, to collect feedback regarding the Revised Proposal.
On May 2, 2023, the Special Committee held a meeting by videoconference with representatives of Skadden and Evercore in attendance. Representatives of Evercore provided the Special Committee with details on the feedback received from certain Company shareholders regarding the Revised Proposal and reported that certain of those shareholders did not view $13.00 per share as a sufficient price for the Company’s Class A Shares.
On May 5, 2023, the Special Committee held a meeting by videoconference with representatives of Skadden and Evercore in attendance. The Special Committee, and representatives of Evercore and Skadden again discussed the shareholder feedback to the Revised Proposal. The Special Committee, and representatives of Evercore and Skadden also discussed alternative solutions to increase the price to be offered by the Sponsors for the Class A Shares, the Special Committee further considered with representatives of Skadden and Evercore the option to indicate to the Sponsors that the Special Committee would terminate negotiations if the Sponsors were unwilling or unable to increase the offered price above $13.00 per share.
Later on that same date, the Special Committee held a meeting by videoconference with representatives of Skadden and Evercore in attendance. Representatives of Evercore reported that, at the direction of the Special Committee, representatives of (a) Evercore had informed General Atlantic (in its capacity as representative for the Sponsors) about the shareholder feedback, and re-discussed with General Atlantic the possibilities of submitting the transaction to a majority of the minority shareholders’ approval, and (b) General Atlantic (in its capacity as representative for the Sponsors) informed representatives of Evercore that it was unable to increase the offered price much further and that it would not condition the transaction on a majority of the minority shareholders’ approval.
On May 8, 2023, representatives of Evercore held a call by videoconference for purposes of a due diligence discussion between Company management and representatives of General Atlantic, Ropes & Gray, Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados, Brazilian legal counsel to the Sponsors (“Mattos Filho”), and Deloitte Touche Tohmatsu Limited.
On May 9, 2023, representatives of Evercore were informed by Potential Investor A that it was not interested in a Potential Transaction at that point in time, but that if negotiations with the Sponsors were terminated for any reason, Potential Investor A might be interested in revisiting negotiations regarding a Potential Transaction.
On May 9, 2023, certain members of the Special Committee had discussions by videoconference with representatives of Skadden and Evercore. Representatives of Skadden and Evercore provided the members of the Special Committee with updates since the last Special Committee meeting. Members of the Special Committee and representatives of Evercore and Skadden then discussed the terms under which the Special Committee would consider recommending a Potential Transaction with the Sponsors, including the price as well as other terms, such as a majority of the minority shareholders’ approval condition.
On that same date, Paul Weiss and Ropes & Gray sent Skadden their comments to the draft Merger Agreement, and on May 10, 2023, Paul Weiss and Ropes & Gray sent Skadden further updated comments to such draft.

On May 11, 2023, representatives of Evercore had a call with representatives of General Atlantic (in its capacity as representative for the Sponsors). At the direction of the Special Committee, representatives of Evercore informed representatives of General Atlantic that the Sponsors should increase their offered price to $15.00, or otherwise the approval by the majority of the minority shareholders of the Company would be required by the Special Committee.
On May 15, 2023, Paul Weiss and Ropes & Gray reached out to representatives of Skadden in order to ask for the permission of the Special Committee for the Sponsors to approach five potential rollover shareholders in connection with the Proposed Transaction.
On that same date, representatives of Evercore had a call with representatives of General Atlantic, in which the representatives of General Atlantic indicated that they would only present the Sponsors’ best and final offer upon completion of the due diligence process and upon receipt, by the Sponsors, of a revised draft of the Merger Agreement, and as long as the Sponsors were allowed to approach a select group of five shareholders to gauge their interest in rolling over their shares in the Proposed Transaction.
On May 16, 2023, the Special Committee held a meeting by videoconference with representatives of Skadden and Evercore in attendance. Representatives of Evercore reviewed Evercore’s revised preliminary financial analyses of the Company, and in preparing such revised preliminary financial analyses, Evercore used and relied on the First Preliminary Projections, the Second Preliminary Projections and the Preliminary Management Projections provided by the Company’s management and summarized under “Special Factors — Certain Financial Projections.” Such revised preliminary financial analyses did not constitute, or form the basis of, an opinion of Evercore with respect to the Per Share Merger Consideration, and were based on economic, monetary, market and other conditions as in effect on, and the information made available to Evercore as of, May 16, 2023. For additional information regarding such revised preliminary financial analyses, see “Draft Discussion Materials prepared by Evercore for discussion with the Special Committee, dated May 16, 2023,” filed as Exhibit (c)(11) to the Company’s transaction statement on Schedule 13E-3. The Special Committee discussed with representatives of Evercore and Skadden the Sponsors’ request to approach five potential rollover shareholders and the Special Committee determined to authorize such approach to the extent such potential rollover shareholders execute a non-disclosure agreement with the Company, including a standstill provision.
On May 17, 2023, Skadden informed representatives of Paul Weiss and Ropes & Gray that the Sponsors could approach a limited set of five potential rollover shareholders, as long as such shareholders entered into non-disclosure agreements in a form acceptable to the Special Committee, including a standstill provision, and sent Paul Weiss and Ropes & Gray the form of such non-disclosure agreements for distribution to such potential rollover shareholders. Skadden also noted that they, at the direction of the Special Committee, would hold on further revising the Merger Agreement until there was clearer alignment on price and structure.
On May 18, 2023, the Special Committee held a meeting by videoconference with representatives of Skadden and Evercore in attendance. Representatives of Skadden and Evercore provided the Special Committee with updates of events that occurred since the latest Special Committee meeting. Representatives of Evercore reviewed Evercore’s revised preliminary financial analyses of the Company, and in preparing such revised preliminary financial analyses, Evercore used and relied on the First Preliminary Projections, the Second Preliminary Projections and the Preliminary Management Projections provided by the Company’s management and summarized under “Special Factors — Certain Financial Projections”. Such revised preliminary financial analyses did not constitute, or form the basis of, an opinion of Evercore with respect to the Per Share Merger Consideration, and were based on economic, monetary, market and other conditions as in effect on, and the information made available to Evercore as of, May 18, 2023. For additional information regarding such revised preliminary financial analyses, see “Draft Discussion Materials prepared by Evercore for discussion with the Special Committee, dated May 18, 2023,” filed as Exhibit (c)(12) to the Company’s transaction statement on Schedule 13E-3.
On May 22, 2023, representatives of Paul Weiss and Ropes & Gray sent Skadden a draft of a wall-cross script with respect to the potential engagement with certain potential rollover shareholders.
During the week of May 22, 2023, representatives of the Sponsors and the Company held in-person meetings to finalize the Sponsors’ due diligence work in connection with the Proposed Transaction.

On May 23, 2023, the Special Committee held a meeting by videoconference with representatives of Skadden and Evercore in attendance. Representatives of Skadden, Evercore and the Special Committee discussed the main issues raised by the Sponsors’ comments to the Merger Agreement sent on May 10, 2023, which mainly comprised the following Sponsors’ positions, among other matters: (a) rejection of majority of the minority shareholders’ approval condition, (b) rejection of a comprehensive regulatory efforts covenant, (c) size of and trigger events for the Company termination fee, (d) inclusion of a “no debt default” closing condition in favor of the Sponsors and (e) no inclusion of a closing condition related to dissenters’ rights. After discussions, the Special Committee instructed Skadden to circulate to Sponsors’ counsels an issues list comprising the main open items as well as the Special Committee’s positions in relation thereto.
On May 25, 2023, Skadden sent Paul Weiss and Ropes & Gray an issues list with the Special Committee’s feedback on the issues regarding the Sponsors’ comments to the Merger Agreement dated May 10, 2023, and to the wall-cross script, and a final version of the wall-cross script was agreed upon between the Special Committee and the Sponsors.
On that same date, Paul Weiss and Ropes & Gray sent Skadden a draft of the form of Equity Commitment Letter to be delivered by the Sponsors in connection with the signing of the Merger Agreement.
On May 30, 2023, representatives of Evercore had a call with representatives of General Atlantic to discuss the status of the Merger Agreement.
On May 31, 2023, Paul Weiss and Ropes & Gray sent Skadden the Sponsors’ reactions to the Merger Agreement issues list that was previously sent by Skadden to Paul Weiss and Ropes & Gray on May 25, 2023, reflecting the Sponsors’ positions, among other things, that the transaction not include a majority of the minority shareholders’ approval condition and that Sponsors be entitled to a closing condition that no “event of default” had been triggered under the Company’s debt as of Closing.
On June 1, 2023, Paul Weiss held calls with Skadden to discuss the process for further negotiations of the Merger Agreement.
On June 7, 2023, Paul Weiss and Ropes & Gray sent comments to the Merger Agreement to Skadden, reflecting the Sponsors’ positions regarding the items under discussion, including: (a) rejection of a majority of the minority shareholders’ approval condition, (b) the regulatory efforts covenant should not require the Sponsors to take actions that would impact the Sponsors’ assets, (c) the size of the Company termination fee, (d) no inclusion of a “no debt default” closing condition, (e) inclusion of a closing condition related to dissenters’ rights and (f) a revised proposal on the treatment of the Company’s equity awards in the Merger.
On June 9, 2023, Ropes & Gray sent Skadden comments to the non-disclosure agreement between the Company and Wishbone Fund, Ltd. (the “Wishbone NDA”), as provided to Ropes & Gray by Wishbone. On that same date, the draft was negotiated between Skadden and Wishbone’s legal counsel and the Wishbone NDA was executed.
Later on that same date, Ropes & Gray sent Skadden comments to the non-disclosure agreement between the Company and Keenan Capital LLC (the “Keenan NDA”), as provided to Ropes & Gray by Keenan. Between June 9 and June 14, 2023, the draft was negotiated between Skadden and Keenan’s legal counsel and the Keenan NDA was executed on June 14, 2023.
On June 12, 2023, legal counsel to Potential Rollover Shareholder A sent Skadden comments to the non-disclosure agreement between the Company and Potential Rollover Shareholder A. Between June 12 and June 13, 2023, the draft was negotiated between Skadden and Potential Rollover Shareholder A’s counsel and the non-disclosure agreement was executed on June 13, 2023.
On that same date, Paul Weiss sent Skadden comments to the non-disclosure agreement between the Company and Potential Rollover Shareholder B, as provided to Paul Weiss by Potential Rollover Shareholder B. Between June 13, 2023, and June 20, 2023, the draft was negotiated between Skadden and Potential Rollover Shareholder B’s counsel and the non-disclosure agreement was executed on June 20, 2023.
On June 13, 2023, the Special Committee held a meeting by videoconference with representatives of Skadden, Evercore, Carey Olsen and BMA in attendance. A discussion ensued between the Special Committee and the attendees on the key issues identified in the comments to the Merger Agreement sent to

Skadden by Paul Weiss and Ropes & Gray on June 7, 2023, and, after discussions, the Special Committee instructed Skadden to send Paul Weiss and Ropes & Gray a revised issues list with the positions of the Special Committee, which was sent to Paul Weiss and Ropes & Gray on June 21, 2023.
On that same date, Carey Olsen advised the Special Committee that the Merger was in compliance with, and did not infringe any provision of the Company’s Articles of Association.
On June 14, 2023, legal counsel to Potential Rollover Shareholder C sent Skadden comments to the non-disclosure agreement between the Company and Potential Rollover Shareholder C. On June 16, 2023, the draft was negotiated between Skadden and Potential Rollover Shareholder C’s counsel and Potential Rollover Shareholder C decided not to execute the non-disclosure agreement and not to continue negotiations regarding a potential rollover of Potential Rollover Shareholder C’s shares at such time.
On June 21, 2023, at the instruction of the Special Committee, Skadden sent Paul Weiss and Ropes & Gray an issues list comprising the positions of the Special Committee on the main open points under discussion in connection with the Merger Agreement, including, among others: (a) maintaining a majority of the minority shareholders’ approval condition subject to the final price proposed by the Sponsors, (b) a more comprehensive regulatory efforts covenant, (c) a lower Company termination fee, (d) no debt default or event of default closing condition and (e) acceptance conceptually of a Parent liability cap subject to certain conditions.
On that same date, a member of the Special Committee and a representative of Dragoneer discussed the status of negotiations regarding the merger agreement.
On June 24, 2023, the Sponsors informed representatives of Evercore that they would require a revised comprehensive draft of the Merger Agreement in order to present a revised proposal on price.
On June 25, 2023, representatives of Skadden, representatives of Evercore and the Special Committee discussed the Sponsors’ request and, after discussions, the Special Committee instructed Skadden to prepare a revised draft of the Merger Agreement to reflect the Special Committee’s positions, as discussed on June 21, 2023. On June 27, 2023, Skadden sent such revised draft of the Merger Agreement to Paul Weiss and Ropes & Gray, together with the first draft of the Company’s disclosure letter.
On July 6, 2023, representatives of Evercore had a call with the Sponsors, in which the Sponsors indicated that they might be willing to consider a further increase to their offer price, subject to satisfactory resolution of the open issues in the Merger Agreement (including the Special Committee agreeing not to include a majority of the minority shareholders’ approval condition).
On that same date, a representative of the Special Committee had discussions by videoconference with representatives of Skadden and Evercore. Representatives of Evercore reported to the representative of the Special Committee the outcome of their call with the Sponsors.
On that same date, Paul Weiss and Ropes & Gray sent Skadden their revised comments to the Merger Agreement, reflecting, among others, the following positions of the Sponsors: (a) rejection of a majority of the minority shareholders’ approval, and proposition of an approval by two-thirds of the Company’s shareholders, (b) the regulatory efforts covenant should not require the Sponsors to take actions that would impact the Sponsors’ assets, (c) rejection of a Parent regulatory termination fee, (d) rejection of the proposed clear market covenant, and (e) agreement to drop the inclusion of an event of default closing condition, subject to permitting the closing to be delayed once by 30 days in the event an event of default occurs under any Company indebtedness prior to closing, among other matters.
On July 14, 2023, the Special Committee held a meeting by videoconference with representatives of Skadden and Mr. Otero in attendance, and Mr. Otero confirmed to the Special Committee that, consistent with prior discussions with the Special Committee, the Management Projections were the set of projections the Special Committee should consider as final (for more information on certain Company Projections, see “Special Factors — Certain Financial Projections.”), since the Company’s management (a) understood that such set of projections remained the most accurate set of projections and that the assumptions underlying such projections continued to be valid, and (b) had not created any other set of projections and nor did it plan on preparing any revised projections.

On July 18, 2023, the Special Committee held a meeting by videoconference with representatives of Skadden, Evercore and Carey Olsen in attendance. Representatives of Evercore reviewed its updated preliminary financial analyses of the Company, and in preparing such revised preliminary financial analyses, Evercore used and relied on the First Preliminary Projections, the Second Preliminary Projections and the Management Projections provided by the Company’s management and summarized under “Special Factors — Certain Financial Projections”. Such revised preliminary financial analyses did not constitute, or form the basis of, an opinion of Evercore with respect to the Per Share Merger Consideration, and were based on economic, monetary, market and other conditions as in effect on, and the information made available to Evercore as of, July 18, 2023. For additional information regarding the preliminary financial analyses, see “Draft Discussion Materials prepared by Evercore for discussion with the Special Committee, dated July 18, 2023” filed as Exhibit (c)(13) to the Company’s transaction statement on Schedule 13E-3. Following discussions between the Special Committee, and representatives of Evercore and Skadden, the Special Committee instructed representatives of Evercore to request that the Sponsors increase their offered price as a result of the recent appreciation of the Brazilian real against the U.S. dollar, given that the Company’s working currency is the Brazilian real.
On July 20, 2023, representatives of General Atlantic (in its capacity as representative for the Sponsors) contacted the Special Committee and informed the Special Committee that the Sponsors would be potentially willing to consider a further increase to their price.
On July 22, 2023, the Special Committee held a meeting by videoconference with representatives of Skadden, Evercore and Carey Olsen in attendance. Representatives of Evercore reviewed its updated preliminary financial analyses of the Company, and in preparing such preliminary financial analyses, Evercore used and relied on the First Preliminary Projections, the Second Preliminary Projections and the Management Projections provided by the Company’s management and summarized under “Special Factors — Certain Financial Projections”. Such revised preliminary financial analyses did not constitute, or form the basis of, an opinion of Evercore with respect to the Per Share Merger Consideration, and were based on economic, monetary, market and other conditions as in effect on, and the information made available to Evercore as of, July 22, 2023. For additional information regarding the preliminary financial analyses, see “Draft Discussion Materials prepared by Evercore for discussion with the Special Committee, dated July 22, 2023” filed as Exhibit (c)(14) to the Company’s transaction statement on Schedule 13E-3. A discussion ensued between the Special Committee and Evercore regarding the intrinsic value of the Company and how to best negotiate with the Sponsors in order to obtain the highest price per share. Following such discussions, the Special Committee instructed representatives of Evercore to ask the Sponsors for a price of $14.50 as well as gauging the Sponsors’ reaction as to potentially moving forward with the deal without any additional rollover and for the majority of the minority shareholders’ approval condition to be re-included in the Merger Agreement.
On July 23, 2023, at the direction of the Special Committee, representatives of Evercore discussed with General Atlantic the request for the offer price to be increased, for shareholders (other than the Founders and the Sponsors) to not roll their shares in the Proposed Transaction and for the majority of the minority shareholders’ approval condition to be re-included in the Merger Agreement. General Atlantic verbally replied during such discussions that it was willing to discuss with Dragoneer a potential increase in the offered price, but that it would maintain the ability to permit rollovers and that it would not accept a majority of the minority shareholders’ approval condition.
Later on that same date, the Special Committee held a meeting by videoconference with representatives of Skadden and Evercore in attendance. Representatives of Skadden and Evercore provided the Special Committee with updates of events that occurred since the latest Special Committee meeting. Representatives of Evercore reviewed its revised preliminary financial analyses of the Company, and in preparing such revised preliminary financial analyses, Evercore used and relied on the First Preliminary Projections, the Second Preliminary Projections and the Management Projections provided by the Company’s management and summarized under “Special Factors — Certain Financial Projections.” Such revised preliminary financial analyses did not constitute, or form the basis of, an opinion of Evercore with respect to the Per Share Merger Consideration, and were based on economic, monetary, market and other conditions as in effect on, and the information made available to Evercore as of, July 23, 2023. For additional information regarding such revised preliminary financial analyses, see “Draft Discussion Materials prepared by Evercore for discussion with the Special Committee, dated July 23, 2023,” filed as Exhibit (c)(15) to the Company’s transaction statement on Schedule 13E-3.
On July 25, 2023, the Special Committee held a meeting by videoconference with representatives of Skadden in attendance, at which meeting the Special Committee approved the Management Projections for Evercore’s use and directed Evercore to use and rely on the Management Projections for its financial analyses.
On July 27, 2023, at the instruction of the Special Committee, representatives of Evercore reached out to the Sponsors to have further discussions regarding the per share price for the Proposed Transaction, during which discussions representatives of Evercore and General Atlantic discussed certain of the other remaining open items in the Merger Agreement, and additional discussions in respect of these matters occurred between representatives of Evercore and the Sponsors the following day. On this day, the Special Committee expressed its willingness, subject to completion of final negotiations of the terms of the Merger and receipt of Evercore’s fairness opinion, to recommend a transaction at a price per share of $14.00, and it was understood by the Special Committee, based on representatives of Evercore’s continuous communications with General Atlantic and Dragoneer, that the Sponsors would also be willing to transact at such price, but only subject to final agreement on the material terms of the Merger Agreement, certain of which remained unresolved.
On July 29, 2023, representatives of Skadden, at the direction of the Special Committee, sent a revised draft of the Merger Agreement and the Equity Commitment Letter to Paul Weiss and Ropes & Gray, reflecting the following positions of the Special Committee, among other matters: (a) acceptance of the removal of the majority of the minority shareholders’ approval condition, (b) a regulatory efforts covenants covering all Company assets without materiality qualifier, (c) including a clear market covenant, (d) acceptance of removal of a regulatory termination fee, (e) the lower amount of the Company termination fee and (f) ability to seek monetary damages against Parent and Merger Sub for damages arising out of fraud or willful breach of the Merger Agreement, subject to a liability cap.
Between July 31 and August 1, 2023, representatives of Skadden, Paul Weiss and Ropes & Gray held meetings by videoconference to discuss the Merger Agreement and the Equity Commitment Letters, at which meetings the following matters, among other matters, were discussed: (a) the amounts of the Company termination fee and of Parent’s liability cap under the Merger Agreement, (b) whether the Sponsors should be subject to a clear market covenant and (c) the Parent liability cap.
On August 3, 2023, representatives of Paul Weiss and Ropes & Gray sent Skadden comments to the Merger Agreement, reflecting the Sponsors’ positions in respect of the matters discussed between July 31, 2023, and August 1, 2023.
Further on that same date, a representative of the Special Committee, together with a representative of Skadden, held a meeting with one of the Company’s minority shareholders in attendance, following the formal request of the shareholder to the Company’s management to meet with the Special Committee, in which the Special Committee listened to the analysis and feedback of the minority shareholders provided in respect of the Proposed Transaction.
On August 4, 2023, representatives of Paul Weiss and Ropes & Gray sent Skadden a revised draft of the Equity Commitment Letter.
Between August 5 and August 10, 2023, representatives of Skadden, Carey Olsen, Paul Weiss, Ropes & Gray and Walkers engaged in final negotiations of the Merger Agreement, the Equity Commitment Letters, the Support Agreement and the Interim Investors Agreement. During this time, representatives of General Atlantic and Dragoneer also engaged in conversations with representatives of Evercore, the Special Committee and the Company. Representatives of Evercore and Skadden kept the Special Committee apprised of the negotiations and solicited their views during such negotiations, which mainly focused on the following matters: (a) in the case of the Merger Agreement, (i) the amounts of the termination fee and of Parent and Merger Sub’s liability cap, (ii) a clear market covenant and (iii) mechanics applicable to changes in the number of rollover shares post-signing and pre-closing; and (b) in the case of the Support Agreement and the Interim Investors Agreement, adjustments to assure that all parties would be able to comply with the procedures set forth in the Merger Agreement relating to a Superior Proposal.

On August 9, 2023, representatives of BMA sent Mattos Filho relevant confirmations from certain Company lenders under certain of the Company’s Debt Documents (as defined in the Merger Agreement).
On that same date, representatives of Evercore reported to the Special Committee that two Company shareholders would be committing to roll over their shares in the Merger as of the signing of the Proposed Transaction: (a) Keenan (which was going to conduct a partial roll over of 3,735,445 (or approximately 80%) of its Class A Shares) and (b) Wishbone (which was going to conduct a partial roll over of 1,200,000 (or approximately 41%) of its Class A Shares).
On August 10, 2023, members of the Special Committee held a meeting by videoconference with representatives of Evercore, Skadden and Carey Olsen in attendance. Representatives of Carey Olsen gave the Special Committee another overview of the fiduciary duties of the Special Committee in connection with the Transactions and addressed the questions of the Special Committee in relation thereto. Representatives of Skadden gave the Special Committee an overview of the material terms of the final drafts of the Transaction Documents and addressed the questions of the Special Committee in relation thereto. Representatives of Evercore gave a presentation of its financial analyses. For additional information regarding such final financial analyses, see “Discussion Materials and Presentation to the Special Committee, dated August 10, 2023,” filed as Exhibit (c)(16) to the Company’s transaction statement on Schedule 13E-3. Representatives of Skadden further gave the Special Committee an overview of preliminary draft disclosure of the reasons for the Merger, addressed the questions of the Special Committee in relation thereto as well as discussed such preliminary draft disclosure with the Special Committee.
Representatives of Evercore rendered to the Special Committee Evercore U.S.’s oral opinion, which was subsequently confirmed in a written opinion on the same date, that, as of August 10, 2023, and based upon and subject to the assumptions, limitations, qualifications and conditions set forth in Evercore U.S.’s opinion, the Per Share Merger Consideration to be received by the holders of Class A Shares (other than the holders of the Excluded Shares and the Dissenting Shares) in the Merger was fair, from a financial point of view, to such holders. Following such discussion, the Special Committee, among other matters, determined that the terms of the Merger Agreement, the Plan of Merger, the Merger and the other Transactions are in the best interests of the Company and the Unaffiliated Security Holders and resolved that (a) the terms of the Merger are fair and reasonable to the Company and the Unaffiliated Security Holders; (b) the Per Share Merger Consideration constitutes at least (and may exceed) fair value for each Share (other than the Excluded Shares) under Cayman Islands laws; (c) the terms of the Merger Agreement, the Plan of Merger, the Merger and the other Transactions are in the best interests of the Company; (d) the execution, delivery and performance of the Merger Agreement and the Plan of Merger, the Merger and the other Transactions are recommended to be approved and declared advisable and the Company be authorized to merge with Merger Sub so that the Company will be the Surviving Company and all the undertaking, property and liabilities of Merger Sub vest in the Company by virtue of such merger pursuant to the CICA; (e) the Merger would be most likely to promote the success of the Company for the benefit of its members as a whole, including, in particular, the Unaffiliated Security Holders; (f) subject to Section 5.04 of the Merger Agreement, the Special Committee recommended that the Board (i) declare advisable and in the best interests of the Company the execution, delivery and performance of the Merger Agreement and the Plan of Merger, the Merger and the other Transactions, (ii) authorize and enter into (as applicable) the Merger Agreement and the Plan of Merger and approve the Merger and the other Transactions, and (iii) subject to Section 5.04 of the Merger Agreement, recommend that the Company’s shareholders vote in favor of the authorization and approval (as applicable) of the Merger Agreement and the Plan of Merger, the Merger and the other Transactions, at the Company Shareholders Meeting; and (g) the Merger and the other transactions on the terms set out in the Transaction Documents are compliant with the articles of association of the Company.
Following the conclusion of such Special Committee meeting, on that same date, the Board held a meeting by videoconference with representatives of Davis Polk, Maples and Calder (Cayman) LLP, Cayman Islands legal counsel to the Company (“Maples”), Walkers and Skadden, as well as Mr. Otero and the Company’s general counsel, Mariana Pacini, in attendance. Representatives of Maples provided an overview of the directors’ duties in connection with the Transactions and provided an opportunity for questions from the Board in relation thereto. Representatives of Davis Polk provided an overview of the material terms of the final drafts of the Transaction Documents and addressed the questions of Board in relation thereto.

A representative of the Special Committee provided a report of the Special Committee’s evaluation of the Transactions and the Special Committee’s recommendation with respect to the Merger Agreement and the Plan of Merger, the Merger and the other Transactions. Following such discussions, the Board, based upon the Special Committee’s recommendation and with the Interested Directors abstaining, among other matters, determined that the terms of the Merger Agreement, the Plan of Merger, the Merger and the other Transactions are in the best interests of the Company and the Unaffiliated Security Holders and resolved that (a) the terms of the Merger are fair and reasonable to the Company and the Unaffiliated Security Holders; (b) the Per Share Merger Consideration constitutes at least (and may exceed) fair value for each Share (other than the Excluded Shares) under Cayman Islands law; (c) the terms of the Merger Agreement, the Plan of Merger, the Merger and the other Transactions are in the best interests of the Company; (d) the execution, delivery and performance of the Merger Agreement and the Plan of Merger, the Merger and the other Transactions are approved and declared advisable and the Company be authorized to merge with Merger Sub so that the Company will be the Surviving Company and all the undertaking, property and liabilities of Merger Sub vest in the Company by virtue of such merger pursuant to the CICA; (e) the Merger would be most likely to promote the success of the Company for the benefit of its members as a whole, including, in particular, the Unaffiliated Security Holders; (f) subject to Section 5.04 of the Merger Agreement, the Company recommends that the Company’s shareholders vote in favor of the authorization and approval (as applicable) of the Merger Agreement and the Plan of Merger, the Merger and the other Transactions, at a duly held meeting of such holders for such purpose; and (g) the Merger and the other transactions on the terms set out in the Transaction Documents are compliant with the articles of association of the Company.
Following the conclusion of such Board meeting, on that same date, the board of directors of Parent and the board of directors of Merger Sub each approved the Merger Agreement and the Plan of Merger and declared it advisable for Parent and Merger Sub, respectively, to enter into the Merger Agreement and the Plan of Merger and to consummate the Transactions.
Following the conclusion of such board meetings, later on that same date, (a) the Company, Parent and Merger Sub executed the Merger Agreement, (b) the Rollover Shareholders entered into the Support Agreement, (c) affiliates of the Sponsors and Parent executed the Equity Commitment Letters, (d) Parent, Merger Sub, the Sponsors (or their respective applicable affiliates), the Founders (or their respective applicable affiliates), Keenan (or its applicable affiliate) and Wishbone (or its applicable affiliate) entered into the Interim Investors Agreement and (e) the Company and the Bidder Group issued a joint press release announcing the transaction.
On August 14, 2023, each of the Founders, the Sponsors and their respective affiliates filed with the SEC amendments to their respective Schedules 13D reporting, among other matters, the signing of the Merger Agreement, the Support Agreement and the Interim Investors Agreement.
On August 21, 2023, a non-disclosure agreement was executed by the Company and Potential Rollover Shareholders.
On September 14, 2023, the Company obtained the approval of the Merger from CADE, which approval becomes effective and definitive after the passage of a 15-day waiting period following such date.
Reasons for the Merger and Recommendation of the Special Committee and the Board
The Special Committee
On August 10, 2023, the Special Committee adopted resolutions by unanimous vote of its members at a duly called meeting, (a) determining that the Per Share Merger Consideration constitutes at least (and may exceed) fair value for each Share (other than the Excluded Shares) under Cayman Islands laws, (b) determining that the terms of the Merger Agreement, the Plan of Merger, the Merger and the other Transactions are in the best interests of the Company, and (c) subject to Section 5.04 of the Merger Agreement, resolving to recommend that the Board (i) declare advisable and in the best interests of the Company the execution, delivery and performance of the Merger Agreement and the Plan of Merger, the Merger and the other Transactions, (ii) authorize and enter into (as applicable) the Merger Agreement and the Plan of Merger and approve the Merger and the other Transactions and (iii) subject to Section 5.04 of the

Merger Agreement, recommend that the Company’s shareholders vote in favor of the authorization and approval (as applicable) of the Merger Agreement and the Plan of Merger, the Merger and the other Transactions, at the Company Shareholders Meeting.
In the course of reaching its determination and making its recommendation, the Special Committee consulted with the Special Committee’s financial and legal advisors and considered a number of potentially positive factors, including, but not limited to, the following (which factors are not necessarily presented in order of relative importance):
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Fair Value.   The Special Committee believes that the Per Share Merger Consideration represents at least (and may exceed) fair value for each Share (other than the Excluded Shares) based on the Special Committee’s overall knowledge and understanding, and information obtained by the Special Committee, regarding the Company’s business, operations, assets and liabilities, current, historical and prospective business, financial condition, results of operations, strategy and competitive position, as well as industry trends, long-term strategic goals and opportunities, including the potential impact of those factors on the trading price of the Shares (which cannot be quantified numerically).

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Premium to Market Price.   The Special Committee considered the current and historical trading prices of the Class A Shares, including the relationship of the $14.00 Per Share Merger Consideration to the recent and historical trading prices of the Class A Shares, including that the Per Share Merger Consideration represents:

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a premium of approximately 55% to the closing price per Class A Share on November 30, 2022 (the last trading day immediately prior to the disclosure of the Original Proposal, on which date the closing price was $9.04); and

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a premium of approximately 38% and 28% to the 30- and 60-calendar day volume-weighted share price per Class A Share through November 30, 2022 (the last trading day immediately prior to the disclosure of the Original Proposal).

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Per Share Merger Consideration.   The Special Committee considered:

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that the Per Share Merger Consideration was increased multiple times by the Sponsors, from the Original Proposal of $11.00 to the Per Share Merger Consideration of $14.00 (representing a premium of 28% against the price offered in the Original Proposal);

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that the Per Share Merger Consideration consists solely of cash, which provides certainty of value and immediate liquidity at Closing to the holders of Shares (other than the holders of Excluded Shares and Dissenting Shares), particularly in light of the relatively limited trading volume of the Shares, without the long-term business and execution risk associated with the Company’s long-term plans; and

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the fact that all holders of Shares will be entitled to receive the same Per Share Merger Consideration, except that the Sponsors, the Founders and the Rollover Shareholders will not receive the Per Share Merger Consideration and will instead receive shares in Parent as consideration for the contribution of their Shares into Parent in connection with the Merger.

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Special Committee’s Negotiations.   The Special Committee considered its extensive negotiations with the Sponsors, and the fact that, during the course of such negotiations, the Sponsors raised the value of the Per Share Merger Consideration offered multiple times, from $11.00 to $14.00 (representing a total increase of 28% relative to $11.00), which the Sponsors indicated was their best and final offer and which the Special Committee believed, after such negotiations with the Sponsors and their representatives, was the highest price per share reasonably obtainable from the Sponsors for the Shares (other than the Excluded Shares).

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Financial Analyses of Evercore and Opinion of Evercore U.S.   The Special Committee considered the financial analyses of Evercore and the oral opinion of Evercore U.S., which was subsequently confirmed by a written opinion on the same date, that, as of August 10, 2023, and based upon and subject to the assumptions, limitations, qualifications and conditions set forth in Evercore U.S.’s opinion, the Per Share Merger Consideration to be received by the holders of the Class A Shares (other than the holders of the Excluded Shares and the Dissenting Shares) in the Merger was fair, from a financial point of view, to such holders, as more fully described below in the section entitled “Special Factors-Opinion of Financial Advisor to the Special Committee” and the full text of the opinion, which is attached as Annex C to this Proxy Statement.
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Potential Benefits of the Merger.   The Special Committee considered that the transaction provides benefits for the Company in addition to the attractive value to the Company’s shareholders, including in light of the potential risks and costs associated with remaining as a separate public company with a majority shareholder and possible alternative business strategies instead of consummating the Merger.

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Public Company Costs and Limitations.   The Special Committee considered:

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that the Company’s limited use of potential benefits as a U.S. publicly traded company did not justify the costs and administrative burdens associated with the Company’s status as a U.S. publicly traded company, including the costs associated with regulatory filings and compliance requirements, which costs and expenses would be reduced as a result of becoming a privately held company;

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that as an SEC-reporting company, the Company’s management and accounting staff must devote significant time to SEC reporting and compliance matters;

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that, as a privately held entity, the Company’s management may have greater flexibility to focus on improving the Company’s long-term financial performance without the pressures created by the public equity market’s emphasis on short-term period-to-period financial performance; and

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that, as an SEC-reporting company, the Company is required to disclose a considerable amount of business information to the public, some of which would otherwise be considered competitively sensitive and would not be disclosed by a non-reporting company, and which potentially may help its actual or potential competitors, customers, clients or suppliers compete against the Company or make it more difficult for the Company to negotiate favorable terms with them, as the case may be.

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Low Likelihood of Alternative Transactions.   The Special Committee considered:

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the fact that the Bidder Group owns a majority of the voting power of the outstanding Shares, and communicated to the Special Committee in its publicly filed, initial non-binding proposal letter delivered on November 30, 2022, that the Bidder Group is interested only in acquiring Shares not already owned by the Bidder Group or their respective affiliates and that the Bidder Group members have entered into an exclusivity agreement to work exclusively with the other members of the Bidder Group and that the members of the Bidder Group do not intend to sell their respective stakes in the Company to any third party, which could discourage the making of a competing acquisition proposal; and

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the absence of other strategic alternatives available to the Company, including a sale to other third-party investors, that would provide comparable or superior value to the Company’s shareholders, based in part on the Special Committee’s determination and taking into account the fact that (i) the Sponsors’ proposal had been publicly announced and that thereafter no third party had submitted a proposal to acquire the Company prior to the execution of the Merger Agreement, and (ii) that the Special Committee’s financial advisor, Evercore, undertook targeted outreach to a group of potentially interested third parties selected by the Special Committee, none of whom, including Potential Investor A, after considering the opportunity for a transaction with the Company and discussing it with the Special Committee’s independent financial advisor, had determined to submit a proposal for a transaction with the Company.

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Timing Considerations / Loss of Opportunity.   The Special Committee considered:

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the timing of the Merger and the risk that if the Company does not accept the Sponsors’ offer now, it may not have another opportunity to do so or to pursue an opportunity offering the same or better value and certainty to the Company’s Unaffiliated Security Holders in the future, and that the short-term market price for the Shares could fall below the value of the Per Share Merger Consideration, and possibly substantially below the value of the Per Share Merger Consideration; and
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the fact that the standstill restrictions that apply to the Sponsors pursuant to the Sponsor NDAs would expire on November 14, 2023, and that, following such expiration, the Sponsors would be able to acquire the remaining Shares the Sponsors do not already own without negotiating with the Special Committee or offering a transaction premium or favorable terms to the Company and its shareholders.

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Certainty of Closing.   The Special Committee took into account its belief that the Merger has a high likelihood of being completed in a timely manner based on, among other things, (i) the reputation, acquisition experience and financial resources of the Bidder Group and its ability to complete an acquisition transaction involving the Shares that it does not already own, (ii) the limited number and nature of the conditions to the completion of the Merger, including the fact that there is no financing condition, and (iii) the Company’s ability, pursuant to the Merger Agreement, to pursue remedies that include specific performance and equitable relief to prevent breaches of the Merger Agreement by Parent or Merger Sub and to specifically enforce the terms of the Merger Agreement and certain terms of the Equity Commitment Letters.

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Terms of the Merger Agreement and Equity Commitment Letters.   The Special Committee considered the terms of the Merger Agreement and the Equity Commitment Letters, including the review by the Special Committee with its legal counsel of, and advice received from such counsel on, the structure of the contemplated transactions and financial and other terms of the Merger Agreement and the Equity Commitment Letters, including with respect to deal protection, conditionality, termination rights and the likelihood of consummating the Merger (including with respect to obtaining required shareholder approvals).

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Ability to Respond to Certain Unsolicited Alternative Proposals.   The Special Committee considered that the Merger Agreement gives the Special Committee the right to respond to, furnish information and negotiate with respect to unsolicited bona fide alternative proposals from third parties in certain circumstances described in the Merger Agreement and to change its recommendation to the Company’s shareholders to vote in favor of the authorization and approval (as applicable) of the Merger Agreement if certain conditions are satisfied. For more information, see “The Merger Agreement — No Solicitation of Competing Transactions.”

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Company Termination Rights.   The Special Committee considered that the Company would be permitted, under certain circumstances subject to compliance with the terms and conditions of the Merger Agreement prior to the receipt of shareholder approval, to terminate the Merger Agreement in order to enter into an agreement with respect to a Superior Proposal.

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Termination Fee.   The Special Committee believes that the termination fee of $20,000,000 that could become payable by the Company pursuant to the Merger Agreement in the event the Merger Agreement is terminated under certain circumstances described in the Merger Agreement is reasonable and would not likely deter third parties from making alternative acquisition proposals that would be more favorable to the Company’s shareholders than the Merger.

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No Financing Condition.   The Special Committee considered the fact that the Sponsors have financing in place to fund the Per Share Merger Consideration, and that Parent’s and Merger Sub’s obligations to complete the Merger and pay the aggregate Per Share Merger Consideration are not conditioned on Parent or Merger Sub obtaining financing.

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Dissenters’ Rights.   The Special Committee considered the availability of dissenters’ rights to the Company’s shareholders, other than the holders of the Excluded Shares, who comply with all of the required procedures under the CICA for exercising dissenters’ rights, which allow such holders to receive the fair value of their Shares as determined by the Court.

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Employee Considerations.   The Special Committee believes that treatment of the employees of the Company or any Company subsidiary who is employed at the date of Closing and who remains employed with the Surviving Company, any of its subsidiaries, or any other affiliate of Parent immediately following the Closing (the “Company Employees”) under the Merger Agreement, including Parent’s obligations to ensure that, during the first year after Closing, (a) the Company Employees’ base salary or hourly wage is no less favorable than the base salary or hourly wage rate provided to such Company Employee immediately prior to the date of Closing, (b) the Company Employees will be provided with target short- and long-term cash incentive compensation opportunities that are substantially comparable in the aggregate to the short- and long-term cash incentive compensation opportunities in effect for the Company Employee immediately prior to the date of Closing (for the avoidance of doubt, excluding equity or equity-based compensation and retention or change in control compensation), and (c) the Company Employees’ other compensation and benefits (for the avoidance of doubt, excluding equity or equity-based compensation and retention or change in control compensation) are, with respect to each Company Employee, substantially comparable in the aggregate to other compensation and benefits provided to such Company Employee immediately prior to the date of Closing, will reduce risk of attrition of key employees during the pre-Closing period, which will help ensure continuity of the Company’s business during the period prior to Closing under the Merger Agreement (thereby reducing risk of non-consummation), and could reduce the risk to the Company if the Merger Agreement is terminated.
•
Procedural Safeguards.   The Special Committee considered the following procedural safeguards implemented in an effort to ensure the fairness of the Merger and the transactions contemplated by the Merger Agreement and to permit the Special Committee to represent the interests of the holders of Shares (other than the holders of Excluded Shares):

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the Special Committee consists solely of directors of the Company who are independent directors not affiliated with the Bidder Group and who are not officers or employees of the Company, and who are independent and disinterested with respect to the Merger and the other transactions contemplated by the Merger Agreement, and the Special Committee was advised by independent US, Cayman Islands and Brazilian legal counsel and an independent financial advisor in its review, evaluation and negotiation of the Merger and the other transactions contemplated by the Merger Agreement; and

◦
the resolutions of the Board forming the Special Committee and authorizing the Special Committee (i) to oversee, control, review, evaluate and negotiate any Potential Transaction, including whether a Potential Transaction was desirable and, if so, the design, oversight, establishment and implementation of a Potential Transaction, (ii) to supervise and direct the management of the Company in regard to the conduct of such negotiations should the Special Committee, in its sole discretion, authorize management to conduct or participate in such negotiations, (iii) to recommend rejecting a Potential Transaction, or if applicable, to formulate, structure, negotiate and document terms and conditions of a Potential Transaction including with respect to transaction structure and price and definitive documentation with respect thereto, including, without limitation, any agreements with the Company, any of the Company’s officers, directors, employees, shareholders or affiliates and/or any of the affiliates, associates or shareholders of the foregoing and any other potential purchasers or other relevant third parties in respect of a Potential Transaction, (iv) to interact with representatives of the Sponsors and the Founders regarding the Potential Transaction, or the Founders and any other potential party regarding another Potential Transaction, at such time and on such terms as the Special Committee deemed appropriate (provided that as requested by the Sponsors and the Founders the Special Committee should negotiate any purchase price for any Proposed Transaction solely with the Sponsors and not with the Founders, if it determined it necessary or appropriate to do so), (v) to initiate, review, evaluate and discuss alternative transactions, including directing its financial advisor to contact third parties regarding the possibility of exploring any alternative transactions, and to establish, approve, modify, monitor and direct the process and procedures related to the evaluation and negotiation of a Potential Transaction by the Company, (vi) to negotiate any confidentiality or similar agreement with the Sponsors, the Founders or any other party, if the Special Committee deemed it necessary or appropriate, and to provide confidential information pursuant to such agreements if the Special Committee deemed it necessary or appropriate to do so, (vii) to determine whether a Potential Transaction was advisable and fair to, and in the best interests of, the Company and the Public Shareholders (other than any interested shareholder, as the case may be), (viii) to determine whether to recommend or not to recommend a Potential Transaction to the Board for its consideration, approval and adoption and if necessary or appropriate, to recommend to the Board the form of all requisite documentation or agreements involving, responding to or relating to any Potential Transaction, and (ix) to exercise all such power and authority that may otherwise be exercised by the Board and to take any and all other actions it deemed necessary, appropriate or advisable in order to evaluate and consider a Potential Transaction and to carry out and fulfill its duties and responsibilities with respect thereto, the exercise of such power and authority conclusively evidencing such determination, and in addition the fact that the Board was not permitted to recommend or approve any Potential Transaction or submit or recommend a Potential Transaction to the shareholders of the Company without a prior favorable recommendation of such Potential Transaction by the Special Committee.
In the course of reaching its determinations and making its recommendations, the Special Committee also considered the following countervailing factors concerning the Merger Agreement and the Merger:
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General Transaction Risks.   The Special Committee considered the risks involved with the Merger, including the risk that the Merger may not be completed because one or more of the conditions to Closing would not be satisfied, and the effect that failing to complete the Merger may have on the business, financial results and share price of the Company, or on the perceptions of the Company among investors, customers, employees and other stakeholders.

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No Shareholder Participation in Future Growth or Earnings.   The Special Committee considered the fact that the Company will no longer exist as a separate public company and the Company’s shareholders (except for the holders of Excluded Shares) will forego any potential future increase in its value as a separate public company that might result from its possible growth and future prospects.

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Impact of Announcement on the Company.   The Special Committee considered the possible negative effects of the Merger and public announcement of the Merger on the Company’s business, financial performance, operating results and share price and the Company’s relationships with customers, suppliers, distributors, commercial partners, management and employees.

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No Majority-of-the-Minority Shareholder Voting Requirement.   The Special Committee considered that the consummation of the Merger is not subject to separate approval by a majority of the Company’s shareholders (excluding the Sponsors, the Founders and the Rollover Shareholders), notwithstanding the Special Committee’s attempt to negotiate such a closing condition with the Sponsors. The Special Committee also noted, however, that the “majority of the minority” voting requirement is not customary in going-private transactions involving Cayman Islands companies.

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No Solicitation.   The Special Committee considered the fact that the Merger Agreement (i) precludes the Company from actively soliciting competing acquisition proposals (as described in the section entitled “The Merger Agreement — No Solicitation of Competing Transactions”) and (ii) obligates the Company to pay Parent a termination fee of $20,000,000 in connection with a termination of the Merger Agreement under certain circumstances, which could discourage the making of a competing acquisition proposal or adversely impact the price offered in such a proposal.

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Pre-Closing Covenants.   The Special Committee considered the fact that the Merger Agreement imposes restrictions on the conduct of the Company’s business in the pre-Closing period, which may adversely affect the Company’s business in the event the Merger is not consummated (including by delaying or preventing the Company from pursuing business opportunities that may arise or precluding actions that would be advisable if the Company were to remain a separate public company).

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Management Attention.   The Special Committee considered the risk that the contemplated transactions may divert management focus and resources from operating the Company’s business, as well as from other strategic opportunities.

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Expenses.   The Special Committee considered the substantial transaction expenses to be incurred in connection with the Merger and the negative impact of such expenses on the Company’s cash reserves and operating results should the Merger not be completed.

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Tax Consequences.   The Special Committee considered the fact that the Per Share Merger Consideration consists solely of cash and is therefore likely taxable to the Company’s shareholders who are subject to taxation under applicable laws.

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Litigation.   The Special Committee considered the risk of potential litigation relating to the Merger that could be instituted against the Company and/or its directors and officers, and the potential effects of any outcomes related thereto, including potential management distraction and expenses that could result from such litigation.

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Director and Officer Interests.   The Special Committee considered the fact that certain of the Company’s directors and executive officers, including the Founders, as well as certain Rollover Shareholders, may have interests in the Merger that may be deemed to be different from, or in addition to, those of the Company’s other shareholders generally, as described in the section entitled “Special Factors-Interests of the Company’s Directors and Executive Officers in the Merger.”

The Special Committee did not specifically consider the liquidation value or the net book value of the Company in its evaluation of the Merger because of its belief that neither liquidation value nor net book value presents a meaningful valuation for the Company and its business, as the Company’s value is derived from the cash flows anticipated to be generated from its continuing operations, including revenues the Company is projected to realize from the commercialization of its products and services, rather than from the value of assets that might be realized in a liquidation or from net book value which is significantly influenced by historical costs. Further, the Special Committee did not consider liquidation value in evaluating the Merger because of its belief that the Company remains a viable going concern and that any prospective acquirer of the Company, including the Sponsors, would continue to operate the Company as a going concern following the consummation of such transaction. In addition, the Special Committee did not seek to establish a pre-Merger going concern value for the Company as such. Rather, the Special Committee believed that the financial analyses presented by Evercore, as more fully summarized under the caption “Special Factors — Opinion of the Special Committee’s Financial Advisor” on which the Special Committee relied in making its recommendation to the Board, represented potential valuations of the Company as it continues to operate its business. The Special Committee considered each of the analyses performed by Evercore in the context of the opinion provided by Evercore U.S. as well as various additional factors, as discussed above. The then-current market price of Class A Shares on November 30, 2022 (the last trading day immediately prior to the disclosure of the Original Proposal, on which date the closing price was $9.04) was lower than the Per Share Merger Consideration. The Special Committee therefore considered these to be positive factors and potential benefits of the Merger. The Company is not aware of any firm offers made by any unaffiliated person, other than the Bidder Group, during the past two years for (i) the merger or consolidation with or into another company, or vice versa; (ii) the sale or other transfer of all or any substantial part of the assets of the Company; or (iii) a purchase of the Company’s securities that would enable the holder to exercise control of the Company.
The Special Committee notes that the opinion delivered by Evercore U.S. addresses the fairness, from a financial point of view, to the holders of Class A Shares (other than the holders of Excluded Shares and Dissenting Shares). The Company’s director and officer shareholders are treated in the same way as the Company’s Unaffiliated Security Holders in connection with the Merger and will receive the Per Share Merger Consideration for their Class A Shares held in the Company. Therefore, the Special Committee does not believe the inclusion of these director and officer shareholders in the Evercore U.S. opinion affects its ability to rely on the Evercore U.S. opinion as one of the factors based on which the Special Committee determines that the Merger is fair to the Unaffiliated Security Holders. However, the Special Committee has not made any determination, nor does it intend to express any view, as to the fairness of the Merger to any shareholder who is an affiliate of the Company.
After taking into account all of the factors set forth above, as well as others, the Special Committee concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the Merger were outweighed by the potential benefits of the Merger to the Company’s shareholders.
The above discussion of the information and factors considered by the Special Committee is not intended to be exhaustive, but indicates the material matters considered. In reaching its determination and recommendation, the Special Committee did not quantify, rank or assign any relative or specific weight to any of the foregoing factors, and individual members of the Special Committee may have considered various factors differently. The Special Committee did not undertake to make any specific determination as to whether any specific factor, or any particular aspect of any factor, supported or did not support its ultimate recommendation. Moreover, in considering the information and factors described above, individual members of the Special Committee may have given differing weights to differing factors. The Special Committee based its recommendation on the totality of the information presented.
The Board
At a meeting held on August 10, 2023, the Board, acting upon the recommendation of the Special Committee and with the Interested Directors abstaining, adopted resolutions by vote of its members, by means of which the Board (a) determined the terms of the Merger are fair and reasonable to the Company and the Unaffiliated Security Holders, (b) determined that the Per Share Merger Consideration constitutes at least (and may exceed) fair value for each Share (other than the Excluded Shares) under Cayman Islands law, (c) determined that the terms of the Merger Agreement, the Plan of Merger, the Merger and the other Transactions are in the best interests of the Company and the Unaffiliated Security Holders, (d) approved and declared advisable the execution, delivery and performance of the Merger Agreement and the Plan of Merger, the Merger and the other Transactions, (e) determined that the Merger would be most likely to promote the success of the Company for the benefit of its members as a whole, including, in particular, the Unaffiliated Security Holders, (f) determined to recommend, subject to Section 5.04 of the Merger Agreement, that the Company’s shareholders vote in favor of the authorization and approval (as applicable) of the Merger Agreement and the Plan of Merger, the Merger and the other Transactions, at the extraordinary general meeting, and (g) determined that the Merger Agreement and the other transactions on the terms set out in the Merger Agreement and the Equity Commitment Letters (as defined below) (the “Transaction Documents”) are compliant with the articles of association of the Company.
The Board considered and relied upon the analyses and the recommendation of the Special Committee (which analyses and recommendation were adopted by the Board) as set forth in the section above entitled “Special Factors — Reasons for the Merger and Recommendation of the Special Committee and the Board” in arriving at this determination and recommendation. In considering the Special Committee’s analyses and recommendation, the Board reviewed and discussed information with respect to the Company’s financial condition, results of operations, businesses, competitive position and business strategy, on a historical and prospective basis, as well as current industry, economic and market conditions and trends, and discussed the Special Committee’s recommendation with the representatives of the Special Committee and the independent financial advisor and legal counsel of the Special Committee. The following are the material factors that supported the Board’s determination and recommendation, in addition to the factors set forth in the section above entitled “Special Factors — Reasons for the Merger and Recommendation of the Special Committee and the Board”:
•
Special Committee Recommendation.   The Board considered and relied upon the analyses and the recommendation of the Special Committee (which analyses and recommendation were adopted by the Board) as set forth in the section above entitled “Special Factors — Reasons for the Merger and Recommendation of the Special Committee and the Board.”

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Procedural Safeguards.   The Board considered the following procedural safeguards implemented in an effort to ensure the fairness of the Merger and the transactions contemplated by the Merger Agreement to permit the Special Committee to represent the interests of the holders of Shares (other than the holders of Excluded Shares):

◦
the Special Committee consists solely of directors of the Company who are independent directors not affiliated with the Bidder Group members and who are not officers or employees of the Company, and who are independent and disinterested with respect to the Merger and the other transactions contemplated by the Merger Agreement, and the Special Committee was advised by an independent legal counsel and an independent financial advisor in its review, evaluation and negotiation of the Merger and the other transactions contemplated by the Merger Agreement; and

◦
the resolutions of the Board forming the Special Committee and authorizing the Special Committee to oversee matters relating to a potential transaction with the Sponsors and any alternatives thereto, including, without limitation, (i) evaluating any proposal from the Sponsors with respect to a potential transaction and any alternatives thereto in order to make a recommendation to the Board as to whether the Company should seek to engage in the potential transaction with the Sponsors and (ii) if determined that the Company should seek to engage in the potential transaction with the Sponsors, developing, assessing and negotiating the terms of the potential transaction with the Sponsors and making a recommendation to the Board as to whether the Company should enter into such potential transaction, and the fact that the Board was not permitted to approve any transaction with the Sponsors without a prior favorable recommendation by the Special Committee.
•
Special Committee’s Negotiations.   The Board considered the Special Committee’s negotiations with the Sponsors, and the fact that, during the course of such negotiations, the Sponsors raised the value of the Per Share Merger Consideration offered multiple times, from $11.00 to $14.00 (representing a total increase of approximately 27% relative to $11.00), which the Sponsors indicated was their best and final offer and which the Special Committee believed, after such negotiations with the Sponsors and their representatives, was the highest price per share obtainable from the Sponsors for the Shares (other than the Excluded Shares).

•
Special Committee’s Process.   The Board considered the fact that the Special Committee held more than 40 meetings with its independent financial advisor and legal counsel to discuss and evaluate the transaction, other alternatives to the transaction and other matters related thereto, and was advised by an internationally recognized independent financial advisor and an internationally recognized independent legal counsel, and that each member of the Special Committee was actively engaged in the process on a continuous and regular basis.

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Loss of Opportunity.   The Board considered the timing of the Merger and the risk that if the Company does not accept the Sponsors’ offer now, it may not have another opportunity to do so or to pursue an opportunity offering the same or better value and certainty to the Company’s shareholders in the future, and that the short-term market price for the Shares could fall below the value of the Per Share Merger Consideration, and possibly substantially below the value of the Per Share Merger Consideration.

In considering the recommendations of the Special Committee and the Board (acting upon the recommendation of the Special Committee), the Company’s shareholders should be aware that certain of the Company’s directors and executive officers, as well as certain Rollover Shareholders, may have interests with respect to the contemplated transactions that may be in addition to, or that may be different from, the interests of the other shareholders generally, as described in the section entitled “Special Factors — Interests of Certain Persons in the Merger.” The members of the Special Committee and the Board were aware of these interests and considered them, among others, in reaching their determinations to adopt the Merger Agreement and approve the Merger and the other transactions contemplated by the Merger Agreement, and to make their recommendations to the Board and the Company’s shareholders, as applicable. The Interested Directors abstained from the Board vote with respect to the above recommendations of the Special Committee and the Board (acting upon the recommendation of the Special Committee).
Position of the Participants as to the Fairness of the Merger
Under the U.S. Securities and Exchange Commission’s (the “SEC”) rules governing going-private transactions, each Participant is required to express their belief as to the fairness of the Merger to the Unaffiliated Security Holders.
Each Participant is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Participants as to the fairness of the Merger are not intended to be and should not be construed as a recommendation to any shareholder as to how that shareholder should vote on the proposal to authorize and approve (as applicable) the Merger Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger. The Participants have interests in the Merger that are different from, and/or in addition to, those of the other shareholders of the Company by virtue of their continuing interests in the Surviving Company after the completion of the Merger. These interests are described under the section entitled “— Interests of Certain Persons in the Merger — Interests of the Participants” beginning on page 88.

The Sponsors’ Position
The Sponsors believe that the interests of the Unaffiliated Security Holders were represented by the Special Committee, which negotiated the terms and conditions of the Merger Agreement with the assistance of its independent legal and financial advisors. The Sponsors did not participate in the deliberations of the Special Committee regarding, and did not receive any advice from the Special Committee’s independent legal or financial advisors as to, the fairness of the Merger to the Unaffiliated Security Holders. Furthermore, the Sponsors did not themselves undertake a formal evaluation of the fairness of the Merger. No financial advisor provided the Sponsors with any analysis or opinion with respect to the fairness of the Per Share Merger Consideration to the Unaffiliated Security Holders.
Based on their knowledge and analysis of available information regarding the Company, as well as discussions with the Company’s senior management regarding the Company and its business and the factors considered by, and findings of, the Special Committee and the Board discussed under the section entitled “— Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 46, the Sponsors believe that the Merger is substantively fair to Unaffiliated Security Holders based on, among other things, the following factors, which are not listed in any relative order of importance:
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the Per Share Merger Consideration of $14.00 represents a 55% premium to the closing price of $9.04 per Class A Share as quoted by Nasdaq on November 30, 2022, the last trading day immediately prior to the disclosure of the Original Proposal, and a premium of approximately 38% to the volume-weighted average closing price of the Class A Shares during the last 30 calendar days prior to and including November 30, 2022;

•
the Company’s Shares traded as low as $7.99 per Share during the 52-week period prior to the receipt of the Original Proposal;

•
the representatives of the Special Committee are not officers or employees of the Company, are not affiliated with any Participant and do not have any interests in the Merger different from, or in addition to, those of the Unaffiliated Security Holders, other than the members’ receipt of Board compensation, and Special Committee compensation (which are not contingent upon the completion of the Merger or the Special Committee’s or the Board’s recommendation and/or authorization and approval of the Merger) and their indemnification and liability insurance rights under their respective indemnification agreement entered into with the Company and the Merger Agreement;

•
notwithstanding that the Sponsors may not rely upon the opinion provided by Evercore U.S. to the Special Committee, the Special Committee received an opinion from Evercore U.S. stating that, as of August 10, 2023, and based upon and subject to the assumptions, limitations, qualifications and conditions set forth in Evercore U.S.’s opinion, the Per Share Merger Consideration to be received by the holders of Class A Shares (other than the holders of the Excluded Shares and the Dissenting Shares) in the Merger was fair, from a financial point of view, to such holders;

•
the Special Committee and, upon the unanimous recommendation of the Special Committee, the Board determined that (i) the Per Share Merger Consideration constitutes at least (and may exceed) fair value for each Share (other than the Excluded Shares) under Cayman Islands laws, and (ii) the terms of the Merger Agreement and the Plan of Merger, the Merger and the other Transactions are in the best interests of the Unaffiliated Security Holders;

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the Company has the ability, under certain circumstances, to seek specific performance to prevent breaches of the Merger Agreement and to specifically enforce the terms of the Merger Agreement;

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the Merger is not conditioned on any financing being obtained by Parent or Merger Sub, thus increasing the likelihood that the Merger will be consummated and the Per Share Merger Consideration will be paid to the Unaffiliated Security Holders;

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the Sponsors’ belief that the likelihood of completing the Merger, which would result in the payment of the Per Share Merger Consideration to the Unaffiliated Security Holders, is high, particularly in light of (i) the fact that the Participants have agreed to vote all of the Rollover Shares in favor of the proposal to authorize and approve the Merger Agreement and the Plan of Merger, the Merger and the other Transactions and (ii) the likelihood of obtaining required regulatory approvals, including the commitment of Parent and Merger Sub to take promptly any and all steps necessary or reasonable to obtain such approvals except for any steps with respect to Parent, Merger Sub or their respective affiliates (other than the Company and its subsidiaries after the Closing);
•
the consideration to be paid to the Unaffiliated Security Holders in the Merger is all cash, allowing the Unaffiliated Security Holders to immediately realize a certain and fair value for all of their Shares, without incurring brokerage and other costs typically associated with market sales;

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the fact that the Company faced potential risks by continuing to have publicly traded common stock, including the risks of market volatility along with the compliance costs and obligations imposed on the Company as a result of having publicly traded common stock; and

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the potential adverse effects on the Company’s business, financial condition and results of operations caused by macroeconomic challenges in Brazil and globally and challenges in the macroeconomic environment.

The Sponsors did not consider the liquidation value of the Company because the Sponsors consider the Company to be a viable going concern and view the trading history of the Shares as an indication of the Company’s going concern value, and, accordingly, did not believe liquidation value to be relevant to a determination as to the fairness of the Merger.
The Sponsors did not consider net book value, which is an accounting concept, as a factor because it believes that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs and therefore not a relevant measure in the determination as to the fairness of the Merger. The Sponsors note, however, that the Per Share Merger Consideration of $14.00 is substantially higher than the net book value per Share as of March 31, 2023 of $8.18 (based on 66,213,337 issued and outstanding Shares as of that date). See “Where You Can Find More Information” beginning on page 143 for a description of how to obtain a copy of the Company’s annual report.
The Sponsors did not establish, and did not consider, a going concern value for the Company as a public company to determine the fairness of the Merger consideration to Unaffiliated Security Holders because, following the Merger, the Company will have a significantly different capital structure than prior to the Merger. However, to the extent the pre-Merger going concern value was reflected in the pre-announcement price of the Company’s Class A Share, the Per Share Merger Consideration of $14.00 represents a premium to the going concern value of the Company.
The Sponsors are not aware of, and thus did not consider, any offers or proposals made by any unaffiliated person during the past two years for (i) a merger or consolidation of the Company with another company, (ii) the sale or transfer of all or substantially all of the Company’s assets or (iii) the purchase of all or a substantial portion of the Shares that would enable such person to exercise control of or significant influence over the Company.
The Sponsors did not perform or receive any independent reports, opinions or appraisals from any third party related to the Merger, and thus did not consider any such reports, opinions or appraisals in determining the substantive and procedural fairness of the Merger to Unaffiliated Security Holders.
The Sponsors believe that the Merger is procedurally fair to the Unaffiliated Security Holders based on the following factors, which are not listed in any relative order of importance:
•
the consideration and negotiation of the Merger Agreement were conducted entirely under the control and supervision of the Special Committee, which consists entirely of independent directors, as such term is defined in Nasdaq Stock Market Rule 5605(a)(2), each of whom is an outside, nonemployee director, is not affiliated with the Sponsors or the Founders and was not designated or appointed to the Board by any such persons, and that no limitations were placed on the Special Committee’s authority;

•
in considering the transaction with the Sponsors, the Special Committee acted solely to represent the interests of the Unaffiliated Security Holders, and the Special Committee had independent control of the extensive negotiations with the members of the Sponsors and their respective advisors on behalf of the Unaffiliated Security Holders;

•
the Board determined that each member of the Special Committee is disinterested with respect to the Merger and the other transactions and all of the members of the Special Committee during the entire process were and are independent directors and free from any affiliation with any Participant; in addition, none of such Special Committee members is or ever was an officer or employee of the Company or any of its subsidiaries or affiliates and none of such directors has any financial interest in the Merger that is different from that of the Unaffiliated Security Holders other than the members’ receipt of Board compensation and Special Committee compensation (which are not contingent upon the completion of the Merger or the Special Committee’s or the Board’s recommendation and/or authorization and approval of the Merger) and their indemnification and liability insurance rights under their respective indemnification agreements entered into with the Company and under the Merger Agreement, which is further discussed under the section entitled “— Interests of Certain Persons in the Merger — Interests of the Company’s Executive Officers and Directors in the Merger” beginning on page 88;

•
the Special Committee retained independent financial advisors and U.S., Cayman Islands and Brazilian legal counsels to assist it in negotiations with the Sponsors and in its evaluation of the Merger and the other transactions contemplated by the Merger Agreement;

•
the Special Committee was empowered to consider, attend to and take any and all actions in connection with the written proposal from the Sponsors and in connection with the Transactions from the date the Special Committee was established, and the Board was not permitted to recommend or approve any potential transaction or submit or recommend a potential transaction to the shareholders of the Company without prior favorable recommendation of such potential transaction by the Special Committee;

•
the terms and conditions of the Merger Agreement were the product of extensive negotiations between the Special Committee and its advisors, on the one hand, and the Sponsors and its advisors, on the other hand;

•
the Special Committee was empowered to exercise the full power and authority of the Board in connection with the Merger and the other Transactions and related process;

•
since the announcement of the receipt of the Original Proposal on November 30, 2022 and prior to the execution of the Merger Agreement, no party other than the members of the Sponsors had submitted a proposal to acquire the Company;

•
representatives of Evercore had undertaken targeted outreach to a group of potentially interested third parties selected by the Special Committee, none of whom, after considering the opportunity for a transaction with the Company and discussing it with representatives of Evercore, had determined to submit a proposal for a transaction with the Company;

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the Special Committee met regularly to consider and review the terms of the Merger Agreement and the Plan of Merger, the Merger and the other Transactions;

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the recognition by the Special Committee and the Board that it had no obligation to recommend the Merger or the other Transactions or any other proposal by the Sponsors or any other person;

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the recognition by the Special Committee and the Board that, under the terms of the Merger Agreement and subject to the terms and conditions therein, it has the ability to respond to, furnish information and negotiate with respect to an unsolicited bona fide Alternative Acquisition Proposal that constitutes a Superior Proposal until the Company’s shareholders vote upon and authorize and approve (as applicable) the Merger Agreement and the Plan of Merger and the consummation of the Transactions;

•
the Sponsors did not participate in the deliberative process of, or the conclusions reached by, the Special Committee or the negotiating positions of the Special Committee;

•
the Company’s ability, subject to compliance with the terms and conditions of the Merger Agreement, to terminate the Merger Agreement prior to the receipt of shareholder approval in order to enter into an agreement with respect to a Superior Proposal;

•
the Special Committee’s belief that the termination fee of $20,000,000 that could become payable by the Company pursuant to the Merger Agreement in the event the Merger Agreement is terminated under certain circumstances described in the Merger Agreement is reasonable and would not likely deter third parties from making Alternative Acquisition Proposals that would be more favorable to the Company’s shareholders than the Merger;
•
the availability of dissenters’ rights to the Unaffiliated Security Holders who comply with all of the required procedures under the CICA for exercising dissenters’ rights, which allow such shareholders to receive the fair value of their Shares as determined by the Court;

•
the fact that, in certain circumstances under the terms of the Merger Agreement, the Special Committee and the Board are able to change, withhold, withdraw, qualify or modify their recommendation of the Merger; and

•
the fact that the Sponsors negotiated the amount of the Per Share Merger Consideration with the Special Committee and the Founders did not participate in such negotiations regarding price.

The foregoing is a summary of the information and factors considered and given weight by the Sponsors in connection with its evaluation of the fairness of the Merger to the Unaffiliated Security Holders, which is not intended to be exhaustive, but is believed by the Sponsors to include certain material factors considered by it. The Sponsors did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching its conclusion as to the fairness of the Merger to the Unaffiliated Security Holders. Rather, its fairness determination was made after consideration of all of the foregoing factors as a whole.
The Sponsors believe these factors provide a reasonable basis for its belief that the Merger is both substantively and procedurally fair to the Unaffiliated Security Holders. This belief, however, is not intended to be and should not be construed as a recommendation by the Sponsors to any shareholder of the Company as to how such shareholder should vote with respect to the authorization and approval (as applicable) of the Merger Agreement and the Plan of Merger, the Merger and the other Transactions.
The Founders’ Position
The Founders believe that the interests of the Unaffiliated Security Holders were represented by the Special Committee, which negotiated the terms and conditions of the Merger Agreement with the assistance of its independent legal and financial advisors. The Founders did not participate in the deliberations of the Special Committee regarding, and did not receive any advice from the Special Committee’s independent legal or financial advisors as to, the fairness of the Merger to the Unaffiliated Security Holders. Furthermore, the Founders did not themselves undertake a formal evaluation of the fairness of the Merger. No financial advisor provided the Founders with any analysis or opinion with respect to the fairness of the Per Share Merger Consideration to the Unaffiliated Security Holders.
Based on their knowledge and analysis of available information regarding the Company, as well as discussions with the Company’s senior management regarding the Company and its business and the factors considered by, and findings of, the Special Committee and the Board discussed under the section entitled “— Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 46, the Founders believe that the Merger is substantively fair to Unaffiliated Security Holders based on, among other things, the following factors, which are not listed in any relative order of importance:
•
the Per Share Merger Consideration of $14.00 represents a 55% premium to the closing price of $9.04 per Class A Share as quoted by Nasdaq on November 30, 2022, the last trading day immediately prior to the disclosure of the Original Proposal, and a premium of approximately 38% to the volume-weighted average closing price of the Class A Shares during the last 30 calendar days prior to and including November 30, 2022;

•
the Company’s Shares traded as low as $7.99 per Share during the 52-week period prior to the receipt of the Original Proposal;

•
the representatives of the Special Committee are not officers or employees of the Company, are not affiliated with any Participant and do not have any interests in the Merger different from, or in addition to, those of the Unaffiliated Security Holders, other than the members’ receipt of Board compensation and Special Committee compensation (which are not contingent upon the completion of the Merger or the Special Committee’s or the Board’s recommendation and/or authorization and approval of the Merger) and their indemnification and liability insurance rights under their respective indemnification agreements entered into with the Company and the Merger Agreement;
•
notwithstanding that the Founders may not rely upon the opinion provided by Evercore U.S. to the Special Committee, the Special Committee received an opinion from Evercore U.S. stating that, as of August 10, 2023, and based upon and subject to the assumptions, limitations, qualifications and conditions set forth in Evercore U.S.’s opinion, the Per Share Merger Consideration to be received by the holders of the Class A Shares (other than the holders of the Excluded Shares and the Dissenting Shares) in the Merger was fair, from a financial point of view, to such holders;

•
the Special Committee and, upon the unanimous recommendation of the Special Committee, the Board determined that (i) the Per Share Merger Consideration constitutes at least (and may exceed) fair value for each Share (other than the Excluded Shares) under Cayman Islands laws, and (ii) the terms of the Merger Agreement and the Plan of Merger, the Merger and the other Transactions are in the best interests of the Unaffiliated Security Holders;

•
the Company has the ability, under certain circumstances, to seek specific performance to prevent breaches of the Merger Agreement and to specifically enforce the terms of the Merger Agreement;

•
the Merger is not conditioned on any financing being obtained by Parent or Merger Sub, thus increasing the likelihood that the Merger will be consummated and the Per Share Merger Consideration will be paid to the Unaffiliated Security Holders;

•
the Founders’ belief that the likelihood of completing the Merger, which would result in the payment of the Per Share Merger Consideration to the Unaffiliated Security Holders, is high, particularly in light of (i) the fact that the Participants have agreed to vote all of the Rollover Shares in favor of the proposal to authorize and approve the Merger Agreement and the Plan of Merger, the Merger and the other Transactions and (ii) the likelihood of obtaining required regulatory approvals, including the commitment of Parent and Merger Sub to take promptly any and all steps necessary or reasonable to obtain such approvals except for any steps with respect to Parent, Merger Sub or their respective affiliates (other than the Company and its subsidiaries after the Closing);

•
the consideration to be paid to the Unaffiliated Security Holders in the Merger is all cash, allowing the Unaffiliated Security Holders to immediately realize a certain and fair value for all of their Shares, without incurring brokerage and other costs typically associated with market sales;

•
the fact that the Company faced potential risks by continuing to have publicly traded common stock, including the risks of market volatility along with the compliance costs and obligations imposed on the Company as a result of having publicly traded common stock; and

•
the potential adverse effects on the Company’s business, financial condition and results of operations caused by macroeconomic challenges in Brazil and globally and challenges in the macroeconomic environment.

The Founders did not consider the liquidation value of the Company because the Founders consider the Company to be a viable going concern and view the trading history of the Shares as an indication of the Company’s going concern value, and, accordingly, did not believe liquidation value to be relevant to a determination as to the fairness of the Merger.
The Founders did not consider net book value, which is an accounting concept, as a factor because they believe that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs and therefore not a relevant measure in the determination as to the fairness of the Merger. The Founders note, however that the Per Share Merger Consideration of $14.00 is substantially higher than the net book value per Share as of March 31, 2023 of $8.18 (based on 66,213,337 issued and outstanding Shares as of that date). See “Where You Can Find More Information” beginning on page 143 for a description of how to obtain a copy of the Company’s annual report.
The Founders did not establish, and did not consider, a going concern value for the Company as a public company to determine the fairness of the Merger consideration to Unaffiliated Security Holders because, following the Merger, the Company will have a significantly different capital structure than prior to the Merger. However, to the extent the pre-Merger going concern value was reflected in the pre-announcement price of the Class A Shares, the Per Share Merger Consideration of $14.00 represents a premium to the going concern value of the Company.
The Founders are not aware of, and thus did not consider, any offers or proposals made by any unaffiliated person during the past two years for (a) a Merger or consolidation of the Company with another company, (b) the sale or transfer of all or substantially all of the Company’s assets or (c) the purchase of all or a substantial portion of the Shares that would enable such person to exercise control of or significant influence over the Company.
The Founders did not perform or receive any independent reports, opinions or appraisals from any third party related to the Merger, and thus did not consider any such reports, opinions or appraisals in determining the substantive and procedural fairness of the Merger to Unaffiliated Security Holders.
The Founders believe that the Merger is procedurally fair to the Unaffiliated Security Holders based on the following factors, which are not listed in any relative order of importance:
•
the consideration and negotiation of the Merger Agreement were conducted entirely under the control and supervision of the Special Committee, which consists entirely of independent directors, as such term is defined in Nasdaq Stock Market Rule 5605(a)(2), each of whom is an outside, nonemployee director, is not affiliated with the Sponsors or the Founders and was not designated or appointed to the Board by any such persons, and that no limitations were placed on the Special Committee’s authority;

•
in considering the transaction with the Sponsors, the Special Committee acted solely to represent the interests of the Unaffiliated Security Holders, and the Special Committee had independent control of the extensive negotiations with the members of the Sponsors and their respective advisors on behalf of the Unaffiliated Security Holders;

•
the Board determined that each member of the Special Committee is disinterested with respect to the Merger and the other transactions and all of the members of the Special Committee during the entire process were and are independent directors and free from any affiliation with any Participant; in addition, none of such Special Committee members is or ever was an officer or employee of the Company or any of its subsidiaries or affiliates and none of such directors has any financial interest in the Merger that is different from that of the Unaffiliated Security Holders other than the members’ receipt of Board compensation and Special Committee compensation (which are not contingent upon the completion of the Merger or the Special Committee’s or the Board’s recommendation and/or authorization and approval of the Merger) and their indemnification and liability insurance rights under their respective indemnification agreements entered into with the Company and under the Merger Agreement, which is further discussed under the section entitled “— Interests of Certain Persons in the Merger — Interests of the Company’s Executive Officers and Directors in the Merger” beginning on page 88;

•
the Special Committee retained independent financial advisors and U.S., Cayman Islands and Brazilian legal counsels to assist it in negotiations with the Sponsors and in its evaluation of the Merger and the other transactions contemplated by the Merger Agreement;

•
the Special Committee was empowered to consider, attend to and take any and all actions in connection with the written proposal from the Sponsors and in connection with the Transactions from the date the Special Committee was established, and the Board was not permitted to recommend or approve any potential transaction or submit or recommend a potential transaction to the shareholders of the Company without prior favorable recommendation of such potential transaction by the Special Committee;

•
the terms and conditions of the Merger Agreement were the product of extensive negotiations between the Special Committee and its advisors, on the one hand, and the Sponsors and its advisors, on the other hand;

•
the Special Committee was empowered to exercise the full power and authority of the Board in connection with the Merger and the other Transactions and related process;

•
since the announcement of the receipt of the Original Proposal on November 30, 2022 and prior to the execution of the Merger Agreement, no party other than the members of the Sponsors had submitted a proposal to acquire the Company;

•
representatives of Evercore had undertaken targeted outreach to a group of potentially interested third parties selected by the Special Committee, none of whom, after considering the opportunity for a transaction with the Company and discussing it with representatives of Evercore, had determined to submit a proposal for a transaction with the Company;

•
the Special Committee met regularly to consider and review the terms of the Merger Agreement and the Plan of Merger, the Merger and the other Transactions;

•
the recognition by the Special Committee and the Board that it had no obligation to recommend the Merger or the other Transactions or any other proposal by the Sponsors or any other person;

•
the recognition by the Special Committee and the Board that, under the terms of the Merger Agreement and subject to the terms and conditions therein, it has the ability to respond to, furnish information and negotiate with respect to an unsolicited bona fide Alternative Acquisition Proposal that constitutes a Superior Proposal until the Company’s shareholders vote upon and authorize and approve (as applicable) the Merger Agreement and the Plan of Merger and the consummation of the Transactions;

•
the Founders did not participate in the deliberative process of, or the conclusions reached by, the Special Committee or the negotiating positions of the Special Committee;

•
the Company’s ability, subject to compliance with the terms and conditions of the Merger Agreement, to terminate the Merger Agreement prior to the receipt of shareholder approval in order to enter into an agreement with respect to a Superior Proposal;

•
the Special Committee’s belief that the termination fee of $20,000,000 that could become payable by the Company pursuant to the Merger Agreement in the event the Merger Agreement is terminated under certain circumstances described in the Merger Agreement is reasonable and would not likely deter third parties from making Alternative Acquisition Proposals that would be more favorable to the Company’s shareholders than the Merger;

•
the availability of dissenters’ rights to the Unaffiliated Security Holders who comply with all of the required procedures under the CICA for exercising dissenters’ rights, which allow such shareholders to receive the fair value of their Shares as determined by the Court;

•
the fact that, in certain circumstances under the terms of the Merger Agreement, the Special Committee and the Board are able to change, withhold, withdraw, qualify or modify their recommendation of the Merger; and

•
the fact that the Sponsors negotiated the amount of the Per Share Merger Consideration with the Special Committee and the Founders did not participate in such negotiations regarding price.

The foregoing is a summary of the information and factors considered and given weight by the Founders in connection with its evaluation of the fairness of the Merger to the Unaffiliated Security Holders, which is not intended to be exhaustive, but is believed by the Founders to include certain material factors considered by it. The Founders did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching its conclusion as to the fairness of the Merger to the Unaffiliated Security Holders. Rather, its fairness determination was made after consideration of all of the foregoing factors as a whole.
The Founders believe these factors provide a reasonable basis for its belief that the Merger is both substantively and procedurally fair to the Unaffiliated Security Holders. This belief, however, is not intended to be and should not be construed as a recommendation by the Founders to any shareholder of the Company as to how such shareholder should vote with respect to the authorization and approval (as applicable) of the Merger Agreement and the Plan of Merger, the Merger and the other Transactions.
Certain Financial Projections
Other than guidance provided in earnings releases and on earnings conference calls for quarterly periods prior, the Company’s management does not, as a matter of course, make available to the public future financial projections. However, in connection with (a) the Special Committee’s evaluation of the Proposed Transaction and Evercore’s financial analysis of the consideration to be paid in the Merger, our management provided certain financial projections for the fiscal year ending December 31, 2023 through the fiscal year ending December 31, 2033 to Evercore, as the financial advisor to the Special Committee, in preliminary forms on February 14, 2023 (the “First Preliminary Projections”) and on February 23, 2023 (the “Second Preliminary Projections”), in preliminary form on April 12, 2023 (the “Preliminary Management Projections”), and in final form on May 24, 2023 (the “Management Projections,” and together with the First Preliminary Projections, the Second Preliminary Projections and the Preliminary Management Projections, the “Relevant Company Projections”), which were provided by the Company’s management in summary forms to the Special Committee, respectively, on February 22, 2023, February 27, 2023, April 21, 2023 and July 18, 2023, and (b) the due diligence review of the Company, our management provided the First Preliminary Projections and Preliminary Management Projections to the Bidder Group in March and April 2023, respectively. See “— Background of the Merger” beginning on page 25 for additional information. These financial projections, which were based on our management’s projection of our future financial performance as of the respective dates provided, were prepared by our management for internal use and, (i) with respect to the First Preliminary Projections, the Second Preliminary Projections and the Preliminary Management Projections, for use by Evercore in its preliminary financial analyses, and (ii) with respect to the Management Projections, for use by Evercore with the Special Committee’s authorization and at the Special Committee’s direction for purposes of preparing Evercore’s valuation analyses and Evercore U.S.’s fairness opinion provided to the Special Committee on August 10, 2023, and were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC regarding forward-looking information or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or International Financial Reporting Standards (“IFRS”).
The financial projections included in the Relevant Company Projections are not a guarantee of performance. They involve significant risks, uncertainties and assumptions. In compiling the projections, the Company’s management took into account historical performance, combined with estimates regarding net revenues, gross profit, operating expenses, income from operations, net income, capital expenditures and related depreciation and amortization and changes in net working capital. Although the Relevant Company Projections are presented with numerical specificity, they were based on numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time each of the Relevant Company Projections were prepared. This information is not, however, fact and should not be relied upon as being necessarily indicative of actual future results. In addition, factors such as industry performance, the market for our existing and new products and services, the competitive environment, expectations regarding future acquisitions or any other transaction and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of our management, may cause actual future results to differ materially from the results forecasted in these financial projections. In preparing the Relevant Company Projections, the Company’s management necessarily made certain assumptions about future financial factors affecting its business. The main assumptions underlying the Relevant Company Projections are:
•
the Company’s management will be able to successfully execute on its strategic initiatives and business plans;

•
schools continue to adopt online curriculums and solutions in conjunction with print material;

•
the ongoing adoption of Company solutions in new schools across Brazil;

•
the Company continues to maintain strong retention and implement moderate price increases with its existing schools, in line with historical trends;

•
the Company successfully executes on its cross-sell and bundling initiatives to drive penetration of the Company’s supplemental solutions within its existing schools, in addition to up-take by new schools;

•
INCO Limited, a company acquired by the Company on January 3, 2023 (“Isaac”) is able to reach profitability in 2024 as revenue scales and the business benefits from operational synergies under the Company;

•
the increased adoption of Isaac’s solutions within the Company’s existing school network;

•
the Company’s management will be able to lower Isaac’s customer acquisition costs by leveraging the Company’s current sales and customer support teams to identify new leads, close sales and provide support to Isaac’s solutions;

•
there will be no major changes in existing political, legal, fiscal and economic conditions in Brazil;

•
there will be no material change in competition affecting the Company;

•
there will be no changes to relevant government policies and regulations relating to the Company’s corporate structure, business and industry; and

•
the Company’s effective tax rate will be in line with historical levels.

The Relevant Company Projections do not take into account any acquisitions of new businesses or assets, as management believed that the nature, timing and amount of any such acquisitions would be too difficult to predict. In addition, the Relevant Company Projections do not take into account any circumstances or events occurring after the date that they were prepared. For instance, the Relevant Company Projections were developed on a standalone basis without giving effect to the Merger, and therefore they do not give effect to the Merger or any changes to the Company’s operations or strategy that may be implemented after the consummation of the Merger, including cost synergies realized as a result of the Merger, or to any costs incurred in connection with the Merger. Furthermore, the Relevant Company Projections do not take into account the effect of any failure of the Merger to be completed and should not be viewed as accurate or continuing in that context. As a result, there can be no assurance that the projections will be realized, and actual results may be significantly different from those contained in the Relevant Company Projections.
Neither our independent registered public accounting firm, Ernst & Young Auditores Independentes S.S. Ltda. (“EY”), nor any other independent accountants have examined, compiled or performed any procedures with respect to the Relevant Company Projections or any amounts derived therefrom or built thereupon and, accordingly, they have not expressed any opinion or given any form of assurance on the Relevant Company Projections or their achievability and therefore assume no responsibility for, and disclaim any association with, the financial projection information. The Report of the Independent Registered Public Accounting Firm issued by EY accompanying our audited consolidated financial statements included in the Company’s annual report on Form 20-F for the year ended December 31, 2022, incorporated by reference in this Proxy Statement refers exclusively to the Company’s historical information and does not cover any other information in this Proxy Statement and should not be read to do so. The financial projections included in this Proxy Statement are included solely to give shareholders access to certain information that was made available to the Special Committee, representatives of Evercore and the Bidder Group and are not included for the purpose of influencing any holders of Shares to make any investment decision with respect to the Merger, including whether or not to vote in favor of approval of the Merger Agreement or to elect not to seek appraisal for his, her or its Shares.
The following table summarizes the First Preliminary Projections, which were prepared by our management and (i) first reviewed by the Special Committee together with representatives of Evercore on February 22, 2023, and (ii) provided to the Bidder Group in March 2023:
	First Preliminary Projections Fiscal Year Ending December 31,
	2022A(1)	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E
	(in R$ millions, except percentages)
Revenue	1,929	2,436	3,009	3,658	4,419	5,249	6,084	6,997	8,034	9,016	9,914	10,698
% Growth	51%	26%	24%	22%	21%	19%	16%	15%	15%	12%	10%	8%
Adjusted EBITDA(2)(3)	539	736	971	1,245	1,542	1,884	2,237	2,613	3,052	3,426	3,767	4,065
% Margin(3)	28%	30%	32%	34%	35%	36%	37%	37%	38%	38%	38%	38%
Capital Expenditures	247	224	234	262	283	321	353	402	458	514	565	610
% of Revenue	13%	9%	8%	7%	6%	6%	6%	6%	6%	6%	6%	6%

	First Preliminary Projections Fiscal Year Ending December 31,
	2022A(1)	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E
	(in R$ millions, except percentages)
Adjusted EBITDA – CapEx(3)	292	513	738	982	1,259	1,563	1,885	2,211	2,594	2,912	3,202	3,455
% Margin(3)	15%	21%	25%	27%	29%	30%	31%	32%	32%	32%	32%	32%
Unlevered Free Cash Flow
NOPAT(3)(4)	N/A	271	427	587	660	805	969	1,142	1,342	1,970	2,166	2,337
(+) Depreciation and amortization	N/A	372	443	532	629	737	841	950	1,097	361	397	428
(-) Capital Expenditures	N/A	(224)	(234)	(262)	(283)	(321)	(353)	(402)	(458)	(514)	(565)	(610)
(-) Capital Allocation for Credit (Isaac)(5)	N/A	(27)	(60)	(102)	(64)	(35)	(87)	(109)	75	61	69	76
(-) Change in net working capital	N/A	(221)	(240)	(270)	(309)	(379)	(426)	(477)	(535)	(491)	(449)	(392)
Unlevered Free Cash Flow(3)(6)	N/A	172	337	484	634	807	944	1,104	1,521	1,386	1,617	1,839
% Conversion	N/A	23%	35%	39%	41%	43%	42%	42%	50%	40%	43%	45%

(1)
Financial figures and metrics for the year ending December 31, 2022, are unaudited, subject to change and illustratively include Isaac as if the Isaac acquisition had occurred on January 1, 2022.

(2)
Company management calculates Adjusted EBITDA as EBITDA (calculated as net income (loss) plus financial income (loss), depreciation and amortization expenses and income tax and social contribution) adjusted for stock-based compensation, one-time acquisitions expenses and other nonrecurring expenses.

(3)
Company management uses non-GAAP measures to evaluate the Company’s operational trends. These measures may not be comparable measurements to those used by other companies, and should not be relied upon as an alternative to IFRS measures.

(4)
NOPAT is calculated as net operating profit after tax.

(5)
Refers to cash outflow or inflow (as applicable) associated with Isaac, using or receiving (as applicable) capital to fund credit.

(6)
Unlevered Free Cash Flow is calculated as NOPAT plus depreciation and amortization, minus capital expenditures, minus capital allocation for credit (Isaac) minus change in net working capital. Illustratively treats all stock-based compensation as a cash expense.

The following table summarizes the Second Preliminary Projections which were prepared by our management and first reviewed by the Special Committee together with representatives of Evercore on February 27, 2023:
	Second Preliminary Projections Fiscal Year Ending December 31,
	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E
	(in R$ millions, except percentages)
Revenue	2,436	2,999	3,612	4,310	5,050	5,763	6,526	7,388	8,202	8,972	9,661
% Growth	26%	23%	20%	19%	17%	14%	13%	13%	11%	9%	8%
Adjusted EBITDA(1)(2)	736	950	1,208	1,498	1,821	2,122	2,433	2,784	3,117	3,409	3,671
% Margin(2)	30%	32%	33%	35%	36%	37%	37%	38%	38%	38%	38%
Adjusted EBITDA – CapEx(2)	513	716	949	1,222	1,510	1,782	2,050	2,352	2,649	2,898	3,120
% Margin(2)	21%	24%	26%	28%	30%	31%	31%	32%	32%	32%	32%

(1)
Company management calculates Adjusted EBITDA as EBITDA (calculated as net income (loss) plus financial income (loss), depreciation and amortization expenses and income tax and social contribution) adjusted for stock-based compensation, one-time acquisitions expenses and other nonrecurring expenses.

(2)
Company management uses non-GAAP measures to evaluate the Company’s operational trends. These measures may not be comparable measurements to those used by other companies, and should not be relied upon as an alternative to IFRS measures.

In preparing the Second Preliminary Projections summarized above that were provided to Evercore (as financial advisor to the Special Committee) on February 23, 2023, the Company’s management revised the First Preliminary Projections it previously provided to Evercore on February 14, 2023 to reflect, at the Special Committee’s request, (i) a risk-neutral case for the projections regarding the Isaac business of the Company, consistent with the projections for the Company’s core and supplemental businesses, and (ii) more conservative assumptions for Isaac’s future performance, taking into account the specific risks resulting from Isaac not being a mature operation, the potential for slower growth rates in the number of schools that adopt Isaac’s solutions and some margin pressure compared to the First Preliminary Projections. In addition, the Second Preliminary Projections also included revisions to the following based on management’s further analysis: (a) decrease in net revenues and gross profits, which were modified to reflect the Special Committee’s request for an illustrative sensitivity view regarding the Company’s ability to add new schools, resulting in approximately 30% lower total number of schools by the end of the projection period and lower revenue for the revenue guarantee and B2B credit products and (b) gross margins, which were slightly modified to reflect downward pressure resulting from higher direct costs associated with the Company’s credit products.
The following table summarizes the Preliminary Management Projections, which were prepared by our management and (i) first reviewed by the Special Committee together with representatives of Evercore on April 21, 2023, and (ii) provided to the Bidder Group in April 2023:

	Preliminary Management Projections Fiscal Year Ending December 31,
	2022A(1)	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E
	(in R$ millions, except percentages)
Revenue	1,929	2,408	2,964	3,570	4,280	5,070	5,912	6,807	7,805	8,757	9,640	10,396
% Growth	51%	25%	23%	20%	20%	18%	17%	15%	15%	12%	10%	8%
Adjusted EBITDA(2)(3)	537	729	934	1,152	1,457	1,779	2,133	2,467	2,840	3,197	3,526	3,811
% Margin	28%	30%	32%	32%	34%	35%	36%	36%	36%	37%	37%	37%
Capital Expenditures	201	228	244	260	277	319	363	409	461	499	531	554
% of Revenue	10%	9%	8%	7%	6%	6%	6%	6%	6%	6%	6%	5%
Adjusted EBITDA – Capital Expenditures(2)(3)	336	501	691	892	1,180	1,459	1,770	2,058	2,379	2,698	2,995	3,257
% Margin	17%	21%	23%	25%	28%	29%	30%	30%	30%	31%	31%	31%
Unlevered Free Cash Flow
NOPAT(4)	N/A	293	422	561	670	821	1,015	1,195	1,409	1,544	1,740	1,917
(+) Depreciation and amortization	N/A	310	358	407	458	512	556	600	620	649	665	667
(-) Capital Expenditures	N/A	(228)	(244)	(260)	(277)	(319)	(363)	(409)	(461)	(499)	(531)	(554)
(-) Capital Allocation for Credit (Isaac)(5)	N/A	(46)	40	17	(102)	(82)	(63)	(65)	27	31	35	38
(-) Change in operational net working capital	N/A	(206)	(244)	(284)	(329)	(379)	(427)	(478)	(536)	(508)	(464)	(404)
(-) Change in Other Assets / Liabilities (Isaac)	N/A	(22)	(18)	(12)	(6)	(26)	(29)	(39)	(46)	(54)	(61)	(67)
Unlevered Free Cash Flow(6)	N/A	101	314	430	413	526	688	804	1,014	1,162	1,383	1,599
% Conversion	N/A	14%	34%	37%	28%	30%	32%	33%	36%	36%	39%	42%

(1)
Financial figures and metrics for the year ending December 31, 2022 illustratively include Isaac as if the Isaac acquisition had occurred on January 1, 2022.

(2)
Company management calculates Adjusted EBITDA as EBITDA (calculated as net income (loss) plus financial income (loss), depreciation and amortization expenses and income tax and social contribution) adjusted for stock-based compensation, one-time acquisitions expenses and other nonrecurring expenses.

(3)
Our management uses non-GAAP measures to evaluate the Company’s operational trends. These measures may not be comparable measurements to those used by other companies, and should not be relied upon as an alternative to IFRS measures.

(4)
NOPAT is calculated as net operating profit after tax.

(5)
Refers to cash outflow or inflow (as applicable) associated with Isaac, using or receiving (as applicable) capital to fund credit.

(6)
Unlevered Free Cash Flow is calculated as NOPAT plus depreciation and amortization, minus capital expenditures, minus capital allocation for credit (Isaac) minus change in operational net working capital minus change in other assets / liabilities (Isaac). Illustratively treats all stock-based compensation as a cash expense.

In preparing the Preliminary Management Projections summarized above that were provided to Evercore (as financial advisor to the Special Committee) on April 12, 2023, the Company’s management revised the First Preliminary Projections previously provided to Evercore on February 14, 2023 to reflect (a) a more challenging macroeconomic environment in Brazil, (b) more challenging credit market conditions in Brazil, including rising interest rates, (c) a better understanding of Isaac’s business, operations and results by

Company management in connection with the integration of the Isaac business into the Company’s consolidated operations following the acquisition of Isaac in early 2023 (including modestly lower average students per school and average monthly tuition based on recent contracts, resulting in a decreased average loan amount per school), and (d) the delay of the launch of the Business term loan product. In addition, the Preliminary Management Projections also included the following revisions based on management’s further analysis: (i) slight improvement to Isaac’s gross margin due to a lower provision for credit losses as a percentage of revenue, partially offset by higher borrowing costs, and (ii) higher operating expenses for Isaac, driven by growing headcount across customer service, B2C and B2B functions, a more conservative reduction in general and administrative expenses as a percentage of revenue and higher customer acquisition costs over the forecast period.
The following table summarizes the Management Projections, which were prepared by our management and reviewed by the Special Committee together with representatives of Evercore on July 18, 2023:
	Management Projections Fiscal Year Ending December 31,
	Q2 – Q4 2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E
	(in R$ millions, except percentages)
Revenue	1,874	2,964	3,570	4,280	5,070	5,912	6,807	7,805	8,757	9,640	10,396
% Growth	N/A	23%	20%	20%	18%	17%	15%	15%	12%	10%	8%
Adjusted EBITDA(1)(2)	618	934	1,152	1,457	1,779	2,133	2,467	2,840	3,197	3,526	3,811
% Margin	33%	32%	32%	34%	35%	36%	36%	36%	37%	37%	37%
Capital Expenditures	179	244	260	277	319	363	409	461	499	531	554
% of Revenue	10%	8%	7%	6%	6%	6%	6%	6%	6%	6%	5%
Adjusted EBITDA – Capital Expenditures(1)(2)	438	691	892	1,180	1,459	1,770	2,058	2,379	2,698	2,995	3,257
% Margin	23%	23%	25%	28%	29%	30%	30%	30%	31%	31%	31%
Unlevered Free Cash Flow
NOPAT(3)	312	421	561	691	851	1,037	1,195	1,409	1,544	1,740	1,917
(+) Depreciation and amortization	217	358	407	458	512	556	600	620	649	665	667
(-) Capital Expenditures	(179)	(244)	(260)	(277)	(319)	(363)	(409)	(461)	(499)	(531)	(554)
(-) Capital Allocation for Credit (Isaac)(4)	(92)	40	17	(102)	(82)	(63)	(65)	27	31	35	38
(-) Change in operational net working capital	(298)	(244)	(284)	(329)	(379)	(427)	(478)	(536)	(508)	(464)	(404)
(-) Change in Other Assets / Liabilities (Isaac)	(18)	(18)	(12)	(6)	(26)	(29)	(39)	(46)	(54)	(61)	(67)
Unlevered Free Cash Flow(5)	(59)	313	430	434	556	710	804	1,014	1,162	1,383	1,599
% Conversion	N/A	33%	37%	30%	31%	33%	33%	36%	36%	39%	42%

(1)
Company management calculates Adjusted EBITDA as EBITDA (calculated as net income (loss) plus financial income (loss), depreciation and amortization expenses and income tax and social contribution) adjusted for stock-based compensation, one-time acquisitions expenses and other nonrecurring expenses.

(2)
Our management uses non-GAAP measures to evaluate the Company’s operational trends. These measures may not be comparable measurements to those used by other companies, and should not be relied upon as an alternative to IFRS measures.

(3)
NOPAT is calculated as net operating profit after tax.

(4)
Refers to cash outflow or inflow (as applicable) associated with Isaac, using or receiving (as applicable) capital to fund credit.

(5)
Unlevered Free Cash Flow is calculated as NOPAT plus depreciation and amortization, minus capital expenditures, minus capital allocation for credit (Isaac) minus change in operational net working capital minus change in other assets / liabilities (Isaac). Illustratively treats all stock-based compensation as a cash expense.

In preparing the Management Projections summarized above that the Special Committee authorized and directed Evercore (as financial advisor to the Special Committee) to utilize for the purposes of Evercore rendering a fairness opinion and preparing its valuation analyses, the Company’s management revised the Preliminary Management Projections it previously provided to Evercore on April 12, 2023 to reflect certain revised estimates regarding projected taxes payable by the Company, resulting in changes to the Company’s projected net operating profit after tax for certain of the years presented in the table above, which also affected the Company’s unlevered free cash flow and conversion rate. In addition, the Management Projections also included the following revisions: (i) removal of the presentation of financial information for the year ended December 31, 2022, and (ii) presentation of the Company’s expected results for the second, third and fourth quarters of 2023 only considering the Company’s actual financial results for the three-month period ended March 31, 2023, already existed at the time of the presentation of the Management Projections.
Evercore reviewed certain financial analyses for its preliminary financial analyses that were based, in part, on the Management Projections summarized above. For additional information regarding the analyses by the Special Committee’s financial advisor, see “Discussion Materials and Presentation to the Special Committee, dated April 21, 2023” filed as Exhibit (c)(9) to the Company’s transaction statement on Schedule 13E-3 and “Special Factors — Opinion of the Special Committee’s Financial Advisor” beginning on page 69. The Management Projections were used by Evercore with the Special Committee’s authorization and at the Special Committee’s direction for purposes of preparing Evercore’s valuation analyses and Evercore U.S.’s fairness opinion provided to the Special Committee on August 10, 2023 in connection with the Special Committee’s consideration of the transactions contemplated by the Merger Agreement, as more fully described in the section entitled “Special Factors — Opinion of the Special Committee’s Financial Advisor.” See also “Discussion Materials and Presentation to the Special Committee, dated August 10, 2023” filed as Exhibit (c)(16) to the Company’s transaction statement on Schedule 13E-3.
Certain of the prospective financial information prepared by the Company and included in the Relevant Company Projections may be considered non-GAAP financial measures. These non-GAAP measures are presented because management believes that they are useful financial indicators of the Company’s performance. The Company’s non-GAAP financial measures vary from the most comparable IFRS financial measures, as set forth in the footnotes to the tables presented above. The non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable IFRS measures. While the Company believes these non-GAAP financial measures provide meaningful information to help investors understand the operating results and to analyze the Company’s financial and business trends on a period-to-period basis, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP or IFRS, are not reported by all of the Company’s competitors and may not be directly comparable to similarly titled measures of the Company’s competitors due to potential differences in the exact method of calculation. As such, these non-GAAP measures should not be relied upon as alternatives to results prepared and presented in accordance with IFRS. Such measures are not defined under IFRS and, accordingly, non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with IFRS, and non-GAAP financial measures as used by the Company may not be comparable measurements to results reported or forecasted by other companies.
SEC rules requiring a reconciliation of a non-GAAP financial measure to an IFRS financial measure do not apply to non-GAAP financial measures provided to a board of directors or a financial advisor in connection with a proposed business combination such as the Merger if the disclosure is included in a document such as this Proxy Statement. In addition, reconciliations of non-GAAP financial measures were not relied upon by the Special Committee or its independent financial advisor in connection with their respective evaluations of the Merger. Accordingly, the Company has not provided a reconciliation of the non-GAAP financial measures included in the Relevant Company Projections to the relevant IFRS financial measures.
The financial projections and forecasts included in this Proxy Statement should not be considered in isolation or in lieu of the Company’s operating and other financial information prepared in accordance with IFRS. See “Financial Information — Selected Historical Financial Information” beginning on page 133.
The financial projections and forecasts included in this Proxy Statement are forward-looking statements. For information on factors that may cause our future financial results to materially vary, see “Forward-Looking Statements” beginning on page 141 and “Item 3. Key Information — D. Risk Factors” included in the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2022, incorporated by reference into this Proxy Statement.
For the foregoing reasons, as well as the bases and assumptions on which the financial projections and forecasts were compiled, the inclusion of specific portions of the financial projections and forecasts in this Proxy Statement should not be regarded as an indication that the Company, the Bidder Group, the Special Committee or the Board or their respective affiliates, officers, directors, advisors or other representatives considered, or now consider, such financial projections or forecasts to be an accurate prediction of future events or results, and the projections and forecasts should not be relied on as such an indication. There can be no assurance that the projected results will be realized or that actual results will not be materially lower or higher than estimated, whether or not the Merger is completed.
NONE OF THE COMPANY OR ITS AFFILIATES, ADVISORS, OFFICERS, DIRECTORS OR REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY SHAREHOLDER OR OTHER PERSON REGARDING THE ULTIMATE PERFORMANCE OF THE COMPANY COMPARED TO THE INFORMATION CONTAINED IN THE PROJECTIONS OR THAT PROJECTED RESULTS WILL BE ACHIEVED.
BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF ITS INTERNAL FINANCIAL PROJECTIONS, NONE OF THE COMPANY, THE BIDDER GROUP, THE SPECIAL COMMITTEE OR THE BOARD OR THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES CAN PROVIDE ANY ASSURANCE THAT ACTUAL RESULTS WILL NOT DIFFER FROM THE RELEVANT COMPANY PROJECTIONS, AND, EXCEPT AS REQUIRED BY APPLICABLE LAW, NONE OF THE COMPANY, THE BIDDER GROUP OR THEIR RESPECTIVE AFFILIATES UNDERTAKES ANY OBLIGATION TO UPDATE, OR OTHERWISE REVISE OR RECONCILE, THE RELEVANT COMPANY PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE THE RELEVANT COMPANY PROJECTIONS WERE GENERATED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE COMPANY RELEVANT PROJECTIONS ARE SHOWN TO BE INAPPROPRIATE. FOR THE FOREGOING REASONS, AS WELL AS THE BASES AND ASSUMPTIONS ON WHICH THE RELEVANT COMPANY PROJECTIONS WERE COMPILED, THE INCLUSION OF SPECIFIC PORTIONS OF THE RELEVANT PROJECTIONS IN THIS PROXY STATEMENT SHOULD NOT BE REGARDED AS AN INDICATION THAT SUCH PROJECTIONS ARE AN ACCURATE PREDICTION OF FUTURE EVENTS.
Opinion of the Special Committee’s Financial Advisor
The Special Committee retained Evercore to act as its financial advisor in connection with evaluating the proposed Merger. At a meeting of the Special Committee held on August 10, 2023, Evercore U.S. rendered to the Special Committee its oral opinion that, as of August 10, 2023, and based upon and subject to the assumptions, limitations, qualifications and conditions set forth in Evercore U.S.’s opinion, the Per Share Merger Consideration to be received by the holders of the Class A Shares (other than the holders of the Excluded Shares and the Dissenting Shares) in the Merger was fair, from a financial point of view, to such holders. Evercore U.S. subsequently confirmed its oral opinion in a written opinion on the same date.
The full text of the written opinion of Evercore U.S., dated as of August 10, 2023, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex B to this Proxy Statement and is incorporated herein by reference. The Company encourages you to read this opinion carefully and in its entirety. Evercore U.S.’s opinion was addressed to, and provided for the information and benefit of, the Special Committee (in its capacity as such) in connection with its evaluation of the fairness of the Per Share Merger Consideration, from a financial point of view, to the Company and the holders of the Class A Shares (other than the holders of the Excluded Shares and the Dissenting Shares), and did not address any other aspects or implications of the Merger. The opinion does not constitute a recommendation to the Special Committee or to any other persons in respect of the Merger, including as to how any holder of Shares should vote or act in respect of the Merger. Evercore U.S.’s opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Merger.
In connection with rendering Evercore U.S.’s opinion Evercore, among other things:
•
reviewed certain publicly available business and financial information relating to the Company that Evercore deemed to be relevant, including publicly available research analysts’ estimates;

•
reviewed the Management Projections (as such term is defined in the section entitled “Certain Financial Projections”) relating to the Company prepared and furnished to Evercore by management of the Company, which the Special Committee reviewed, approved for Evercore’s use and directed Evercore to use;

•
discussed with management of the Company and the Special Committee their assessment of the past and current operations of the Company, the current financial condition and prospects of the Company and the Management Projections;

•
reviewed the reported prices and the historical trading activity of the Class A Shares;

•
compared the financial performance of the Company and its stock market trading multiples with those of certain other publicly traded companies that Evercore deemed relevant;

•
compared the financial performance of the Company and the valuation multiples relating to the Merger with the financial terms, to the extent publicly available, of certain other transactions that Evercore deemed relevant;

•
reviewed the financial terms and conditions of the Merger Agreement; and

•
performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.

For purposes of Evercore’s analysis and Evercore U.S.’s opinion, Evercore assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, without any independent verification of such information (and Evercore did not assume responsibility or liability for any independent verification of such information), and Evercore further relied upon the assurances of the management of the Company that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Management Projections, Evercore assumed with consent of the Special Committee that such data have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the Special Committee and the management of the Company as to the future financial performance of the Company. Evercore expressed no view as to the Management Projections or the assumptions on which they are based.
For purposes of Evercore’s analysis and Evercore U.S.’s opinion, Evercore assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Merger Agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger would be satisfied without waiver or modification thereof. Evercore further assumed, in all respects material to its analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger would be obtained without any delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Merger or reduce the contemplated benefits to the holders of the Class A Shares (other than the holders of the Excluded Shares and the Dissenting Shares) of the Merger.
Evercore did not conduct a physical inspection of the properties or facilities of the Company and did not make or assume any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of the Company, nor was Evercore furnished with any such valuations or appraisals, nor did Evercore evaluate the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore U.S.’s opinion was necessarily based upon information made available to Evercore as of the date of the opinion and financial, economic, market and other conditions as they existed and as could be evaluated on the date of the opinion. It was understood that subsequent developments may affect Evercore U.S.’s opinion and that Evercore U.S. does not have any obligation to update, revise or reaffirm its opinion.
Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness to the holders of the Class A Shares (other than the holders of the Excluded Shares and the Dissenting Shares), from a financial point of view, of the Per Share Merger Consideration. Evercore did not express any view on, and Evercore U.S.’s opinion does not address, the fairness of the Proposed Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company or the holders of the Rollover Shares, nor any allocation of the aggregate consideration to be paid pursuant to the Merger Agreement among the holders of Class A Shares (other than the holders of the Excluded Shares) and the holders of the Rollover Shares, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the Per Share Merger Consideration or otherwise. Evercore was not asked to, nor did Evercore express any view on, and Evercore U.S.’s opinion did not address, any other term or aspect of the Merger Agreement or the Merger, including, without limitation, the structure or form of the Merger, or which Class A Shares were Rollover Shares, or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the evaluation, negotiation and execution of the Merger Agreement. Evercore U.S.’s opinion did not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Company, nor did it address the underlying business decision of the Company to engage in the Merger. Evercore U.S.’s opinion did not constitute a recommendation to the Special Committee or to any other persons in respect of the Merger, including as to how any holder of Shares should vote or otherwise act in respect of the Merger. Evercore is not a legal, regulatory, accounting or tax expert and assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters, including assessments regarding the law of the Cayman Islands.
Set forth below is a summary of the material financial analyses reviewed by Evercore with the Special Committee on August 10, 2023, in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before August 8, 2023, and is not necessarily indicative of current market conditions.
For purposes of its analyses and reviews, Evercore considered general business, economic, market and financial conditions, industry sector performance and other matters, as they existed and could be evaluated as of the date of its opinion, many of which are beyond the control of the Company. The estimates contained in Evercore’s analyses and reviews, and the ranges of valuations resulting from any particular analysis or review, are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Evercore’s analyses and reviews. In addition, analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Evercore’s analyses and reviews are inherently subject to substantial uncertainty.
The following summary of Evercore’s financial analyses includes information presented in tabular format. In order to fully understand the analyses, the tables should be read together with the full text of each summary.

The tables are not intended to stand alone and alone do not constitute a complete description of Evercore’s financial analyses. Considering the tables below without considering the full narrative description of Evercore’s financial analyses, including the methodologies and assumptions underlying such analyses, could create a misleading or incomplete view of such analyses.
Summary of Evercore’s Financial Analyses
Discounted Cash Flow Analysis
Evercore performed a discounted cash flow analysis of the Company to calculate the estimated present value of the standalone unlevered, after-tax free cash flows, defined as net operating profit after tax, plus depreciation and amortization, less changes in net working capital and capital expenditures, that the Company was forecasted to generate during the Company’s second through fourth quarters of fiscal year 2023 and fiscal years 2024 through 2033 based on the Management Projections. Evercore calculated terminal values for the Company by applying perpetuity growth rates of 4.0% to 5.0%, which range was selected based on Evercore’s professional judgment and experience, to a terminal year estimate of the unlevered, after-tax free cash flows that the Company was forecasted to generate based on the Management Projections. The cash flows and terminal values in each case were then discounted to present value as of March 31, 2023, using discount rates ranging from 13.0% to 16.0%, which were based on an estimate of the Company’s weighted average cost of capital, and the mid-year cash flow discounting convention. Evercore assumed a United States dollar (“USD” or “$”) to Brazilian real (“BRL” or “R$”) exchange rate of 4.92x as of August 8, 2023, for the purposes of the discounted cash flow analysis. Based on (i) this range of implied enterprise values, (ii) the Company’s estimated net debt (calculated as total debt less cash and cash equivalents) as of March 31, 2023 and pro forma for the R$550 million debt offering on July 26, 2023 and (iii) the number of fully diluted Shares, in each case as provided by the Company’s management, the discounted cash flow analysis indicated a range of implied equity values per Class A Share of $10.90 to $21.25, compared to the Per Share Merger Consideration of $14.00 per Class A Share.
Selected Public Company Trading Analysis
Evercore reviewed and compared certain financial information of the Company to corresponding financial multiples and ratios for the following selected publicly traded companies in the educational technology, education publishing and Latin American education services industries (the “Selected Companies”):
a.
Vasta Platform Limited

b.
Educational Technology Companies

•
Duolingo, Inc.

•
PowerSchool Holdings, Inc.

•
Instructure, Inc.

•
Coursera Inc.

•
Chegg, Inc.

•
Kahoot! ASA(1)

•
2U, Inc.

c.
Education Publishing Companies

•
Pearson PLC

•
John Wiley & Sons, Inc.

•
Scholastic Corporation

d.
Latin American Education Services Companies

•
Cogna Educação S.A.

•
Laureate Education, Inc.

•
YDUQS Participacoes SA

•
Afya Ltd

(1)
Reflects trading data as of July 13, 2023, the last full day of unaffected trading prior to the announcement of an agreement for the acquisition of Kahoot! ASA.

For each of the Selected Companies, Evercore calculated (i) enterprise value (defined as equity market capitalization plus total debt, plus preferred equity and minority interest, less cash and cash equivalents) as a multiple of estimated earnings before interest, taxes, depreciation and amortization before stock-based compensation expense (“EBITDA”) for the 2023 and 2024 fiscal years, which are referred to as “2023E EBITDA” and “2024E EBITDA,” respectively, and (ii) enterprise value to 2023E EBITDA less capital expenditures and 2024E EBITDA less capital expenditures, which are referred to as “2023E EBITDA — CapEx” and “20204E EBITDA — CapEx,” respectively, in each case based on closing share prices as of August 8, 2023. Estimated financial data of the Selected Companies was based on publicly available research analysts’ estimates.
This analysis indicated the following:
a.
Vasta Platform Limited

Benchmark	Multiple
Enterprise Value / 2023E EBITDA	6.2x
Enterprise Value / 2024E EBITDA	5.4x
Enterprise Value / 2023E EBITDA – CapEx	8.6x
Enterprise Value / 2024E EBITDA – CapEx	7.5x

b.
Educational Technology Companies

Benchmark	High	Low	Mean	Median
Enterprise Value / 2023E EBITDA	37.2x	7.8x	19.1x	20.8x
Enterprise Value / 2024E EBITDA	24.3x	6.5x	15.3x	18.6x
Enterprise Value / 2023E EBITDA – CapEx	39.3x	8.4x	22.1x	21.5x
Enterprise Value / 2024E EBITDA – CapEx	25.3x	6.9x	17.5x	19.2x

c.
Education Publishing Companies

Benchmark	High	Low	Mean	Median
Enterprise Value / 2023E EBITDA	8.4x	6.1x	7.4x	7.6x
Enterprise Value / 2024E EBITDA	8.1x	5.9x	7.2x	7.5x
Enterprise Value / 2023E EBITDA – CapEx	10.9x	8.4x	9.8x	10.0x
Enterprise Value / 2024E EBITDA – CapEx	10.7x	8.0x	9.4x	9.5x

d.
Latin American Education Services Companies

Benchmark	High	Low	Mean	Median
Enterprise Value / 2023E EBITDA	9.8x	6.5x	7.7x	7.3x
Enterprise Value / 2024E EBITDA	8.4x	5.8x	6.8x	6.5x
Enterprise Value / 2023E EBITDA – CapEx	12.6x	7.8x	10.1x	10.0x
Enterprise Value / 2024E EBITDA – CapEx	10.9x	6.9x	8.9x	9.0x

Based upon the information presented in the tables above and based on its professional judgment and experience, Evercore selected reference multiple ranges of (i) enterprise value to 2023E EBITDA of 6.5x to 11.5x for calendar year 2023, (ii) enterprise value to 2024E EBITDA of 5.5x to 10.5x for calendar year 2024, (iii) enterprise value to 2023E EBITDA — CapEx of 9.0x to 13.5x for calendar year 2023 and (iv) enterprise value to 2024E EBITDA — CapEx of 7.5x to 12.0x for calendar year 2024. These ranges were then applied to the Company’s estimated EBITDA and estimated EBITDA less capital expenditure for calendar years 2023 and 2024, respectively, as estimated by management. Evercore assumed a USD to BRL exchange rate of 4.92x as of August 8, 2023, for the purposes of the selected public company trading analysis.
Using this analysis, Evercore derived the following ranges of implied equity values per Class A Share:
	CY2023E	CY2024E
Enterprise Value / EBITDA Multiple	$6.16 – $16.80	$7.33 – $20.97
Enterprise Value / EBITDA – CapEx Multiple	$5.79 – $12.52	$7.46 – $16.53
Evercore compared the results of this analysis to the Per Share Merger Consideration of $14.00 per Class A Share.
Although none of the Selected Companies is directly comparable to the Company, Evercore selected these companies because they are publicly traded companies in the educational technology, education publishing and Latin American education services industries that Evercore, in its professional judgment and experience, considered generally relevant to the Company for purposes of its financial analyses. In evaluating the Selected Companies, Evercore made judgments and assumptions with regard to general business, economic and market conditions affecting the Selected Companies and other matters, as well as differences in the Selected Companies’ financial, business and operating characteristics. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments regarding many factors that could affect the relative values of the Selected Companies and the multiples derived from the Selected Companies. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using the data of the Selected Companies.
Precedent M&A Transactions Analysis
Evercore performed precedent M&A transaction analyses to derive an indicative valuation range for the Class A Shares. Any transactions reported in non-USD values reflect the applicable foreign exchange rate as of the date of announcement of the relevant transaction.
a.
Educational Technology Transactions

Evercore reviewed transactions involving educational technology companies announced since October 2018 and selected five transactions as the basis for its analysis, although Evercore noted that none of the selected transactions or the entities that participated in the selected transactions were directly comparable to the Merger or to the Company, respectively:
Month and Year Announced	Acquiror	Target (Seller)
July 2023	Goldman Sachs Asset Management	Kahoot! ASA
June 2022	Cornerstone OnDemand, Inc.	SumTotal
August 2021	Clearlake Capital Group, L.P.	Cornerstone OnDemand, Inc.
December 2018	Sanoma Learning	Iddink Group
October 2018	Veritas Capital	Cambium Learning® Group, Inc.
Evercore noted that the median of the enterprise value to EBITDA multiples for the selected educational technology transactions was equal to 17.9x.
b.
Education Publishing Transactions

Evercore reviewed transactions involving education publishing companies announced since February 2019 and selected three transactions as the basis for its analysis, although Evercore noted that none of the selected transactions or the entities that participated in the selected transactions were directly comparable to the Merger or to the Company, respectively:

Month and Year Announced	Acquiror	Target (Seller)
February 2022	Veritas Capital	Houghton Mifflin Harcourt Company
June 2021	Platinum Equity	McGraw Hill
February 2019	Nexus Capital Management LP	Pearson PLC — U.S. K-12 Courseware business
Evercore noted that the median of the enterprise value to EBITDA multiples for the selected education publishing transactions was equal to 9.7x.
c.
Latin American Education Services Transactions

Evercore reviewed transactions involving Latin American education services companies announced since May 2019 and selected three transactions as the basis for its analysis, although Evercore noted that none of the selected transactions or the entities that participated in the selected transactions were directly comparable to the Merger or to the Company, respectively:
Month and Year Announced	Acquiror	Target (Seller)
March 2021	Arco Platform Limited	COC / Dom Bosco
February 2021	Vasta Platform Limited	Editora Eleva S.A.
May 2019	Arco Platform Limited	Sistema Positivo de Ensino
Evercore noted that the median of the enterprise value to EBITDA multiples for the selected Latin American education services transactions was equal to 14.4x.
Based on the multiples it derived from the above precedent transactions and based on its professional judgment and experience, Evercore selected a reference range of enterprise value to earnings before interest, taxes, depreciation and amortization (adjusted to exclude one-time charges and to include stock-based compensation expense) of the applicable company during the twelve-month period prior to announcement of the transaction (referred to as “LTM Adj. EBITDA”) multiples of 10.0x to 14.0x and applied this range of multiples to the Company’s LTM Adj. EBITDA as of March 31, 2023 based on the financial results for the Company provided by the Company’s management. Based on this range of implied enterprise values (excluding cash and debt held at Isaac, and the number of fully diluted Shares (excluding Shares issued in connection with the Company’s acquisition of Isaac and dilutive securities held by Isaac employees), in each case, as provided by the Company’s management, this analysis indicated a range of implied equity values of $12.21 to $21.04 per Class A Share, compared to the Per Share Merger Consideration of $14.00 per Class A Share.
Although none of the target companies or businesses reviewed in the precedent M&A transactions analysis is directly comparable to the Company and none of the selected transactions is directly comparable to the Merger, Evercore selected these transactions because they involve companies or businesses that Evercore, in its professional judgment and experience, considered generally relevant to the Company for purposes of its financial analyses. In evaluating the selected transactions, Evercore made judgments and assumptions with regard to general business, economic and market conditions and other factors existing at the time of the selected transactions, and other matters, as well as differences in financial, business and operating characteristics and other factors relevant to the target companies or businesses in the selected transactions. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments regarding many factors that could affect the relative values of the target companies or businesses in the selected transactions and the multiples derived from the selected transactions. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using the data of the selected transactions.
Other Factors
Evercore also noted certain other factors, which were not considered material to its financial analyses with respect to its opinion, but were referenced for informational purposes only, including, among other things, the following:
Premiums Paid Analysis
Using publicly available information, Evercore reviewed 149 all-cash transactions and announced bids for U.S. public targets (excluding targets in the financial institutions, real estate and energy industries), each with an aggregate transaction value between $500 million and $3 billion pursuant to which all of the target’s shares were acquired, announced during the period from January 1, 2018, through August 8, 2023. Using publicly available information, Evercore calculated the premiums paid as the percentage by which the per share consideration paid or proposed to be paid in each such transaction exceeded the closing market prices per share of the target companies one day and four weeks prior to announcement of each transaction.
Based on the results of this analysis and its professional judgment and experience, Evercore applied a premium range of 19% to 65% to the closing price per Class A Share of $9.04 as of November 30, 2022, the last full day of unaffected trading prior to the delivery by Evercore of its opinion to the Special Committee. This analysis indicated a range of implied equity values of $10.74 to $14.92 per Class A Share, compared to the Per Share Merger Consideration of $14.00 per Class A Share.
Equity Research Analyst Price Targets
Evercore reviewed selected public market trading price targets for the Class A Shares prepared and published by equity research analysts that were publicly available as of August 8, 2023. These price targets reflect analysts’ estimates of the future public market trading price of the Class A Shares at the time the price target was published. As of August 8, 2023, the range of selected equity research analyst price targets per Class A Share was $15.00 to $18.00. Public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for the Class A Shares and these target prices and the analysts’ earnings estimates on which they were based are subject to risk and uncertainties, including factors affecting the financial performance of the Company and future general industry and market conditions.
Last 52-Week Trading Range
Evercore reviewed historical trading prices of the Class A Shares during the twelve-month period ended November 30, 2022, the last full day of unaffected trading prior to the delivery by Evercore of its opinion to the Special Committee, noting that the low and high closing prices during such period ranged from $7.99 to $23.00 per Class A Share, respectively.
Other Presentations by Evercore
In addition to the presentation made to the Special Committee on August 10, 2023, the date on which Evercore delivered its opinion, as described above, Evercore made other written and oral presentations to the Special Committee on January 27, February 22, February 27, February 28, March 16, April 4, April 12, April 21, April 24, May 16, May 18, July 18, July 22 and July 23, 2023, which are referred to as the preliminary Evercore presentations. Copies of the preliminary Evercore presentations provided to the Special Committee by Evercore have been attached as exhibits to the Company’s transaction statement on Schedule 13E-3. These written presentations and the written opinion of Evercore will be available for any interested holder of Shares to inspect and copy at the Company’s executive offices during regular business hours. None of the preliminary Evercore presentations, alone or together, constitutes an opinion of Evercore with respect to the Per Share Merger Consideration.
The January 27, 2023, materials included a summary of next steps for Evercore and a proposed timeline for the Special Committee, including an overview of the different work processes during the transaction.
The information contained in the February 22, 2023, materials that were provided to the Special Committee included the First Preliminary Projections (as such term is defined in the in the section entitled “Certain Financial Projections”).
The information contained in the February 27, 2023, materials that were provided to the Special Committee included the Second Preliminary Projections (as such term is defined in the in the section entitled “Certain Financial Projections”).
The February 28, 2023, materials included a summary of General Atlantic and Dragoneer’s Original Proposal, a proposed timeline for the Special Committee, an overview of the Company’s current market situation, the First Preliminary Projections and the Second Preliminary Projections, a preliminary valuation of the Class A Shares and considerations regarding a counterproposal by the Special Committee.

The March 16, 2023, materials included a summary of potential alternative counterparties and considerations regarding discussions between the Special Committee and potential alternative counterparties.
The April 4, 2023, materials included an overview of the Company’s current market situation, a proposed timeline for the Special Committee and earnings releases for the first quarter of the Company’s fiscal year 2023.
The April 12, 2023, materials included the Third Preliminary Projections (as such term is defined in the section entitled “Special Factors — Background of the Merger”) of the Company.
The April 21, 2023, materials included the Preliminary Management Projections (as such term is defined in the in the section entitled “Certain Financial Projections”).
The April 24 and May 16, 2023, materials included the Company’s current market situation, the Preliminary Management Projections, a preliminary valuation of the Class A Shares and a summary of General Atlantic and Dragoneer’s proposal.
The May 18, 2023, materials included the Company’s current market situation, the Management Projections, a preliminary valuation of the Class A Shares and an analysis of financial metrics implied by an offer price of $13.00 per Class A Share.
The July 18, 2023, materials included the Company’s current market situation, the Management Projections, a preliminary valuation of the Class A Shares and an analysis of financial metrics implied by an offer price of $13.20 per Class A Share.
The July 22, 2023, materials included the Company’s current market situation, the Management Projections, a preliminary valuation of the Class A Shares and an analysis of financial metrics implied by General Atlantic and Dragoneer’s offer price of $13.50 per Class A Share.
The July 23, 2023, materials included the Management Projections, a preliminary valuation of the Class A Shares and an overview of the Company’s current market situation.
Each of the analyses performed in these preliminary Evercore presentations was subject to further updating and subject to the final analyses presented to the Special Committee on August 10, 2023, by Evercore. Each of these analyses was necessarily based on financial, economic, monetary, market, regulatory and other conditions and circumstances as they existed and as could be evaluated by Evercore as of the dates on which Evercore performed such analyses. Accordingly, the results of the financial analyses may have differed due to changes in those conditions and other information, and not all of the written and oral presentations contained all of the financial analyses included in the August 10, 2023, presentation.
General
The foregoing summary of Evercore’s financial analyses does not purport to be a complete description of the analyses or data presented by Evercore to the Special Committee, nor does the order of analyses described represent relative importance or weight given to those analyses by Evercore. In connection with the review of the Merger by the Special Committee, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Accordingly, Evercore believes that its analyses must be considered as a whole and selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore U.S.’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its professional judgment and experience after considering the results of all the analyses. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Evercore with respect to the actual value of the Class A Shares. Rounding may result in total sums set forth in this section not equaling the total of the figures shown.
Evercore prepared these analyses solely for the information and benefit of the Special Committee and for the purpose of providing an opinion to the Special Committee as to whether the Per Share Merger Consideration is fair, from a financial point of view, to the holders of Class A Shares (other than the holders of the Excluded Shares and the Dissenting Shares). These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. In performing its analyses, Evercore made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company or Parent. Any estimates contained in or underlying these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates. The issuance of Evercore U.S.’s opinion was approved by an opinion committee of Evercore.
Except as described above, the Special Committee imposed no other instruction or limitation on Evercore with respect to the investigations made or the procedures followed by Evercore U.S. in rendering its opinion. The terms and conditions of the Merger Agreement and the related terms and conditions of the transaction were determined through negotiations between the Special Committee and General Atlantic and Dragoneer. Evercore did not recommend any specific consideration to the Special Committee or recommend that any specific consideration constituted the only appropriate consideration in the Merger. Evercore U.S.’s opinion was only one of many factors considered by the Special Committee in its evaluation of the Merger and should not be viewed as determinative of the views of the Special Committee with respect to the Merger or the Per Share Merger Consideration.
Under the terms of Evercore’s engagement letter with the Company and the Special Committee, the Company has agreed to pay Evercore a fee of $1,500,000 upon rendering its opinion and a closing fee of $3,000,000 upon the closing of the Merger. Evercore also accrued a fee of $1,000,000 upon execution of its engagement letter with the Company and the Special Committee. In addition, the Company has agreed to reimburse Evercore for its reasonable out-of-pocket expenses (including legal fees, expenses and disbursements) incurred in connection with its engagement and to indemnify Evercore or any of its affiliates and any of its members, partners, officers, directors, advisors, representatives, employees, agents or controlling persons of Evercore or any such affiliate, if any, against certain liabilities and expenses arising out of its engagement, or to contribute to payments which any of such persons might be required to make with respect to such liabilities. Evercore’s engagement letter with the Company includes a consent for use of Evercore U.S.’s opinion in the Company’s SEC filings related to the proposed Merger, including this Proxy Statement.
During the two-year period prior to the date of Evercore U.S.’s opinion, Evercore U.S., Seneca and their respective affiliates have not been engaged to provide financial advisory or other services to the Company, Parent, Dragoneer or any of Dragoneer’s funds or portfolio companies and Evercore U.S. and Seneca did not receive any compensation from any such persons during such period. During the two-year period prior to the date of its opinion, Seneca and its affiliates have not been engaged to provide financial advisory or other services to General Atlantic or any of General Atlantic’s funds or portfolio companies and Seneca and its affiliates did not receive any compensation from General Atlantic or any of General Atlantic’s funds or portfolio companies. During the two-year period prior to the date of its opinion, Evercore U.S. and its affiliates have provided financial advisory services to General Atlantic and its funds and portfolio companies and received fees for the rendering of these services. Evercore U.S. may provide financial advisory or other services to the Company, Dragoneer and Dragoneer’s funds and portfolio companies, General Atlantic and General Atlantic’s funds and portfolio companies and the Parent in the future, and in connection with any such services Evercore U.S. and Seneca may receive compensation.
Evercore and its affiliates engage in a wide range of activities for its and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses and otherwise, Evercore and its affiliates and/or its or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to the Company, the Parent, potential parties to the Merger and/or any of their respective affiliates or persons that are competitors, customers or suppliers of the Company or the Parent.
Purposes of and Reasons for the Merger
Under SEC rules governing going-private transactions, each Participant is required to express their reasons for the Merger to the Company’s Unaffiliated Security Holders, as defined in Rule 13e-3 of the Exchange Act.
Each Participant is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. For the Participants, the purpose of the Merger is to enable Parent to acquire 100% equity ownership of the Company, in a transaction in which the Shares (other than the Excluded Shares and the Dissenting Shares) will be cancelled in exchange for $14.00 per Share, so Parent will bear the rewards and risks of the sole ownership of the Company after the Shares are cancelled, including any increases in the value of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses.
The Sponsors
The Sponsors believe the operating environment of the Company has changed in a significant manner since the Company’s initial public offering in 2018 and these changes have increased the uncertainty and volatility inherent in the business model of companies similar to the Company. In addition to the changing environment, the Company’s business has become more complex given important acquisitions that were executed by the Company over the past years. As a result, the Sponsors are of the view that there is potential for considerably greater short- and medium-term volatility in the Company’s earnings. Responding to current market challenges will require tolerance for volatility in the performance of the Company’s business and a willingness to make business decisions focused on improving the Company’s long-term profitability. The Sponsors believe that these strategies would be most effectively implemented in the context of a private company structure. As a privately held entity, the Company’s management will have greater flexibility to focus on improving long-term profitability and cash generation without the pressures exerted by the public market’s valuation of the Company and its emphasis on short-term period-to-period performance. Further, as a privately held entity, the Company will be relieved of many of the expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the U.S. federal securities laws, including the Exchange Act and the Sarbanes-Oxley Act of 2002. The Sponsors decided to undertake the going-private transaction at this time because they want to take advantage of the benefits of the Company being a privately held company as described above. In the course of considering the going-private transaction, the Sponsors did not consider alternative transaction structures because the Sponsors believed the Merger was the most direct and effective way to accomplish these objectives and to enable the Sponsors and Founders to partner together to own the Company.
The Founders
The Founders believe the Company requires business decisions focused on long-term growth and operational excellence to secure the Company's enduring leadership. Those actions could generate earnings volatility and uncertainty in the short term. The Founders believe that these strategies would be most effectively implemented in the context of a private company structure. As a privately held entity, the Company's management will have greater flexibility to focus on long-term oriented agendas without the pressures exerted by the public market's valuation of the Company and its emphasis on short-term period-to-period performance. Further, as a privately held entity, the Company will be relieved of many of the expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the U.S. federal securities laws, including the Exchange Act and the Sarbanes-Oxley Act of 2002. The Founders

decided to support the going-private transaction at this time because they want to take advantage of the benefits of the Company being a privately held company as described above.
In addition, the Merger will allow the Founders to maintain a leadership role with the Surviving Company and to assure a high quality standard of product and services rendered to its schools, as further described in this Proxy Statement under the section entitled “Special Factors — Interests of Certain Persons in the Merger — Interests of the Participants.”
The Special Committee on Behalf of the Company
The Company’s purpose for engaging in the Merger is to enable the Unaffiliated Security Holders to receive $14.00 per Class A Share in cash, without interest, which represents a premium of approximately 55% over the closing price of $9.04 per Class A Share as quoted by Nasdaq on November 30, 2022, the day before the Original Proposal was disclosed, and a premium of approximately 38% and 28% to the volume-weighted average closing price of the Class A Shares during the last 30 and 60 calendar days, respectively, prior to the disclosure of the Original Proposal. The Company believes its long-term objectives can best be pursued as a private company.
The Company has determined to undertake the Merger at this time based on the analyses, determinations and conclusions of the Special Committee and the Board described in detail above under “— Reasons for the Merger and Recommendation of the Special Committee and the Board.”
Effects of Merger on the Company
Private Ownership
The Class A Shares are currently listed on Nasdaq under the symbol “ARCE.” It is expected that, following the consummation of the Merger, the Company, as the Surviving Company, will cease to be a publicly traded company and will instead become a private company beneficially owned by the Participants.
Following the completion of the Merger, the Class A Shares will no longer be listed on any securities exchange or quotation system, including Nasdaq, and price quotations with respect to sales of the Class A Shares in the public market will no longer be available. In addition, the registration of Class A Shares under the Exchange Act may be terminated upon the Company’s application to the SEC if Class A Shares are not listed on a national securities exchange and there are fewer than 300 record holders of Class A Shares. Ninety days after the filing of Form 15 in connection with the completion of the Merger or such longer period as may be determined by the SEC, registration of the Class A Shares under the Exchange Act will be terminated and the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the U.S. federal securities laws, including the Exchange Act and the Sarbanes-Oxley Act of 2002, applicable to public companies. As a result, the Company will no longer incur the costs and expenses of complying with such requirements. After the completion of the Merger, the Company’s shareholders will no longer enjoy the rights or protections that the U.S. federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company.
Upon completion of the Merger, each Share, other than the Excluded Shares and the Dissenting Shares, issued and outstanding immediately prior to the Effective Time, will be cancelled and cease to exist in exchange for the right to receive the Per Share Merger Consideration, in cash, without interest and net of any applicable withholding taxes. At the Effective Time, (a) the Excluded Shares will be cancelled for no consideration or distribution therefor and (b) the Dissenting Shares will be cancelled and cease to exist in exchange for the right to receive the fair value of such Shares as determined by the Court in accordance with the provisions of Section 238 of CICA. At the Effective Time, each ordinary share of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and non-assessable ordinary share of the Surviving Company. As a result, current shareholders of the Company, other than Rollover Shareholders, will no longer have any equity interest in, or be shareholders of, the Company upon completion of the Merger. As a result, the Company’s shareholders, other than the Rollover Shareholders, will not have the opportunity to participate in the earnings and growth of the Company and they will not have the right to vote on corporate matters. Similarly, our current shareholders, other than the Rollover Shareholders, will not be exposed to the risk of loss in relation to their investment in the Company.
At the Effective Time, each outstanding share option granted to participants under the Arco Platform Limited 2022 Share Option Plan (a “Company Option”) that is vested, outstanding and unexercised as of immediately prior to the Effective Time that has an exercise price per share that is less than $14.00 (each, a “Vested Company Option”) will be, upon exercise by the holder, settled into a number of Shares with a value equal to the excess of $14.00 and the applicable exercise price per share of such Vested Company Option, multiplied by the number of Shares underlying such Vested Company Option, less an amount of Shares equal to the applicable tax withholding amount. Notwithstanding the above, the Company may identify holders of Vested Company Options to not exercise their option at this time and elect for their Vested Company Options to be migrated at the Effective Time into an option award under a new equity incentive plan established by Parent or its applicable subsidiary pursuant to which the Vested Company Options will be migrated (the “New Share Plan”) and will represent a number of common shares of Parent at an exercise price per share that preserves the intrinsic value of such Vested Company Option as of immediately prior to the Effective Time. Each Share that is settled pursuant to a Vested Company Option that is not migrated into an option award under the New Share Plan will be cancelled and converted at the Effective Time into the Per Share Merger Consideration.
At the Effective Time, except as otherwise specified in the Merger Agreement, each then-outstanding Company RSU that, is (i) vested or subject to accelerated vesting upon the Merger, shall be net settled (to reflect withholding taxes) into Shares. In accordance with the terms of the Merger Agreement, certain Company RSUs may be contributed to Parent in exchange for a number of common shares of Parent in an equivalent value. Each Share not contributed to Parent will be cancelled and converted at the Effective Time into the Per Share Merger Consideration.
At the Effective Time, subject to the conditions and terms provided in the Merger Agreement, each award of Company RSUs that is outstanding and unvested as of immediately prior to the Effective Time and is not subject to accelerated vesting upon the consummation of the Merger shall be migrated into an award of restricted share units under the New Share Plan established by the Surviving Company with a value of $14.00, which award shall continue to vest on the same vesting schedule that applied to such corresponding Company RSU as of immediately prior to the Effective Time.
For more information, see “Interests of Certain Persons in the Merger” beginning on page 88 for additional information.
Memorandum and Articles of Association of the Surviving Company; Directors and Management of the Surviving Company
If the Merger is completed, the current memorandum and articles of association of the Company will be replaced in their entirety by the memorandum and articles of association of Merger Sub in the form annexed to the Plan of Merger at the time of filing with the Registrar of Companies of the Cayman Islands, as in effect prior to the completion of the Merger (except that, among others, at the Effective Time, (i) all references in such memorandum and articles of association to the name of the Surviving Company will be amended to “Arco Platform Limited” and (ii) such memorandum and articles of association will include the indemnification, advancement of expenses and exculpation provisions required by the Merger Agreement). In addition, the directors of Merger Sub immediately prior to the completion of the Merger, together with any directors of the Company that Parent appoints at the Effective Time (subject to the agreement of such persons to serve as directors of the Surviving Company), will become the initial directors of the Surviving Company and the officers of the Company will become the initial officers of the Surviving Company.
Primary Benefits and Detriments of the Merger
The primary benefits of the Merger to the Unaffiliated Security Holders include the following:
•
The receipt by the Unaffiliated Security Holders of $14.00 per Class A Share in cash, without interest, which represents a premium of approximately 55% over the closing price of $9.04 per Class A Share as quoted by Nasdaq on November 30, 2022, the day before the Original Proposal was disclosed, and a premium of approximately 38% and 28% to the volume-weighted average closing price of the Class A Shares during the last 30 and 60 calendar days, respectively, prior to the disclosure of the Original Proposal.
•
The avoidance of the risk associated with any possible decrease in our future revenues and free cash flow, growth or value following the Merger, as well as the uncertainty and risks associated with growing existing and new businesses of the Company, including, among others, as a result of (i) increased competition from other companies, (ii) challenges faced in retaining existing or attracting new business users of the Company and (iii) the fact that risks for new businesses may be greater.

The primary detriments of the Merger to the Unaffiliated Security Holders include the following:
•
Such shareholders will cease to have an interest in the Company and, therefore, will no longer benefit from possible increases in future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any.

•
The receipt of cash in exchange for Shares pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws. See “Special Factors — U.S. Federal Income Tax Consequences,” beginning on page 94, “Special Factors — Brazilian Tax Consequences,” beginning on page 96, and “Special Factors — Cayman Islands Tax Consequences,” beginning on page 97, for additional information with respect to the considerations relevant to such receipt of cash in exchange for Shares.

The primary benefits of the Merger to the Rollover Shareholders include the following:
•
If the Company successfully executes its business strategies, the value of the Rollover Shareholders’ equity investment could increase because of possible increases in future revenues and free cash flow, increases in the underlying value of the Company or the payment of dividends, if any, that will accrue to Parent.

•
The Company will no longer have continued pressure to meet quarterly forecasts set by analysts. In contrast, as a publicly traded company, the Company currently faces pressure from public shareholders and investment analysts to make decisions that may produce better short-term results, but which may not maximize equity value in the long term.

•
The management of the Company will have more freedom to focus on long-term strategic planning in a highly competitive business with increasing competition and regulation without public market scrutiny or the pressure to meet short-term forecasts.

•
There will be a reduction of the costs and administrative burden associated with operating the Company as a publicly traded company, including the costs associated with regulatory filings and compliance requirements.

The primary detriments of the Merger to the Rollover Shareholders include the following:
•
All of the risks of any possible decrease in the Company’s revenues, free cash flow or value following the Merger will be borne by Parent.

•
The business risks facing the Company, including increased competition and government regulation, will be borne by Parent.

•
An equity investment in the Surviving Company by Parent following the Merger will involve substantial risk resulting from the limited liquidity of such an investment since there will be no trading market for the Surviving Company’s equity securities.

The Company’s Net Book Value and Net Earnings
The table below sets out the indirect interest in the Company’s net book value and net earnings for the Bidder Group and other Rollover Shareholders before and after the Merger, based on the historical net book value and net earnings of the Company as of December 31, 2022.

	Ownership Prior to the Merger(1)				Ownership After the Merger
Name	Net Book Value		Net Earnings		Net Book Value		Net Earnings
	$’000	%(1)	$’000	%(1)	$’000	%(1)	$’000	%(1)
Bidder Group	183,195	50.4%	3,813	50.4%	337,032	92.7%	7,014	92.7%
Other Rollover Shareholders	41,758	11.5%	869	11.5%	26,599	7.3%	554	7.3%

Note:
(1)
Ownership percentages prior to the Merger are based on 66,454,224 Shares issued and outstanding as of September 13, 2023.

Plans for the Company after the Merger
Following the completion of the Merger, Parent will own 100% of the equity interest in the Surviving Company. The Participants anticipate that the Company will continue to conduct its operations substantially as they are currently being conducted, except that the Company will cease to be a publicly traded company and will instead be a wholly owned subsidiary of Parent.
Following the completion of the Merger and the anticipated deregistration of the Shares, the Company will no longer be subject to the Exchange Act and the compliance and reporting requirements of Nasdaq and the related direct and indirect costs and expenses, and may experience positive effects on profitability as a result of the elimination of such costs and expenses.
Except as set forth in this Proxy Statement and transactions already under consideration by the Company, the Participants do not have any current plans, proposals or negotiations that relate to or would result in any of the following:
•
an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•
the sale or transfer of a material amount of the assets of the Company or any of its subsidiaries; or

•
any other material changes in the Company, including with respect to the Company’s corporate structure or business.

However, the Participants will continue to evaluate the Company’s entire business and operations from time to time, and may propose or develop plans and proposals which they consider to be in the best interests of the Company and its equity holders, including the disposition or acquisition of material assets, alliances, joint ventures and other forms of cooperation with third parties or other extraordinary transactions, including the possibility of relisting the Company or a substantial part of its business on another stock exchange. The Participants expressly reserve the right to make any changes they deem appropriate to the operation of the Surviving Company in light of such evaluation and review as well as any future developments.
Alternatives to the Merger
The Board did not independently determine to initiate a process for the sale of the Company. The Special Committee was formed on January 6, 2023, in response to the receipt of the Original Proposal by the Sponsors on November 30, 2022. The Special Committee determined that there was no viable alternative transaction to the transaction proposed by the Sponsors in light of (a) the fact that, since the Company’s receipt of the Original Proposal dated November 30, 2022, no party except for the members of the Bidder Group has contacted the Company or the Special Committee expressing an interest in exploring an alternative transaction with the Company, other than Potential Investor A who contacted Evercore with an interest in understanding the general status of the process of the Transaction in order to determine whether it should pursue an alternative transaction with the Company but who ceased all negotiations and informed Evercore on May 9, 2023 that it was not interested in a Potential Transaction, (b) the fact that Evercore contacted certain potential third-party investors selected by the Special Committee regarding a potential transaction, and none of such third-party investors demonstrated interest in a potential transaction, including signing a nondisclosure agreement, engaging in negotiations for a potential transaction or making an alternative proposal for a potential transaction, (c) the fact that the Bidder Group holds approximately 89.5% of the aggregate voting power of the issued and outstanding Shares as of the date of the Merger Agreement, and that the Other Rollover Shareholders, which are not members of the Bidder Group and hold approximately 2.4% of the aggregate voting power of the outstanding Shares as of the date of the Merger Agreement, executed the Support Agreement thereby agreeing to vote all Rollover Shares beneficially owned by them in favor of the authorization and approval (as applicable) of the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement. In addition, the Special Committee and the Board considered, as an alternative to the Merger, remaining as a public company. However, based on the considerations set forth in the section entitled “Special Factors — Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 46, the Special Committee and the Board have concluded that it is more beneficial to the Unaffiliated Security Holders for the Company to enter into the Merger Agreement and pursue the consummation of the transactions contemplated by the Merger Agreement, including the Merger, and become a private company rather than to remain a public company.
The Special Committee also took into account that, prior to the receipt of Company Shareholder Approval, the Company, subject to compliance with the terms and conditions of the Merger Agreement, may terminate the Merger Agreement in order to accept an alternative transaction proposed by a third party that is a Superior Proposal, subject to the payment of a termination fee of $20,000,000 as provided in the Merger Agreement. In this regard, the Special Committee recognized that it has flexibility under the Merger Agreement to, subject to the terms and conditions thereunder, respond to an alternative transaction proposed by a third party that is or could reasonably be expected to result in a Superior Proposal, including the ability to provide information to and engage in discussions and negotiations with such party (and, if such proposal is a Superior Proposal, recommend such proposal to the Company’s shareholders).
Effects on the Company if the Merger Is Not Completed
If the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are not authorized and approved by the shareholders of the Company or if the Merger is not completed for any other reason, the shareholders of the Company will not receive any payment for their Shares pursuant to the Merger Agreement, nor will the holders of any Company Options receive any payment pursuant to the Merger Agreement. In addition, the Company will remain a publicly traded company, the Class A Shares will continue to be listed and traded on Nasdaq, provided that the Company continues to meet Nasdaq’s listing requirements, and the Company will remain subject to SEC reporting obligations. Therefore, the Company’s shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of the Shares. Accordingly, if the Merger is not completed, we cannot assure you as to the effect of these risks and opportunities on the future value of the Shares, including the risk that the market price of the Shares may decline to the extent that the current market price reflects a market assumption that the Merger will be completed.
Under specified circumstances in which the Merger Agreement is terminated, the Company may be required to pay Parent a termination fee of $20,000,000 as provided in the Merger Agreement, as described under the caption “The Merger Agreement and Plan of Merger — Termination Fees and Limited Expense Reimbursement; Limitations on Liability” beginning on page 127.
If the Merger is not completed, the Board will, from time to time, evaluate and review, among other things, the business, operations, dividend policy and capitalization of the Company, and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the Merger Agreement is not approved by the shareholders or if the Merger is not completed for any other reason, we cannot assure you that any other transaction acceptable to the Company will be offered, or that the business, prospects or results of operations of the Company will not be adversely impacted.
Financing of the Merger
The Company and the Sponsors estimate that the total amount of funds necessary to complete the Transactions is approximately $475 million as of the date of this Proxy Statement, assuming no exercise of dissenters’ rights by shareholders of the Company. In calculating this amount, the Company and the Sponsors did not consider the value of the Excluded Shares, which will be cancelled for no consideration pursuant to the Merger Agreement. This amount includes the cash to be paid to the Unaffiliated Security Holders and holders of vested Company Options, vested Company RSUs and unvested Accelerating Company RSUs, as well as the related costs and expenses, in connection with the Transactions, which cash amount will be reduced to the extent such holders elect for all or a portion of their net option consideration or Net RSU Consideration, as applicable, to be contributed to Parent in exchange for shares of Parent as of immediately prior to the Effective Time, pursuant to the procedures set forth in the Merger Agreement.
The Sponsors expect to provide this amount through cash contributions contemplated by the Equity Commitment Letters, dated as of August 10, 2022, among Parent and an affiliate of each of the Sponsors.
Under the terms and subject to the conditions of the Equity Commitment Letters, the Sponsors will provide equity financing in an aggregate amount of approximately $475 million to Parent to complete the Merger, which amount may be reduced by the value of any additional shares that are not currently anticipated to be, but are, Excluded Shares.
Equity Financing
Pursuant to the Equity Commitment Letters, the Sponsors have committed, subject to the terms and conditions therein, to purchase, or cause the purchase of, equity securities of Parent, at or prior to the Effective Time, in an aggregate cash amount of approximately $475 million.
The amount of each Sponsor’s equity commitment under its Equity Commitment Letter is $316,390,606 by an affiliate of General Atlantic and $158,195,303 by an affiliate of Dragoneer, in each case with such funds to be used by Parent solely for the purpose of financing the Transactions, including the Merger, and paying all other fees, costs and expenses incurred or required to be paid by Parent pursuant to and in accordance with the Merger Agreement.
The funding of each Sponsor’s equity commitment under its Equity Commitment Letter is conditioned upon (a) the satisfaction in full or waiver, to the extent permitted by applicable law, at or prior to the closing of the Transaction, of each of the conditions to Parent’s and Merger Sub’s obligations to complete the Merger under the Merger Agreement (other than those conditions that by their terms are to be satisfied at the closing of the Merger, but subject to the satisfaction or, to the extent permitted by applicable law, waiver of those conditions), (b) either the substantially contemporaneous occurrence of the closing of the Transaction or the obtaining by the Company, in accordance with the Merger Agreement, of an injunction or other appropriate form of specific performance or equitable relief requiring Parent to cause the equity financing under the Equity Commitment Letters to be funded and Parent and Merger Sub to effect the closing of the Transaction, (c) the substantially contemporaneous funding to Parent of the contributions contemplated by the other Equity Commitment Letter (unless Parent is also seeking, to the same extent, enforcement of the other Sponsor’s Equity Commitment Letter in accordance with the terms thereof, or the other Sponsor has satisfied or has irrevocably confirmed it is prepared to satisfy its obligations under the other Equity Commitment Letter) and (d) the substantially contemporaneous consummation of the contribution of the Rollover Shares by the Rollover Shareholders pursuant to and in accordance with the Support Agreement.
In addition, pursuant to each Equity Commitment Letter, the applicable Sponsor has agreed to fund its pro rata portion of any monetary damages for Parent or Merger Sub’s fraud or willful breach of the Merger Agreement for which Parent or Merger Sub is determined to be liable pursuant to a final, non-appealable judgment in accordance with the Merger Agreement, up to such Sponsor’s pro rata portion of the Parent Liability Cap, and subject to certain terms and conditions set forth in the Equity Commitment Letter.
Each Equity Commitment Letter and the obligation of the Sponsor to fund its respective equity commitment or damages commitment thereunder will terminate automatically and immediately upon the earliest to occur of (a) 5:00 p.m. Eastern Time on the 30th day following the valid termination of the Merger Agreement in accordance with its terms unless the Company commences an action against Parent or Merger Sub prior to 5:00 p.m. Eastern Time on such 30th day for damages for Parent or Merger Sub’s willful breach of the Merger Agreement or fraud in accordance with the terms of the Merger Agreement, in which case the Equity Commitment Letter shall survive solely with respect to the amounts claimed or alleged to be owed, up to the applicable damages cap as set forth therein), (b) the consummation of the closing of the Transaction and the payments to be made by Parent or Merger Sub in accordance with the Merger Agreement (at which time such obligation will be discharged in full), (c) the Company or any of its affiliates directly or indirectly (i) asserting a claim in any litigation, arbitration or action against Parent, Merger Sub, such Sponsor, any Non-Recourse Party (as defined in the relevant Equity Commitment Letter) of such Sponsor in connection with or relating to such Equity Commitment Letter, the Merger Agreement or any of the Transactions (other than a claim seeking an order of specific performance or other equitable relief pursuant to and in accordance with the Merger Agreement or of either Sponsor’s obligation to fund its equity commitment in the circumstances provided for and in accordance with the Equity Commitment Letters or certain retained claims set forth in the Equity Commitment Letters), or (ii) asserting that the relevant cap on such Sponsor’s aggregate liabilities under its Equity Commitment Letter or the relevant caps of other Sponsors in their respective Equity Commitment Letters on their respective liabilities is illegal, invalid or unenforceable in whole or in part, (d) the satisfaction in full of the Sponsor’s obligation to complete the funding of its equity commitment under its Equity Commitment Letter at or prior to the closing of the Transaction or (e) payment by Parent or any of its affiliates of monetary damages pursuant to and in accordance with the Merger Agreement.
The Company is an express third-party beneficiary of each of the Equity Commitment Letters to the extent of its right to seek specific performance of each of the equity commitments under the circumstances in which the Company would be permitted by the Merger Agreement to obtain specific performance requiring Parent to enforce the equity commitments or to seek funding of the damages commitment in accordance with the applicable Equity Commitment Letter. Each of the Sponsors may assign or delegate all or a portion of its obligations to fund its equity commitment to any of such Sponsor’s affiliates, so long as such Sponsor remains liable for the obligations under its Equity Commitment Letter.
Rollover Equity
Concurrently with the execution and delivery of the Merger Agreement, the Rollover Shareholders entered into the Support Agreement with Parent. Pursuant to the Support Agreement, among other things, (a) 409,565 Class A Shares held by Ari de Sá Cavalcante Neto at the Per Share Merger Consideration of $14.00, (b) 8,297,485 Class B Shares held by ASCN Investments Ltd. at the Per Share Merger Consideration of $14.00, (c) 19,103,363 Class B Shares held by OSC Investments Ltd. at the Per Share Merger Consideration of $14.00, (d) 4,103,366 Class A Shares held by General Atlantic at the Per Share Merger Consideration of $14.00, (e) 1,565,395 Class A Shares held by Dragoneer at the Per Share Merger Consideration of $14.00, and (f) an aggregate of 4,935,445 Class A Shares and no Class B Shares held by the Other Rollover Shareholders at the Per Share Merger Consideration of $14.00, in each case, will be contributed to Parent immediately prior to the Effective Time and at the Effective Time will be cancelled without any payment of, or the right to receive, the Per Share Merger Consideration. In consideration for the contribution of its or his Rollover Shares, Parent will issue to each Rollover Shareholder (a) a number of newly issued class A common shares of Parent equal to its or his respective number of Rollover Shares that are Class A Shares and (b) number of newly issued class B common shares of Parent equal to its or his respective number of Rollover Shares that are Class B Shares, in each case immediately prior to the contribution thereof.
The consummation of the subscription for and issuance of ordinary shares of Parent contemplated by the Support Agreement is subject to the satisfaction in full (or waiver, if permissible) of all of the conditions to Parent and Merger Sub’s obligations to complete the Merger under the Merger Agreement (other than those conditions that by their nature are to be satisfied or waived, as applicable, at the closing of the Merger). The Support Agreement will terminate immediately upon the earliest to occur of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms and (c) the written agreement of each Rollover Shareholder or its beneficial owner on the one hand and Parent, on the other hand, to the extent approved by all Sponsors and Founders (however in each case the voting provisions will survive through the two-month anniversary of the termination of the Support Agreement). A copy of the Agreement is attached as Annex D to this Proxy Statement and is incorporated herein by reference.
Interim Investors Agreement
Concurrently with the execution and delivery of the Merger Agreement, Parent, Merger Sub and the Rollover Shareholders as of such date entered into the Interim Investors Agreement, which governs the relationship among the parties thereto with respect to the Merger Agreement and matters relating thereto until the termination of the Merger Agreement or consummation of the Merger. The Interim Investors Agreement provides for, among other things, subject to certain limitations or exceptions therein, (a) the mechanism for making decisions relating to the equity financing pending consummation of the Merger, (b) the mechanism for making decisions relating to the Merger Agreement and ancillary agreements pending consummation of the Merger, (c) the allocation of certain fees and expenses among the Bidder Group and the Surviving Company and (d) certain obligations to cooperate with the other members of the Bidder Group to obtain applicable governmental or regulatory approvals of the Transactions and regarding securities filings required in connection with the Transactions.
Support Agreement
Concurrently with the execution and delivery of the Merger Agreement, Parent and the Rollover Shareholders entered into the Support Agreement, pursuant to which they have agreed, among other things, that each Rollover Shareholder will vote, or cause to be voted, all of the Shares owned directly or indirectly by it or him (or over which it or he holds a power of attorney to vote) in favor of the authorization and approval of the Merger Agreement and the Plan of Merger, the Merger and the other Transactions, and any other matter necessary to effect the Transactions, including the Merger, and against certain matters, including any competing or alternative transactions or any other action, transaction or proposal reasonably likely to impede the Transactions, including the Merger.
Each of the Rollover Shareholders will receive a number of newly issued ordinary shares of Parent equal to their respective number of Rollover Shares immediately prior to the closing of the Merger. Each Rollover Shareholder agrees that (a) its or his Rollover Shares will be contributed to Parent immediately prior to the Effective Time and at the Effective Time will be cancelled without any payment of, or the right to receive, the Per Share Merger Consideration; and (b) in consideration for the contribution of its or his Rollover Shares, Parent will issue to it or him a number of newly issued ordinary shares of Parent equal to its or his respective number of Rollover Shares immediately prior to the contribution thereof.
In addition, each of the Rollover Shareholders has irrevocably appointed Parent as its or his attorney-in-fact with full power and authority to take such actions that Parent reasonably deems appropriate or necessary to effect the contribution of such Rollover Shareholder’s Rollover Shares, to vote such Rollover Shareholders’ Rollover Shares in accordance with his or its obligations under the Support Agreement and effect such other actions and obligations required of such Rollover Shareholder under the Support Agreement.
A copy of the Support Agreement is attached as Annex D to this Proxy Statement and is incorporated herein by reference.
As of September 13, 2023, the Rollover Shareholders beneficially own an aggregate of 13,709,703 Class A Shares and 27,400,848 Class B Shares, which represent approximately 61.9% of the total issued and outstanding Shares and approximately 91.9% of the total voting power of the outstanding Shares.
Remedies and Limitation on Liability
The parties to the Merger Agreement may be entitled to specific performance of the terms of the Merger Agreement, including an injunction or injunctions to prevent breaches of the Merger Agreement, in addition to any other remedy at law or equity.
The Company’s right to obtain an injunction or injunctions, or other appropriate form of specific performance or equitable relief, in each case with respect to causing the equity financing from the Sponsors to be funded at closing of the Transaction or to effect the closing of the Merger, is, however, subject to, among other matters, the satisfaction in full or waiver, if permissible, at or prior to the closing of the Merger, of each of the mutual conditions to the parties’ obligations to complete the Merger and the conditions to Parent’s and Merger Sub’s obligations to complete the Merger (other than those conditions that by their nature are to be satisfied at the closing of the Merger but subject to the prior or substantially concurrent satisfaction of such conditions).
In no event will a party receive both a grant of specific performance that results in the closing of the Merger and monetary damages.

Pursuant to the Merger Agreement, no party is relieved from liability resulting from such party’s fraud or willful breach of the Merger Agreement. In the event the Company is required to pay Parent a termination fee pursuant to the terms of the Merger Agreement, the maximum aggregate liability of the Company for monetary damages in connection with the Merger Agreement is limited to a termination fee of $20,000,000 and reimbursement of certain expenses in the event the Company fails to pay the applicable termination fee when due and in accordance with the requirements of the Merger Agreement. Parent and Merger Sub are not liable for monetary damages in connection with the Merger Agreement other than for their fraud or willful breach of the Merger Agreement, subject to the Parent Liability Cap.
Interests of Certain Persons in the Merger
In considering the recommendation of the Special Committee and the Board with respect to the Merger, you should be aware that each Participant has interests in the Transaction that are different from, and/or in addition to, the interests of the Company’s shareholders generally. The Board and Special Committee were aware of such interests and considered them, among other matters, in reaching their decisions to authorize and approve (as applicable) the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and recommend that the Company’s shareholders vote in favor of authorizing and approving the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.
Interests of the Participants
As the result of the Merger, Parent will own 100% of the equity interest in the Surviving Company immediately following the completion of the Merger. The Founder Filing Persons, the Dragoneer Entities, General Atlantic and the Other Rollover Shareholders will beneficially own approximately 41.4%, 16.6%, 34.7% and 7.3%, (87.4%, 3.6%, 7.5% and 1.6% of the voting power), respectively, of the equity interest in Parent immediately following the completion of the Merger. Because of Parent’s equity interest in the Surviving Company, each Participant will directly or indirectly enjoy the benefits from any future earnings and growth of the Company after the Merger which, if the Company is successfully managed, could exceed the value of their original investments in the Company. Parent will also directly bear the corresponding risks of any possible decreases in the future earnings, growth or value of the Company. Parent’s investment in the Surviving Company will be illiquid, with no public trading market for the Surviving Company’s shares and no certainty that an opportunity to sell its shares in the Surviving Company at an attractive price, or that dividends paid by the Surviving Company will be sufficient to recover its investment.
The Merger may also provide additional means to enhance shareholder value for the Participants, including improved profitability due to the elimination of the expenses associated with public company reporting and compliance, increased flexibility and responsiveness in management of the business to achieve growth and respond to competition without the restrictions of short-term earnings comparisons and additional means for making liquidity available to the Participants, such as through dividends or other distributions.
Interests of the Company’s Executive Officers and Directors in the Merger
In considering the recommendation of the Special Committee and the Board, the Company’s shareholders should be aware that certain of the Company’s executive officers and directors have interests in the Merger that are different from, and/or in addition to, the interests of the Company’s shareholders generally. These interests include:
•
Equity-Based Awards.   Certain of the Company’s executive officers and directors hold Accelerating Company RSUs that absent the Merger would not yet have vested prior to the Effective Time but will accelerate and vest at the Effective Time, as required by the terms of the applicable award agreements as in effect on the date of the Merger Agreement. Notwithstanding the above, the Company may, subject to Parent’s reasonable consent, identify holders of such RSUs to elect for all or a portion of their Shares received in respect of such RSUs to be contributed to Parent in exchange for a number of common shares of Parent with an equal value to the applicable holder’s Net RSU Consideration, in accordance with the terms of the holder’s incentive rollover agreement. Each Share that is settled pursuant to such Company RSU award that is not contributed to Parent in exchange for common shares of Parent will be cancelled and converted at the Effective Time into an amount in cash equal to $14.00.
•
the ownership of equity interests in Parent by Mr. de Sá Cavalcante Neto, CEO of the Company and member of the Board, and Dr. Brasil de Sá Cavalcante, Chairman of the Board, as a result of the Merger (if approved and consummated), which will permit the Founders to maintain indirectly a majority of the voting power of the Surviving Company;

•
the potential enhancement or decline of the share value of the Surviving Company, of which Mr. de Sá Cavalcante Neto and Dr. Brasil de Sá Cavalcante will have ownership as a result of the completion of the Merger, and future performance of the Surviving Company;

•
Mr. de Sá Cavalcante Neto and Dr. Brasil de Sá Cavalcante are affiliated with the Bidder Group;

•
Ms. Cavalcante is the daughter of Dr. Brasil de Sá Cavalcante and the sister of Mr. de Sá Cavalcante Neto;

•
among the other directors of the Company, Mr. Martin Escobari is affiliated with General Atlantic (in his capacity as Co-President, Managing Director and Head of Latin America of General Atlantic);

•
continued indemnification rights and directors and officers liability insurance to be provided by the Surviving Company to former directors and officers of the Company pursuant to the Merger Agreement; and

•
the expected continuation of service of certain executive officers of the Company with the Surviving Company in positions that are substantially similar to their current positions, allowing them to benefit from remuneration arrangements with the Surviving Company.

The Special Committee and the Board were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the Merger Agreement and related matters. For additional information please see Annex F.
Certain Assumptions
Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:
•
The Effective Time is September 13, 2023, which is the assumed date of the closing of the Merger solely for purposes of the disclosure in this section (which we refer to as the “Assumed Effective Time”), and the date that the Effective Time actually occurs may not be such date.

•
The relevant price per Share is $14.00, which is the amount that each holder of Shares will be entitled to receive with respect to each such Share.

•
The completion of the Merger does not constitute a “change in control” under the Company Share Plan, but does trigger acceleration provisions in certain Company Share Plans.

•
No executive officer or director receives any additional equity grants or other awards on or prior to the Assumed Effective Time.

As the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate as of the date referenced, the actual amounts, if any, that may be paid or become payable may materially differ from the amounts set forth below.
Treatment of Company RSUs and Company Options held by Executive Officers and Directors
Each Company RSU that is outstanding and vested but unsettled as of immediately prior to the Effective Time will be settled into a number of Shares equal to the number of Shares subject to such Company RSU award less the Net RSU Consideration. Notwithstanding the foregoing, the Company may, subject to Parent’s reasonable consent, identify holders of vested Company RSUs to elect for all or a portion of their Shares received in respect of such vested but unsettled Company RSUs to be contributed to Parent in exchange for common shares of Parent with a value equal to the Shares so contributed, in accordance with the terms of such holder’s incentive rollover agreement. Each Share that is settled pursuant to a vested Company RSU award that is not contributed to Parent in exchange for common shares of Parent will be cancelled and converted at the Effective Time into an amount in cash equal to $14.00.
Each Company RSU that is outstanding and unvested as of immediately prior to the Effective Time that is subject to the Accelerating Company RSUs will be settled into such holder’s applicable Net RSU Consideration. Notwithstanding the foregoing, the Company may, subject to Parent’s reasonable consent, identify holders of Accelerating Company RSUs to elect all or a portion of their Shares received in respect of Accelerating Company RSUs to be contributed to Parent in exchange for a number of common shares of Parent with an equal value to the applicable holder’s Net RSU Consideration, in accordance with the terms of the holder’s incentive rollover agreement. Each Share that is settled pursuant to an Accelerating Company RSU award that is not contributed to Parent in exchange for common shares of Parent will be cancelled and converted at the Effective Time into an amount in cash equal to $14.00.
Each award of Company RSUs that is outstanding and unvested as of immediately prior to the Effective Time that is not an Accelerating Company RSU will be migrated at the Effective Time into an award of restricted share units under the New Share Plan with a value equal to the number of Shares subject to such Company RSU award multiplied by $14.00, which award will continue to vest on the same vesting schedule that applied to such corresponding Company RSUs immediately prior to the Effective Time, subject to the holder’s continued service through the applicable vesting periods and any other terms and conditions as set forth in the Company Share Plan, the New Share Plan and the applicable award agreement.
Each Vested Company Option will be, upon exercise by the holder thereof, settled into a number of Shares with a value equal to the excess of $14.00 and the applicable exercise price per share of such Vested Company Option, multiplied by the number of Shares underlying such Vested Company Option, less an amount of Shares equal to the applicable tax amount. Notwithstanding the above, the Company may, subject to Parent’s reasonable consent, identify holders of Vested Company Options to not exercise their option at this time and elect for their Vested Company Options to be migrated at the Effective Time into an option award under the New Share Plan that represents a number of common shares of Parent and has an exercise price per share that preserves the intrinsic value of such Vested Company Option as of immediately prior to the Effective Time. Each Share that is settled pursuant to a Vested Company Option that is not migrated into an option award under the New Share Plan will be cancelled and converted at the Effective Time into an amount in cash equal to $14.00.
Each Unvested Company Option will be migrated at the Effective Time into an option award under the New Share Plan that represents a number of common shares of Parent and has an exercise price per share that preserves the intrinsic value of such Vested Company Option as of immediately prior to the Effective Time.
Each Company Option that is outstanding and unexercised as of immediately prior to the Effective Time, whether vested or unvested, with an exercise price per share that is equal to or greater than $14.00 will be cancelled without payment (or replacement option award) being made in respect thereof.
Immediately following the Effective Time, excluding the Company RSUs or Company Options that have been migrated, there will be no Company RSUs or Company Options outstanding, and the holders thereof will only be entitled to receive the amounts or securities set forth above.

Value to Executive Officers and Directors in respect of Company RSUs and Company Options.
Based on the assumptions described above under “Interest of Company’s Executive Officers and Directors — Certain Assumptions,” the table below sets forth the number of outstanding Company RSUs held by officers, directors and employees as of September 13, 2023, and an estimate of the value of such awards (on a pre-tax basis) based on a price per Share of $14.00 (which is the amount that each holder of Shares will be entitled to receive with respect to each such Share). Depending on the date upon which the closing of the Merger actually occurs, certain Accelerating Company RSUs that are unvested as of the date of this Proxy Statement and that are included in the table below may vest pursuant to their terms, without regard to the Merger. For additional information regarding Shares held by the Company’s directors and executive officers, see the section entitled “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 137. The below amounts do not take into account any applicable withholding taxes.
Name	Number of Company RSUs Vested and Delivered	Number of Unvested and Accelarating Company RSUs	Number of Vested Company Options	Number of Unvested Company Options	Cash payment to be received for Accelerating Company RSUs upon Effective Time ($’000)
1st Matching Program (12th Program)	3,966	1,700	—	—	24
2nd Matching Program (13th Program)	176	76	—	—	1
3rd Matching Program	—	136,561	—	—	1,912
4th Matching Program	—	1,265	—	—	18
5th Matching Program	—	6,752	—	—	94
9th Regular Program	18,186	9,840	—	—	138
18th Regular Program	2,784	1,200	—	—	17
22nd Regular Program	92,669	283,133	—	—	3,964
23rd Regular Program	23,554	122,736	—	—	1,718
30th Regular Program	—	36,225	—	—	507
Total	141,335	599,488	—	—	8,393
These amounts do not attempt to forecast any additional equity award grants, issuances or forfeitures that may occur prior to the closing of the Merger following the date of this Proxy Statement. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, the actual amounts, if any, to be received by the Company’s directors and executive officers may materially differ from the amounts set forth above.
Indemnification and Insurance
See “the Merger Agreement and the Plan of Merger — Indemnification of Directors and Officers; Insurance” beginning on page 122 of this Proxy Statement.
The Special Committee
On January 6, 2023, the Board established the Special Committee to, among other empowerments, consider the Original Proposal and any other alternative transactions and to take any actions it deems appropriate to assess the fairness and viability of such proposals or alternatives. The Special Committee is composed of four independent directors: Beatriz Amary, Edward Ruiz, Carla Schmitzberger and Stelleo Tolda. Other than their receipt of Board compensation and Special Committee compensation (which are not contingent upon the closing of the Merger or the Special Committee’s or the Board’s recommendation and/or authorization and approval of the Merger) and their indemnification and liability insurance rights under their respective indemnification agreement entered into with the Company and the Merger Agreement, none of the members of the Special Committee has a financial interest in the Transactions, including the

Merger and none of them is related to any Participant. The Board did not place any limitations on the authority of the Special Committee regarding its investigation and evaluation of the Merger.
The Company agreed to compensate each member of the Special Committee in exchange for his or her service in such capacity in an amount of $75,000, and the Chairperson of the Special Committee in an amount of $150,000 (the payment of which is not contingent upon the closing of the Merger or the Special Committee’s or the Board’s recommendation of the Merger).
Position with the Surviving Company
After completion of the Merger, Mr. de Sá Cavalcante Neto and Dr. Brasil de Sá Cavalcante expect to continue to serve as members of the board of directors of the Surviving Company and Mr. de Sá Cavalcante Neto expects to continue to serve as chief executive officer of the Surviving Company.
Related Party Transactions
The Company has adopted an audit committee charter that requires the audit committee to review on an ongoing basis and approve all related party transactions in accordance with the Company’s internal policies and applicable legislation. For a description of related party transactions for the years ended December 31, 2022, see “Item 7. Major Shareholders and Related Party Transactions” included in the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2022, which is incorporated by reference into this Proxy Statement. See “Where You Can Find More Information” beginning on page 143 for a description of how to obtain a copy of the Company’s annual report on Form 20-F.
Fees and Expenses
Fees and expenses incurred or to be incurred by the Company and the Participants in connection with the Merger are estimated at the date of this Proxy Statement to be as follows:
Description	Amount (US$ in ‘000)
Financing fees and expenses and other professional fees	[ ]
Legal fees and expenses	[ ]
Special Committee fees	[ ]
Filing fees costs	[ ]
Printer, proxy solicitation and mailing	[ ]
Total	[ ]
These fees and expenses will not reduce the aggregate Merger consideration to be received by the Company’s shareholders. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement, the Plan of Merger and the Merger, will be paid by the party incurring such costs and expenses except (x) if the Closing occurs (i) the Company will bear up to $750,000 in out-of-pocket expenses for each of the Sponsors and their respective affiliates, and (ii) the Company will bear up to $750,000 in aggregate out of pocket expenses of the Founders and their respective affiliates, collectively, each of (i) and (ii) in accordance with the terms set forth in the Interim Investors Agreement and (y) as otherwise stated in the section entitled “The Merger Agreement and Plan of Merger — Termination Fee and Limited Expense Reimbursement.”
Voting by the Participants at the Company Shareholders Meeting
The Rollover Shareholders
Pursuant to the Support Agreement, each of the Rollover Shareholders has agreed, until the earliest to occur of (i) the Effective Time, (ii) two months following the termination of the Merger Agreement in accordance with its terms or (iii) the written agreement of such Rollover Shareholder or its relevant beneficial owner and Parent, to the extent approved by all Sponsors and the Founders, to appear or cause its or his representative(s) to appear at any annual or Company Shareholders Meeting of the shareholders of the

Company or otherwise cause the Shares beneficially owned by him or it to be counted as present for purposes of determining whether a quorum is present and vote or cause to be voted (including by proxy, if applicable) all of such Shares:
•
for the authorization and approval (as applicable) of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

•
against any alternative proposal or any other transaction, proposal, agreement or action made in opposition to the authorization and approval (as applicable) of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

•
against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect any of the Transactions, including the Merger, or the Support Agreement or the performance by it or him of its or his obligations under the Support Agreement, including without limitation, (i) any extraordinary corporate transaction, such as a scheme of arrangement, merger, consideration or other business combination involving the Company or any of its subsidiaries (other than the Merger); (ii) a sale, lease or transfer of any material assets of the Company or any of its subsidiaries or a reorganization, recapitalization or liquidation of the Company or any of its subsidiaries; (iii) any material change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company’s memorandum or articles of association, except if approved in writing by Parent; or (iv) any other action that would require the written consent of Parent pursuant to the Merger Agreement, except if approved in writing by Parent;

•
against any action, proposal, transaction or agreement that could reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of such Rollover Shareholder contained in the Support Agreement;

•
in favor of any other matter necessary to effect the Transactions, including the Merger; and

•
in favor of any adjournment or postponement of any annual or Company Shareholders Meeting of the shareholders of the Company, however called, at which any of the matters described in this paragraph is to be considered (and any adjournment or postponement thereof).

The obligations of the Rollover Shareholders under the Support Agreement will terminate immediately upon the earliest to occur of (i) the Effective Time, (ii) two months following the termination of the Merger Agreement in accordance with its terms and (iii) with respect to a Rollover Shareholder, the written agreement of such Rollover Shareholder or its relevant beneficial owner and Parent, to the extent approved by all Sponsors and the Founders (however, the termination clause and certain miscellaneous clauses will survive the termination of the Support Agreement).
As of September 13, 2023, the Rollover Shareholders beneficially own in the aggregate 13,709,703 Class A Shares and 27,400,848 Class B Shares, which represent approximately 61.9% of the total issued and outstanding Shares and approximately 91.9% of the total voting power of the outstanding Shares.
Litigation Relating to the Merger
We are not aware of any lawsuit that challenges the Merger, the Merger Agreement or any of the Transactions.
Accounting Treatment of the Merger
The Merger is expected to be accounted for, at historical cost, as a merger of entities under common control in accordance with IFRS 03 “Business Combinations.”
Regulatory Matters
Under the Merger Agreement, the completion of the Merger is subject to, among others, the authorization and approval (as applicable) of the Merger Agreement, the Plan of Merger and the

Transactions, including the Merger, at the Company Shareholders Meeting and the approval of the transaction by CADE. On September 14, 2023, the Company obtained the approval of the Merger from CADE, which approval becomes effective and definitive (not subject to appeal) after the passage of a 15-day waiting period following such date.
The Company does not believe that any other material governmental regulatory approvals, filings or notices are required in connection with effecting the Merger other than the approvals, filings or notices required under United States federal securities laws and the filing of the Plan of Merger (and supporting documentation as specified in the CICA) with the Registrar of Companies in the Cayman Islands and, in the event the Merger becomes effective, a copy of the certificate of Merger being given to the shareholders and creditors, as applicable of the Company and Merger Sub as at the time of the filing of the Plan of Merger and notice of Merger published in the Cayman Islands Gazette. See “The Merger Agreement and Plan of Merger — Conditions to the Merger” beginning on page 126 for additional information.
Dissenters’ Rights
Registered holders of the Shares who exercise dissenters’ rights will have the right to receive payment of the fair value of their Shares as determined by the Court in accordance with Section 238 of the CICA if the Merger is consummated, but only if they deliver to the Company, before the vote to approve the Merger is taken at the Company Shareholders Meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the CICA for the exercise of dissenters’ rights, a copy of which is attached as Annex E to this Proxy Statement. The fair value of their Shares as determined by the Court under the CICA could be more than, the same as, or less than the Per Share Merger Consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares. If the fair value of the Dissenting Shares in accordance with Section 238 of the CICA is determined by the Court to be the same or less than the Per Share Merger Consideration, the Company may be entitled to recover its legal costs of the Section 238 proceeding from you, on a joint and several basis, in conjunction with any other Shareholders who dissent from the Merger. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the CICA, you will lose your dissenters’ rights (as described under the section entitled “Dissenters’ Rights” beginning on page 131).
U.S. Federal Income Tax Consequences
The following is a summary of U.S. federal income tax considerations generally applicable to U.S. Holders (as defined below) that exchange Shares for cash pursuant to the Merger. This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder (“Regulations”), judicial decisions, administrative pronouncements and other relevant applicable authorities, all as in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). Unless otherwise noted, this summary addresses only shareholders of the Company that hold the Shares as capital assets for U.S. federal income tax purposes.
This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular shareholder in light of that shareholder’s particular circumstances or that may be relevant to certain types of shareholders subject to special treatment under U.S. federal income tax law, such as: (i) banks and other financial institutions; (ii) insurance companies; (iii) pension plans; (iv) cooperatives; (v) real estate investment trusts; (vi) regulated investment companies; (vii) broker-dealers; (viii) traders that elect to use a mark-to-market method of accounting; (ix) certain former U.S. citizens or long-term residents; (x) tax-exempt entities (including private foundations); (xi) persons holding Shares through individual retirement accounts or other tax-deferred accounts; (xii) persons who acquired Shares pursuant to any employee share option or otherwise as compensation; (xiii) persons who hold Shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes; (xiv) persons whose functional currency is not the U.S. dollar; (xv) persons who actually or constructively own 10% or more of our stock (by vote or value); (xvi) partnerships or other entities or arrangements subject to tax as partnerships for U.S. federal income tax purposes or persons holding Shares through such entities; and (xvii) Dissenting Shareholders.

In addition, this summary does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate, gift or alternative minimum tax considerations, nor the Medicare tax on certain net investment income. The information set forth below is of a general nature only and is not intended to be tax advice to any shareholder. Each shareholder should consult its tax advisors with respect to the U.S. federal, state, local and non-U.S. income and other tax considerations relevant with respect to the Merger in light of its particular circumstances.
As used herein, a “U.S. Holder” is any beneficial owner of Shares that is (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created in, or organized under the laws of, the United States or any political subdivision thereof, (iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source or (iv) a trust (a) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all of the trust’s substantial decisions, or (b) the trust has validly elected to be treated as a domestic trust for U.S. federal income tax purposes.
If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding Shares and their partners should consult their tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations relevant with respect to the Merger.
SHAREHOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSIDERATIONS RELEVANT TO THE MERGER IN LIGHT OF THEIR PARTICULAR SITUATIONS.
Consequences of Participation in the Merger
The receipt of cash in exchange Shares pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who so exchanges Shares for cash will generally recognize gain or loss in an amount equal to the difference between (i) the amount of cash received and (ii) such U.S. Holder’s adjusted tax basis in the Shares exchanged therefor. Subject to the discussion under “Passive Foreign Investment Company” below, such recognized gain or loss will generally be capital gain or loss, and will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the Shares exchanged is greater than one year at the effective time. Any gain or loss recognized by U.S. Holders will generally be treated as U.S. source gain or loss for U.S. foreign tax credit purposes. If a U.S. Holder acquired different blocks of Shares at different times and different prices, such U.S. Holder must determine the adjusted tax basis and holding period separately with respect to each such block of Shares. Long-term capital gains of non-corporate U.S. Holders are currently subject to U.S. federal income tax at a reduced rate. The ability to use any capital loss to offset other income or gain is subject to certain limitations under the Code.
Passive Foreign Investment Company Rules
A non-U.S. corporation will be classified as a passive foreign investment company or “PFIC” for U.S. federal income tax purposes for any taxable year if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income (the “income test”) or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income (the “asset test”). Passive income generally includes dividends, interest, rents, royalties and net gains from the disposition of passive assets. Passive assets are those which give rise to passive income, and include assets held for investment, as well as cash, assets readily convertible into cash and (subject to certain exceptions) working capital. The Company’s goodwill and other unbooked intangibles are taken into account and may be classified as active or passive depending upon the relative amounts of income generated by the company in each category. The Company will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which the Company owns directly or indirectly, or constructively, 25% or more (by value) of its stock.
Based on the Company’s current operations, income, assets and certain estimates and projections, including as to the relative values of the Company’s assets, the Company believes that we were not a PFIC for U.S. federal income tax purposes for the Company’s taxable year ended December 31, 2022, and the Company does not expect to be a PFIC in the current taxable year. PFIC status is a factual determination, however, and must be made annually after the close of each taxable year, on the basis of the composition of our income and assets. Therefore, there can be no assurance that the Company was not classified as a PFIC for U.S. federal income tax purposes for the taxable year ended December 31, 2022, or will not be classified as a PFIC for U.S. federal income tax purposes for the current taxable year.
If the Company is a PFIC for any taxable year during which a U.S. Holder held Shares and the U.S. Holder has not made a valid mark-to-market election (as discussed below), the U.S. Holder will generally be subject to special tax rules on any gain realized on the disposition of the Shares. Under the PFIC rules (a) the gain will be allocated pro rata over the U.S. Holder’s holding period for the Shares, (b) amounts allocated to the current taxable year and to any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which the Company is classified as a PFIC (each, a “pre-PFIC year”) will be subject to tax as ordinary income and (c) amounts allocated to each prior taxable year, other than the current taxable year or a pre-PFIC year, will be subject to tax at the highest tax rate in effect applicable to the U.S. Holder for that year, and such amounts will be increased by an additional tax equal to interest on the resulting tax deemed deferred with respect to such years. If the Company is a PFIC for any taxable year during which a U.S. Holder holds the Shares and any of our non-U.S. subsidiaries are also PFICs, the U.S. Holder will be treated as owning a proportionate amount (by value) of the shares of each such non-U.S. subsidiary classified as a PFIC for purposes of the application of these rules.
Certain elections may be available that would result in alternative treatments, such as mark-to-market treatment, of the Shares. Each U.S. Holder should consult its tax adviser as to whether any of these elections would be available or advisable with respect to the Shares. If the Company is considered a PFIC, a U.S. Holder also will be subject to annual information reporting requirements.
U.S. Holders should consult their tax advisers about the potential application of the PFIC rules to an exchange Shares for cash pursuant to the Merger.
Brazilian Tax Consequences
The following summary contains a description of certain Brazilian tax consequences of the receipt of the Per Share Merger Consideration or of cash as result of the exercise of dissenters’ rights as described under the section entitled “Dissenters’ Rights” beginning on page 131) by a Brazilian Holder.
This discussion does not purport to be a comprehensive description of all the tax considerations that may be relevant with respect to participating in the Merger or exercising your dissenters’ rights. This discussion also does not address any tax consequences under the tax laws of any state or municipality of Brazil. This discussion is based on the tax laws of Brazil as in effect on the date of this Proxy Statement, which are subject to change, possibly with retroactive effect, and to differing interpretations, which may result in different tax consequences than those described below.
Holders of Shares that are not domiciled in or a resident of Brazil for tax purposes should not be subject to any tax consequence in Brazil, as the Company is incorporated in the Cayman Islands and the Shares are traded in the U.S., where the Per Share Merger Consideration or the cash for exercising dissenters’ rights will be paid. The receipt of cash as a result of participating in the Merger or of exercising your dissenters’ rights should not be taxable in Brazil.
Gains Realized from the Sale or Disposition of the Assets of Brazilian Holders Outside Brazil
Gains realized by a Brazilian Holder on the sale or disposition of their Shares are generally subject to income tax on capital gains in Brazil. The exchange of shares for cash, either as a result of participating in the Merger or as a result of exercising dissenters’ rights would qualify as a sale or disposition.
For Brazilian tax purposes, the taxable capital gain is the positive difference between the cash consideration received and the acquisition cost of the shares, as admitted by the Brazilian legislation.
With respect to individuals, according to Brazilian law No. 13,259, the income tax rates applicable to capital gains are: (i) 15% on the portion of the gains that does not exceed R$5 million, (ii) 17.5% on the portion of the gains that exceeds R$5 million and does not exceed R$10 million, (iii) 20% on the portion of the gains that exceeds R$10 million and does not exceed R$30 million and (iv) 22.5% on the portion of the gains exceeding R$30 million.
Legal entities that accrue the capital gain, as a rule, are subject to corporate income taxes (IRPJ/CSLL) at the nominal combined rate of 34%. Social contributions on gross revenues may also apply in certain cases, at rates ranging from 3.65% to 9.25%.
Special categories of Brazilian Holders may be subject to different taxes or exclusions (e.g., investment funds), and Brazilian Holders should consult their own tax advisors with respect to the tax consequences of the Merger.
Brazilian Holders should be permitted to use any income tax paid in the U.S. as a credit to match the income tax payable in Brazil, up to the limit of the tax payable in Brazil. Certain formalities must be observed to apply such credit.
Taxation of Foreign Exchange Transactions (IOF/Exchange Tax) for Brazilian Holders
Pursuant to Brazilian Decree No. 6,306, of December 14, 2007, as amended, or Brazilian Decree No. 6,306/07, the conversion of Brazilian currency into foreign currency and the conversion of foreign currency into Brazilian currency may be subject to the Tax on Foreign Exchange Transactions or IOF/Exchange Tax for Brazilian Holders. Currently, for most exchange transactions, the rate of IOF/Exchange Tax is 0.38%. The Brazilian government is permitted to increase the rate of the IOF/Exchange Tax at any time up to 25% of the amount of the foreign exchange transaction, the Brazilian Government is also allowed to reduce the IOF/Exchange rate at any time down to 0%. However, any new rates may only apply to transactions carried out after the rate alteration increase in rate and not retroactively.
Cayman Islands Tax Consequences
The following is a discussion on certain Cayman Islands income tax consequences of an investment in the securities of the Company. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.
Payments of dividends and capital in respect of the Company’s securities will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the securities nor will gains derived from the disposal of the securities under the terms of the Merger Agreement be subject to Cayman Islands income or corporation tax.
There are no other taxes likely to be material levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. No stamp duty is payable in the Cayman Islands on transfers of shares of Cayman Islands companies except those which hold interests in land in the Cayman Islands. The Cayman Islands is not party to any double tax treaties which are applicable to any payments made by or to the Company.
The Company has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has obtained an undertaking from the Financial Secretary of the Cayman Islands substantially in the following form:
The Tax Concessions Act Undertaking as to Tax Concessions
In accordance with the Tax Concessions Act (As Revised), the following undertaking is hereby given to the Company:
a.   That no law which is hereafter enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations; and

b.   In addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:
(i)   on or in respect of the shares, debentures or other obligations of the Company; or
(ii)   by way of the withholding in whole or in part of any relevant payment as defined in the Tax Concessions Act (As Revised).
These concessions shall be for a period of 20 years from April 16, 2018.
Cayman Islands Data Protection and Anti-Money Laundering
Data Protection Law — Cayman Islands
The Company has certain duties under the Data Protection Act (as amended) of the Cayman Islands (the “Cayman Data Protection Act”) based on internationally accepted principles of data privacy.
Privacy Notice
This privacy notice puts the Company’s shareholders on notice that through their investment in the Company the shareholder will provide the Company with certain personal information which constitutes personal data within the meaning of the Cayman Data Protection Act (“personal data”).
In the following discussion, references to the “Company” refers to the Company and its affiliates and/or delegates, except where the context requires otherwise.
Investor Data
The Company will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. The Company will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct its activities on an ongoing basis or to comply with legal and regulatory obligations to which it is subject. It will only transfer personal data in accordance with the requirements of the Cayman Data Protection Act, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.
In the Company’s use of this personal data, it will be characterized as a “data controller” for the purposes of the Cayman Data Protection Act, while its affiliates and service providers who may receive this personal data from the Company in the conduct of our activities may either act as its “data processors” for the purposes of the Cayman Data Protection Act or may process personal information for their own lawful purposes in connection with services provided to the Company.
The Company may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.
Whom this Affects
If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides the Company with personal data on individuals connected to you for any reason in relation to your investment in the Company, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How the Company May Use a Shareholder’s Personal Data
The Company, as the data controller, collects, stores and uses personal data for lawful purposes, including, in particular: (1) where this is necessary for the performance of its rights and obligations under any agreements; (2) where this is necessary for compliance with a legal and regulatory obligation to which it is or may be subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or (3) where this is necessary for the purposes of the Company’s legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.
Should the Company wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), it will contact you.
Why the Company May Transfer Your Personal Data
In certain circumstances the Company may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.
The Company anticipates disclosing personal data to persons who provide services to them and their respective affiliates (which may include certain entities located outside the U.S., the Cayman Islands or the European Economic Area), who will process your personal data on its behalf.
The Data Protection Measures the Company Takes
Any transfer of personal data by the Company or its duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the Cayman Data Protection Act.
The Company and its duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.
The Company shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.
Anti-Money Laundering — Cayman Islands
If any person in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist financing and property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (a) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (as amended) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering, or (b) a police officer of the rank of constable or higher, or the Financial Reporting Authority, pursuant to the Terrorism Act (as amended) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

MARKET PRICE OF THE COMPANY’S SHARES, DIVIDENDS AND OTHER MATTERS
Market Price of the Shares
The following table provides the high and low sales prices for Class A Shares on Nasdaq under the symbol “ARCE” for each quarter of 2021, 2022 and 2023 (through September 26, 2023):
Quarterly:	Sales Price Per Share (in $)
	High	Low
2021
First quarter	41.59	24.33
Second quarter	34.34	23.19
Third quarter	31.69	20.55
Fourth quarter	23.18	15.90
2022
First quarter	22.39	16.32
Second quarter	22.74	13.20
Third quarter	17.54	10.55
Fourth quarter	13.87	7.85
2023
First quarter	14.22	10.93
Second quarter	13.00	10.63
Third quarter (through September 26, 2023)	13.85	11.64
On November 30, 2022, the last trading day immediately prior to the Company’s announcement that it had received the Original Proposal, the reported closing price of our Shares on Nasdaq was $9.04 per Share. The Merger consideration of $14.00 per Share represents a premium of 56% over the closing price of $9.04 per Share on November 30, 2022, and a premium of 38% to the volume-weighted average closing price of the Company’s Shares during the last 30 calendar days prior to its receipt of the Original Proposal. On September 26, 2023, the most recent practicable date before the date of this Proxy Statement, the high and low reported sales prices of our Class A Shares were $13.76 and $13.73, respectively. You are urged to obtain a current market price quotation for your Shares in connection with voting your Shares.
Dividend Policy
The Company has neither declared nor paid any dividends to its shareholders since the date of its incorporation in the Cayman Islands on April 12, 2018 and through the date of this Proxy Statement, nor does the Company have any present plan to pay any cash dividends on its Shares in the foreseeable future. The Company currently intends to retain all available funds and any future earnings to fund the development and expansion of Company’s business.
Subject to the Companies Act (as amended) of the Cayman Islands, the Company’s shareholders may, by ordinary resolution, which requires an affirmative vote of holders of Shares representing a majority of the voting power of the Shares present and voting in person or by proxy as a single class at the Company Shareholders Meeting, declare dividends (including interim dividends) to be paid to shareholders but no dividend shall be declared in excess of the amount recommended by the Board. The Board may also declare dividends. Dividends may be declared and paid out of funds lawfully available to the Company. Except as otherwise provided by the rights attached to shares and the articles of association of the Company, all dividends shall be paid in proportion to the number of Class A Shares or Class B Shares a shareholder holds at the date the dividend is declared (or such other date as may be set as a record date); however, (a) if any share is issued on terms providing that it shall rank for dividend as from a particular date, the share shall rank for dividend accordingly, and (b) where shares are issued which are not fully paid up (as to par value), the Company may pay dividends in proportion to the amounts paid up on each share.

The holders of Class A Shares and Class B Shares are entitled to share equally in any dividends that may be declared in respect of the Shares from time to time. In the event that a dividend is paid in the form of Class A Shares or Class B Shares, or rights to acquire Class A Shares or Class B Shares, (a) the holders of Class A Shares shall receive Class A Shares, or rights to acquire Class A Shares, as the case may be, and (b) the holders of Class B Shares shall receive Class B Shares, or rights to acquire Class B Shares, as the case may be.

THE COMPANY SHAREHOLDERS MEETING
We are furnishing this Proxy Statement to you, as a holder of Shares, as part of the solicitation of proxies by the Board for use at the Company Shareholders Meeting described below.
Date, Time and Place of the Company Shareholders Meeting
The Company Shareholders Meeting will take place on [        ], 2023, at [     ] (Brasilia time) at [     ].
Proposals to be Considered at the Company Shareholders Meeting
At the Company Shareholders Meeting, you will be asked to consider and vote upon the following resolutions:
•
as special resolutions:

THAT the Merger Agreement (a copy of which is attached to the accompanying Proxy Statement as Annex A-1) and the Plan of Merger (a copy of which is attached to the accompanying Proxy Statement as Annex A-2), the Merger (as defined in the accompanying Proxy Statement) and the other transactions contemplated by the Merger Agreement and the Plan of Merger be and are hereby authorized and approved; and
THAT in all respects (a) Achieve Merger Sub, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Merger Sub”) merging with and into the Company, with the Company as the surviving company and that all the undertaking, property and liabilities of Merger Sub vest in the Company by virtue of such merger pursuant to the Companies Act (as amended) of the Cayman Islands be and are hereby authorized and approved, (b) the Plan of Merger be and is hereby authorized, approved and confirmed and the Company entering into the Plan of Merger be and is hereby authorized, approved and confirmed, in all respects, and (c) upon the Effective Date (as defined in the Plan of Merger) (i) the memorandum and articles of association of the Company in effect as of the date of the accompanying Proxy Statement be amended and restated by their deletion in their entirety and replacement with, and the adoption of, the amended and restated memorandum and articles of association annexed to the Plan of Merger, (ii) the authorized share capital of the Company be amended and re-designated as set forth in the Plan of Merger, (iii) the Plan of Merger be executed by any member of the special committee of the board of directors of the Company and, with their authorization, the Company’s officers on behalf of the Company, and the submission of the Plan of Merger, together with any supporting documentation, for registration to the Registrar of Companies of the Cayman Islands, and (iv) all actions taken and documents or agreements executed, signed or delivered by any member of the special committee of the board of directors of the Company and, with their authorization, the Company’s officers on behalf of the Company in connection with or ancillary to all such contemplated transactions, in each case, be and is hereby authorized, approved and confirmed;
•
if necessary, as an ordinary resolution:

THAT the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting or for any other reason determined by the chairman of the extraordinary general meeting.
At the Effective Time, (a) each Share issued and outstanding immediately prior to the Effective Time (including any holdback common shares issuable to former shareholders of INCO Limited under the Equity Purchase Agreement, dated as of October 6, 2022, by and among the Company, INCO Limited and such other parties set forth therein) will be cancelled in exchange for the right to receive $14.00 in cash per share without interest, except for Excluded Shares and Dissenting Shares which will be treated as set forth below; and (b) each ordinary share of Merger Sub issued and outstanding immediately prior to the Effective time shall be converted into one ordinary share, par value $0.00005 per share, of the Surviving Company. The

Dissenting Shares will be cancelled and cease to exist in exchange for the right to receive the fair value of such Dissenting Shares determined by the Court in accordance with Section 238 of the CICA.
Each Company RSU that is outstanding and vested but unsettled as of immediately prior to the Effective Time will be settled into a number of Shares equal to the number of Shares subject to such Company RSU award less the Net RSU Consideration. Notwithstanding the foregoing, the Company may, subject to Parent’s reasonable consent, identify holders of vested Company RSUs to elect for all or a portion of their Shares received in respect of such vested but unsettled Company RSUs to be contributed to Parent in exchange for common shares of Parent with a value equal to the Shares so contributed, in accordance with the terms of such holder’s incentive rollover agreement. Each Share that is settled pursuant to a vested Company RSU award that is not contributed to Parent in exchange for common shares of Parent will be cancelled and converted at the Effective Time into an amount in cash equal to $14.00.
Each Accelerating Company RSU will be settled into such holder’s applicable Net RSU Consideration. Notwithstanding the foregoing, the Company may, subject to Parent’s reasonable consent, identify holders of Accelerating Company RSUs to elect for all or a portion of their Shares received in respect of Accelerating Company RSUs to be contributed to Parent in exchange for a number of common shares of Parent with an equal value to the applicable holder’s Net RSU Consideration, in accordance with the terms of the holder’s incentive rollover agreement. Each Share that is settled pursuant to an Accelerating Company RSU award that is not contributed to Parent in exchange for common shares of Parent will be cancelled and converted at the Effective Time into an amount in cash equal to $14.00.
Each Accelerating Company RSU will be migrated at the Effective Time into an award of restricted share units under the New Share Plan with a value equal to the number of Shares subject to such Company RSU award multiplied by $14.00, which award will continue to vest on the same vesting schedule that applied to such corresponding Company RSUs immediately prior to the Effective Time, subject to the holder’s continued service through the applicable vesting periods and any other terms and conditions as set forth in the Company Share Plan, the New Share Plan and the applicable award agreement.
Each Vested Company Option will be, upon exercise by the holder thereof, settled into a number of Shares with a value equal to the excess of $14.00 and the applicable exercise price per share of such Vested Company Option, multiplied by the number of Shares underlying such Vested Company Option, less an amount of Shares equal to the applicable tax amount. Notwithstanding the above, the Company may, subject to Parent’s reasonable consent, identify holders of Vested Company Options to not exercise their option at this time and elect for their Vested Company Options to be migrated at the Effective Time into an option award under the New Share Plan that represents a number of common shares of Parent and has an exercise price per share that preserves the intrinsic value of such Vested Company Option as of immediately prior to the Effective Time. Each Share that is settled pursuant to a Vested Company Option that is not migrated into an option award under the New Share Plan will be cancelled and converted at the Effective Time into an amount in cash equal to $14.00.
Each Unvested Company Option will be migrated at the Effective Time into an option award under the New Share Plan that represents a number of common shares of Parent and has an exercise price per share that preserves the intrinsic value of such Vested Company Option as of immediately prior to the Effective Time.
Each Company Option that is outstanding and unexercised as of immediately prior to the Effective Time, whether vested or unvested, with an exercise price per share that is equal to or greater than $14.00 will be cancelled without payment (or replacement option award) being made in respect thereof.
Immediately following the Effective Time, excluding the Company RSUs or Company Options that have been migrated, there will be no Company RSUs or Company Options outstanding, and the holders thereof will only be entitled to receive the amounts or securities set forth above.
The Board’s Recommendation
The Board (other than the Interested Directors, each of whom abstained from voting on the matter due to affiliations with the Bidder Group), acting upon the unanimous recommendation of the Special Committee:

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determined that the terms of the Merger are fair and reasonable to the Company and the Unaffiliated Security Holders;

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determined that the Per Share Merger Consideration constitutes at least (and may exceed) fair value for each Share (other than the Excluded Shares) under Cayman Islands law;

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determined that the terms of the Merger Agreement, the Plan of Merger, the Merger and the other Transactions are in the best interests of the Company and the Unaffiliated Security Holders;

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approved and declared advisable the execution, delivery and performance of the Merger Agreement and the Plan of Merger, the Merger and the other Transactions;

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determined that the Merger would be most likely to promote the success of the Company for the benefit of its members as a whole, including in particular, the Unaffiliated Security Holders; and

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determined to recommend, subject to Section 5.04 of the Merger Agreement, that the Company’s shareholders vote in favor of the authorization and approval (as applicable) of the Merger Agreement and the Plan of Merger, the Merger and the other Transactions, at the Company Shareholders Meeting.

Record Date; Shares Entitled to Vote
You are entitled to attend and vote at the Company Shareholders Meeting if you have Shares registered in your name on the register of members of the Company at the close of business in the Cayman Islands on the Share Record Date. If you own Shares at the close of business in the Cayman Islands on the Share Record Date, the deadline for you to lodge your proxy card and vote is [        ], 2023 at [     ] p.m. (Brasilia time).
Quorum
A quorum of the Company’s shareholders is necessary to have a valid shareholders meeting. The required quorum for the transaction of business at the Company Shareholders Meeting is the presence, in person or by proxy, of one or more shareholders holding not less than one-third of all voting power of the Company’s Shares in issue. In the event that a quorum is not present at the Company Shareholders Meeting, we currently expect that we will adjourn the Company Shareholders Meeting to solicit additional proxies in favor of the approval of the Merger.
Vote Required
Under the CICA and the Merger Agreement, in order for the Merger to be completed, the Merger Agreement and the Plan of Merger must be approved by a special resolution (as defined in the CICA) of the Company’s shareholders, which requires a resolution passed by holders of Shares representing at least two-thirds of the voting power of the Shares, voting together as a single class, entitled to vote and present, in person or by proxy, at the Company Shareholders Meeting. If this vote is not obtained, the Merger will not be completed.
As of September 13, 2023, the Rollover Shareholders beneficially own in the aggregate 13,709,703 Class A Shares and 27,400,848 Class B Shares, which represent approximately 61.9% of the total issued and outstanding Shares and approximately 91.9% of the total voting power of the outstanding Shares. See “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 137 for additional information. These Shares will be voted in favor of the authorization and approval (as applicable) of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, at the Company Shareholders Meeting.
Neither the CICA nor the Merger Agreement requires that the Merger Agreement and Plan of Merger be approved by a majority of the Unaffiliated Security Holders.
Procedures for Voting
Only shareholders entered in the register of members of the Company at the close of business in the Cayman Islands on the Share Record Date will receive the final Proxy Statement and proxy card directly from the Company. Shareholders registered in the register of members of the Company as of the Share Record Date or their proxy holders are entitled to vote and may participate in the Company Shareholders Meeting or any adjournment thereof. Shareholders who have acquired Shares after the close of business on the Share Record Date may not attend the Company Shareholders Meeting unless they receive a proxy from the person or entity who had sold them the Shares.
Shareholders wanting to vote by proxy should simply indicate on their proxy card how they want to vote, sign and date the proxy card, and mail the proxy card in the return envelope as soon as possible but in any event so that it is received by the Company no later than [     ] p.m. on [     ] (Brasilia time), the deadline to lodge the proxy card. Shareholders can also attend the Company Shareholders Meeting and vote in person.
Shareholders who have questions or requests for assistance in completing and submitting proxy cards or need additional copies of this Proxy Statement or the accompanying proxy card should contact Innisfree M&A Incorporated, the proxy solicitor, at +1 (877) 750- 8307 (toll-free from the United States and Canada) or +1 (412) 232-3651 (from other countries).
Proxy Holders for Registered Shareholders
Shareholders registered in the register of members of the Company as of the Share Record Date who are unable to participate in the Company Shareholders Meeting may appoint as a representative another shareholder, a third party or the Company as proxy holder by completing and returning the form of proxy in accordance with the instructions printed thereon. With regard to the items listed on the agenda and without any explicit instructions to the contrary, the chairman of the Company Shareholders Meeting as proxy holder will vote in favor of the resolutions proposed at the Company Shareholders Meeting according to the recommendation of the Board. If new proposals (other than those on the agenda) are put forth before the Company Shareholders Meeting, the chairman of the Company Shareholders Meeting as proxy holder will vote in accordance with the position of the Board.
Voting of Proxies and Failure to Vote
All Shares represented by valid proxies will be voted at the Company Shareholders Meeting in the manner specified by the holder. If a shareholder returns a properly signed proxy card but does not indicate how the shareholder wants to vote, Shares represented by that proxy card will be voted FOR the Merger Proposals; and FOR if necessary the proposal to adjourn the Company Shareholders Meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the Company Shareholders Meeting to pass the special resolutions proposed at the Company Shareholders Meeting or for any other reason determined by the chairman of the Company Shareholders Meeting, unless the shareholder appoints a person other than the chairman of the meeting as proxy, in which case the Shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines. If a shareholder fails to vote by proxy or in person, it will be more difficult for the Company to obtain the necessary quorum to transact business at the Company Shareholders Meeting and to obtain the required votes described in “Vote Required.”
Brokers, banks or other nominees who hold Shares in “street name” for customers who are the beneficial owners of such Shares may not give a proxy to vote those customers’ Shares in the absence of specific instructions from those customers. If proxies are properly dated, executed and returned by holders of Shares and no specific instructions are given by such holders, such Shares will be voted “FOR” the proposals and in the proxy holder’s discretion as to other matters that may properly come before the Company Shareholders Meeting. Abstentions by holders of Shares are included in the determination of the number of Shares present and voting but are not counted as votes for or against a proposal. If no proxy is given by such holders of Shares, broker non-votes will be counted toward a quorum but will not be treated as voted on any proposals at the Company Shareholders Meeting.
Revocability of Proxies
Registered holders of our Shares may revoke their proxies in one of three ways:

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First, a registered shareholder can revoke a proxy by written notice of revocation given to the chairman of the Company Shareholders Meeting at least two hours before the commencement of the Company Shareholders Meeting. Any such written notice revoking a proxy should be sent to the Company’s offices at Rua Augusta 2840, 15th floor, suite 152, Consolação, São Paulo — SP, 01412-100, Brazil, Attention: Legal Department.

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Second, a registered shareholder may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company so that it is received by the Company no later than [     ] p.m. (Brasilia time) on [        ], 2023, which is the deadline to lodge your proxy card.

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Third, a registered shareholder can attend the Company Shareholders Meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the Company Shareholders Meeting.

Rights of Shareholders Who Object to the Merger
Shareholders who dissent from the Merger will have the right to receive payment of the fair value of their Shares as determined by the Court in accordance with Section 238 of the CICA if the Merger is consummated, but only if they deliver to the Company, before the vote to approve the Merger is taken at the Company Shareholders Meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the CICA for the exercise of dissenters’ rights, a copy of which is attached as Annex E to this Proxy Statement. The fair value of each of their Shares as determined by the Court under the CICA could be more than, the same as, or less than the Per Share Merger Consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares. If the fair value of the Dissenting Shares in accordance with Section 238 of the CICA is determined by the Court to be the same or less than the Per Share Merger Consideration, the Company may be entitled to recover its legal costs of the Section 238 proceeding from you, on a joint and several basis, in conjunction with any other Shareholders who dissent from the Merger.
Whom to Call for Assistance
If you need assistance, including help in changing or revoking your proxy, please contact Innisfree M&A Incorporated, the proxy solicitor, at +1 (877) 750- 8307 (toll-free from the United States and Canada) or +1 (412) 232-3651 (from other countries).
Solicitation of Proxies
We have engaged a proxy solicitor to assist in the provision of proxy solicitation information to brokerage, banks or other nominees and individual investors for the Company Shareholders Meeting. We expect that fees for services provided by Innisfree M&A Incorporated will be approximately $15,000 plus certain costs associated with telephone solicitations, if required, and reimbursement of out-of-pocket expenses. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of the Company’s officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this Proxy Statement to the beneficial owners of Shares and in obtaining voting instructions from those owners. We will pay all expenses of filing, printing and mailing this Proxy Statement.
Other Business
We are not currently aware of any business to be acted upon at the Company Shareholders Meeting other than the matters discussed in this Proxy Statement.

THE MERGER AGREEMENT AND PLAN OF MERGER
This section summarizes material provisions of the Merger Agreement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. This summary is subject to, and qualified in its entirety by reference to, the Merger Agreement (including all exhibits thereto), which is attached as Annex A-1 to this Proxy Statement and is incorporated by reference into this Proxy Statement. The rights and obligations of the parties are governed by the express terms and conditions of the Merger Agreement and not by this summary or any other information contained in this Proxy Statement. You are urged to read the Merger Agreement carefully and in its entirety before making any decisions regarding the Merger Agreement and the Merger.
Explanatory Note Regarding the Merger Agreement
This summary of the Merger Agreement is a description of certain material aspects of the Merger. This summary may not contain all of the information that may be important to you. The discussion of the Merger in this Proxy Statement is qualified in its entirety by reference to the Merger Agreement (including all exhibits thereto), which is attached to this Proxy Statement as Annex A-1, and the Support Agreement, which is attached to this Proxy Statement as Annex D. We encourage you to read carefully this entire Proxy Statement, including the annexes to, and the documents incorporated by reference in, this Proxy Statement for a more complete understanding of the Merger and the documents incorporated by reference.
This summary of the Merger Agreement is included in this Proxy Statement only to provide you with information regarding the material terms and conditions of the Merger Agreement, and not to provide any other factual information about Dragoneer, General Atlantic, Parent, Merger Sub, the Company or their respective affiliates or businesses. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read together with the information provided elsewhere in this Proxy Statement and in the documents incorporated by reference into this Proxy Statement. For more information, please see the section entitled “Where You Can Find More Information.”
The representations, warranties and covenants set forth in the Merger Agreement and described in this Proxy Statement: (a) were made only for purposes of the Merger Agreement; (b) were made as of specific dates and may be subject to more recent developments; (c) were made solely for the benefit of the parties to the Merger Agreement and may be subject to limitations agreed upon by the contracting parties, including being qualified by reference to confidential disclosures; (d) were made for the purpose of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts; and (e) may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors. The representations and warranties set forth in the Merger Agreement do not survive the Effective Time. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or conditions of Dragoneer, General Atlantic, Parent, Merger Sub, the Company or any of their respective subsidiaries or affiliates, but instead should be read together with the information provided elsewhere in this Proxy Statement and in the documents incorporated by reference into this Proxy Statement. Moreover, information concerning the subject matter of the representations, warranties and covenants set forth in the Merger Agreement may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by the Company.
The Merger
Pursuant to the Merger Agreement, at the Effective Time, Merger Sub will be merged with and into the Company. At the Effective Time, the separate corporate existence of Merger Sub will cease, and the Company will continue as the Surviving Company and a wholly owned subsidiary of Parent. The Merger will have the effects set forth in the Merger Agreement and Part XVI of the CICA, including that at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub will vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Company.

Closing; Effective Time of the Merger
Unless the Merger Agreement has been terminated in accordance with its terms, and subject to certain other terms and conditions set forth in the Merger Agreement and described below in the section entitled “Conditions to the Merger,” the Closing will take place on a date to be specified by the Company and Parent, which will be no later than the third business day after all of the conditions to the Merger are satisfied or, to the extent permitted by applicable law, waived, other than those conditions that by their nature are to be satisfied at the Closing (so long as such conditions are reasonably capable of being satisfied), but subject to the satisfaction or waiver of those conditions; provided that in the event the Company receives written notice from any lender under its debt documents that a certain waivers thereto are no longer in effect or that an “Event of Default” under any of the Company’s debt documents has occurred (such event, a “Specified Event”), then Parent and Merger Sub shall not be required to effect the Closing prior to the date that is 30 days following the date that the Company provides Parent with notice of a Specified Event (such 30-day period, the “Specified Event Period”) unless Parent provides written notice to the Company of its intention to close on an earlier date during the Specified Event Period, in which case, the Closing shall occur on the third business day following such written notice.
On the date of Closing, the Company, Parent and Merger Sub will cause to be made any filings, recordings or publications required to be made by the Company or Merger Sub as provided under the CICA in connection with the Merger. In addition, on the date of Closing, the Company, Parent and Merger Sub will execute, deliver and file the Plan of Merger (in the form attached as Annex A-2 to this Proxy Statement) together with the requisite ancillary documents with the Registrar of Companies of the Cayman Islands as provided by Section 233 of the CICA. The Merger will become effective on the date as specified in the Plan of Merger in accordance with the CICA.
Effect of the Merger on the Shares and Merger Sub
Shares
At the Effective Time:
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each Share issued and outstanding immediately prior to the Effective Time (other than (i) the Dissenting Shares, (ii) the Excluded Shares, or (iii) the securities described under “The Merger Agreement — Treatment of Company RSUs and Company Options” which will be treated as set forth under such subsection) will be cancelled and automatically cease to exist, and each holder of such Shares will be entitled to receive $14.00 per share in cash, without interest and less any applicable withholding taxes;

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any Share owned by the Company as a treasury share and any Share owned directly by any direct or indirect wholly owned subsidiary of the Company, in each case as of immediately prior to the Effective Time, will be cancelled and automatically cease to exist, and no consideration will be delivered in exchange therefor; and

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each Share that is beneficially owned by Parent as of immediately prior to the Effective Time, including the Rollover Shares, will be cancelled and automatically cease to exist, and no consideration will be delivered in exchange therefor.

Dissenting Shares
To the extent available under the CICA, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by shareholders of the Company who have validly exercised and perfected and not effectively withdrawn or lost their rights to dissent from the Merger, or dissenter rights, in accordance with Section 238 of the CICA shall be cancelled and cease to exist at the Effective Time and the such Dissenting Shareholders shall not be entitled to receive the $14.00 Per Share Merger Consideration and shall instead be entitled to exercise the rights conferred by Section 238 of the CICA.
Merger Sub Shares
At the Effective Time, each ordinary share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable ordinary share of the Surviving Company.

Treatment of Company RSUs and Company Options
Share Options
Each Company Option that is vested, outstanding and unexercised immediately prior to the Effective Time that has an exercise price per share that is less than $14.00 will, upon exercise by the holder, be settled into a number of Shares with a value equal to the difference between $14.00 and the per share exercise price of such option, multiplied by the number of Shares subject to such vested Company Option (less an amount of the Company common shares equal to the applicable tax withholding amount). Notwithstanding the above, the Company may, subject to Parent’s reasonable consent, identify holders of vested Company Options to elect for such options to be migrated at the Effective Time into an option award under the New Share Plan. Each Share that is settled pursuant to a vested Company Option that is not migrated into an option award under the New Share Plan will be cancelled and converted at the Effective Time into the Per Share Merger Consideration.
Each unvested Company Option that is outstanding and unexercised immediately prior to the Effective Time with an exercise price per share that is less than $14.00 will be migrated at the Effective Time into an option award under the New Share Plan, and will represent a number of shares of Parent at an exercise price per share that preserves the intrinsic value of such migrated option immediately prior to Closing.
Each Company Option that is outstanding and unexercised immediately prior to the Effective Time, whether vested or unvested, with an exercise price per share that is equal to or greater than $14.00 will be cancelled without payment (or replacement option award) being made in respect thereof.
Restricted Share Units
Each Company RSU, that is vested and outstanding but unsettled as of immediately prior to the Effective Time will be settled into a number of Shares with a value equal to the number of Shares subject to such Company RSU award, less an amount of Shares equal to the applicable tax withholding amount. Notwithstanding the above, the Company may, subject to Parent’s reasonable consent, identify holders of vested Company RSUs to elect for all or a portion of their Shares to be contributed to Parent in exchange for a number of shares of Parent with an equal value to the Shares so contributed to Parent, in accordance with the terms of the holder’s incentive rollover agreement. Each Share that is settled pursuant to a vested Company RSU award that is not contributed to Parent in exchange for shares of Parent will be cancelled and converted at the Effective Time into the Per Share Merger Consideration.
Each Accelerated Company RSU will be settled into a number of Shares with a value equal to the number of Shares subject to such Accelerated Company RSU award, less an amount of Shares equal to the applicable tax withholding amount. Notwithstanding, the Company may, subject to Parent’s reasonable consent, identify holders of Accelerated Company RSUs to elect for all or a portion of their Shares to be contributed to Parent in exchange for a number of shares of Parent with an equal value to the Shares so contributed to Parent, in accordance with the terms of the holder’s incentive rollover agreement. Each Share that is settled pursuant to an Accelerated Company RSU award that is not contributed to Parent in exchange for shares of Parent will be cancelled and converted at the Effective Time into the Per Share Merger Consideration.
Each award of Company RSUs that is unvested and outstanding as of immediately prior to the Effective Time that is not subject to accelerated vesting upon the consummation of the Merger will be migrated into an award of restricted share units under the New Share Plan with an aggregate value equal to the number of Shares subject to such Company RSU award, multiplied by the Per Share Merger Consideration, which award will continue to vest on the same vesting schedule that applied to the corresponding Company RSU as of immediately prior to the Effective Time, subject to the holder’s continued service through the applicable vesting periods and any other terms and conditions as set forth in the Company Share Plan, such newly established equity incentive plan and the applicable award agreement.
Immediately following the Effective Time, excluding the Company RSUs or Company Options that have been migrated, there will be no Company RSUs or Company Options outstanding, and the holders thereof will only be entitled to receive the amounts or securities set forth above.

Treatment of Company Convertible Notes
At the Effective Time, without any action on the part of Parent, Merger Sub, the Company, any holder of a Company convertible note or any other person, each such convertible note shall remain outstanding.
Payment for Company Shares and Equity Awards
Prior to the Effective Time, Merger Sub will, at its sole cost and expense, appoint a bank or a trust company (the identity and the terms of appointment of which to be reasonably acceptable to the Company) to act as the paying agent for the payment and delivery of the aggregate amount of Per Share Merger Consideration payable in connection with the Merger. On the date of Closing, Parent will cause Merger Sub to deposit with the paying agent a sufficient amount of cash to pay the aggregate amount of Per Share Merger Consideration payable in connection with the Merger. As promptly as reasonably practicable after the Effective Time (but in no event later than three business days after the Effective Time), the Surviving Company will cause the paying agent to mail, or otherwise provide in the case of book-entry shares, to each holder of record of Shares a letter of transmittal and instructions for surrendering each of such shareholder’s book-entry or certificated Shares for the applicable Per Share Merger Consideration. Each holder of Shares that have been converted into the right to receive the Per Share Merger Consideration will be entitled to receive $14.00 per share, without interest and less any applicable withholding taxes, upon (i) with respect to certificated Shares, surrender of such certificates or affidavit of loss in lieu of such certificate to the paying agent, together with a duly and validly completed letter of transmittal; and (ii) with respect to book-entry Shares, the receipt of an “agent’s message” by the paying agent, in each case, together with such other documents as the paying agent may reasonably require.
Representations and Warranties
The Merger Agreement contains a number of representations and warranties made by each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, solely for the benefit of each other. These representations and warranties are subject in some cases to certain exceptions, qualifications and limitations, including, among other things, as to materiality or material adverse effect qualifiers (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct would, as the case may be, be material or have a Company Material Adverse Effect or a Parent Material Adverse Effect (each, as defined in the Merger Agreement and described below)).
For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any fact, event, occurrence, violation, inaccuracy, circumstance, change, effect, event, development or other matter that, individually or in the aggregate with all other facts, events, occurrences, violations, inaccuracies, circumstances, changes, effects, events, developments or other matters, is or would reasonably be expected to (a) have a material adverse effect on the condition (financial or otherwise), business, assets, liabilities or results of operations of the Company and its subsidiaries, taken as a whole or (b) prevent, materially delay or impair the consummation by the Company of the Merger. However, subject to certain exceptions and limitations, in determining whether a material adverse effect pursuant to clause (a) above has occurred, such effects to the extent resulting from the following events and circumstances are excluded from the consideration:
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changes in general economic, political, regulatory or legislative conditions or the financial, securities, credit or other capital markets (including changes in interest or currency exchange rates, tariffs or trade wars, commodity prices or raw material prices, increases in operating costs or capital expenses (including any disruption thereof) and any stoppage or shutdown of any activity by the U.S. or Brazilian government or otherwise (including any COVID-19 measures) or any default by the U.S. or Brazilian government or delays or failure to act by any governmental entity);

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changes generally affecting the industry in which the Company and its subsidiaries operate, including cyclical fluctuations and trends;

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geopolitical conditions, any outbreak or escalation of hostilities, acts of war (whether or not declared), acts of armed hostility, sabotage or terrorism (including cyber terrorism);

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any hurricane, tornado, tsunami, flood, volcanic eruption, earthquake, nuclear incident, pandemic (including COVID-19 and any COVID-19 measures), epidemic, plague, disease outbreak, quarantine restrictions, other outbreak or illness or public health event (whether human or animal), or other natural or man-made disaster;

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changes or prospective changes in IFRS or applicable law (or interpretation or enforcement thereof);

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changes in the market price or trading volume of the Shares or the credit rating of the Company (provided that to the extent not subject to any of the other exceptions in the Merger Agreement, a fact, condition, change, development or event underlying or that contributed to such changes may, to the extent not excluded under another clause therein, be taken into account in determining whether there has been a Company Material Adverse Effect);

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the failure of the Company and its subsidiaries to meet internal, published or analysts’ expectations or projections, performance measures, operating statistics, budgets, guidance, estimates or revenue, earnings or other financial or operating metric predictions (provided that to the extent not subject to any of the other exceptions in the Merger Agreement, a fact, event, occurrence, violation, inaccuracy, circumstance, change, effect, event, development or other matter underlying or that contributed to such failure may, to the extent not excluded under another clause therein, be taken into account in determining whether there has been a Company Material Adverse Effect);

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the negotiation, execution, announcement, pendency or consummation of the transactions contemplated by the Merger Agreement and the Plan of Merger, including the Merger, including any litigation arising therefrom (including any litigation arising from allegations of a breach of duty or violation of applicable law), including the announcement, pendency or consummation of the transactions contemplated by the Merger Agreement, in each case, solely to the extent attributable to the identity of the Parent, its affiliates, Dragoneer or General Atlantic, including the impact thereof on relationships, contractual or otherwise, with any governmental entity or any customers, suppliers, distributors, licensors, licensees, partners or employees of the Company or its subsidiaries (unless (i) the term “Company Material Adverse Effect” is used in connection with the representation and warranty related to the absence of certain changes or events, (ii) such representation and warranty expressly addresses the consequences resulting from the execution and delivery of the Merger Agreement, the announcement or pendency of the Merger Agreement, the consummation of the transactions contemplated by the Merger Agreement, or (iii) the performance of obligations under the Merger Agreement or the transaction contemplated thereby);

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any shareholder class action, securities, appraisal, derivative or similar litigation, suit, action or proceeding in respect of the Merger Agreement (or the transactions contemplated thereby), or this Proxy Statement or the Schedule 13E-3 (including breach of fiduciary duty and disclosure claims);

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any action taken by the Company or its subsidiaries (A) at the written direction of Parent or (B) in accordance with the express terms of the Merger Agreement; and

•
any matter or item that is cured or corrected in full prior to the Closing.

Although the events and circumstances listed in the first five bullets above are excluded from determining whether a Company Material Adverse Effect has occurred, such matter may be taken into account to the extent it has a material and disproportionate effect on the Company and its subsidiaries, taken as a whole, relative to other participants engaged in the industries and in the geographical regions in which the Company and its subsidiaries operate; provided that such matter may be taken into account only to the extent of the incremental disproportionate effect thereof.
In addition, a “Parent Material Adverse Effect” means any fact, event, occurrence, violation, inaccuracy, circumstance, change, effect, event, development or other matter that, individually or in the aggregate with all other facts, events, occurrences, violations, inaccuracies, circumstances, changes, effects, events, developments or other matters, is or would reasonably be expected to materially adversely affect the ability of Parent or Merger Sub to perform its obligations under the Merger Agreement, or prevent or materially impair or materially delay the consummation of the Merger or the other transactions contemplated by the Merger Agreement by Parent or Merger Sub.

Representations and Warranties of the Company, Parent and Merger Sub
The Merger Agreement contains representations and warranties of each of the Company and of Parent and Merger Sub relating to, among other things:
•
corporate organization, standing and power;

•
corporate power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement;

•
required regulatory filings and authorizations, consents or approvals of governmental entities;

•
the accuracy of the information provided by each party to the Merger Agreement, or on its behalf, to regulatory bodies or other governmental entities;

•
compliance with applicable laws;

•
the absence of certain litigation, orders and judgments and governmental proceedings and investigations, relating to Parent and Merger Sub or to the Company, as applicable; and

•
the absence of any fees owed to investment bankers, financial advisors or brokers in connection with the Merger, other than those specified in the Merger Agreement.

Representations and Warranties of the Company
The Merger Agreement contains representations and warranties of the Company relating to, among other things:
•
corporate organization, existence and active status of the subsidiaries of the Company;

•
the capitalization of the Company;

•
the accuracy of the Company’s SEC filings and financial statements, internal controls and procedures over financial reporting in compliance with SEC rules;

•
the absence of certain undisclosed liabilities;

•
the absence of certain changes or events, including the absence of a Company Material Adverse Effect, between March 31, 2023, and August 10, 2023;

•
the possession of, and compliance with, necessary permits and authorizations, including with respect to laws and regulations applicable to the Company and its subsidiaries;

•
compliance with anti-bribery laws;

•
the absence of, or the Company’s compliance with, any legal sanctions;

•
the filing of tax returns, the payment of taxes and other tax matters;

•
employee benefits plans and other benefits and compensation arrangements;

•
labor matters;

•
the existence of, and validity of, material contracts and the absence of defaults in connection therewith;

•
valid leasehold interest in the Company’s leased real property;

•
the rights to and protection of the Company’s intellectual property;

•
data privacy;

•
anti-takeover provisions;

•
waivers under certain of the Company’s debt documents;

•
the fairness opinion of the financial advisor to the Special Committee; and

•
insurance policies.

Representations and Warranties of Parent and Merger Sub
The Merger Agreement contains representations and warranties of Parent and Merger Sub relating to, among other things:
•
the capitalization of Merger Sub and its lack of prior business activities;

•
the ownership of equity securities of the Company by Parent, Merger Sub, the Sponsors or any of the Rollover Shareholders;

•
financing and sufficient funds of Parent and Merger Sub;

•
the solvency of Parent and Merger Sub, and, immediately after the consummation of the Merger, of Parent and the Surviving Company;

•
the Equity Commitment Letters, the Support Agreement and the Interim Investors Agreement, and the absence of other agreements between Parent, Merger Sub or any Rollover Shareholder, or with members of the Company management, the Board or any of the Company’s shareholders in their capacities as such, or pursuant to which any holder of Shares would be entitled to receive any consideration other than the Per Share Merger Consideration or has agreed to vote to approve the Merger Agreement or the Merger or has agreed to vote against any Superior Proposal; and

•
effectiveness and validity of Support Agreement.

Conduct of Business Pending the Merger
Until the Effective Time, except (a) as expressly permitted or required by the Merger Agreement or the disclosure letter that the Company delivered thereunder (the “Arco disclosure letter”), (b) as required by applicable law or (c) with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), the Company will, and will cause its subsidiaries to (i) conduct the business of the Company and each subsidiary in the ordinary course of business in all material respects and (ii) use its commercially reasonable best efforts to preserve substantially intact the assets and the business organization of the Company and its subsidiaries, to keep available the services of the current officers and key employees of the Company and its subsidiaries and to maintain in all material respects in the ordinary course of business the current relationships of the Company and its subsidiaries with existing customers, suppliers and other persons with which the Company or any of its subsidiaries has material business relations as of the date of the Merger Agreement. However, no action by the Company or its subsidiaries with respect to the matters specifically addressed in the below restrictions will be a breach of the previous sentence, unless such action would constitute a breach of such relevant restriction.
In addition, until the Effective Time, except (a) as expressly permitted or required by the Merger Agreement or the Arco disclosure letter, (b) as required by applicable law or (c) with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), the Company will not, and will not cause or permit any of its subsidiaries to take the following actions:
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(i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, shares or property or any combination thereof) in respect of, any of its share capital, other equity interests or voting securities, other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent; (ii) split, combine, subdivide or reclassify any of its share capital, other equity interests or voting securities or securities convertible into or exchangeable or exercisable for share capital or other equity interests or voting securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its share capital, other equity interests or voting securities, other than as specifically permitted in the bullet immediately below; or (iii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any share capital or voting securities of, or equity interests in, the Company or any subsidiaries of the Company or any securities of the Company or any subsidiaries of the Company convertible into or exchangeable or exercisable for share capital or voting securities of, or equity interests in, the Company or any subsidiaries of the Company, or any warrants, calls, options or other rights to acquire any such share capital, securities or interests, except in the case of this clause (iii) for acquisitions, or deemed acquisitions, of Shares in connection with (x) the withholding of taxes in connection with the exercise, vesting or settlement of Company RSUs or any other the Company equity related obligations and (y) forfeitures of Company RSUs or any other the Company equity related obligations;
•
except for transactions among the Company and one or more wholly owned subsidiaries of the Company or among one or more wholly owned subsidiaries of the Company, issue, deliver, sell, grant, pledge or otherwise subject to any lien (other than liens imposed by applicable securities laws), or amend the terms of (i) any share capital or voting securities of, or other equity interests in, the Company (including Shares or Company RSUs or any other the Company equity related obligations) or any subsidiary of the Company, other than the issuance of Shares upon the vesting or settlement of Company RSUs or any other Company equity related obligations outstanding as of August 8, 2023, in accordance with their terms as of August 8, 2023; or (ii) any the Company equity related obligation;

•
amend the Company’s articles of association or the charter or organizational documents of any subsidiary of the Company, except amendments to the charter or organizational documents of a subsidiary of the Company (i) solely in connection with an internal reorganization, restructuring or recapitalization permitted pursuant to the 13th bullet of this section or (ii) solely to the extent necessary to open a branch or, subject to the other restrictions listed herein, appoint or remove any officer or director of a subsidiary of the Company;

•
make or adopt any change in its accounting methods, principles or practices, except insofar as may be required by a change in IFRS (or authoritative interpretations thereof) or are otherwise required by the Company’s external auditors to comply with IFRS;

•
directly or indirectly acquire or agree to acquire in any transaction any equity interest in or business of any person or division thereof or any properties or assets, except (i) acquisitions of supplies, inventory and equipment in the ordinary course of business; (ii) acquisitions in an amount not to exceed $30,000,000 individually or $90,000,000 in the aggregate; or (iii) with respect to transactions between or among the Company, on the one hand, and any one or more wholly owned subsidiaries of the Company, on the other hand, or between or among wholly owned subsidiaries of the Company;

•
except in relation to liens to secure indebtedness for borrowed money permitted to be incurred under the bullet following the one immediately below, sell, lease (as lessor), mortgage, sell and leaseback or otherwise subject to any lien (other than certain liens permitted under the Merger Agreement), or otherwise dispose of, any properties or assets or any interests therein other than (i) in the ordinary course of business; or (ii) in an amount not to exceed $30,000,000 individually or $100,000,000 in the aggregate;

•
make any loans, advances or capital contributions to, or investments in, any other person, other than (i) advances to directors, officers or employees in respect of travel or other related business expenses, in each case, in the ordinary course of business consistent with past practice; (ii) prepayments to vendors of the Company or its subsidiaries in the ordinary course of business; or (iii) with respect to transactions between or among the Company, on the one hand, and any one or more wholly owned subsidiaries of the Company, on the other hand, or between or among wholly owned subsidiaries of the Company;

•
(i) incur or otherwise become liable for any additional indebtedness, except for (A) the incurrence of additional indebtedness (other than indebtedness of the type described in clauses (B)-(C) below) in an amount not to exceed $50,000,000 in the aggregate with respect to which the consummation of the transactions contemplated by the Merger Agreement will not conflict with, or result in any violation of or default under, such additional indebtedness; (B) in reasonable consultation with Dragoneer and General Atlantic, indebtedness in replacement of or to refinance at any time existing indebtedness; but only if the consummation of the transactions contemplated by the Merger Agreement will not conflict with, or result in any violation of or default under, such replacement indebtedness, and provided that (a) the amount of indebtedness incurred in connection with such refinancing does not exceed the principal amount of the indebtedness so refinanced (other than with respect to increased amounts attributable to unpaid accrued interest, fees and premiums (including tender premiums), defeasance costs, and underwriting discounts, fees, commissions and expenses associated therewith) and (b) all other material terms of such indebtedness (including the interest rate) are no less favorable, individually and in the aggregate, to the Company and its subsidiaries than the replaced or refinanced indebtedness; or (C) indebtedness between or among the Company, on the one hand, and any one or more wholly owned subsidiaries of the Company, on the other hand, or between or among wholly owned subsidiaries of the Company; or terminate, waive, modify or amend any debt document waiver;
•
pay, discharge, compromise, settle or satisfy (or cause any insurer to pay, discharge, compromise, settle or satisfy), or offer to pay, discharge, compromise, settle or satisfy any action in an amount equal to or greater than a designated amount agreed upon by the parties in the Company disclosure letter or which involves an admission of liability by the Company or any of its subsidiaries or imposes material restrictions on the operations or business of the Company or its subsidiaries, taken as a whole;

•
(i) omit to take any commercially reasonable action necessary to maintain or renew, as applicable, any material intellectual property registrations; (ii) disclose any material trade secret included in the intellectual property owned by the Company, except in the ordinary course of business consistent with past practice of the Company and its subsidiaries and, in each case, subject to a confidentiality agreement; or (iii) abandon, allow to lapse, assign, exclusively license, sell, transfer, create any lien on (other than liens permitted by the Merger Agreement) or grant any material exclusive right or covenant not to sue to any person (other than the Company or its subsidiaries) to any material intellectual property owned by the Company or intellectual property exclusively licensed to the Company or any subsidiary of the Company, other than in the ordinary course of business;

•
except (i) as required by the terms of a Company Benefit Plan (as defined in the Merger Agreement) in effect on the date of the Merger Agreement, (ii) as described under the heading “Payment for the Company Shares and Equity Awards” above or the 11th bullet of this section, (iii) as required in accordance with the applicable collective bargaining agreement of the Company or any subsidiary of the Company or as otherwise required by law, or (iv) with respect to any service provider below the level of executive officer that do not, in the aggregate, increase the labor costs of the Company and its subsidiaries by more than 10%, (A) grant or increase any severance, retention or termination pay (or materially amend any existing severance pay, retention or termination arrangement), (B) enter into any employment, consulting, bonus, change in control, deferred compensation or other similar agreement (or materially amend any such existing agreement), (C) establish, adopt or materially amend, or otherwise increase benefits payable under any Company Benefit Plan or collective bargaining agreement, (D) increase compensation, bonus or other benefits payable, (E) establish, adopt or enter into any plan, agreement or arrangement, or otherwise commit to gross-up, indemnify or otherwise reimburse any current or former service provider for any tax incurred by such service provider, or (F) take any action to accelerate the vesting or time of payment of any compensation or benefit under any Company Benefit Plan;

•
make or authorize capital expenditures in excess of the individual and aggregate capital expenditures in the capital expenditures budget agreed to by the parties in the Arco disclosure letter;

•
adopt any plan of complete or partial liquidation or dissolution, restructuring, recapitalization or reorganization for the Company or any subsidiary of the Company (excluding any internal restructuring, recapitalization or reorganization of wholly owned subsidiaries of the Company);

•
(i) enter into, materially amend, terminate (which, for the avoidance of doubt, shall not include an automatic expiration of the term or failure to renew) or waive any material rights under any material contract or any contract that would have been a material contract had it been entered into prior to the date of the Merger Agreement or (ii) enter into any contract if the Company’s performance of its obligations under the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement would give any person the right to require any payment to or consent or other action by, or notice to, any person under such contract, constitute a breach or default (or constitute an event that, with or without notice or lapse of time or both, would constitute a breach or default) under such contract, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of the subsidiaries of the Company is entitled under any provision of such contract, or result in the creation or imposition of any lien on any asset of the Company or any of the subsidiaries of the Company, in each case of the foregoing (except with respect to any material contract for the disposition or acquisition of material business or material assets, for joint ventures or similar partnerships, containing voting obligations, registration rights, sale restrictions or transfer restrictions, containing certain commercially limiting covenants or regarding any related party transactions, among other matters) other than in the ordinary course of business consistent with past practice;
•
(i) make or change any material tax election, (ii) change any material method of tax accounting, (iii) file any material amended tax return, (iv) enter into any closing agreement or seek any ruling from any governmental entity, in each case with respect to material amounts of taxes, (v) surrender any right to claim a material refund of taxes, (vi) settle or finally resolve any action with respect to material amounts of taxes, (vii) agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material taxes, or (viii) initiate any voluntary tax disclosure with any governmental entity with respect to material amounts of taxes; or

•
agree to take any of the foregoing actions.

Clear Markets Restrictions
Until the closing condition to obtain the requisite regulatory approvals to consummate the transactions contemplated by the Merger Agreement has been satisfied, Parent and Merger Sub will not, and will cause the Rollover Shareholders to take all actions under the Support Agreement not to, directly or indirectly, (i) acquire or agree to acquire by merging or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business of any person or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or equity interests or (ii) enter into or agree to enter into any material license, or joint venture, in each case, located in (including to the extent operating or conducting business in) Brazil and that would reasonably be expected to (A) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, approval from or avoiding an action by, any governmental entity necessary to consummate the transactions contemplated by the Merger Agreement or the expiration or termination of any applicable waiting period, (B) materially increase the risk of any governmental entity entering an order prohibiting the consummation of the transactions contemplated by the Merger Agreement or (C) otherwise materially delay or prevent the consummation of the transactions contemplated by the Merger Agreement.
No Solicitation of Competing Transactions
Until the earlier of the Effective Time or the date, if any, on which the Merger Agreement is terminated in accordance with its terms, except as explicitly permitted below, the Company will not, and will cause each of the subsidiaries of the Company to not, and will instruct the representatives of the Company and its subsidiaries to not, and to not publicly announce any intention to, directly or indirectly:
•
solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, discussion, offer or request that constitutes, or would reasonably be expected to lead to, an Alternative Acquisition Proposal (as defined below) (it being understood and agreed that ministerial acts that are not otherwise prohibited by the Merger Agreement (such as answering unsolicited phone calls and informing persons of these provisions of the Merger Agreement or contacting any person making an Alternative Acquisition Proposal solely to ascertain facts or clarify terms and conditions) will not be deemed to “solicit,” “encourage” or “facilitate” for purposes of, or otherwise constitute a violation of, non-solicitation provisions included in the Merger Agreement);

•
furnish or cause to be furnished to any person or group any non-public information with respect to any inquiries or the making of any proposal that constitutes, or would be reasonably expected to result in, an Alternative Acquisition Proposal;

•
enter into, continue or maintain discussions or negotiations with any person (other than Parent, Merger Sub and their respective affiliates) with respect to an inquiry or an Alternative Acquisition Proposal (other than informing persons of the provisions summarized in this section or contacting any person making an Alternative Acquisition Proposal solely to ascertain facts or clarify terms and conditions of such Alternative Acquisition Proposal for the sole purpose of the Special Committee reasonably informing itself about such Alternative Acquisition Proposal);

•
approve, agree to, accept, endorse or recommend any Alternative Acquisition Proposal;

•
submit to a vote of its shareholders any Alternative Acquisition Proposal;

•
effect any adverse recommendation change (as described below); except, subject to compliance by the Company with the provisions summarized in this section, neither (i) the determination by the Board (acting at the recommendation of the Special Committee) or the Special Committee in accordance with the below provisions that an Alternative Acquisition Proposal constitutes a Superior Proposal, nor (ii) the delivery by the Company of the notice required by the below provisions shall in and of themselves constitute an adverse recommendation change; or

•
enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument providing for an Alternative Acquisition Proposal.

Pursuant to the Merger Agreement, “Alternative Acquisition Proposal” means any proposal or offer, whether in writing or not, from any third party (other than Parent, Merger Sub and their affiliates) for any:
•
merger, amalgamation, scheme of arrangement, consolidation, share exchange, recapitalization, liquidation, dissolution or other business combination, or tender offer, share purchase or other transaction involving or relating to the Company, or any of the subsidiaries of the Company whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or to which 20% or more of the total revenue or net income of the Company are attributable, that would result in any third party beneficially owning, directly or indirectly, in one or a series of related transactions 20% or more of the outstanding equity interests or consolidated total assets of the Company or any successor or parent company thereto;

•
transaction in which any person (or the shareholders of any person) will acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group that beneficially owns or has the right to acquire beneficial ownership of, 20% or more of any class of the Company common shares or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of any class of common shares of the Company; or

•
any combination of the foregoing (in each case other than the Merger).

Pursuant to the Merger Agreement, an “adverse recommendation change” will occur if the Board (acting at the recommendation of the Special Committee) or the Special Committee:
•
adopts, approves or recommends, or publicly proposes to adopt, approve or recommend to the shareholders of the Company, an Alternative Acquisition Proposal;

•
fails to include the recommendation of the Board and the Special Committee that the Company shareholders approve the transactions contemplated by the Merger Agreement (the “Company Recommendation”) or the recommendation of the Special Committee in the Proxy Statement when required under the Merger Agreement;

•
fails to make, changes, withholds, withdraws, qualifies or modifies or proposes publicly to change, withhold, withdraw, qualify or modify the Company Recommendation or the recommendation of the Special Committee in a manner adverse to Parent;

•
takes any public action, or makes any public statement, filing or release adverse to the Company Recommendation or the recommendation of the Special Committee (including recommending against the Merger or approving, endorsing or recommending any Alternative Acquisition Proposal); or

•
fails to publicly reaffirm the Company Recommendation following any Alternative Acquisition Proposal having been publicly made, proposed or communicated (and not publicly withdrawn) within 10 business days after Parent so requests in writing.

The Company will, and will cause the subsidiaries of the Company to, and will instruct its and their representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any third party and its representatives with respect to any Alternative Acquisition Proposal and will promptly request in writing any such third party (together with its representatives) that has executed a confidentiality agreement in connection with any Alternative Acquisition Proposal, within the

12-month period prior to the date of the Merger Agreement, and that is in possession of confidential information heretofore furnished by or on behalf of the Company or any of the subsidiaries of the Company in connection with the consideration of an Alternative Acquisition Proposal (and all analyses and other materials prepared by or on behalf of such person that contain, reflect or analyze that information) to return or destroy all such information as promptly as practicable. It is agreed that any violation of the restrictions on the Company (or instructions given or required to be given by the Company) in the provisions summarized in this section by any representative of the Company or any of the subsidiaries of the Company (acting at the direction of the Company or its subsidiaries) will constitute a breach of these provisions by the Company.
Notwithstanding the above restrictions, if the Company or any of the subsidiaries of the Company or any of its or their respective representatives (including representatives of the Special Committee) receives a bona fide Alternative Acquisition Proposal by any third party at any time prior to the Company Shareholders Meeting, and provided there has been no material breach of the above provisions that resulted in such Alternative Acquisition Proposal, the Company and its representatives may, prior to the Company Shareholders Meeting, take the actions described below under the first two bullets if the Board (acting at the recommendation of the Special Committee) or the Special Committee has determined, in its good-faith judgment (after consultation with its financial advisor and outside legal counsel), that such Alternative Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal (as defined below) and that the failure to take such action would reasonably be likely to be inconsistent with the directors’ fiduciary duties under applicable law:
•
furnish or cause to be furnished non-public information to and afford access to the business, employees, officers, contracts, properties, assets, books and records of the Company and its subsidiaries to the third party and its representatives that made such Alternative Acquisition Proposal, pursuant to an executed (and the Company and/or subsidiaries of the Company may enter into a) customary confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Sponsor NDAs and that does not prohibit compliance by the Company with any of the provisions of the Merger Agreement (it being understood that the Company shall not be required to include any “standstill” provision in such confidentiality agreement), including these provisions; and

•
enter into, engage in and continue thereafter (so long as such Alternative Acquisition Proposal remains reasonably likely to lead to a Superior Proposal) discussions or negotiations with the third party and its representatives that made such Alternative Acquisition Proposal with respect to such Alternative Acquisition Proposal.

Pursuant to the Merger Agreement, a “Superior Proposal” means any bona fide written proposal or offer made by a third party, which was not obtained in violation of the provisions summarized in this section, pursuant to which such third party would acquire, directly or indirectly, more than 50% of the Company common shares or consolidated total assets of the Company and its subsidiaries, taken as a whole:
•
on terms that the Board (acting at the recommendation of the Special Committee) or the Special Committee determines in good faith (after consultation with outside counsel and its financial advisor) to be more favorable from a financial point of view to the holders of Shares (other than Parent and its affiliates) than the Merger, taking into account all the terms and conditions of such proposal and the Merger Agreement (including any changes proposed by Parent to the terms of the Merger Agreement);

•
the conditions to the consummation of which are reasonably capable of being satisfied, taking into account all financial, regulatory, legal and other aspects of such proposal; and

•
for which financing, if a cash transaction (whether in whole or in part), is then fully committed by reputable financing sources or reasonably determined by the Board (acting at the recommendation of the Special Committee) or the Special Committee to be readily available.

Reasonably promptly (but in no event more than 48 hours) following receipt (to the Company’s knowledge) of any Alternative Acquisition Proposal or any inquiry, the Company will advise Parent in writing of the receipt of such Alternative Acquisition Proposal or inquiry, and the material terms and conditions of such Alternative Acquisition Proposal or inquiry (including, in each case, the identity of the third party making any such Alternative Acquisition Proposal or inquiry), and the Company will as reasonably promptly as practicable provide to Parent (i) a copy of such Alternative Acquisition Proposal or inquiry, if in writing; or (ii) a summary of the material terms of such Alternative Acquisition Proposal or inquiry, if oral. The Company will promptly provide to Parent any material non-public information concerning the Company or any of its subsidiaries that it provides to any other third party in connection with any such Alternative Acquisition Proposal that has not previously been provided to Parent. In addition, the Company will keep Parent informed on a reasonably prompt basis (and in any event within 48 hours) of any material developments regarding the Alternative Acquisition Proposal or any material change to the terms or status of the Alternative Acquisition Proposal or inquiry (in each case, in a manner that is not unduly disruptive of the Company’s ability to conduct good-faith discussions, in accordance with the provisions summarized in this section, with the party making such Alternative Acquisition Proposal and its representatives).
Notwithstanding anything to the contrary in the Merger Agreement, at any time prior to the Company Shareholders Meeting, the Board (acting at the recommendation of the Special Committee) or the Special Committee may (i) in the case of an intervening event or if the Company has received a Superior Proposal (after taking into account the terms of any revised offer by Parent), may make an adverse recommendation change and/or (ii) if the Company has received a Superior Proposal (after taking into account the terms of any revised offer by Parent), and provided there has been no material breach of these provisions that resulted in such Superior Proposal, terminate the Merger Agreement pursuant to its terms to enter into a definitive written agreement providing for such Superior Proposal simultaneously with the termination of the Merger Agreement, in the case of clauses (i) and (ii), if the Board (acting at the recommendation of the Special Committee) or the Special Committee has determined in good faith, after consultation with outside financial advisors and outside legal counsel, that the failure to take such action would reasonably be likely to be inconsistent with the directors’ fiduciary duties under applicable law; provided that the Board or the Special Committee may not make an adverse recommendation change or, in the case of a Superior Proposal, terminate the Merger Agreement pursuant to the applicable provision of the Merger Agreement, unless:
•
The Company has provided prior written notice to Parent at least three business days in advance of taking such action, which notice will advise Parent of the circumstances giving rise to the adverse recommendation change, and, in the case of a Superior Proposal, that the Board or the Special Committee has received a Superior Proposal and includes a copy of the most recent version of such Superior Proposal (or where no such copy is available, a detailed description of the material terms and conditions);

•
during the three business day period prior to taking such action, the Company has negotiated with Parent in good faith (if and to the extent Parent desires to so negotiate) to make such adjustments in the terms and conditions of the Merger Agreement so that, in the case of a Superior Proposal, such Superior Proposal ceases to constitute, in the good-faith judgment of the Board (acting at the recommendation of the Special Committee) or the Special Committee, a Superior Proposal, or in the case of an intervening event, the failure to make such adverse recommendation change (in the good-faith judgment of the Board (acting at the recommendation of the Special Committee) or the Special Committee after consultation with outside financial advisors and outside legal counsel) would no longer be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law; and

•
the Board (acting at the recommendation of the Special Committee) or the Special Committee has determined in good faith, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications made or agreed to in writing by Parent, if any, and after consultation with its outside financial advisor and outside legal counsel, that, in the case of a Superior Proposal, such Superior Proposal remains a Superior Proposal or, in the case of an intervening event, that the failure to make such adverse recommendation change would continue to reasonably be likely to be inconsistent with the directors’ fiduciary duties under applicable law.

If during the three business day period priority to taking any such action, any material revisions are made to the Superior Proposal, the Company will deliver a new written notice to Parent and will comply with the requirements of these provisions with respect to such new written notice; provided, however, that for purposes of this sentence, references to the three business day period above will be deemed to be references to a two business day period.
Pursuant to the Merger Agreement, an “intervening event” is any material fact, event, circumstance or development or material change in circumstances with respect to the Company and its subsidiaries taken as a whole that: (a) was neither known to the Special Committee nor reasonably foreseeable as of the date of the Merger Agreement; and (b) does not relate to:
•
any Alternative Acquisition Proposal;

•
any events, changes or circumstances relating to Parent, Merger Sub or any of their respective affiliates, including the announcement or pendency of the Merger Agreement or the transactions contemplated thereby, unless such events, changes or circumstances, individually or in the aggregate, would constitute a Parent Material Adverse Effect; or

•
changes after the date of the Merger Agreement in the market price or trading volume of the Shares or the credit rating of the Company (it being understood that matters underlying the changes described in this bullet may, to the extent not in contravention of the foregoing provision (a) above, be deemed to constitute, or be taken into account, in determining whether there has been an intervening event).

The Merger Agreement also provides that nothing will prevent the Company, the Board or the Special Committee from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9, Rule 14e-2 or Item 1012(a) of Regulation M-A under the Exchange Act with respect to an Alternative Acquisition Proposal; provided that (i) the Board (acting at the recommendation of the Special Committee) or the Special Committee reaffirms the Company Recommendation in such statement or in connection with such action and (ii) it is understood and agreed that any factually accurate public statement by the Company that merely describes the Company’s receipt of an Alternative Acquisition Proposal and the operation of this agreement with respect thereto and contains a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act will not constitute an adverse recommendation change.
Debt Document Notifications
The Company will notify the Parent in writing promptly (and, in any event, within two business days) of any of the following:
•
termination or expiration of the facilities provided for under certain specified debt documents prior to the stated maturity thereof as in effect on the date of the Merger Agreement;

•
any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) under any such debt documents by the Company or certain related parties or, to the Company’s knowledge, any other party to such debt documents;

•
any actual or threatened withdrawal, modification or termination of certain specified waivers related to such debt documents; or

•
receipt by the Company or certain related parties of any written notice from any person with respect to any actual, threatened or alleged material breach, default, termination or repudiation by any other party to any of such debt documents or of any material provision of any of such debt documents.

The Company agreed to provide, within two business days, to Parent and its representatives, any and all information reasonably requested by Parent relating to any of the circumstances referred to above.
Other Covenants and Agreements
SEC Documents and Special General Meeting
The Company agreed to, as promptly as reasonably practicable after the SEC confirms it has no further comments on the Schedule 13E-3, which includes this Proxy Statement as an exhibit, duly call, give notice of, convene and hold the Company Shareholders Meeting for the purpose of: (i) seeking the Company Shareholder Approval, (ii) if required, seeking the approval of an adjournment proposal and (iii) seeking approval of any other proposal necessary for authorizing and approving (as applicable) the Merger Agreement and consummating the transactions contemplated thereby.
The Company further agreed that it will not adjourn the Company Shareholders Meeting, except, after consultation in good faith with Parent, (a) to ensure that any amendment to this Proxy Statement and/or amendment to the Schedule 13E-3 required under applicable law is timely provided to the Company’s shareholders within a reasonable amount of time, in the good-faith judgment of the Board or the Special Committee (after consultation with outside counsel), in advance of the Company Shareholders Meeting, (b) if required by applicable law or a request from the SEC or its staff, or (c) if, on a date for which the Company Shareholders Meeting is scheduled, the Company has not received proxies representing a sufficient number of Shares to obtain the Company Shareholder Approval, whether or not a quorum is present; provided that no single such adjournment is for more than 10 business days except as may be required by federal securities laws; and in the case of clause (c), the Company Shareholders Meeting is not adjourned by more than 30 days after the date for which the Company Shareholders Meeting was originally scheduled without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed so long as the Company Shareholders Meeting is not postponed, recessed or adjourned to (i) a date that is more than 60 days after the date on which the Company Shareholders Meeting was originally scheduled and (ii) a date that is less than five business days prior to August 10, 2024) and that the Company will, and will cause its proxy solicitor to, use reasonable best efforts to solicit such additional proxies (or presence and affirmative vote passed in person by the Company’s shareholders at the Company Shareholders Meeting) as expeditiously as reasonably possible, it being understood that time shall be of the essence. The Company will also consider in good faith any other request by Parent to adjourn the Company Shareholders Meeting.
The obligation of the Company to call, give notice of and hold the Company Shareholders Meeting will not be affected by any Alternative Acquisition Proposal or any adverse recommendation change made by the Board, unless the Merger Agreement has not been terminated in accordance with its terms prior thereto.
Access to Information
From the date of the Merger Agreement until the Effective Time, the Company will, and will cause its subsidiaries to, afford Parent and its representatives reasonable access, upon reasonable advance notice, to all their respective properties, books, contracts, commitments, personnel and records and to furnish reasonably promptly to Parent, (i) to the extent not publicly available, a copy of each report, schedule, registration statement and other document filed by the Company from the date of the Merger Agreement until the Effective Time pursuant to the requirements of federal or state securities laws or SEC actions and (ii) all other information relating to the business, properties and personnel of the Company and its subsidiaries as Parent may reasonably request (in each case, in a manner so as to not interfere in any material respect with the normal business operations of the Company or any of its subsidiaries); provided that the Company will not be required to permit such access or make such disclosure, to the extent it determines, after consultation with outside counsel, that such disclosure or access would reasonably be likely to (i) violate the terms of any confidentiality agreement or other contract with a third party (provided that the Company will use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure or to allow for such access or disclosure (or as much of it as possible) in a manner that does not violate the terms of any confidentiality agreement or other contract with a third party); (ii) result in the loss of any attorney-client privilege (provided that the Company will use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege) or (iii) violate any law; provided, further, that the Company will not be required to disclose any materials of the Company, the Board or the Special Committee that relate to consideration of the transactions contemplated by the Merger Agreement. Information that is provided to Parent is subject to the terms of the Sponsor NDAs. The Company will not be required to provide any access or make any disclosure to Parent to the extent such access or information is reasonably pertinent to a litigation where the Company or any of its affiliates, on the one hand, and Parent or any of its affiliates, on the other hand, are adverse parties.

Efforts to Complete the Merger and Regulatory Matters
Each of the Company and Parent will use its reasonable best efforts to take (or cause to be taken) all actions and do (or cause to be done) all things that are necessary, proper or advisable under the Merger Agreement and applicable law to consummate and make effective as promptly as practicable the transactions contemplated by the Merger Agreement, including (a) preparing and filing with applicable governmental entities as promptly as reasonably practicable all necessary applications, notices, disclosures, petitions, filings, ruling requests and other documents pursuant to any antitrust laws and to obtain as promptly as practicable any consents, clearances, approvals, waivers, actions, waiting period expirations or terminations, non-actions or other authorizations from governmental entities (“Antitrust Approvals”) and all permits necessary, (b) taking all steps as may be necessary to obtain all such permits and Antitrust Approvals as promptly as reasonably practicable, and (c) obtaining any waivers, qualifications, consents, certificates, clearances and approvals required from third parties (other than permits and Antitrust Approvals) in connection with the consummation of the transactions contemplated by the Merger Agreement.
In addition, each of the Company and Parent agree to consult and cooperate with one another with respect to obtaining such consents, approvals, filings and authorizations.
Parent and Merger Sub have also agreed to take promptly any and all steps necessary or reasonably advisable or as may be required by any governmental entity to avoid or eliminate each and every impediment and obtain all permits and Antitrust Approvals under any applicable laws that may be required by any governmental entity so as to enable the parties to consummate the transactions contemplated by the Merger Agreement as expeditiously as possible, including committing to and effecting, by consent decree, hold separate order, trust or otherwise:
•
selling, divesting, licensing or otherwise disposing of, or holding separate and agreeing to sell, divest, license or otherwise dispose of, any assets of the Company or its subsidiaries;

•
terminating, amending or assigning existing relationships and contractual rights and obligations of the Company and/or its subsidiaries;

•
requiring the Company or any of its subsidiaries to grant any right or commercial or other accommodation to, or enter into any material commercial contractual or other commercial relationship with, any third party; and

•
imposing limitations on the Company or its subsidiaries with respect to how they own, retain, conduct or operate all or any portion of their respective businesses or assets.

However, Parent, Merger Sub and its affiliates shall not be obligated to take the foregoing actions with respect to Parent, Merger Sub or their respective affiliates (other than the Company and its subsidiaries after the Closing), or their respective assets, categories of assets, businesses, relationships, contractual rights, obligations or arrangements, and any intellectual property rights thereto or embodied therein or any venture or other arrangement and any such action is conditioned upon the consummation of the transactions contemplated by the Merger Agreement.
Indemnification of Directors and Officers; Insurance
The Merger Agreement provides that after the Effective Time and for a period of six years, Parent will keep all of the rights of directors, officers and employees of the Company and its subsidiaries with respect to indemnification, advancement of expenses and limitation of liability of individuals as in effect on the date of the Merger Agreement in full force and effect.
Following the Effective Time, Parent will, and will cause the Surviving Company to, indemnify and hold harmless, to the fullest extent permitted by applicable law, each person who served as a director, officer or employee of the Company or its subsidiaries or who was prior to or is as of the date of the Merger Agreement, or who thereafter commences prior to the Effective Time, serving at the request of the Company or its subsidiaries as a director, officer or employee of another person, against all claims, liabilities, judgments, fines, fees, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred in connection with any action or proceeding arising out of such person’s role as a director, officer or employee of the

Company or any of its subsidiaries or is or was serving at the request of the Company or any of its subsidiaries as a director, officer or employee of another person.
For a period of six years after the Effective Time, the Surviving Company will either maintain or cause to be maintained in effect the policies of directors’ and officers’ liability insurance, fiduciary liability insurance and employment practices liability insurance currently maintained by the Company or its subsidiaries or provide substitute policies for the Company and its subsidiaries with limits not less than the existing coverage and having terms not less favorable to the insured with respect to claims against any covered person; provided that the Surviving Company is not obligated to expend on an annual basis an amount in excess of 300% of the current annual premium paid by the Company. In lieu of the foregoing, the Company may (and at the request of Parent, shall) obtain a six-year “tail” policy under the Company’s existing insurance policies providing equivalent coverage if and to the extent such tail policy may be obtained in accordance with the expenditure cap described in the previous sentence.
Certain Litigation
The Company will give Parent prompt notice of any action by a shareholder against the Company, its subsidiaries and/or their respective directors and officers relating to the transactions contemplated by the Merger Agreement, either commenced or, to the Company’s knowledge, threatened. The Company will provide Parent with reasonable opportunity to consult with and participate in the defense or settlement of any action or proceeding brought by any of the Company shareholder against the Company, its subsidiaries or any of its officers or directors relating to the transactions contemplated by the Merger Agreement. None of the Company, any of its subsidiaries or any representative of the Company may settle any such action or proceeding without the prior written consent of Parent, subject to certain terms and conditions, as provided in the Merger Agreement. Such participation by Parent will be limited to being kept apprised of the proposed strategy and other significant decisions with respect to the shareholder action, and Parent may offer comments or suggestions with respect to any such shareholder action, that the Company will consider in good faith with the Company retaining authority over such shareholder action.
Employee Benefits
During the one-year period immediately following the Effective Time, Parent will, or will cause the Surviving Company to, provide each Company Employee (as defined in the Merger Agreement) with (a) a base salary or hourly wage rate no less favorable than the base salary or hourly wage rate in effect immediately prior to the date of Closing, (b) target short- and long-term cash incentive compensation opportunities (excluding equity or equity-based compensation and retention or change in control compensation) substantially comparable in the aggregate to the short- and long-term cash incentive compensation opportunities in effect immediately prior to the date of Closing and (c) other compensation and benefits (excluding equity or equity-based compensation and retention or change in control compensation) that, with respect to each such Company Employee, are substantially comparable in the aggregate to such other compensation and benefits in effect immediately prior to the date of Closing. To the extent that applicable law imposes any requirements that are more favorable to a Company Employee, such requirements shall control.
Parent will provide, or cause the Surviving Company to provide, severance payments and benefits to each Company Employee who incurs a termination of employment during the one-year period following Closing with the severance payments and benefits that such Company Employee would have received from the Company with respect to such termination had such termination of employment occurred immediately prior to Closing. To the extent that applicable law imposes any requirements that are more favorable to a Company Employee, such requirements shall control.
In accordance with the Merger Agreement, Parent will (a) or will cause each Company Employee to be credited for his or her years of service with the Company and any respective predecessors before the Effective Time; except to the extent such credit would result in a duplication of benefits for the same period of service or with respect to any defined benefit pension plan or retiree medical benefit; (b) cause all pre-existing condition exclusions and actively-at-work requirements of new plans (as applicable) to be waived for the Company Employees and their covered dependents; and (c) take into account any eligible expenses incurred prior to the Effective Time for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to each Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with the new plans.
No Amendment to Parent Group Contracts
Without the Company’s prior written consent, Parent, Sponsors and Merger Sub may not enter into any contract or amend, modify, withdraw or terminate select contracts to which Parent, Merger Sub and the Rollover Shareholders or their respective affiliates are parties or waive any rights thereunder in a manner that would:
•
result, directly or indirectly, in any of the Rollover Shares ceasing to be treated as Excluded Shares or decrease the aggregate number of Rollover Shares of the Rollover Shareholders (except as described below), in each case, other than as provided in the Support Agreement;

•
individually or in the aggregate, prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by the Merger Agreement; or

•
prevent or materially impair the ability of any management member or director of the Company, with respect to any Superior Proposal, taking any of the actions permitted under the Merger Agreement.

Notwithstanding the first bullet above, Parent may increase or decrease the number of Rollover Shares of any of the persons set forth on Schedule E to the Merger Agreement, so long as the aggregate Rollover Shares thereof does not decrease below the minimum number set forth on such Schedule E. Additionally, Parent must obtain the Company’s prior written consent in connection with any increase in the number of Rollover Shares of any other person.
Parent may not amend or modify the Support Agreement or the Equity Commitment Letters in any manner that is adverse to the rights of the Company to enforce certain terms thereof as a third-party beneficiary without the Special Committee’s prior written consent.
Parent and Merger Sub have agreed that any action taken by any party to the Interim Investors Agreement who is not a party to the Merger Agreement that would constitute a breach of the provisions summarized in this section if such person were a party to the Merger Agreement for the purposes of the provisions summarized in this section shall be deemed to be a breach of the provisions summarized in this section.
Parent and Merger Sub have also agreed to provide copies of certain contracts to the Company and notify the Company of any modifications to certain contracts, in each case entered into or modified prior to Closing, in advance of the Company Shareholders Meeting.
Financing Covenants
Parent and Merger Sub must use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the proceeds of the financing under the Equity Commitment Letters as soon as practicable, and in any event no later than the Closing, on the terms and conditions described in the Equity Commitment Letters. Such efforts must include their reasonable best efforts to:
•
comply with and maintain in full force and effect the Equity Commitment Letters in accordance with the terms and conditions thereof;

•
enter into definitive agreements with respect thereto on the terms and subject only to the conditions contained in the Equity Commitment Letters and comply with and maintain in full force and effect the Equity Commitment Letters in accordance with the terms and subject only to the conditions thereof, so that the Equity Commitment Letters are in full force and effect as promptly as practicable after the date of the Merger Agreement, but in no event later than the Closing; and

•
draw down upon and consummate the financing at or prior to the Closing.

Neither Parent nor its affiliates are permitted to agree to any amendment, supplement or other modification to, obtain any replacement of, or grant any waivers of, any condition or other provision of any Equity Commitment Letter in a manner that is reasonably likely to materially delay or prevent the Closing without the prior written consent of the Company.
In no event shall Parent or Merger Sub or any of their affiliates prohibit or seek to prohibit any bank or investment bank or other potential provider of debt financing, from providing or seeking to provide financing or financial advisory services to any person in connection with a transaction relating to the Company or its subsidiaries or in connection with the Merger or the other transactions contemplated by the Merger Agreement.
Parent and Merger Sub acknowledged and agreed that (i) neither the obtaining of the financing nor the obtaining of any alternative financing is a condition to the Merger or the Closing and they reaffirmed their obligation to consummate the Merger and the other transactions contemplated by the Merger Agreement irrespective and independently of the availability of the financing or any alternative financing, subject to the applicable closing conditions and (ii) none of the Company or its subsidiaries or their respective affiliates or its and their affiliates’ respective representatives will incur any liability to any person under any financing that Parent and Merger Sub may raise in connection with the Merger Agreement or the transactions contemplated thereby.
Additional obligations of Parent under the Merger Agreement related to the financing include Parent’s obligation to:
•
furnish the Company with complete, correct and executed copies of each amendment, waiver or other modification of the Equity Commitment Letters and any alternative financing agreement promptly upon their execution;

•
give the Company notice within two business days of any breach or threatened breach by any party to the Equity Commitment Letters or any alternative financing agreement of which Parent or Merger Sub becomes aware and any actual or threatened withdrawal, repudiation or termination thereof of which Parent or Merger Sub becomes aware and, in each case, any written notice or other communication with respect to any of the foregoing;

•
give the Company written notice within two business days of each material dispute or disagreement between or among the parties to the Equity Commitment Letters;

•
notify the Company if for any reason Parent no longer believes in good faith that it will be able to obtain all or any portion of the financing contemplated by the Equity Commitment Letters, on the terms described therein; and

•
upon reasonable request of the Company, promptly provide an update in reasonable detail of the status of its efforts to arrange the financing (or any alternative financing).

In the event that a waiver under certain of the Company’s debt documents is withdrawn, modified or terminated, Parent is permitted to attempt to arrange third-party debt financing for the purpose of funding the transactions contemplated by the Merger Agreement and, if Parent so chooses to seek such debt financing, the Company and its subsidiaries and their representatives will use reasonable best efforts to provide such customary cooperation as is reasonably requested by Parent in connection with such debt financing.
The parties agreed that any breach of the Equity Commitment Letters by Parent shall be deemed a breach by Parent of the provisions summarized in this section.
Other Covenants
The Merger Agreement contains additional agreements among and obligations of Parent, Merger Sub and the Company, relating to (among other things):
•
the filing of the Schedule 13E-3 (including this Proxy Statement as an exhibit thereto) with the SEC;

•
public announcements with respect to the Merger; and

•
delisting the Class A Shares from Nasdaq.

Conditions to the Merger
Each of Parent’s, Merger Sub’s and the Company’s obligation to consummate the transactions contemplated by the Merger Agreement is subject to the satisfaction or, to the extent permitted by applicable law, waiver at or prior to the Closing of the following conditions:
•
the Company Shareholder Approval will have been obtained;

•
no applicable law and no judgment, preliminary, temporary or permanent, or other legal restraint or prohibition and no binding order or determination by any governmental entity is in effect that prevents, makes illegal or prohibits the consummation of the Merger and the other transactions contemplated by the Merger Agreement; and

•
the requisite regulatory approvals have been obtained and remain in full force and effect.

In addition, each of Parent and Merger Sub’s obligation to consummate the Merger is subject to the satisfaction or waiver in writing at or prior to the Closing of the following additional conditions:
•
certain representations and warranties of the Company set forth in the Merger Agreement are true and correct at and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date), subject, in certain cases, to material adverse effect, materiality or de minimis qualifiers;

•
the Company has performed in all material respects all obligations required to be performed by the Company under the Merger Agreement at or prior to the Closing;

•
there has not occurred any circumstance, occurrence, effect, change, event or development that has had or would reasonably be expected to have a Company Material Adverse Effect that is continuing as of the Closing; and

•
the receipt by Parent of a certificate from a principal executive officer or principal financial officer of the Company certifying that the conditions in the foregoing three bullets have been satisfied.

In addition, the Company’s obligation to consummate the Merger is subject to the satisfaction or waiver in writing at or prior to the Closing of the following additional conditions:
•
the representations and warranties of Parent and Merger Sub set forth in the Merger Agreement are true and correct at and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date), subject, in certain cases, to material adverse effect or materiality;

•
Parent and Merger Sub have performed in all material respects all obligations required to be performed by them under the Merger Agreement at or prior to the Closing; and

•
the receipt by the Company of a certificate signed by an authorized officer of Parent certifying that the conditions in the foregoing two bullets have been satisfied.

Termination
The Merger Agreement may be terminated by mutual written consent of the Company (provided that such termination has been approved by the Special Committee) and Parent at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval. Either the Company (acting at the recommendation of the Special Committee) or Parent may also terminate the Merger Agreement if, among other situations, and subject to certain exceptions, extensions and limitations set forth in the Merger Agreement:
•
the Merger is not consummated on or before End Date; provided that a party cannot terminate the Merger Agreement for such failure if its breach of any provision of the Merger Agreement or the Support Agreement directly or indirectly principally causes or results in the failure of the Merger to be consummated by the End Date; provided that the End Date will be extended by 31 days if a specified event related to certain debt documents occurs;

•
a legal restraint preventing the consummation of the transactions has become final and non-appealable; provided, however, that a party can only terminate the Merger Agreement for such legal restraint if it used its reasonable best efforts to remove such legal restraint; provided, further, that a party cannot terminate the Merger Agreement for such legal restraint if the issuance of such legal restraint was primarily due to the failure of such party, and, in the case of Parent, the failure of Merger Sub, to perform any of its obligations under the Merger Agreement; or

•
if the other party has breached any of its representations, warranties, covenants or agreements contained in the Merger Agreement or if any representation or warranty of the other party has become untrue, in a way that results in the failure to satisfy a condition to the completion of the Merger, and such breach has not been cured within the earlier of (i) 20 business days after written notice by the other party informing the breaching party of such breach and (ii) the day prior to the End Date; provided that the party seeking to terminate is not then in breach of the Merger Agreement (or, in the case of Parent and Merger Sub, the Merger Agreement and the Support Agreement) in any material respect.

The Company (acting at the recommendation of the Special Committee) may also terminate the Merger Agreement (i) prior to the receipt of the Company Shareholder Approval, in order to enter into a definitive written agreement providing for a Superior Proposal; provided that the Company pay the termination fee to Parent substantially concurrently with any such termination (it being understood that the Company will enter into such definitive written agreement substantially concurrently with such termination of the Merger Agreement) or (ii) if the Company Shareholder Approval has not been obtained at a duly convened meeting of the Company’s shareholders, or any due adjournment thereof at which a vote on the proposed Merger was taken.
In addition, Parent may terminate the Merger Agreement if prior to the occurrence of a meeting of the Company’s shareholders to vote on the Merger Proposals: (i) an adverse recommendation change has occurred, (ii) after a third party makes a tender offer or exchange offer for Shares that is subject to Regulation 14D promulgated under the Exchange Act, and the Special Committee fails to recommend that the Company’s shareholders reject such tender offer or exchange offer within 10 business days after the commencement of such offer, or (iii) after an Alternative Acquisition Proposal is publicly disclosed and Parent requests to reaffirm the Company Recommendation, the Special Committee fails to publicly reaffirm its recommendation that the Company’s shareholders vote to adopt and approve the Merger no later than the earlier of (A) 10 business days after Parent so requests such reaffirmation in writing or (B) two days prior to the End Date; provided that the Parent must request such reaffirmation at least 24 hours in advance and the Special Committee will not be obligated to publicly reaffirm its recommendation on more than one occasion with respect to each such publicly announced Alternative Acquisition Proposal or on more than one occasion with respect to each publicly announced material modification thereof.
Termination Fees and Limited Expense Reimbursement; Limitations on Liability
The Company will be required to pay to Parent a termination fee of $20,000,000 in the event that:
•
The Company (acting at the recommendation of the Special Committee) prior to obtaining the Company Shareholder Approval terminates the Merger Agreement to enter into a definitive written agreement providing for a Superior Proposal;

•
Parent prior to the Company Shareholders Meeting terminates the Merger Agreement because (a) the Special Committee made an adverse change to its recommendation that the Company’s shareholders adopt and approve the Merger, (b) the Special Committee fails to recommend rejection of any intervening third-party tender or exchange offer within 10 business days of such offer, or (c) after the public disclosure of an Alternative Acquisition Proposal and Parent’s request to reaffirm the recommendation, the Special Committee fails to publicly reaffirm its recommendation to adopt and approve the Merger Agreement within the earlier of 10 business days of Parent requesting the same and two business days prior to the End Date; or

•
each of the following occur:

◦
prior to the termination of the Merger Agreement in accordance with its terms, a third party makes an Alternative Acquisition Proposal to the Company, the Special Committee or the Company’s shareholders and which is not withdrawn (prior to the Company Shareholders Meeting);

◦
following such proposal, the Merger Agreement is terminated by either (a) the Company or Parent because the Merger has not been completed by the End Date or (b) Parent following a breach by the Company of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, and such breach has not been timely cured (as specified in the Merger Agreement); provided that Parent is not then in breach of the Merger Agreement or the Support Agreement in any material respect; and

◦
within 12 months following such termination, the Company consummates an Alternative Acquisition Proposal or enters into a definitive agreement with respect to an Alternative Acquisition Proposal and such Alternative Acquisition Proposal is consummated (whether or not consummated within such 12-month period).

Each of Parent and the Company will bear its own expenses in connection with the Merger Agreement and the other transactions contemplated thereby, whether or not such transactions are consummated, except that if the Company fails to pay the termination fee as and when due to Parent pursuant to the Merger Agreement, the Company will also be obligated to pay any costs and expenses incurred by Parent in connection with any legal action to enforce the Merger Agreement that results in a judgment against the Company for the termination fee, together with interest on the amount of any unpaid termination fee and the costs and expenses incurred by Parent at the publicly announced prime rate set forth in the Wall Street Journal, Eastern Edition, on the date that such termination fee and/or costs and expenses were required to be paid to (but excluding) the payment date.
If Parent receives payment from the Company of the termination fee (and the costs and expenses and interest related thereto, to the extent required), (i) the receipt of such termination fee will be the sole and exclusive remedy of Parent and Merger Sub against the Company and its subsidiaries and any of their respective related parties for all losses and damages suffered as a result of the failure of the transactions contemplated by the Merger Agreement to be consummated or for any breach or failure to perform thereunder or otherwise, and upon payment of such amount, none of the Company and its related parties shall have any further liability or obligation whatsoever related to or arising out of the Merger Agreement or the transactions contemplated thereby, and (ii) Parent will be deemed to have received liquidated damages for all any and all damages or losses suffered or incurred by Parent, Merger Sub or any of their affiliates in connection with the Merger Agreement and the termination thereof, and neither Parent, Merger Sub nor any of their respective affiliates will be entitled to bring any action or otherwise be entitled to any remedy against the Company or its affiliates arising from or in connection with the transactions contemplated by the Merger Agreement.
No member of the Parent Group, other than the Parent or Merger Sub, will be liable for monetary damages for breaches under the Merger Agreement. Parent and Merger Sub will only be liable under the Merger Agreement for Parent or Merger Sub’s fraud or willful breach of the Merger Agreement, subject to the Parent Liability Cap. The Equity Commitment Letters include commitments to fund Parent or Merger Sub for damages obligations to the Company up to the Parent Liability Cap. The Merger Agreement contains additional limitations of the liability of the members of the Parent Group related to the transactions contemplated by the Merger Agreement.
Amendments; Waivers
The Merger Agreement may be validly amended only by written instrument executed by the Company (at the direction of and only be valid if approved by the Special Committee), Parent and Merger Sub. Following the receipt of the Company Shareholder Approval, (a) no amendment requiring further approval of the Company’s shareholders under applicable law may be made without first obtaining such approval, and (b) other than in connection with the approval contemplated in clause (a) above, no amendment of the Merger Agreement will be submitted to the Company’s shareholders for approval unless required by applicable law.

Any extension of the time for the performance of any obligations or other acts of the other party, waiver of any inaccuracies in any representations and warranties, waiver of compliance with any covenants and agreements or satisfaction of any conditions contained in the Merger Agreement, will be valid only if in writing, signed on behalf of the applicable party. Any extension or waiver by the Company will be valid only if done at the direction of and is approved by the Special Committee.
Specific Performance
Subject to the terms and conditions set forth in the Merger Agreement, and in addition to any other remedy to which they are entitled at law or in equity, each party to the Merger Agreement is entitled to enforce specifically the terms and provisions of the Merger Agreement and to obtain an injunction restraining any breach, or any threatened breach, of the provisions of the Merger Agreement, including to enforce the right of a party to cause the other parties to consummate the transactions contemplated by the Merger Agreement. The Merger Agreement also provides that to the extent any party seeks specific enforcement of the Merger Agreement, they will not need to provide proof of actual damages. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS
Other than as may be required by law, no provision has been made to (a) grant the Unaffiliated Security Holders access to corporate files of the Company or any member of the Bidder Group or other Rollover Shareholders or (b) obtain counsel or appraisal services at the expense of the Company or any member of the Bidder Group or other Rollover Shareholders.

DISSENTERS’ RIGHTS
The following is a brief summary of the rights of holders of the Shares to dissent from the Merger and receive payment of the fair value of their Shares as determined by the Court (“dissenters’ rights”) in accordance with the Section 238 of the CICA. This summary is not a complete statement of the law, and is qualified in its entirety by the complete text of Section 238 of the CICA, a copy of which is attached as Annex E to this Proxy Statement. If you are contemplating the possibility of dissenting from the Merger, you should carefully review the text of Annex E, particularly the procedural steps required to perfect your dissenters’ rights. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the CICA, you will lose your dissenters’ rights.
Requirements for Exercising Dissenters’ Rights
A dissenting shareholder of the Company is entitled to payment of the fair value of its, his or her Shares as determined by the Court upon dissenting from the Merger in accordance with Section 238 of the CICA.
The valid exercise of your dissenters’ rights will preclude the exercise of any other rights by virtue of holding Shares in connection with the Merger, other than the right to participate fully in proceedings to determine the fair value of Shares held by such persons and to seek relief on the grounds that the Merger is void or unlawful. To exercise your dissenters’ rights, the following procedures must be followed:
1)
You must give written notice of objection (“Notice of Objection”) to the Company prior to the vote to approve the Merger. The Notice of Objection must include a statement that you propose to demand payment for your Shares if the Merger is authorized by the vote at the extraordinary general meeting.

2)
Within 20 days immediately following the date on which the vote authorizing the Merger is made, the Company must give written notice of the authorization (“Authorization Notice”) to all dissenting shareholders who have served a notice of objection.

3)
Within 20 days immediately following the date on which the Authorization Notice is given (the “Dissent Period”), any dissenting shareholder who elects to dissent must give a written notice of its, his or her decision to dissent (a “Notice of Dissent”) to the Company stating its, his or her name and address and the number and class of the Shares with respect to which it, he or she dissents and demanding payment of the fair value of its, his or her Shares. A dissenting shareholder who dissents must do so in respect of all the Shares which it, he or she holds. Upon giving of the Notice of Dissent, the dissenting shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of its, his or her Shares, the right to participate fully in proceedings to determine the fair value of such Shares and the right to seek relief on the grounds that the Merger is void or unlawful.

4)
Within seven days immediately following (a) the date of expiry of the Dissent Period or (b) the date on which the Plan of Merger is filed with the Cayman Islands Registrar of Companies, whichever is later, the Company, as the Surviving Company, must make a written offer (a “Fair Value Offer”) to each dissenting shareholder to purchase its, his or her Shares at a price determined by the Company to be the fair value of such Shares.

5)
If, within 30 days immediately following the date of the Fair Value Offer, the Company and the dissenting shareholder fail to agree on a price at which the Company will purchase the dissenting shareholder’s Shares, then, within 20 days immediately following the date of the expiry of such 30-day period, the Company must, and the dissenting shareholder may, file a petition with the Court for a determination of the fair value of the Shares held by all dissenting shareholders who have served a Notice of Dissent, which petition by the Company must be accompanied by a verified list containing the names and addresses of all members who have filed a Notice of Dissent and who have not agreed with the Company as to the fair value of such Shares (if a dissenting shareholder files a petition, the Company must file such verified list within 10 days after service of such petition on the Company).

6)
If a petition is timely filed and served, the Court will determine at a hearing at which shareholders are entitled to participate, (a) the fair value of such Shares held by those shareholders as the Court finds are involved with a fair rate of interest, if any, to be paid by the Company upon the amount determined to be the fair value and (b) the costs of the proceeding and the allocation of such costs upon the parties.

All notices and petitions must be executed by or for the shareholder of record or a person duly authorized on behalf of that shareholder, fully and correctly, as such shareholder’s name appears on the register of members of the Company. If Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, these notices must be executed by or for the fiduciary. If Shares are owned by or for more than one person such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a shareholder of record. The agent must, however, identify the record owner and expressly disclose the fact that, in exercising the notice, he or she is acting as agent for the record owner. A person having a beneficial interest in Shares held of record in the name of another person, such as a broker or other nominee, must act promptly to cause the record holder to follow the steps summarized above and in a timely manner to perfect whatever dissenters’ rights attached to such Shares. If you have any questions about who the record holder of your Shares is, or how to become the registered holder of your Shares, you should contact your broker or nominee.
It is your responsibility to ensure that you are a registered holder of Shares as of [            ] on [                  ], 2023 in order to exercise your dissenters’ rights.
If you do not satisfy each of these requirements and comply strictly with all procedures required by the CICA with regard to the exercise of dissenters’ rights, you cannot exercise dissenters’ rights and will be bound by the terms of the Merger Agreement and the Plan of Merger. Submitting a proxy card that does not direct how the Shares represented by that proxy are to be voted will give the proxy discretion to vote as it determines appropriate. In addition, failure to vote your Shares, or a vote against the proposal to authorize and approve (as applicable) the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, will not alone satisfy the notice requirement referred to above. You must send all notices to the Company to Rua Augusta 2840, 15th floor, suite 152, Consolação, São Paulo – SP, 01412-100, Brazil, (Attention: Legal Department).
If you are considering dissenting, you should be aware that the fair value of your Shares as determined by the Court under Section 238 of the CICA could be more than, the same as, or less than $14.00 per Share in cash, without interest and net of any applicable withholding taxes, for each Share of the Company that you would otherwise receive as consideration pursuant to the Merger Agreement if you do not exercise dissenting rights with respect to your Shares. You may also be responsible for the cost of any appraisal proceedings.
The provisions of Section 238 of the CICA are technical and complex. If you fail to comply strictly with the procedures set forth in Section 238, you will lose your dissenters’ rights. You should consult your Cayman Islands legal counsel if you wish to exercise dissenters’ rights.

FINANCIAL INFORMATION
Selected Historical Financial Information
The following tables set forth selected historical consolidated financial information of the Company for each of the two years ended December 31, 2021 and 2022. The historical consolidated statements of operations data for the two years ended December 31, 2021 and 2022 and the consolidated balance sheet data as of December 31, 2021 and 2022 have been derived from the audited consolidated financial statements of the Company, prepared in accordance with IFRS included in the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2022, filed on March 31, 2023, beginning on page F-l, which are incorporated into this Proxy Statement by reference. The consolidated financial data set forth below should be read in conjunction with, and are qualified in their entirety by reference to, the Company’s audited consolidated financial statements and related notes and “Item 5. Operating and Financial Review and Prospects” in the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2022, which are incorporated into this Proxy Statement by reference. See “Where You Can Find More Information” for a description of how to obtain a copy of such annual report.
	As of December 31,
	2021		2022
	(in thousands of Brazilian reis and U.S. dollars (as applicable), unless otherwise stated)
	R$	$	R$	$
BALANCE SHEET
Current Assets	2,046,927	366,767	1,872,729	358,898
Non-Current Assets	3,943,192	706,539	3,880,679	743,710
Current Liabilities	1,393,211	249,635	1,533,589	293,903
Non-Current Liabilities	2,721,674	487,668	2,322,389	445,073
Noncontrolling Interests	—	—	—	—
Total Arco Platform Limited Shareholders’ Equity	1,875,234	336,003	1,897,430	363,632
Total Shareholders’ Equity	1,875,234	336,003	1,897,430	363,632
	For the year ended December 31,
	2021		2022
	(in thousands of Brazilian reis and U.S. dollars (as applicable), unless otherwise stated)
	R$	$	R$	$
STATEMENT OF OPERATIONS	1,232,074	220,762	1,775,427	340,250
Total Revenue	937,667	168,011	1,274,901	244,328
Gross Profit	129,399	23,186	295,529	56,636
Income from Operations	(158,083)	(28,325)	39,489	7,568
Net Income	(158,083)	(28,325)	39,489	7,568
Net Income attributable to the Company	(158,083)	(28,325)	39,489	7,568
Comprehensive Income	(158,083)	(28,325)	39,489	7,568
Basic Net Income per Share	(158,083)	(28,325)	39,489	7,568
Diluted Net Income per Share	(158,083)	(28,325)	(31,030)	(5,947)
Weighted Average Number of Ordinary Shares Used in Computing Basic Earnings per Share	49,701	49,701	55,931	55,931
Weighted Average Number of Shares Used in Computing Diluted Earnings per Share	49,843	49,843	61,152	61,152

Note:
*
Translations from Brazilian reais to U.S. dollars were made at a rate of R$5.218 to $1.00, using the commercial selling rate for U.S. dollars (PTAX) as of December 31, 2022, as reported by the Central Bank of Brazil.

Net Book Value per Share of the Company’s Shares
The net book value per Share as of December 31, 2022 was $ 6.50 based on 55,907,810 issued and outstanding Shares as of that date (translated Brazilian reais into U.S. dollars using a rate of R$5.218 to $1.00, the commercial selling rate for U.S. dollars (PTAX) as of December 31, 2022, as reported by the Central Bank of Brazil).

TRANSACTIONS IN THE SHARES
Purchases by the Company’s Directors and Executive Officers
The following table shows purchases of Shares by the Company’s directors and executive officers during the past two years:
Purchaser	Period	Total Number of Class A Shares Purchased	Range of Prices Paid per Class A Share ($)	Average Price Paid per Class A Share ($)
Edward Ruiz	December 8, 2021 – January 7, 2022	50	18.88 – 21.24	20.06
Purchases by the Sponsors
The following table shows purchases of Shares by the Sponsors during the past two years:
Purchaser	Period	Total Number of Class A Shares Purchased	Range of Prices Paid per Class A Share ($)	Average Price Paid per Class A Share ($)
GA IS Holding, L.P.	First Quarter 2023	2,919,432	N/A(1)	N/A
General Atlantic Arco (Bermuda) 2, L.P.	First Quarter 2022	1,078,896	19.89 – 19.98	19.60
General Atlantic Arco (Bermuda) 2, L.P.	Fourth Quarter 2021	105,038	19.79 – 19.98	19.79
General Atlantic Arco (Bermuda) 2, L.P.	Initial Investment (Fourth Quarter 2021)	1,724,138 (issuable upon conversion of the Company’s 8.00% Convertible Senior Notes due 2028)	29.04	29.04
Dragoneer Global Fund II, L.P.	First Quarter 2022	204,216(2)	20.38	20.38
Dragoneer Global Fund II, L.P.	Fourth Quarter 2021	1,309,133(2)	21.15	21.15
Dragoneer Global Fund II, L.P.	Fourth Quarter 2021	52,046(2)	18.29	18.29
Arcade OF V Holdings, LLC	Fourth Quarter 2021	2,758,624 (issuable upon conversion of the Company’s 8.00% Convertible Senior Notes due 2028)	29.00	29.00
Arcade GF II Holdings, LLC	Fourth Quarter 2021	689,656 (issuable upon conversion of the Company’s 8.00% Convertible Senior Notes due 2028)	29.00	29.00

(1)
These Shares were received in consideration of the Company’s acquisition of Isaac, of which GA IS was a shareholder. Pursuant to that certain Equity Purchase Agreement, dated as of October 6, 2022, by and among the Company, Isaac, the shareholders of Isaac and Fortis Advisors LLC, in its capacity as the equityholder representative, GA IS is entitled to receive up to an additional 121,644 Class A Shares that are subject to holdback provisions for a period of 18 months after January 2, 2023, which Shares would be contributed to Achieve Holdings.

(2)
Shares transferred to Archery DF Holdings, LP in the third quarter of 2023.

Prior Public Offerings
On September 28, 2018, the Company completed its initial public offering (the “IPO”), which involved the sale by the Company of 12,777,777 Class A Shares. The initial offering price was $17.50 per Class A Share. The net proceeds to the Company from the IPO, after deducting the underwriting discounts and expenses payable by the Company in the IPO, were approximately $203.8 million.

On October 29, 2019, the Company completed a follow-on public offering of 7,719,503 Class A Shares at a public offering price of $43.00 per Class A Share. The Company issued and sold 3,450,656 Class A Shares, and certain selling shareholders of the Company sold 4,268,847 Class A Shares. The net proceeds received by the Company from the offering were approximately $143.9 million, after deducting the underwriting discounts and expenses. On November 26, 2019, an additional 661,112 Class A Shares were sold by General Atlantic Arco (Bermuda), L.P., following the exercise by the underwriters of their option to purchase additional shares.
On June 4, 2020, the Company completed a follow-on public offering, by which General Atlantic Arco (Bermuda), L.P. and Alfaco Holding Inc., sold an aggregate amount of 5,563,203 Class A Shares issued by the Company, at a public offering price of $47.70 per Class A Share. The Company did not receive any proceeds from the sale of the Class A Shares by the selling shareholders in connection with this offering.
On September 8, 2020, the Company completed a follow-on public offering, consisting of 2,500,000 Class A Shares issued and sold by the Company, at a public offering price of $44.80 per Class A Share. The net proceeds to the Company were approximately $109.8 million, after deducting the underwriting discounts and expenses.
The Company has not made any underwritten public offering of its securities since then.
Transactions in Prior 60 Days
Except as described above and other than the Merger Agreement and the agreements entered into in connection with the Merger Agreement, including the Interim Investors Agreement, the Support Agreement, and the exercise of Company Options or the conversion of Company RSUs by the Company’s officers and directors, there have been no transactions in Shares during the prior 60 days by the Company, any of the Company’s officers or directors, any Participant, or any other person with respect to which disclosure is provided in Annex F or any associate or majority-owned subsidiary of the foregoing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT OF THE COMPANY
The following table sets forth information with respect to the beneficial ownership of Shares, as of September 13, 2023, by:
•
each of the Company’s directors and executive officers;

•
the Company’s directors and executive officers as a group; and

•
each person known to the Company to beneficially own more than 5.0% of the total issued and outstanding Shares.

The calculations in the table below are based on 71,626,642 Shares outstanding as of September 13, 2023, comprised of 44,225,794 Class A Shares, including Shares issuable upon conversion of the Company’s 8.00% Convertible Senior Notes due 2028, and 27,400,848 Class B Shares, and excluding 2,758,803 Class A Shares reserved for future exercise of vested options and RSUs under the Company Equity Plans by our management and other employees, which are not deemed as outstanding for the purpose of calculating the beneficial ownership in the following table.
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of Shares beneficially owned by a person and the percentage ownership of that person, we have included Shares that the person has the right to acquire (including in respect of share incentive awards that vest) within 60 days from the date of this Proxy Statement, including through the exercise of any option, warrant, or other right or the conversion of any other security.
	Number of Class A Shares	Number of Class B Shares	Ownership Percentage(1)
Directors and Executive Officers:**
Oto Brasil de Sá Cavalcante(2)	—	19,103,363	26.7%
Ari de Sá Cavalcante Neto(3)	409,565	8,297,485	12.2%
Paula Soares de Sá Cavalcante	—	*	*
Martin Escobari	—	—	—
Stelleo Tolda	*	—	*
Edward Ruiz	*	—	*
Beatriz Amary	*	—	*
Carla Schmitzberger	*	—	*
João Cunha Silva	*	—	*
Roberto Rabello Otero	—	—	—
Renata Ferraz de Toledo Machado	*	—	*
All directors and executive officers as a group	605,090	27,400,848	39.1%
Principal Shareholders:
Oto Brasil de Sá Cavalcante(2)	—	19,103,363	26.7%
Ari de Sá Cavalcante Neto(3)	409,565	8,297,485	12.2%
Keenan Capital Fund LP(4)	4,735,445	—	6.6%
General Atlantic(5)	5,827,504	—	8.1%
Fourth Sail Capital LP(6)	3,352,419	—	4.7%
Wishbone Management, LP(7)	2,895,932	—	4.0%
Dragoneer and its affiliates(8)	5,013,675	—	7.0%

*
Represents beneficial ownership of less than one percent of issued and outstanding Shares.

**
The business address of our directors and executive officers is c/o Arco Platform Limited, Rua Augusta 2840, 15th floor, suite 152, Consolação, São Paulo – SP, 01412-100, Brazil.

(1)
The number of Shares outstanding in calculating the percentages for each listed person or group includes the Shares underlying the options or RSUs held by such person or group exercisable or convertible (including in respect of equity awards that vest) within 60 days of this Proxy Statement. Percentage of beneficial ownership of each listed person or group is based on (i) 71,626,642 Shares outstanding as of the date of September 13, 2023 (including Shares issuable upon conversion of the Company’s 8.00% Convertible Senior Notes due 2028), and (ii) the number of Shares underlying share incentive awards exercisable by such person or group (including in respect of equity awards that vest) within 60 days of the date of this Proxy Statement.

(2)
Consists of 19,103,363 Class B Shares held of record by OSC Investments Ltd., a company controlled by Dr. Oto Brasil de Sá Cavalcante. Dr. Oto Brasil de Sá Cavalcante has shared voting and dispositive power over the Class B Shares. Each Class B Share is convertible into one Class A Share at the option of its holder at any time.

(3)
Consists of 409,565 Class A Shares held by Ari de Sá Cavalcante Neto and 8,297,485 Class B Shares held of record by ASCN Investments Ltd., a company controlled by Ari de Sá Cavalcante Neto. In addition, Mr. Ari de Sá Cavalcante Neto has 106,850 Company RSUs not accounted for in the table above. Mr. Ari de Sá Cavalcante Neto has sole voting and dispositive power over the Class A Shares and shared voting and dispositive power over the Class B Shares. Each Class B Share is convertible into one Class A Share at the option of its holder at any time.

(4)
The business address of Keenan Capital Fund LP is 1229 Burlingame Avenue, Suite 201 Burlingame, CA 94010.

(5)
Consists of 2,908,072 Class A Shares, held of record by General Atlantic Arco (Bermuda) 2, L.P. (including 1,724,138 Class A Shares issuable upon conversion of the Company’s 8.00% Convertible Senior Notes due 2028, as reported in a Schedule 13D filed by General Atlantic on August 14, 2023) and 2,919,432 Class A Shares held of record by GA IS. The GA Funds and the Sponsor Coinvestment Funds share beneficial ownership of the Class A Shares held of record by General Atlantic and GA IS at the time of this Proxy Statement. The general partner of General Atlantic is GA SPV Bermuda. The general partner of GAP Lux is GA GenPar Lux, and the general partner of GA GenPar Lux is GA Lux. The general partner of GAP Bermuda EU and GAP Bermuda IV, and the sole shareholder of GA Lux, is GenPar Bermuda. GAP Bermuda LP, which is controlled by the Management Committee of GASC MGP, LLC (the “Management Committee”), is the general partner of GenPar Bermuda and the managing member of GA SPV Bermuda. GA LP, which is also controlled by the Management Committee, is the managing member of GAPCO III, GAPCO IV and GAPCO V, and the general partner of GAPCO CDA. As of the date of this Proxy Statement, there are eleven members of the management committee (the “Management Committee”). For the list of individuals comprising the Management Committee, see “Annex F — Directors and Executive Officers of Each Filing Person — Directors and Executive Officers of the General Atlantic Entities.” The business address of each of GAP Bermuda LP, GenPar Bermuda, GAP Bermuda IV, GAP Bermuda EU, GA SPV Bermuda, GA IS and GA Arco is Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, the business address of each of GA Lux, GA GenPar Lux and GAP Lux is Luxembourg is 412F, Route d’Esch, L-1471 Luxembourg and the business address of each of the Sponsor Coinvestment Funds and GA LP is c/o General Atlantic Service Company, L.P., 55 East 52nd Street, 33rd Floor, New York, NY 10055.

(6)
The business address of Fourth Sail Capital LP is Cayman Corporate Centre, 27 Hospital Road, George Town — Grand Cayman KY1-9008, Cayman Islands.

(7)
The business address of Wishbone Management, LP is 444 West Lake Street, 49th Floor, Chicago, Illinois 60606.

(8)
Consists of (i) 1,565,395 Class A Shares held by Archery; (ii) $80,000,000 in principal amount of the Company’s 8.00% Convertible Senior Notes due 2028, which are convertible into 2,758,624 Class A Shares at the option of the holder, Arcade OF V Holdings, LLC (“Arcade OF V”); and (iii) $20,000,000 in principal amount of the Company’s 8.00% Convertible Senior Notes due 2028, which are convertible into 689,656 Class A Shares at the option of the holder, Arcade GF II Holdings, LLC (“Arcade GF II). Dragoneer CF GP, LLC (“CF GP”) is the general partner of Archery. Dragoneer Opportunities Fund V, L.P. (“DOF V”) is the sole member of Arcade OF V and Dragoneer Global Fund II, L.P. (“DGF II”) is the sole member of Arcade GF II. Dragoneer Investment Group, LLC (“Dragoneer Adviser”) is the investment adviser to DFG II and DOF V. As the managing member of

Dragoneer Adviser, Cardinal DIG CC, LLC may also be deemed to share voting and dispositive power with respect to the Class A Shares (including the Class A Shares issuable upon conversion of Company’s 8.00% Convertible Senior Notes due 2028). Marc Stad is the sole member of Cardinal DIG CC, LLC and CF GP and by virtue of these relationships, each of the above may be deemed to share beneficial ownership of the Class A Shares of the Company (including the Class A Shares issuable upon conversion of the Company’s 8.00% Convertible Senior Notes due 2028).The business address of Dragoneer Adviser is c/o Dragoneer Investment Group, LLC, 1 Letterman Dr., Bldg. D, Suite M500, San Francisco, CA 94129.
As of the date of this Proxy Statement, our directors and executive officers who are not Rollover Shareholders have informed us that they intend, as of the date of this Proxy Statement, to vote all their Shares in favor of the authorization and approval (as applicable) of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

FUTURE SHAREHOLDER PROPOSALS
If the Merger is consummated, we will not have public shareholders and there will be no public participants in any future shareholders meeting of the Company. If, however, the Merger is not completed, an annual general meeting is expected to be held in the second quarter of 2024.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this Proxy Statement, the documents attached hereto and the documents incorporated by reference into this Proxy Statement are forward-looking statements based on estimates and assumptions. These include statements as to such things as our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the Merger. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on current expectations, estimates and projections about our business and the Merger, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on assumptions made by management. Forward-looking statements can be identified by forward-looking language, including words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “predicts,” “projects,” “will,” “would” and similar expressions, or the negative of these words. These statements are not guarantees of the underlying expectations or future performance and involve risks and uncertainties that are difficult to predict. Readers of this Proxy Statement are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.
The following factors, among others, could cause actual results or matters related to the Merger to differ materially from what is expressed or forecasted in the forward-looking statements:
•
the satisfaction of the conditions to the consummation of the Merger, including the authorization and approval (as applicable) of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger by the Company’s shareholders;

•
the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

•
the cash position of the Company and its subsidiaries at the Effective Time;

•
equity financing may not be funded at the Effective Time because of the failure of the Company to satisfy the closing conditions or for other reasons, which may result in the Merger not being consummated promptly or at all;

•
the effect of the announcement or pendency of the Merger on our business relationships, results of operations and business generally;

•
the risk that the Merger may not be consummated in a timely manner or at all, which may adversely affect our business and the prices of our Shares;

•
the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the Merger Agreement;

•
diversion of our management’s attention from our ongoing business operations;

•
loss of our senior management;

•
the amount of the costs, fees, expenses and charges related to the Merger;

•
our failure to comply with regulations and changes in regulations;

•
the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the Merger;

•
other factors detailed in our filings with the SEC, including the information set forth under the section entitled “Forward-Looking Statements” in the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2022. See “Where You Can Find More Information” beginning on page 143 for additional information; and

•
other risks detailed in our filings with the SEC, including the information set forth under the section entitled “Item 3. Key Information — D. Risk Factors” in the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2022. See “Where You Can Find More Information” beginning on page 143 for additional information.

Furthermore, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations, dividends or investments made by the parties. We believe that the assumptions on which our forward-looking statements are based are reasonable. However, forward-looking statements involve inherent risks, uncertainties and assumptions. In addition, many of the factors that will determine our future results are, however, beyond our ability to control or predict and we cannot guarantee any future results, levels of activity, performance or achievements. We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this Proxy Statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made and, except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect future events or circumstances.

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the reporting requirements of the Exchange Act applicable to foreign private issuers and we file or furnish our annual and current reports and other information with the SEC. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information we file or furnish is also available free of charge on the SEC’s website at http://www.sec.gov.
You also may obtain free copies of the documents the Company files with the SEC by going to the “Investor Relations” section of our website at https://investor.arcoplatform.com/. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this Proxy Statement, and therefore is not incorporated by reference.
Because the Merger is a going-private transaction, the Company and the Participants have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.
Statements contained in this Proxy Statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit hereto. The SEC allows us to “incorporate by reference” information into this Proxy Statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Proxy Statement. This Proxy Statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this Proxy Statement. To the extent that any of the periodic reports incorporated by reference in this Proxy Statement contain references to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to forward-looking statements, we note that these safe harbor provisions do not apply to any forward-looking statements we make in connection with the going-private transaction described in this Proxy Statement.
We undertake to provide without charge to each person to whom a copy of this Proxy Statement has been delivered, upon request, a copy of any or all of the documents incorporated by reference into this Proxy Statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this Proxy Statement incorporates.
Requests for copies of our filings should be directed to our Investor Relations Department, at the address and phone numbers provided in this Proxy Statement.
THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE COMPANY SHAREHOLDERS MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.
THIS PROXY STATEMENT IS DATED [      ], 2023. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A-1
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
by and among
ACHIEVE HOLDINGS,
ACHIEVE MERGER SUB, and
ARCO PLATFORM LIMITED
Dated as of August 10, 2023

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 10, 2023 (the “Agreement Date”), by and among Arco Platform Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), Achieve Holdings, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), and Achieve Merger Sub, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned Subsidiary of Parent (“Merger Sub”). Parent, Merger Sub and the Company are each sometimes referred to herein as a “Party” and collectively as the “Parties.” Certain capitalized terms used in this Agreement are defined in Section 9.03.
RECITALS
WHEREAS, on the terms and subject to the conditions of this Agreement and in accordance with Part XVI of the Companies Act (as amended) of the Cayman Islands (the “CICA”), Parent and the Company intend to enter into a transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as the surviving company (as defined in the CICA) (the “Surviving Company”);
WHEREAS, the Company Board has established the Special Committee and delegated to the Special Committee authority to, among other things, develop, assess and negotiate the terms of a potential transaction with Parent and to make a recommendation to the full Company Board as to whether the Company should enter into such potential transaction;
WHEREAS, the Special Committee (i) has determined that the Per Share Merger Consideration constitutes at least (and may exceed) fair value for each Common Share (other than the Excluded Shares) under Cayman Islands laws, (ii) has determined that the terms of this Agreement, the Plan of Merger, the Merger and the other Transactions are in the best interests of the Company and (iii) subject to Section 5.04, has resolved to recommend that the Company Board (a) declare advisable and in the best interests of the Company the execution, delivery and performance of this Agreement and the Plan of Merger, the Merger and the other Transactions, (b) authorize and enter into (as applicable) this Agreement and the Plan of Merger and approve the Merger and the other Transactions and (c) subject to Section 5.04, recommend that the Company’s shareholders vote in favor of the authorization and approval (as applicable) of this Agreement and the Plan of Merger, the Merger and the other Transactions, at the Company Shareholders Meeting (this clause (iii), the “Special Committee Recommendation”);
WHEREAS, the Company Board, acting upon the Special Committee Recommendation, (i) has determined that the Per Share Merger Consideration constitutes at least (and may exceed) fair value for each Common Share (other than the Excluded Shares) under Cayman Islands law, (ii) has determined that the terms of this Agreement, the Plan of Merger, the Merger and the other Transactions are in the best interests of the Company, (iii) has approved and declared advisable the execution, delivery and performance of this Agreement and the Plan of Merger, the Merger and the other Transactions, and (iv) subject to Section 5.04, determined to recommend that the Company’s shareholders vote in favor of the authorization and approval (as applicable) of this Agreement and the Plan of Merger, the Merger and the other Transactions, at the Company Shareholders Meeting;
WHEREAS, the Parent Board and the Merger Sub Board have each approved this Agreement and the Plan of Merger and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement and the Plan of Merger and to consummate the Transactions;
WHEREAS, the Merger Sub Board has recommended authorization and approval (as applicable) of this Agreement and the Plan of Merger by Parent, as its sole shareholder;
WHEREAS, as of the Agreement Date, the Company has received written confirmation from the lenders under certain of its Debt Documents as set forth in Schedule A that the entering into this Agreement and the consummation of the Transactions will not breach or result in a “Default” or an “Event of Default” under the applicable Debt Document or result in any acceleration of or increase in the amount of any payments payable by the Company or any Company Related Party under the applicable Debt Document

(each, a “Debt Document Waiver”), and each Debt Document Waiver has not been withdrawn, modified or terminated as of the date hereof;
WHEREAS, concurrently with the execution of this Agreement and as an inducement to Parent’s willingness to enter into this Agreement, the Sponsors (or the applicable Affiliates thereof party thereto), the Founders, ASCN Investments Ltd, OSC Investments Ltd and the other holders of Common Shares party thereto (the “Rollover Shareholders”) have entered into a rollover and support agreement (the “Rollover and Support Agreement”), pursuant to which, (i) the Rollover Shareholders will (a) vote all Rollover Shares beneficially owned by them in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions, and (b) agree, upon the terms and subject to the conditions in the Rollover and Support Agreement, to receive shares in Parent as consideration for the contribution of the Rollover Shares held directly or indirectly by the Rollover Shareholders into Parent and (ii) Parent will issue to each Rollover Shareholder shares of Parent in exchange as further specified in, and delivered in accordance with, the Rollover and Support Agreement (the “Rollover”);
WHEREAS, concurrently with the execution and delivery of this Agreement, Parent has received from the Sponsors (or the applicable Affiliates thereof party thereto) the equity commitment letters (the “Equity Commitment Letters”) committing, subject to the terms and conditions set forth therein, to provide financing in the amounts and on the terms set forth therein (the “Financing”); and
WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and also to proscribe various conditions to the Merger.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants herein and intending to be legally bound, the Parties agree as follows:
ARTICLE I
THE MERGER
Section 1.01   The Merger.   On the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the CICA, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, Merger Sub shall cease to exist and will be struck off the Register of Companies in the Cayman Islands and the Company shall continue as the Surviving Company and become a wholly owned Subsidiary of Parent.
Section 1.02   Closing.   The closing (the “Closing”) of the Merger shall take place (i) by electronic exchange of documents and signatures at 10:00 a.m., Eastern time, as soon as practicable (and, in any event, within three Business Days) following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), or (ii) at such other place, time and date as may be agreed in writing by Parent and the Company; provided, that in the event the Company receives written notice from any lender under its Debt Documents that a Debt Document Waiver is no longer in effect or that an “Event of Default” under any of the Company’s Debt Documents has occurred (such event, a “Specified Event”), then Parent and Merger Sub shall not be required to effect the Closing prior to the date that is 30 days following the date that the Company provides Parent with notice of a Specified Event (such 30 day period, the “Specified Event Period”) unless Parent provides written notice to the Company of its intention to close on an earlier date during the Specified Event Period, in which such case, the Closing shall occur on the third Business Day following such written notice. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”
Section 1.03   Effective Time.   Upon the terms and subject to the conditions set forth herein, on the Closing Date, the Company, Parent and Merger Sub shall (a) cause the Plan of Merger to be duly executed and filed with the Registrar of Companies of the Cayman Islands as provided by Section 233 of the CICA, and (b) make any other filings, recordings or publications required to be made by the Company or Merger

Sub under the CICA in connection with the Merger. The Merger shall become effective on the date as specified in the Plan of Merger in accordance with the CICA (such date and time, the “Effective Time”).
Section 1.04   Effects of the Merger.   At the Effective Time, the Merger shall have the effects specified in the Plan of Merger and the CICA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Company shall succeed to and assume all the rights, property of every description, including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges, mortgages, charges or security interests and all Contracts, obligations, claims, debts and liabilities of the Company and Merger Sub in accordance with the CICA.
Section 1.05   Memorandum and Articles of Association.   At the Effective Time, in accordance with the Plan of Merger, the memorandum and articles of association of Merger Sub in the form annexed to the Plan of Merger at the time of filing with the Registrar of Companies of the Cayman Islands, as in effect immediately prior to the Effective Time, shall be the memorandum and articles of association of the Surviving Company until thereafter amended in accordance with applicable Law and such memorandum and articles of association; provided that at the Effective Time, (a) all references to the name of the Surviving Company shall be amended to “Arco Platform Limited”; and (b) such memorandum and articles of association shall include such indemnification, advancement of expenses and exculpation provisions as required by Section 6.04.
Section 1.06   Directors and Officers of Surviving Company.   The directors of Merger Sub immediately prior to the Effective Time, together with any directors of the Company that Parent appoints at the Effective Time (subject to the agreement of such Persons to serve as directors of the Surviving Company), will be the directors of the Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Company, until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be. If at any time after the Effective Time, the Surviving Company determines, in its sole discretion, or is advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Company will be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such companies or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.
ARTICLE II
EFFECT ON THE SHARE CAPITAL OF THE CONSTITUENT ENTITIES; EXCHANGE OF CERTIFICATES
Section 2.01   Effect on Share Capital.   At the Effective Time, by virtue of the Merger and the other Transactions, and without any action on the part of the Company, Parent, Merger Sub or the holders of any securities of the Company:
(a)   Each Common Share owned by the Company as a treasury share as of immediately prior to the Effective Time, will be cancelled, be no longer outstanding, and will automatically cease to exist, and no consideration will be delivered in exchange therefor.
(b)   Each Common Share that is owned directly by Parent and each Common Share owned directly by any direct or indirect wholly owned Subsidiary of the Company, in each case, as of immediately prior to the Effective Time, will be cancelled, be no longer outstanding, and will automatically cease to exist, and no consideration will be delivered in exchange therefor.
(c)   Each Common Share issued and outstanding immediately prior to the Effective Time (other than (i) any securities expressly contemplated by Section 2.04 hereof (other than the Common Shares referenced in the last sentence of each of Section 2.04(a)(i), 2.04(a)(ii) and 2.04(b)(i) hereof, respectively), (ii) Excluded Shares, which will be treated in accordance with Section 2.01(a) and Section 2.01(b), as applicable, and (iii) Dissenting Shares (as defined below), which will be treated in accordance with Section 2.03, but (iv) including any holdback Common Shares that are issuable to the former shareholders of INCO Limited under the Isaac EPA, which shall be treated for purposes of this Section 2.01 as issued and outstanding immediately prior to the Effective Time) will be cancelled, be no longer outstanding, and will automatically cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such Common Shares (each, a “Certificate”) and each holder of evidence in book-entry form that immediately prior to the Effective Time represented any such Common Shares (“Book-Entry Shares”), will cease to have any rights with respect thereto, except the right to receive $14.00 in cash per Common Share without interest (the “Per Share Merger Consideration”) payable in the manner provided in Section 2.02; and
(d)   Each ordinary share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable ordinary share, par value $0.00005 per share, of the Surviving Company. Such ordinary shares in the Surviving Company shall constitute the only issued and outstanding shares of the Surviving Company, which shall be reflected in the register of members of the Surviving Company.
Section 2.02   Exchange of Certificates; Payment Fund.
(a)   Paying Agent.   Prior to the Effective Time, Merger Sub will, at its sole cost and expense, appoint a bank or trust company, the identity and the terms of appointment of which to be reasonably acceptable to the Company, to act as paying agent (the “Paying Agent”) for the payment and delivery of the aggregate amount of Per Share Merger Consideration payable pursuant to this Article II (the “Aggregate Merger Consideration”). On the Closing Date, Parent will cause Merger Sub to deposit with the Paying Agent for payment in accordance with this Article II through the Paying Agent, cash sufficient to pay the Aggregate Merger Consideration. All such cash deposited with the Paying Agent is hereinafter referred to as the “Payment Fund.”
(b)   Letter of Transmittal.   As promptly as reasonably practicable after the Effective Time (but in any event within three (3) Business Days thereafter), the Surviving Company will cause the Paying Agent to mail, or otherwise provide in the case of Book-Entry Shares, to each holder of record of Common Shares in respect of which the Per Share Merger Consideration is payable pursuant to Section 2.01(c) (i) a form of letter of transmittal in such form and containing such other provisions as Parent may reasonably designate and as are reasonably acceptable to the Company prior to the Effective Time (with the Company’s consent thereto not to be unreasonably withheld, conditioned or delayed) (the “Letter of Transmittal”) and which specifies that delivery of such Common Shares will be effected and risk of loss and title will pass (A) with respect to such Common Shares evidenced by Certificates, only upon the proper delivery of the applicable Certificates and validly executed Letter of Transmittal to the Paying Agent (and such other documents as the Paying Agent may reasonably request) and (B) with respect to Book-Entry Shares, only upon proper delivery of an “agent’s message” regarding the book-entry transfer of Book-Entry Shares (or such other evidence, if any, of the transfer as the Paying Agent may reasonably request); and (ii) instructions for effecting the surrender of Book-Entry Shares or Certificates in exchange for the applicable Per Share Merger Consideration payable in respect of the Common Shares represented thereby.
(c)   Merger Consideration Received in Connection with Exchange.   Upon (i) in the case of Common Shares represented by a Certificate (or affidavits of loss in lieu of the Certificate, as provided in Section 2.02(i)), the surrender of such Certificate for cancellation to the Paying Agent together with the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, or (ii) in the case of Common Shares held as Book-Entry Shares, the receipt of an “agent’s message” by the Paying Agent, in each case, together with such other documents as reasonably may be required by the Paying Agent, the holder of such Certificate or Book-Entry Shares will be entitled to receive in exchange therefor the consideration payable in respect of the Common Shares previously represented thereby pursuant to Section 2.01. In the event of a transfer of ownership of a Certificate or Book-Entry Shares that has not been registered in the transfer records of the Company, any Per Share Merger Consideration payable in respect of the Common Shares previously represented thereby may be paid to the transferee or transferees if the Certificate or Book-Entry Share representing such prior Common Shares is presented to the Paying Agent (or, in the case of Book-Entry Shares, proper evidence of such transfer) accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable share transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.02(c), each Certificate and Book-Entry Share, including any prior Common Shares represented thereby, will, at any time from and after the Effective Time, represent only the right to receive upon such surrender the consideration that the holder of such Certificate or Book-Entry Share is entitled to receive from the Paying Agent or the Surviving Company in respect of the prior Common Shares represented thereby pursuant to this Section 2.02(c). No interest will be paid or accrued on the cash payable upon surrender of the Certificates or Book-Entry Shares.
(d)   No Further Ownership Rights in Common Shares.   The Per Share Merger Consideration, when actually paid in accordance with the terms of this Article II in respect of each cancelled Common Share, will be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Common Share. From and after the Effective Time, there will be no further registration of transfers on the share transfer books of the Surviving Company of Common Shares that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates (or Book-Entry Shares) representing Common Shares outstanding immediately prior to the Effective Time will cease to have any rights with respect to such Common Shares, except as otherwise provided for in this Agreement (including Section 2.01(c)) or by applicable Law. If, after the Effective Time, any Certificates formerly representing Common Shares (or Common Shares held in book-entry form) are presented to Parent, the Surviving Company, or the Paying Agent for any reason, they will be cancelled as provided in this Article II, with the holder thereof entitled to receive the Per Share Merger Consideration payable in respect of the Common Shares represented thereby pursuant to Section 2.01 and, in the case of Dissenting Shares, subject to applicable Law.
(e)   Termination of Payment Fund.   Any portion of the Payment Fund (including any interest or any other amounts received with respect thereto) that remains undistributed to the holders of Common Shares on the date that is 12 months after the Effective Time may, upon Parent’s request, be delivered to the Surviving Company (or its designee), and after any such delivery, any holder of a Common Share (other than the Excluded Shares) who has not theretofore complied with this Article II will thereafter look only to the Surviving Company (subject to abandoned property, escheat or other similar Laws) for payment of its claim for the Per Share Merger Consideration payable with respect thereto, without any interest thereon.
(f)   No Liability.   None of the Surviving Company, Parent, Merger Sub, or the Paying Agent will be liable to any Person in respect of any portion of the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat, or similar Law. Any other provision of this Agreement notwithstanding, any portion of the Aggregate Merger Consideration to be paid in accordance with this Article II that remains undistributed to the holders of Certificates or Book-Entry Shares immediately prior to the date on which such portion of the Aggregate Merger Consideration would otherwise escheat to or become the property of any Governmental Entity, will, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interests of any person previously entitled thereto.
(g)   Investment of Payment Fund.   The Paying Agent will invest any cash in the Payment Fund if and as directed by Parent or the Surviving Company. Any interest and other income resulting from such investments will be paid to, and be the property of, the Surviving Company. No investment losses resulting from any investment of the Payment Fund will diminish the rights of any of the Company’s shareholders to receive the portion of the Aggregate Merger Consideration payable to them. To the extent there are losses with respect to such investments or (subject to Section 2.02(e)) the Payment Fund diminishes for any other reason below the level required to make prompt cash payment of the aggregate funds required to be paid pursuant to the terms of this Agreement, the Surviving Company will promptly replace or restore the cash in the Payment Fund so as to ensure that the Payment Fund is at all times maintained at a level sufficient to make such cash payments.
(h)   Withholding Rights.   Each of Parent, the Company, Merger Sub, the Surviving Company and the Paying Agent (without duplication) will be entitled to deduct and withhold from any amounts payable to any Person pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Law. Amounts so withheld and paid over to the appropriate taxing authority will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. Notwithstanding anything to the contrary in this Agreement, all compensatory amounts subject to payroll reporting and withholding (including, for clarity, an amount in cash equal to the sum of all Withholding Amounts) shall be paid by the Company or the Applicable Subsidiary through the applicable payroll system in accordance with applicable payroll procedures.
(i)   Lost Certificates.   If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in such amount as Parent or the Paying Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Company with respect to such Certificate, the Paying Agent (or, if subsequent to the termination of the Payment Fund and subject to Section 2.02(e), the Surviving Company) will deliver, in exchange for such lost, stolen or destroyed Certificate, the Per Share Merger Consideration deliverable in respect of each Common Share represented thereby, pursuant to this Agreement.
Section 2.03   Dissenter’s Rights.
(a)   Notwithstanding any provision of this Agreement to the contrary and to the extent available under the CICA, Common Shares that are issued and outstanding immediately prior to the Effective Time and that are held by shareholders of the Company who shall have validly exercised and perfected and not effectively withdrawn or lost their rights to dissent from the Merger, or dissenter rights, in accordance with Section 238 of the CICA (collectively, the “Dissenting Shares,” and holders of the Dissenting Shares collectively, the “Dissenting Shareholders”) shall be cancelled and cease to exist at the Effective Time and the Dissenting Shareholders shall not be entitled to receive the Per Share Merger Consideration and shall instead be entitled to exercise the rights conferred by Section 238 of the CICA, reduced by all applicable withholding Taxes, if any, withheld in accordance with Section 2.02(h).
(b)   For the avoidance of doubt, all Common Shares held by Dissenting Shareholders who shall have not exercised or perfected or who shall have effectively withdrawn or lost their dissenter rights under Section 238 of the CICA shall thereupon not be Dissenting Shares and shall be cancelled and cease to exist as of the Effective Time, in consideration of the right to receive the Per Share Merger Consideration, without any interest thereon, in the manner provided in Section 2.02. Parent shall promptly deposit or cause to be deposited with the Paying Agent any additional funds necessary to pay in full the aggregate Per Share Merger Consideration so due and payable to such shareholders who have not exercised or perfected or who shall have effectively withdrawn or lost such dissenter rights under Section 238 of the CICA.
(c)   The Company shall give Parent (i) prompt notice (and in any event within 48 hours of receipt) of any notices of objection, notices of approvals, notice of dissent or demands for appraisal or written offers, under Section 238 of the CICA received by the Company, attempted withdrawals of such notices, demands or offers, and any other instruments served pursuant to applicable Law of the Cayman Islands and received by the Company relating to its shareholders’ rights to dissent from the Merger or appraisal rights, and (ii) to the extent permitted by applicable Law, the opportunity to direct all negotiations and proceedings with respect to any such notice or demand for appraisal under the CICA. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, voluntarily make any offers or agree to any payment with respect to any exercise by a shareholder of its rights to dissent from the Merger or any demands for appraisal or offer to settle or settle any such demands or approve any withdrawal of any such demands.
(d)   In the event that any written notices of objection to the Merger are served by any shareholders of the Company pursuant to Section 238(2) of the CICA, the Company shall serve written notice of the authorization of the Merger on such shareholders pursuant to Section 238(4) of the CICA within twenty (20) days of obtaining the Company Shareholder Approval.

Section 2.04   Treatment of Company Equity Awards.   Effective as of immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, any holder of a Company Equity Award, or any other Person, the Company Equity Awards then outstanding will be treated as provided in this Section 2.04.
(a)   Company RSUs.
(i)   Vested Company RSUs.   Each award of Company RSUs that is outstanding and vested but unsettled as of immediately prior to the Effective Time shall be settled and delivered into a number of Common Shares equal to (x) the number of Common Shares subject to such Company RSU award immediately prior to the Effective Time less (y) a number of Common Shares with a value (based on the Per Share Merger Consideration) equal to all applicable Withholding Amounts (such net amount of Common Shares, the “Net RSU Consideration”), subject to the terms and conditions as set forth in the Company Share Plan and the applicable award agreement; provided, that the Company (subject to the reasonable consent of Parent, which consent (i) shall not be unreasonably withheld, conditioned or delayed, and (ii) if so withheld by Parent, will be communicated to the Company prior to Closing) may identify certain holders of vested Company RSUs who may, at the election of such holder of vested Company RSUs (by delivery of a written notice to the Company and Parent, no later than fifteen (15) Business Days prior to the Company Shareholder Meeting), elect for all or a portion of their Common Shares (including the Net RSU Consideration) to be contributed to Parent in exchange for shares of Parent with a value equal to the Common Shares so contributed to Parent, in accordance with the terms of such holder’s Incentive Rollover Agreement, as of immediately prior to the Effective Time. Any portion of the Common Shares not contributed to Parent in accordance with the proviso to the preceding sentence shall, upon the Effective Time, be treated in accordance with Section 2.01(c).
(ii)   Unvested Company RSUs with Acceleration Provision.   Each award of Company RSUs that is outstanding and unvested as of immediately prior to the Effective Time and which is subject to accelerated vesting upon the consummation of the Merger and the other Transactions is set forth on Section 2.04(a)(ii) of the Company Disclosure Letter (the “Accelerating Company RSUs”). As of immediately prior to the Effective Time, each such award of Accelerating Company RSUs shall automatically become fully vested and shall be settled and delivered into such holder’s applicable Net RSU Consideration (determined based on the number of Common Shares subject to such Company RSU award), subject to the terms and conditions as set forth in the Company Share Plan and the applicable award agreement; provided, that the Company (subject to the reasonable consent of Parent, which consent (i) shall not be unreasonably withheld, conditioned or delayed and (ii) if so withheld by Parent, will be communicated to the Company prior to Closing) may identify certain holders of Accelerating Company RSUs who may, at the election of such holder of Accelerated Company RSUs (by delivery of a written notice to the Company and Parent, no later than fifteen (15) Business Days prior to the Company Shareholder Meeting), elect for all or a portion of their Common Shares (including the Net RSU Consideration) to be contributed to Parent in exchange for shares of Parent with a value equal to the Common Shares so contributed to Parent, in accordance with the terms of such holder’s Incentive Rollover Agreement, as of immediately prior to the Effective Time. Any portion of the Common Shares not contributed to Parent in accordance with the proviso to the preceding sentence shall, upon the Effective Time, be treated in accordance with Section 2.01(c).
(iii)   Unvested Company RSUs without Acceleration Provision.   Each award of Company RSUs that is outstanding and unvested as of immediately prior to the Effective Time and which is not subject to accelerated vesting upon the consummation of the Merger and the other Transactions is set forth on Section 2.04(a)(iii) of the Company Disclosure Letter. Each such award of Company RSUs shall be migrated at the Effective Time into an award of restricted share units under the New Share Plan with an aggregate value (as determined under the New Share Plan) as of the Closing equal to (x) the number of Common Shares subject to such award of Company RSUs immediately prior to the Effective Time, multiplied by (y) the Per Share Merger Consideration, which award shall continue to vest on the same vesting schedule that applied to the corresponding unvested Company RSUs as of immediately prior to the Effective Time, subject to the holder’s continued service as a Service Provider through the applicable vesting periods and any other terms and conditions as set forth in the Company Share Plan, the New Share Plan and the applicable award agreement.
(b)   Company Options.
(i)   Vested Options.   Each award of Company Options that is outstanding and vested as of immediately prior to the Effective Time (each, a “Vested Option”) shall be, upon exercise by the holder, settled and delivered into (x) a number of Common Shares with a value equal to (I) the excess (if any) of (i) the Per Share Merger Consideration, over (ii) the exercise price per share of such Vested Option, multiplied by (II) the number of Common Shares subject to such Vested Option immediately prior to the Effective Time, less (y) a number of Common Shares with a value (based on the Per Share Merger Consideration) equal to the applicable Withholding Amount (the “Net Option Consideration”). Notwithstanding the foregoing, the Company (subject to the reasonable consent of Parent, which consent (i) shall not be unreasonably withheld, conditioned or delayed and (ii) if so withheld by Parent, will be communicated to the Company prior to Closing) may identify certain holders of Vested Options who may, at the election of such holder of Vested Options (by delivery, no later than fifteen (15) Business Days prior to the Company Shareholder Meeting, of a written notice of such election to the Company and Parent) elect for the Vested Options to be migrated at the Effective Time into an option award under the New Share Plan in accordance with Section 2.04(b)(iii); provided, that if the exercise price per share of any such Vested Option is equal to or greater than the Per Share Merger Consideration, such Vested Option shall be cancelled without any payment (or replacement option award) being made in respect thereof. Any portion of the Net Option Consideration attributable to Vested Options that are not migrated at the Effective Time into an option award under the New Share Plan in accordance with Section 2.04(b)(iii) in accordance with the preceding sentence shall, upon the Effective Time, be treated in accordance with Section 2.01(c).
(ii)   Unvested Options.   Each award of Company Options that is outstanding and unvested as of immediately prior to the Effective Time (each, an “Unvested Option”) shall be migrated at the Effective Time into an option award under the New Share Plan in accordance with Section 2.04(b)(iii); provided, that if the exercise price per share of any such Unvested Option is equal to or greater than the Per Share Merger Consideration, such Unvested Option shall be cancelled without any payment (or replacement option award) being made in respect thereof.
(iii)   Option Migration.   Any award of Vested Options or Unvested Options migrated into an option award under the New Share Plan (each, a “Migrated Option”) shall, in each case, represent a number of shares of Parent and have an exercise price per share preserving the intrinsic value of the Migrated Option immediately prior to Closing, as determined equitably and in good faith by the Company and Parent. Each Migrated Option shall otherwise be subject to the terms and conditions of the original Vested Option or Unvested Option, as applicable, consistent with the Company Share Plan, the New Share Plan and the applicable award agreement.
(c)   No Further Rights in Company Equity Awards.   Each holder of a Company Equity Award will cease to have any rights with respect thereto, except the right to receive the applicable consideration in respect thereof pursuant to this Section 2.04.
(d)   Company Actions.   Promptly after the Agreement Date, the Company and the Company Board will take all actions necessary or appropriate under the Company Equity Plans and the Law or as reasonably may be requested by Parent (including to amend the applicable Company Equity Plan, and obtain any consents (other than consents from individual holders of Company RSUs) and pass any resolutions as and when necessary), in order to effectuate the treatment of the Company Equity Awards as contemplated by this Section 2.04.
Section 2.05   Treatment of Convertible Notes.   At the Effective Time, without any action on the part of Parent, Merger Sub, the Company, any holder of a Convertible Note or any other Person, each Convertible Note shall remain outstanding.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to Parent and Merger Sub that the statements contained in this Article III are true and correct (i) other than with respect to the representations set forth in Section 3.01, Section 3.02(a), Section 3.03, Section 3.04, Section 3.19 and Section 3.20, except as set forth in the Company SEC Documents furnished or filed and publicly available after January 1, 2021 and prior to the Agreement Date (the “Previously Filed Company SEC Documents”), in each case excluding any disclosures contained in any “risk factor” or “forward-looking statements” sections of the Previously Filed Company SEC Documents (other than statements of historical fact contained therein) or that otherwise comprise forward-looking statements, statements of risk, or are cautionary or predictive in nature, and (ii) except as set forth in the disclosure letter delivered by the Company to Parent at or before the execution and delivery by the Company of this Agreement (the “Company Disclosure Letter”).
Section 3.01   Organization, Standing and Power.   Each of the Company and the Company Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except in the case of the Company Subsidiaries where the failure to be so organized, exist or be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has all requisite corporate or similar power and authority to conduct its businesses as presently conducted, except where the failure to have such power or authority, individually or in the aggregate, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has Made Available accurate and complete copies of the memorandum and articles of association of the Company in effect as of the Agreement Date (the “Company Articles of Association”), and the Company Articles of Association as so Made Available have not been further amended or otherwise modified.
Section 3.02   Company Subsidiaries.
(a)   All of the outstanding share capital or voting securities of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, by a Company Subsidiary or by the Company and a Company Subsidiary, free and clear of all Liens, excluding Permitted Liens.
(b)   Except for the share capital and voting securities of, and other equity interests in, the Company Subsidiaries and the Minority Investments, neither the Company nor any Company Subsidiary owns, directly or indirectly, any share capital or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any share capital or voting securities of, or other equity interests in, any Person.
(c)   Section 3.02(c) of the Company Disclosure Letter sets forth a true and complete list of each Company Subsidiary and each Minority Investment of the Company as of the Agreement Date, together with (i) the jurisdiction of organization or formation of each such Company Subsidiary or Minority Investment, and (ii) the percentage of the outstanding issued shares, issued share capital or registered capital, as the case may be, of each such Company Subsidiary or Minority Investment owned or otherwise held by the Company or a Company Subsidiary.
Section 3.03   Capital Structure.
(a)   The authorized share capital of the Company consists of (i) 500,000,000 Class A common shares, par value $0.00005 per share (the “Class A Common Shares”), (ii) 250,000,000 Class B common shares, par value $0.00005 per share (the “Class B Common Shares” and, together with the Class A Common Shares, the “Common Shares”), and (iii) 250,000,000 undesignated shares, par value $0.00005. At the close of business on August 8, 2023 (the “Capitalization Time”), (i) 38,939,254 Class A Common

Shares were issued and outstanding; (ii) 27,400,848 Class B Common Shares were issued and outstanding; (iii) 0 Common Shares were held in the Company’s treasury; (iv) 179,745 Common Shares were reserved and available for the grant of future awards pursuant to the Company Share Plan; (v) 0 Common Shares were reserved and available for the grant of future awards pursuant to the Company Share Option Plan; (vi) 755,695 Common Shares were underlying outstanding Company Options; (vii) 2,134,691 Common Shares were issuable upon the vesting or settlement of outstanding Company RSUs; and (viii) senior notes due 2028 bearing an 8% interest per annum and convertible into Class A Common Shares in aggregate principal amount of $150,000,000 were issued and outstanding.
(b)   Except as set forth in Section 3.02(a), Section 3.02(c), Section 3.03(a), at the Capitalization Time, there are no issued, reserved for issuance or outstanding: (i) capital shares, voting securities, voting Indebtedness, or ownership interests in the Company or any Company Subsidiary, (ii) securities or Indebtedness issued by the Company or a Company Subsidiary that are convertible into or exchangeable for capital shares, voting securities, voting Indebtedness, or ownership interests in the Company or any Company Subsidiary, (iii) warrants, calls, options or other rights to acquire from the Company or a Company Subsidiary, or other obligation of the Company or a Company Subsidiary to issue, any capital shares, voting securities, voting Indebtedness, or securities convertible into or exchangeable for capital shares, voting securities or voting Indebtedness of the Company or a Company Subsidiary, or (iv) restricted share units, restricted shares, stock options, share appreciation rights, performance units, contingent value rights, “phantom” shares or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital shares or voting securities of the Company or any Company Subsidiary (the foregoing (i)  — (iv), a “Company Equity Related Obligation”). Since the Capitalization Time, neither the Company nor any Company Subsidiary has issued any Common Shares or otherwise entered into any Company Equity Related Obligation, except as specifically permitted in Section 5.01(b).
(c)   All outstanding Common Shares are, and, at the time of issuance, all Common Shares that may be issued upon the vesting or settlement of Company Equity Awards will be, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, Law or any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the CICA, the Company Articles of Association or any Contract to which the Company is a party or otherwise bound.
(d)   Since the Capitalization Time, except for acquisitions or deemed acquisitions of Common Shares in connection with the withholding of Taxes in connection with the Company Equity Awards, neither the Company nor any Company Subsidiary has repurchased, redeemed or otherwise acquired any share capital or voting securities of, or other equity interests in, the Company (including Common Shares) or any Company Equity Related Obligation.
Section 3.04   Authority; Execution and Delivery; Enforceability.
(a)   The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Plan of Merger, to perform its obligations hereunder and thereunder, and to consummate the Merger and the other Transactions, subject to the receipt of the Company Shareholder Approval.
(b)   As of the Agreement Date, the Special Committee comprises four members of the Company Board, each of whom the Company Board determined is disinterested in the Transactions and qualifies as an “independent director” (as such term is defined in Section 5605(a)(2) of the Nasdaq Rules). The Special Committee has been duly authorized and constituted and at a meeting duly called and held has (i) determined that the Per Share Merger Consideration constitutes at least (and may exceed) fair value for each Common Share (other than the Excluded Shares) under Cayman Islands laws, (ii) determined that the terms of this Agreement, the Plan of Merger, the Merger and the other Transactions are in the best interests of the Company and (iii) subject to Section 5.04, resolved to make the Special Committee Recommendation to the Company Board.
(c)   The Company Board, acting upon the Special Committee Recommendation, at a meeting duly called and held, has (i) determined that the Per Share Merger Consideration constitutes at least

(and may exceed) fair value for each Common Share (other than the Excluded Shares) under Cayman Islands laws, (ii) determined that the terms of this Agreement, the Plan of Merger, the Merger and the other Transactions are in the best interests of the Company, (iii) approved and declared advisable the execution, delivery and performance of this Agreement and the Plan of Merger, the Merger and the other Transactions, and (iv) subject to Section 5.04, determined to recommend that the Company’s shareholders vote in favor of the authorization and approval (as applicable) of this Agreement and the Plan of Merger, the Merger and the other Transactions, at a duly held meeting of such holders for such purpose (the “Company Shareholders Meeting”).
(d)   Except for any Adverse Recommendation Change made after the Agreement Date and in accordance with Section 5.04, the resolutions and determinations of the Special Committee and the Company Board referenced in this Section 3.04 have not been amended or withdrawn.
(e)   Except for the Company Shareholder Approval, no other corporate proceedings on the part of the Company, its Subsidiaries or its shareholders are necessary to authorize and approve (as applicable) this Agreement and the Plan of Merger or to consummate the Transactions (except for executing and delivering the Plan of Merger and the filing of the Schedule 13E-3, which will include the Proxy Statement as an exhibit, with the SEC).
(f)   The Company has duly executed and delivered this Agreement, and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity.
Section 3.05   No Conflicts; Consents.
(a)   The execution and delivery by the Company of this Agreement and the Plan of Merger does not, and the performance by it of its obligations hereunder and thereunder and the consummation of the Merger and the other Transactions will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Company Articles of Association or the comparable charter or organizational documents of any Company Subsidiary (assuming that the Company Shareholder Approval is obtained), (ii) assuming compliance with the matters referred to in Section 3.05(b), contravene, conflict with or result in a violation or breach of any Law (including any rule of Nasdaq) or Judgment, in each case, applicable to the Company or any Company Subsidiary or their respective properties or assets (assuming that the Company Shareholder Approval is obtained), (iii) assuming compliance with the matters referred to in Section 3.05(b), require any payment to or consent or other action by, or notice to, any Person under, constitute a breach or default (or constitute an event that, with or without notice or lapse of time or both, would constitute a breach or default) under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of the Company Subsidiaries is entitled under any provision of any Material Contract or any material Permit of the Company or any of the Company Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of the Company Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)   No Permit of or from any Governmental Entity is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement or the Plan of Merger, its performance of its obligations hereunder or thereunder, or the consummation of the Merger and the other Transactions, other than (i) (A) the filing by the Company with the SEC of the Schedule 13E-3, which will include the Proxy Statement (as defined below) as an exhibit, and (B) such other compliance by the Company with the Exchange Act, the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, the Plan of Merger, the Merger and the other Transactions; (ii) filing with the Registrar of Companies of the Cayman Islands the Plan of Merger and any other certificates, documents, declarations, undertakings and confirmations, and payment of such fees, as may be required to be filed and paid pursuant to section 233 of the Companies Act (as amended) of the Cayman Islands to effect the Merger;

(iii) compliance with the Nasdaq rules and regulations, (iv) the consents, approvals, authorizations or permits of, or filings with or notifications to, the Governmental Entities set forth in Section 3.05(b) of the Company Disclosure Letter (collectively, the “Requisite Regulatory Approvals”); and (v) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.
Section 3.06   Company SEC Documents; Controls.
(a)   The Company has filed with or furnished to the SEC and Made Available to Parent (to the extent that full, complete and unredacted copies have not been published on the SEC’s EDGAR site), all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by the Company since December 31, 2021 (collectively, together with any documents furnished with the SEC during such period by the Company on a Current Report on Form 6-K, and any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”). The Company has Made Available to Parent true and complete copies of all comment letters from the staff of the SEC relating to the Company SEC Documents containing unresolved comments and all written responses of the Company thereto and, except as set forth therein, to the Company’s Knowledge, no Company SEC Document is the subject of ongoing SEC review, comment or investigation and there are no outstanding or unresolved comments received from the SEC with respect to any Company SEC Document.
(b)   Each Company SEC Document (i) at the time filed with or furnished to the SEC or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto (or in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act, as of their respective effective dates), complied in all material respects with the requirements of Nasdaq, the Sarbanes-Oxley Act of 2002, as amended, the Exchange Act, and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document and (ii) did not at the time it was filed with or furnished to the SEC (or became effective in the case of registration statements or if amended or superseded by a filing or amendment prior to the Agreement Date, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(c)   The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) designed to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with International Financial Reporting Standards (“IFRS”) consistently applied, (ii) that transactions are executed only in accordance with the authorization of management, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s and the Company Subsidiaries’ properties or assets. The Company’s management has not identified or disclosed to the Company’s auditors or audit committee, and to the Company’s Knowledge the Company’s independent financial auditor has not identified (i) any significant deficiencies or material weaknesses in the design or operation of internal controls that are reasonably likely to adversely affect the Company’s ability to record, process, summarize or report financial information or (ii) any fraud, whether or not material, that involves management who has a significant role in internal controls. To the Company’s Knowledge, no material weakness exists with respect to the Company’s system of internal control over financial reporting that would be required to be disclosed by the Company pursuant to Item 308(a)(3) of Regulation S-K promulgated by the SEC.
(d)   The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) utilized by the Company are designed to provide reasonable assurance that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of the Company, as appropriate, to allow timely decisions regarding required disclosure and to enable the principal executive officer and principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.
(e)   The Company is not a party to, nor does it have any obligation or other commitment to become a party to, “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company SEC Documents.
(f)   None of the Company Subsidiaries is, or has ever been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.
Section 3.07   Financial Statements; No Undisclosed Liabilities.
(a)   Each of the consolidated financial statements of the Company included in the Company SEC Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with IFRS (except, in the case of unaudited statements) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and consolidated Company Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal year-end audit adjustments).
(b)   There are no Liabilities of the Company or any of the Company Subsidiaries of a type required by the IFRS to be recorded as a liability on a consolidated balance sheet of the Company or in the notes thereto, other than: (i) Liabilities disclosed and reserved for on the Company Balance Sheet, (ii) Liabilities incurred after the Company Balance Sheet Date in the ordinary course of business (excluding Liabilities arising out of any breach of or default under a Contract or violation of Law), (iii) obligations expressly contemplated by, and fees and expenses payable to the Company’s external Representatives for services rendered in connection with, this Agreement and the Transactions, (iv) Liabilities for performance required under Contracts of the Company or a Company Subsidiary existing as of the Agreement Date or entered into after the Agreement Date as permitted under Section 5.01 (excluding Liabilities arising out of any breach or default under such Contracts), and (v) Liabilities that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.08   Information Supplied.
(a)   Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s shareholders in connection with the Transactions, including the Schedule 13E-3, which will include the Proxy Statement as an exhibit, to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto or document incorporated by reference therein (collectively, the “Company Disclosure Documents”), when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act.
(b)   Each Company Disclosure Document, at the time of the filing of such Company Disclosure Document or at the time of the filing of any amendment or supplement thereto and the time of such distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(c)   No representation is made by the Company or any of its Affiliates in this Section 3.08 or otherwise with respect to statements made or incorporated by reference therein based on information supplied by Parent, Merger Sub, the Rollover Shareholders or any of their respective Affiliates for inclusion or incorporation by reference therein.

Section 3.09   Absence of Certain Changes or Events.   From the Company Balance Sheet Date until the Agreement Date (a) except for discussions, negotiations and activities related to this Agreement, the business of the Company and the Company Subsidiaries has been conducted in all material respects in the ordinary course consistent with past practices and (b) there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. From the Company Balance Sheet Date until the Agreement Date, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Closing without Parent’s consent, would constitute a breach of Section 5.01.
Section 3.10   Compliance with Laws; Permits.
(a)   The Company and each of its Subsidiaries are, and since January 1, 2021, have been, in compliance with all Laws applicable to the Company or any of its Subsidiaries, except as would not reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries hold, and since January 1, 2021, have held, all licenses, franchises, permits, certificates, approvals, authorizations and registrations from Governmental Entities (collectively, “Permits”) necessary for the lawful conduct of their respective businesses and all such Permits are in full force and effect and no suspension or cancellation of any material Permit is pending, or to the Company’s Knowledge, threatened, except where the failure to hold the same or the failure of the same to be in full force and effect, or the suspension or cancellation of any of the Permits, would not reasonably be expected to have a Company Material Adverse Effect. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries is in compliance with the conditions (condicionantes) of such Person’s material Permits.
(b)   Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is a party to, and no share, security or material asset of the Company or any of its Subsidiaries is subject to, any order, consent decree, any agreement or settlement with any Governmental Entity, under which it has any ongoing obligations or restrictions, with respect to any actual or alleged violation of any applicable Law.
(c)   The Company, each of its Subsidiaries, and, to the Knowledge of the Company, each of their respective directors, officers and employees has, since January 1, 2021, complied with all applicable Specified Business Conduct Laws, except as would not reasonably be expected to have a Company Material Adverse Effect.
(d)   Except as would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2021, neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any of their respective directors, officers or employees has been, subject to any actual, pending or threatened civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, formal investigations, proceedings, demand letters, settlements or enforcement actions, or made any disclosures to any Governmental Entity, involving the Company or any of its Subsidiaries, in any way relating to any applicable Specified Business Conduct Laws.
(e)   Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any of their respective directors, officers or employees is a Sanctioned Person.
(f)   Except as would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2021, neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any of their respective directors, officers or employees has engaged in any dealings, transactions, activity or conduct with, involving or for the benefit of, any Sanctioned Person in violation of the Specified Business Conduct Laws.
Section 3.11   Litigation.   There is no Action pending or, to the Company’s Knowledge, threatened in writing against the Company or any Company Subsidiary or any of their respective properties or assets that, individually or in the aggregate, (a) has had or would reasonably be expected to have a Company Material Adverse Effect, (b) seeks to enjoin, restrain or prevent the Merger or the other Transactions, or (c) prevents, materially delays or materially impedes or, if decided adversely against such Person, would reasonably be expected to prevent, materially delay or materially impede, the performance by the Company of its obligations under this Agreement or the consummation of the Transactions.
Section 3.12   Taxes.   Except, in each case, as would not reasonably be expected to have a Company Material Adverse Effect:
(a)   all Tax Returns required by Law to be filed with any Governmental Entity by the Company or any of the Company Subsidiaries have been timely filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, correct and complete in all respects;
(b)   each of the Company and the Company Subsidiaries has paid all Taxes due and payable by the Company and each of the Company Subsidiaries, whether or not shown on any Tax Return or adequate reserves therefor in accordance with IFRS have been provided on the applicable Financial Statements;
(c)   there is no ongoing or pending Action, or any Action threatened in writing, against the Company or the Company Subsidiaries in respect of any Taxes, and there are no Tax assessments or deficiencies with respect to the Company or any of the Company Subsidiaries that have not been paid, settled or otherwise resolved in full; no claim in writing has been made by any Governmental Entity in a jurisdiction where the Company or a Company Subsidiary does not file a Tax Return that the Company or such Company Subsidiary is subject to Taxes in that jurisdiction that would be covered by or the subject of such Tax Return;
(d)   neither the Company nor any of the Company Subsidiaries has been a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code;
(e)   the Company and each of the Company Subsidiaries have complied in all respects with all applicable Laws, in force at the applicable time relating to withholding and has timely paid over to the appropriate Governmental Entity, all Taxes that each was required to withhold from any payment (including any dividend or interest payment) to any employee, independent contractor, creditor, shareholder, vendor or other Person;
(f)   there are no Liens for Taxes on any of the assets of the Company or any of the Company Subsidiaries, other than Permitted Liens;
(g)   neither the Company nor any of the Company Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Taxes that is currently in effect;
(h)   the Company and the Company Subsidiaries have, in accordance with applicable Law, duly registered with the relevant taxing authority obtained and maintained the validity of all national and local tax registration certificates and complied in all material respects with all requirements imposed by such taxing authorities;
(i)   neither the Company nor any of the Company Subsidiaries (i) has ever been a member of an affiliated group filing a consolidated, combined, unitary, affiliated or similar Tax Return (other than a group the common parent of which was the Company or any of the Company Subsidiaries) or (ii) has any liability for Taxes of any Person (other than the Company or any of the Company Subsidiaries) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Law, as a transferee or successor, or by Contract;
(j)   neither the Company nor any of the Company Subsidiaries has entered into any Tax Sharing Agreement with any Person (other than the Company or any of the Company Subsidiaries);
(k)   neither the Company nor any of the Company Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) agreement entered into with a taxing authority; (iii) installment sale made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date; and
(l)   neither the Company nor any of the Company Subsidiaries (i) are or have ever been treated as a “United States person” for U.S. income tax purposes within the meaning of Section 7701(a)(30) of the Code, or (ii) are or have ever been engaged in a trade or business connected with the United States for purposes of Section 864 of the Code (or otherwise for U.S. income tax purposes).
Section 3.13   Employee Benefits.
(a)   Section 3.13(a) of the Company Disclosure Letter sets forth a true and complete list of all material Company Benefit Plans as of the Agreement Date (which list may reference a form of such Company Benefit Plan).
(b)   The Company has Made Available a true and complete copy of each material Company Benefit Plan in existence as of the Agreement Date (including all amendments and attachments thereto) and the following items related to each such Company Benefit Plan (in each case, to the extent applicable): (i) each trust agreement and insurance contract under each Company Benefit Plan; (ii) each summary plan description and summary of material modifications of such description; (iii) the most recently filed annual report; and (iv) all material correspondence to or from any Governmental Entity since January 1, 2021.
(c)   None of the Company or any of its Affiliates maintains, sponsors, participates in, contributes to or is obligated to contribute to, or has in the past 6 years contributed to, participated in, maintained or sponsored, or been required to contribute to or participate in or incurred any material Liability with respect to private pension or retirement plans.
(d)   Except as would not have a Company Material Adverse Effect, none of the Company or its Subsidiaries has any material obligations for post-employment health or life insurance benefits under any Company Benefit Plan (other than for continuation coverage required to be provided pursuant to applicable Law, including Section 4980B of the Code and Law No. 9,656/98 in Brazil).
(e)   Except as set forth in Section 3.13 of the Company Disclosure Letter, as set forth in Section 2.04(a) of this Agreement, neither the execution or delivery of this Agreement or the Plan of Merger nor the consummation of the Merger (alone or in combination with any other event) will (i) result in any payment becoming due under any Company Benefit Plan; (ii) increase any benefits otherwise payable under any Company Benefit Plan; (iii) result in the acceleration of the time of payment, funding or vesting of any payments or benefits under any Company Benefit Plan or to any Governmental Entity in respect of any current or former Service Provider; (iv) result in the forgiveness in whole or in part of, or accelerate the repayment date of, any outstanding loans that exist under or as part of any Company Benefit Plan; (v) result in any breach or violation of, or a default under, any Company Benefit Plan; or (vi) result in any amounts payable or benefits provided to any Service Provider to fail to be deductible for Tax purposes. Neither the Company nor any of the Company Subsidiaries has any obligation to gross-up, indemnify, or otherwise reimburse any current or former Service Provider for any Tax incurred by such Service Provider, including income Taxes.
(f)   Section 3.13(f) of the Company Disclosure Letter sets forth, as of the Capitalization Time, an accurate and complete list of each outstanding Company Equity Award, specifying (i) the type of Company Equity Award, (ii) the employee number of each holder thereof, (iii) the date of grant, (iv) the vested portion of each such Company Equity Award, (v) the exercise price of each Company Equity Award, as applicable and (vi) the vesting schedule of each such Company Equity Award and, if applicable, settlement schedule of such awards, including any accelerated vesting provisions. Each grant of a Company Equity Award was properly approved by the Company Board (or a duly authorized committee or subcommittee thereof) in compliance in all respects with Law, recorded on the Company’s financial statements in accordance with IFRS in all material respects consistently applied, and were validly issued, and no such grants involved any “back dating,” “forward dating” or similar practices with respect to the effective date of the grant.

(g)   Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all Company Benefit Plans comply in all material respects with applicable Law, (ii) all liabilities of the Company and its Subsidiaries with respect to any such Company Benefit Plans are funded to the extent required by applicable Law or the plan terms or have been accrued to the extent required by IFRS or other applicable accounting rules, and (iii) there is no pending or threatened litigation, governmental audits or investigations relating to Company Benefit Plans.
(h)   No holder of Company Equity Awards is a U.S. person for purposes of Regulation S promulgated under the Securities Act.
(i)   No Company Benefit Plan provides benefits or coverage to any Service Provider who resides or works in the United States of America.
Section 3.14   Labor Matters.
(a)   Except as disclosed on Section 3.14 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any works council or collective bargaining agreement, other union agreement or representative body of employees (e.g. CIPA) and no Company Employees have stability or job protection rights. Except as would not have a Company Material Adverse Effect, there are no labor related strikes, walkouts or other work stoppages pending or, to the Knowledge of the Company, threatened in writing, and, since January 1, 2021, neither the Company nor any of its Subsidiaries has experienced any such labor related strike, walkout or other work stoppage. To the Knowledge of the Company, there is no pending organizing campaign and no labor union or works council has made a pending written demand for recognition or certification, in each case, with respect to any employees of the Company or any of its Subsidiaries.
(b)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company is in compliance with all applicable Laws relating to employment, including Laws relating to discrimination, hours of work and the payment of wages (including décimo terceiro salário, when applicable), overtime wages and annual leave.
Section 3.15   Contracts.
(a)   Section 3.15(a) of the Company Disclosure Letter sets forth, as of the Agreement Date, an accurate and complete list of the following Contracts of the Company or any Company Subsidiary, and (other than any “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Filed Company Contract”) that has been filed with the SEC in unredacted form prior to the Agreement Date) the Company has Made Available accurate and complete copies of each such Contract:
(i)   each Contract (A) that resulted in aggregate payments by the Company or the Company Subsidiaries in excess of R$5,000,000 in the Company’s fiscal year ended December 31, 2022 or (B) under which the Company or any of its Subsidiaries is contractually obligated to make payments in excess of R$5,000,000 in the aggregate after the Agreement Date;
(ii)   any Contract providing for (A) a license, covenant not to sue or other right granted by any third party under any material Intellectual Property to the Company or any of its Subsidiaries, (B) a license, covenant not to sue or other right granted by the Company or any of its Subsidiaries to any third party under any material Intellectual Property, other than agreements for off-the-shelf Software or licenses with respect to the Company brands to partner schools, (C) an indemnity of any person by the Company or any of its Subsidiaries against any charge of infringement, misappropriation, unauthorized use or violation of any material Intellectual Property right, or (D) any royalty, fee or other amount payable by the Company or any of its Subsidiaries to any person by reason of the ownership, use, sale or disposition of material Intellectual Property, in each case of clauses (A) through (D), in excess of R$200,000;
(iii)   all leases, subleases, sub-subleases and licenses to which the Company or any Company Subsidiary is a party with respect to real property (“Real Estate Leases”), in each case, that is material to the Company and its Subsidiaries taken as a whole;

(iv)   all leases of personal property involving annual payments in excess of R$10,000;
(v)   any Contract relating to the disposition by the Company or any of the Company Subsidiaries of any material business or material assets (whether by merger, sale of shares, sale of assets or otherwise) under which the Company or any Company Subsidiary has material obligations remaining to be performed or material liabilities continuing after the Agreement Date other than the sale of products or services in the ordinary course of business;
(vi)   any Contract relating to the acquisition by the Company or any of the Company Subsidiaries of any material business or assets (whether by merger, sale of shares, sale of assets or otherwise), other than purchases of supplies, inventory and equipment in the ordinary course of business, that contain any outstanding non-competition, earn-out or other contingent payment obligations or any other outstanding material obligation of the Company or any of the Company Subsidiaries;
(vii)   any Contract for a material joint venture, partnership, strategic alliance or similar agreement or arrangement (excluding licensing and collaboration agreements);
(viii)   each Contract pursuant to which any amount of Indebtedness of the Company or any of the Company Subsidiaries in excess of R$1,000,000 is outstanding or may be incurred by its terms, other than any such agreement solely between or among the Company and the wholly owned Company Subsidiaries or between or among wholly owned Company Subsidiaries;
(ix)   any Contract granting a Lien (other than a Permitted Lien) over the material property or assets of the Company or any of the Company Subsidiaries;
(x)   other than with Parent or any of its Affiliates, any shareholders’, investors rights’, registration rights or similar Contract that provides for voting obligations, registration rights, sale restrictions or transfer restrictions with respect to any equity securities or voting interests in the Company or a Company Subsidiary, providing any Person with any preemptive right, right of participation, information right or similar right with respect to any equity securities or voting interests in the Company or a Company Subsidiary, or providing the Company or a Company Subsidiary with any right of first refusal with respect to, or right to repurchase or redeem, any equity securities or voting interests in the Company or a Company Subsidiary, other than, with respect to any right to repurchase or redeem equity securities in the Company, in connection with any Company Equity Award issued under the Company Share Plan;
(xi)   any material Contract (A) containing any provision or covenant that materially limits the freedom of the Company or any of the Company Subsidiaries to (x) sell any products or services of or to any other Person or in any geographic region, (y) engage in any line of business, or (z) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or any of its Subsidiaries, other than Contracts containing customary provisions restricting solicitation or hiring of employees or contractors and agreements with recruiting agencies pursuant to which such agencies are granted the exclusive right to identify candidates for employment, (B) requiring the Company or a Company Subsidiary to deal exclusively with, or to purchase its total requirements of any product or service from, a third party or that contain “take or pay” provisions or that provide rights of first refusal, first offer or similar preferential rights to any supplier, distributor or contractor, or (C) containing a “most-favored-nation,” or best pricing or other similar term or provision; and
(xii)   each Contract between the Company or any of the Company Subsidiaries, on the one hand, and, on the other hand, any (A) present executive officer or director of either the Company or any of the Company Subsidiaries, or, to the Company’s Knowledge, any of their immediate family members or any entity in which such executive officer or director or his or her immediate family member has a material economic interest (other than customary indemnification agreements with the Company’s directors and officers that are substantially consistent with the form of indemnification agreement with directors and officers filed as an exhibit to the Company SEC

Documents prior to the Agreement Date) or (B) record or beneficial owner of more than 5% of the Common Shares outstanding as of the Agreement Date (other than Parent or any of its Affiliates);
provided that the following Contracts will not be required to be listed on Section 3.15(a) of the Company Disclosure Letter, will not be required to be made available to Parent pursuant to this Section 3.15(a), and will not be deemed a “Material Contract” for any purposes hereunder (whether or not a Filed Company Contract): (1) any Company Benefit Plan, (2) any Contract between the Company, on the one hand, and one or more wholly owned Company Subsidiaries, on the other hand, or between one or more wholly owned Company Subsidiaries or (3) any Contract between the Company or any Company Subsidiary, on the one hand, and Parent or any of its Affiliates, on the other hand (any such Contract in clauses (1), (2) or (3), an “Excluded Contract”). Each Contract described in this Section 3.15(a) and each Filed Company Contract, in each case, other than any Excluded Contract, is referred to herein as a “Material Contract.”
(b)   Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, each Material Contract is (i) a valid, binding and legally enforceable obligation of the Company or one of the Company Subsidiaries, as the case may be, and, to the Company’s Knowledge, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity, and (ii) in full force and effect, except, in the case of clauses (i) or (ii), with respect to any Material Contract which expires by its terms (as in effect as of the Agreement Date) or which is terminated in accordance with the terms thereof by any party thereto in the ordinary course of business. Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, none of the Company or any Company Subsidiary is (with or without notice or lapse of time, or both) in breach of or default under any such Material Contract and no event has occurred that gives any third party to a Material Contract the right to accelerate the maturity or performance of any Material Contract or the right to cancel, terminate or materially modify any Material Contract. Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, to the Company’s Knowledge, no other party to any such Material Contract is (with or without notice or lapse of time, or both) in breach thereof or default thereunder (and neither the Company nor any Company Subsidiary has waived or failed to enforce any material rights or material benefits under any Material Contract).
Section 3.16   Properties.
(a)   The Company and the Company Subsidiaries have good title to, or valid leasehold interests in, all tangible personal property and assets reflected on the Company Balance Sheet, or acquired or leased after the Company Balance Sheet Date, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no such personal property or assets are subject to any Lien, except Permitted Liens.
(b)   None of the Company or any Company Subsidiary owns any real property.
(c)   The Real Estate Leases are in full force and effect, and the Company or a Company Subsidiary, as applicable, has a valid leasehold interest in, all Leased Real Property, free and clear of all Liens, except for Permitted Liens. The Leased Real Property is being maintained by the Company and the Company Subsidiaries, as applicable, in accordance with the applicable Real Estate Lease in all material respects. Except under the terms of the applicable Real Estate Lease, the Company or a Company Subsidiary, as applicable, has not subleased, licensed or otherwise granted any Person the right to use or occupy any of the Leased Real Property. All of the Leased Real Property constitutes all of the real property used in connection with the business.
Section 3.17   Intellectual Property.
(a)   Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have sufficient rights to use all Intellectual Property used in the conduct of the business of the Company and its Subsidiaries as currently conducted and the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereunder will not result in a loss of rights by the Company or its Subsidiaries in, to or under any Company Intellectual Property.
(b)   The Company or a Company Subsidiary is the sole and exclusive owner of all right, title and interest in and to all material Company-Owned Intellectual Property free and clear of all Liens (except for Permitted Liens and moral author rights). All Persons who created or invented material Company-Owned Intellectual Property for the Company or any Company Subsidiary have assigned to the Company or the applicable Company Subsidiary their rights (except for moral author rights) in and to the same that do not vest initially in the Company or Company Subsidiary by operation of Law.
(c)   Except as would not reasonably be expected to have a Company Material Adverse Effect, no Actions (including any opposition, cancellation, revocation, review, or other proceeding (but excluding ex-parte proceedings in the ordinary course of Intellectual Property prosecution)) or claims are pending or, to the Company’s Knowledge, threatened in writing (i) challenging the ownership, enforceability, scope, validity or use by the Company or any of its Subsidiaries of any Company-Owned Intellectual Property or (ii) alleging that the Company or any of its Subsidiaries is infringing, misappropriating or otherwise violating the Intellectual Property of any Person.
(d)   Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) to the Company’s Knowledge, no Person is infringing, misappropriating or otherwise violating any Company-Owned Intellectual Property and (ii) the operation of the business of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property of any other Person. The Company and its Subsidiaries have taken commercially reasonable steps to preserve the confidentiality of material Trade Secrets included in the Company-Owned Intellectual Property.
(e)   Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with the terms and conditions of all licenses for open-source Software. Neither the Company nor its Subsidiaries use, distribute or modify any open-source Software or have incorporated any open-source Software into any Software included in the Company-Owned Intellectual Property, in each case, in a manner that would obligate the Company or its Subsidiaries to (i) disclose any Company-Owned Intellectual Property in source-code form, (ii) license or otherwise make available any Company-Owned Intellectual Property on a royalty-free basis or otherwise limit the Company’s or its Subsidiaries’ freedom to seek full compensation in connection with their marketing, licensing, sale or distribution of Company-Owned Intellectual Property, or (iii) grant any rights in any Company-Owned Intellectual Property to any Person.
(f)   The Software included in the Company-Owned Intellectual Property, to the Company’s Knowledge, include no malicious code, program, or other internal component (e.g., computer virus, computer worm, computer time bomb, or similar component) that is intended to damage, destroy, impede the operation of, allow unauthorized access to or alter, disable or otherwise harm any such Software or present a material risk of disclosure of confidential information.
(g)   Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the IT Assets operate and perform in all material respects as is necessary for the businesses of the Company and its Subsidiaries consistent with the past practice of the Company and its Subsidiaries and to provide the operations of the Company and its Subsidiaries with redundancy and speed, (ii) to the Company’s Knowledge, the IT Assets will operate and continue to be accessible to end users on a similar basis immediately after the Closing Date, and (iii) the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereunder will not result in a loss of material rights by the Company and its Subsidiaries in, to or under any material IT Assets.
Section 3.18   Data Privacy.
(a)   Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have been and are currently in compliance with all applicable Privacy Laws and the Company’s and its Subsidiaries’ privacy policies, and (ii) since January 1, 2021, the Company has not received any written complaint, demand letter, or notice of claim from any Person relating to any actual or alleged violation of any Privacy Law, and no claims or investigations involving an actual or alleged violation of any Privacy Law are currently pending against the Company or its Subsidiaries.
(b)   The Company and its Subsidiaries have in place reasonable and appropriate administrative, technical and physical safeguards designed to protect all Personal Information in their custody or control. Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there have been no actual Data Security Incidents.
(c)   Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have sufficient rights to use all Personal Information used in the conduct of the business of the Company and its Subsidiaries as currently conducted, and will continue to have such rights immediately following the transactions contemplated by this Agreement.
Section 3.19   Anti-Takeover Provisions.
(a)   Assuming the accuracy of the representation contained in Section 4.09, no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or similar statute or regulation applies to the Company with respect to this Agreement, the Plan of Merger, or the Merger.
(b)   The Company is not party to a shareholder rights plan, “poison pill” or similar anti-takeover arrangement, or plan.
Section 3.20   Opinion of Financial Advisor.   The Special Committee has received the opinion of Evercore Group L.L.C. and its affiliate, Seneca Evercore Advisors Ltda. (“Evercore”) (which, if initially rendered orally, has been or will be confirmed by a written opinion dated the same date) to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the review undertaken in preparing such opinion as set forth therein, the Per Share Merger Consideration to be received by the holders of Common Shares (other than the holders of Excluded Shares) in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders, and as of the Agreement Date, such opinion has not been withdrawn or modified. The Company will make available to Parent a signed copy of such opinion for informational purposes as soon as possible following the Agreement Date.
Section 3.21   No Brokers.   Except for Evercore, whose fees will be paid by the Company, no broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The Company has furnished to Parent (or its outside counsel) true, correct and complete copies of all agreements between the Company and Evercore pursuant to which Evercore is entitled to a fee as a result of the Merger.
Section 3.22   Insurance.   Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries maintain insurance coverage in such amounts and covering such risks as are in accordance with industry practice for companies of similar size, stage of development and place of operation, and as is sufficient to comply with applicable Law and Material Contracts of the Company and the Company Subsidiaries. All such insurance policies are in full force and effect, no notice of cancellation or modification has been received (other than a notice in connection with ordinary renewals), and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except as would not reasonably be expected to have a Company Material Adverse Effect. As of the Agreement Date, there is no claim pending under any of the Company’s insurance policies as to which coverage has been denied or disputed by the underwriters of such policies, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.23   Debt Documents Waiver.   The Company has obtained each of the Debt Document Waivers, and each Debt Document Waiver has not been withdrawn, modified or terminated as of the Agreement Date.

Section 3.24   No Other Representations or Warranties.   Except for the representations and warranties contained in Article IV or in the certificate delivered by Parent to the Company pursuant to Section 7.02(c) (and notwithstanding the delivery or disclosure to the Company or its Representatives of any documentation, projections, estimates, budgets, forecasts, plans or other information), and the representations and warranties contained in Article IV of the Rollover and Support Agreement and in Section 9 of each Equity Commitment Letter, the Company acknowledges that (x) none of Parent, Merger Sub or any other Person acting on behalf of Parent makes, or has made, any representation or warranty, express or implied, relating to itself or its business or otherwise in connection with this Agreement or the Transactions, and the Company is not relying on any representation, warranty or other information of any Person except for those representations or warranties expressly set forth in this Agreement or in the certificate delivered by Parent to the Company pursuant to Section 7.02(c), and (y) no Person has been authorized by Parent, Merger Sub or any other Person on behalf of Parent to make any representation or warranty, express or implied, relating to itself or its business or otherwise in connection with this Agreement and the Merger, and if made, such representation or warranty will not be relied upon by the Company as having been authorized by such entity.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub jointly and severally represent and warrant to the Company that the statements contained in this Article IV are true and correct.
Section 4.01   Organization, Standing and Power.   Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept) and has all corporate power and authority required to execute and deliver this Agreement and to consummate the Transactions and to perform each of its obligations hereunder. Each of Parent and Merger Sub is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.
Section 4.02   Authority; Execution and Delivery; Enforceability.   Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and the Plan of Merger, to perform its obligations hereunder and thereunder, and to consummate the Merger and the other Transactions. The Parent Board has duly adopted resolutions (a) approving the execution, delivery and performance of this Agreement and the Plan of Merger by Parent; and (b) determining that entering into this Agreement and the Plan of Merger is in the best interests of Parent. As of the Agreement Date, such resolutions have not been amended or withdrawn. The Merger Sub Board has adopted resolutions (a) approving the execution, delivery and performance of this Agreement and the Plan of Merger by Merger Sub; (b) determining that the terms of this Agreement and the Plan of Merger are in the best interests of Merger Sub; (c) declaring this Agreement and the Plan of Merger advisable; and (d) recommending that Parent, as sole shareholder of Merger Sub, authorize and approve (as applicable) this Agreement and the Plan of Merger and directing that this Agreement and the Plan of Merger be submitted to Parent, as sole shareholder of Merger Sub, for authorization and approval (as applicable). Parent, as sole shareholder of Merger Sub, has committed to authorize and approve (as applicable) this Agreement and the Plan of Merger immediately after the Parties’ execution and delivery hereof. Except for corporate approvals already obtained and Parent’s foregoing approval as sole shareholder of Merger Sub, no other corporate proceedings (including any shareholder approval) on the part of Parent or Merger Sub are necessary to authorize or approve (as applicable) this Agreement or the Plan of Merger or to consummate the Transactions (except for executing and delivering the Plan of Merger and the filing of the Schedule 13E-3 with the SEC). Each of Parent and Merger Sub has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity.

Section 4.03   No Conflicts; Consents.
(a)   The execution and delivery by each of Parent and Merger Sub of this Agreement and the Plan of Merger do not, and the performance by it of its obligations hereunder and thereunder and the consummation of the Merger and the other Transactions will not (i) contravene, conflict with, or result in any violation or breach of any provision of the memorandum and articles of association of Parent or Merger Sub; (ii) assuming compliance with the matters referred to in Section 4.03(b), contravene, conflict with or result in a violation or breach of any Law or Judgment, in each case, applicable to Parent or Merger Sub or their respective properties or assets; (iii) assuming compliance with the matters referred to in Section 4.03(b), require any payment to or consent or other action by, or notice to, any Person under, constitute a breach or default (or constitute an event that, with or without notice or lapse of time or both, would constitute a breach or default) of or under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or Merger Sub is entitled under any provision of any Contract or any Permit of Parent or Merger Sub; or (iv) result in the creation or imposition of any Lien on any asset of Parent or Merger Sub, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b)   No Permit of or from any Governmental Entity is required to be obtained or made by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement or the Plan of Merger, its performance of its obligations hereunder or thereunder, or the consummation of the Merger and the other Transactions, other than (i) (A) the filing by Parent and Merger Sub of the Schedule 13E-3 with the SEC and (B) such other compliance by the Parent and Merger Sub with the Exchange Act, the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, the Plan of Merger, the Merger and the other Transactions; (ii) executing and delivering the Plan of Merger; (iii) compliance with the Nasdaq rules and regulations, (iv) the Requisite Regulatory Approvals; and (v) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.
Section 4.04   Information Supplied.   None of the information supplied or to be supplied by Parent, Merger Sub or any of their respective Affiliates in writing specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Parent, Merger Sub or any of their respective Affiliates in writing specifically for inclusion or incorporation by reference in the Schedule 13E-3 with the SEC (or any amendment thereof), including the Proxy Statement (or any amendment thereto or document incorporated by reference therein) will, at the date it is first filed with the SEC or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by Parent or Merger Sub with respect to statements made or incorporated by reference herein based on information supplied by the Company or its Affiliates for inclusion or incorporation by reference herein.
Section 4.05   Compliance with Laws.   Except as would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect, since the date of formation of Parent the business of Parent and Merger Sub has been conducted in accordance with Law.
Section 4.06   Litigation.   As of the Agreement Date, there is no Action pending or, to Parent’s Knowledge, threatened in writing against Parent, Merger Sub or any of their respective properties or assets that, individually or in the aggregate, (a) has had or would reasonably be expected to have a Parent Material Adverse Effect, (b) seeks to enjoin, restrain or prevent the Merger or the other Transactions, or (c) if decided adversely against such Person, would reasonably be expected to prevent, materially delay or materially impede, the performance by Parent of its obligations under this Agreement or the consummation of the Transactions.
Section 4.07   Brokers’ Fees and Expenses.   No broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.
Section 4.08   Merger Sub.   Parent is the sole shareholder of Merger Sub. Since its date of incorporation, Merger Sub has not carried on any business or conducted any operations, other than the execution of this Agreement, the performance of its obligations hereunder, and matters ancillary thereto. Other than Merger Sub, Parent does not hold any equity interest in any other Person.
Section 4.09   Ownership of Common Shares.   As of the Agreement Date, other than (i) the Common Shares held by the Rollover Shareholders as of the Agreement Date (as set forth in Schedule 4.09 attached hereto), (ii) the Convertible Notes or (iii) as disclosed in a Schedule 13D filed by a Sponsor or its Affiliates or Rollover Shareholder as of the Agreement Date, none of Parent, Merger Sub, the Sponsors or any of the Rollover Shareholders beneficially owns any Common Shares or any other securities or other securities of, or any other economic interest (through derivative securities or otherwise) in the Company, or any options, warrants or other rights to acquire Common Shares or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company, and prior to the Closing Date, Parent will not own any Common Shares or have any rights to acquire any Common Shares (except the Rollover Shares, the Convertible Notes, or pursuant to this Agreement). Other than the Parent Group Contracts, there are no (a) voting trusts or other agreements, arrangements or understandings to which Parent or its Affiliates is a party with respect to the voting of the Common Shares or (b) agreements, arrangements or understandings to which Parent or its Affiliates is a party with respect to the acquisition, divestiture, retention, purchase, sale or tendering of the Common Shares.
Section 4.10   Parent Group Contracts.   Parent has delivered to the Company and the Special Committee a true and complete copy of each of: (i) the Interim Investors Agreement, dated as of the Agreement Date, among the Rollover Shareholders and Parent (the “Interim Investor Agreement”), (ii) the Equity Commitment Letters and (iii) the Rollover and Support Agreement (collectively, the “Parent Group Contracts”), including all amendments thereto or modifications thereof. As of the Agreement Date, other than this Agreement, the Parent Group Contracts and the Joint Bidding Agreement dated as of November 30, 2022 (as amended on April 30, 2023), by and among General Atlantic L.P., Dragoneer Investment Group, LLC and the Founders, there are no other Contracts (i) relating to the Transactions between or among two or more of the following persons (including any two of the same category of person): Parent, Merger Sub or any Rollover Shareholder (or through any of their respective Affiliates, but excluding any agreements among any one or more of the foregoing solely relating to the Surviving Company following the Effective Time), (ii) relating to the Transactions between or among Parent, Merger Sub or any Rollover Shareholder or any of their respective Affiliates, on the one hand, and any member of the Company’s management, any member of the Company Board or any of the Company’s shareholders in their capacities as such, on the other hand or (iii) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration or pursuant to which any shareholder of the Company has agreed to vote to approve this Agreement or the Merger or has agreed to vote against any Superior Proposal.
Section 4.11   Rollover and Support Agreement.   The Rollover and Support Agreement is in full force and effect and has not been terminated or otherwise amended, supplemented or modified in any respect material to the Company. The Rollover and Support Agreement, in the form so delivered, is a legal, valid and binding obligation of Parent, Merger Sub and, to Parent’s Knowledge, the Rollover Shareholders thereto, and enforceable in accordance with its terms against Parent, Merger Sub and, to Parent’s Knowledge, each of the Rollover Shareholders thereto (except to the extent that enforceability may be limited by the applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).
Section 4.12   Financing; Sufficient Funds.
(a)   Parent has delivered to the Company true, correct and complete copies of the executed Equity Commitment Letters, dated as of the Agreement Date, from each of the Sponsors (or the applicable Affiliates thereof party thereto), pursuant to which each Sponsor (or the applicable Affiliate thereof party thereto) has committed to invest, subject to the terms and conditions therein, the amounts set forth therein. The Equity Commitment Letters provide, and will continue to provide, that the Company is a third party beneficiary of certain provisions thereof.
(b)   The Equity Commitment Letters are in full force and effect and have not been withdrawn or terminated or otherwise amended, supplemented or modified in any respect and no such amendment or modification is contemplated. Each of the Equity Commitment Letters, in the forms so delivered, is a legal, valid and binding obligation of Parent and, to Parent’s Knowledge, the other parties thereto, and enforceable in accordance with their terms against Parent and to Parent’s Knowledge, against each of the other parties thereto (except to the extent that enforceability may be limited by the applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). Other than the Equity Commitment Letters, there are no engagement letters, side letters, contracts or other agreements or arrangements relating to the Financing. No event has occurred which, with or without notice, lapse of time or both, (i) would constitute a default or breach on the part of Parent or Merger Sub, or, to Parent’s Knowledge, on the part of any other party thereto under any term of the Equity Commitment Letters, (ii) would, or would reasonably be expected to, result in a failure of any condition to the full funding under the Equity Commitment Letters, or (iii) would, or would reasonably be expected to, otherwise result in any portion of the Financing contemplated thereby to be unavailable on a timely basis, and in any event, not later than the Closing. Neither Parent nor Merger Sub has reason to believe that it will be unable to satisfy on a timely basis, and in any event, not later than the Closing, any term or condition of the Equity Commitment Letters required to be satisfied by it. The aggregate proceeds from the Financing when funded in accordance with the Equity Commitment Letters will be sufficient to pay (i) the Aggregate Merger Consideration and (ii) any other amounts required to be paid by Parent or Merger Sub at Closing in connection with the consummation of the Transactions upon the terms and conditions contemplated hereby and all fees and expenses and other obligations of Parent and Merger Sub under this Agreement. There are no conditions precedent or contingencies related to the funding or investing, as applicable, of the full amount of the Financing at or prior to the Closing, other than as expressly set forth in or contemplated by the Equity Commitment Letters.
(c)   Notwithstanding anything contained in this Agreement to the contrary, Parent and Merger Sub each acknowledge and affirm that it is not a condition to the Closing or to any of its obligations under this Agreement that Parent and/or Merger Sub obtains any financing for any of the Transactions.
Section 4.13   Solvency.   Neither Parent nor Merger Sub is entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. Each of Parent and Merger Sub is not liable to be wound-up (under Section 92 of the CICA) as of the Agreement Date, and, assuming satisfaction of the conditions set forth in Section 7.03(a) and 7.03(b), each of Parent and, to Parent’s Knowledge, the Surviving Company will, after giving effect to all of the Transactions, including the Financing and payment of the Aggregate Merger Consideration, the payment of all other amounts required to be paid by Parent or Merger Sub in connection with the consummation of the Transactions and the payment of all related fees and expenses, not be subject to any winding-up (under Section 92(d) of the CICA) at and immediately after the Effective Time.
Section 4.14   Certain Arrangements.   As of the Agreement Date, other than the Joint Bidding Agreement and Parent Group Contracts, there are no Contracts or commitments to enter into between Parent, Merger Sub or any of their respective Affiliates, on the one hand, and any director (other than directors of the Company appointed by Parent or its Affiliates), officer or employee of the Company or any of the Company Subsidiaries, on the other hand.
Section 4.15   No Other Representations or Warranties.   Except for the representations and warranties contained in Article III (including the Company Disclosure Letter) or in the certificate delivered by the Company to Parent and Merger Sub pursuant to Section 7.03(d) (and notwithstanding the delivery or disclosure to Parent, Merger Sub or their respective Representatives of any documentation, projections, estimates, budgets, forecasts, plans or other information), each of Parent and Merger Sub acknowledges that (x) none of the Company, any Company Subsidiary or any other Person acting on behalf of the Company or a Company Subsidiary makes, or has made, any representation or warranty, express or implied, relating to itself or its business or otherwise in connection with this Agreement or the Transactions, and Parent and Merger Sub are not relying on any representation, warranty or other information of any Person except for those representations or warranties expressly set forth in this Agreement or in the certificate delivered by the Company to Parent and Merger Sub pursuant to Section 7.03(d), (y) no Person has been authorized by the Company, the Company Subsidiaries or any other Person on behalf of the Company to make any representation or warranty, express or implied, relating to itself or its business or otherwise in connection with this Agreement and the Merger, and if made, such representation or warranty will not be relied upon by Parent or Merger Sub as having been authorized by such entity and (z) any estimate, projection, prediction, data, financial information, memorandum, presentation, budget, forecast or any other materials or information provided or addressed to Parent, Merger Sub or any of their respective Representatives, including any materials or information made available to Parent and/or its Representatives in connection with presentations by the Company’s management are not and will not be deemed to be or include representations or warranties.
ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
Section 5.01   Conduct of Business by the Company.   Except (i) as expressly set forth in Section 5.01 of the Company Disclosure Letter; (ii) as expressly permitted or expressly required by this Agreement; (iii) as required by applicable Law; or (iv) with the prior written consent of Parent (which will not be unreasonably withheld, conditioned or delayed) from the Agreement Date to the earlier of the Effective Time and the termination of this Agreement, the Company will, and will cause each Company Subsidiary to, (A) conduct the business of the Company and the Company Subsidiaries in the ordinary course of business in all material respects and (B) use its commercially reasonable best efforts to preserve substantially intact the assets and the business organization of the Company and its Subsidiaries, to keep available the services of the current officers and key employees of the Company and its Subsidiaries and to maintain in all material respects in the ordinary course of business the current relationships of the Company and its Subsidiaries with existing customers, suppliers and other persons with which the Company or any of its Subsidiaries has material business relations as of the Agreement Date, provided that no action by the Company or its Subsidiaries with respect to the matters specifically addressed by any provision of this Section 5.01 shall be deemed a breach of this sentence, unless such action would constitute a breach of such relevant provision. In addition, and without limiting the generality of the foregoing, except (i) as expressly set forth in Section 5.01 of the Company Disclosure Letter; (ii) as expressly permitted or expressly required by this Agreement; (iii) as required by applicable Law; or (iv) with the prior written consent of Parent (which will not be unreasonably withheld, conditioned or delayed) from the Agreement Date to the earlier of the Effective Time and the termination of this Agreement in accordance with Section 8.01, the Company will not, and will not cause or permit any Company Subsidiary to, directly or indirectly, whether by merger, consolidation or otherwise, do any of the following:
(a)   (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, shares or property or any combination thereof) in respect of, any of its share capital, other equity interests or voting securities, other than dividends and distributions by a direct or indirect wholly owned Company Subsidiary to its parent; (ii) split, combine, subdivide or reclassify any of its share capital, other equity interests or voting securities or securities convertible into or exchangeable or exercisable for share capital or other equity interests or voting securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its share capital, other equity interests or voting securities, other than as specifically permitted by Section 5.01(b); or (iii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any share capital or voting securities of, or equity interests in, the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for share capital or voting securities of, or equity interests in, the Company or any Company Subsidiary, or any warrants, calls, options or other rights to acquire any such share capital, securities or interests, except in the case of this clause (iii) for acquisitions, or deemed acquisitions, of Common Shares in connection with (A) the withholding of Taxes in connection with the exercise, vesting or settlement of Company RSUs or any other Company Equity Related Obligations and (B) forfeitures of Company RSUs or any other Company Equity Related Obligations;
(b)   except for transactions among the Company and one or more wholly owned Company Subsidiaries or among one or more wholly owned Company Subsidiaries, issue, deliver, sell, grant,

pledge or otherwise subject to any Lien (other than Liens imposed by applicable securities Laws), or amend the terms of (i) any share capital or voting securities of, or other equity interests in, the Company (including Common Shares or Company RSUs or any other Company Equity Related Obligations) or any Company Subsidiary, other than the issuance of Common Shares upon the vesting or settlement of Company RSUs or any other Company Equity Related Obligations outstanding at the Capitalization Time in accordance with their terms as of the Capitalization Time; or (ii) any Company Equity Related Obligation;
(c)   amend the Company Articles of Association or the charter or organizational documents of any Company Subsidiary, except amendments to the charter or organizational documents of a Company Subsidiary (i) solely in connection with an internal reorganization, restructuring or recapitalization permitted pursuant to Section 5.01(m) or (ii) solely to the extent necessary to open a branch or, subject to this Section 5.01, appoint or remove any officer or director of a Company Subsidiary.
(d)   make or adopt any change in its accounting methods, principles or practices, except insofar as may be required by a change in IFRS (or authoritative interpretations thereof) or are otherwise required by the Company’s external auditors to comply with IFRS;
(e)   directly or indirectly acquire or agree to acquire in any transaction any equity interest in or business of any Person or division thereof or any properties or assets, except (i) acquisitions of supplies, inventory and equipment in the ordinary course of business; (ii) acquisitions in an amount not to exceed $30,000,000 individually or $90,000,000 in the aggregate; or (iii) with respect to transactions between or among the Company, on the one hand, and any one or more wholly owned Company Subsidiaries, on the other hand, or between or among wholly owned Company Subsidiaries;
(f)   except in relation to Liens to secure Indebtedness for borrowed money permitted to be incurred under Section 5.01(h), sell, lease (as lessor), mortgage, sell and leaseback or otherwise subject to any Lien (other than Permitted Liens), or otherwise dispose of, any properties or assets or any interests therein other than (i) in the ordinary course of business; or (ii) in an amount not to exceed $30,000,000 individually or $100,000,000 in the aggregate;
(g)   make any loans, advances or capital contributions to, or investments in, any other Person, other than (i) advances to directors, officers or employees in respect of travel or other related business expenses, in each case, in the ordinary course of business consistent with past practice; (ii) prepayments to vendors of the Company or its Subsidiaries in the ordinary course of business; or (iii) with respect to transactions between or among the Company, on the one hand, and any one or more wholly owned Company Subsidiaries, on the other hand, or between or among wholly owned Company Subsidiaries;
(h)   (A) incur or otherwise become liable for any additional Indebtedness, except for (i) the incurrence of additional Indebtedness (other than Indebtedness of the type described in clauses (ii)-(iii) below) in an amount not to exceed $50,000,000 in the aggregate with respect to which the consummation of the Transactions will not conflict with, or result in any violation of or default under, such additional Indebtedness; (ii) in reasonable consultation with the Sponsors, Indebtedness in replacement of or to refinance at any time existing Indebtedness; but only if the consummation of the Transactions will not conflict with, or result in any violation of or default under, such replacement Indebtedness, and provided that (x) the amount of Indebtedness incurred in connection with such refinancing does not exceed the principal amount of the Indebtedness so refinanced (other than with respect to increased amounts attributable to unpaid accrued interest, fees and premiums (including tender premiums), defeasance costs, and underwriting discounts, fees, commissions and expenses associated therewith) and (y) all other material terms of such Indebtedness (including the interest rate) are no less favorable, individually and in the aggregate, to the Company and its Subsidiaries than the replaced or refinanced Indebtedness; or (iii) Indebtedness between or among the Company, on the one hand, and any one or more wholly owned Company Subsidiaries, on the other hand, or between or among wholly owned Company Subsidiaries; or (B) terminate, waive, modify or amend any Debt Document Waiver;
(i)   pay, discharge, compromise, settle or satisfy (or cause any insurer to pay, discharge, compromise, settle or satisfy), or offer to pay, discharge, compromise, settle or satisfy any Action in an amount equal to or greater than the amount set forth in Section 5.01(i) of the Company Disclosure Letter or which involves an admission of liability by the Company or any of its Subsidiaries or imposes material restrictions on the operations or business of the Company or its Subsidiaries, taken as a whole;
(j)   (i) omit to take any commercially reasonable action necessary to maintain or renew, as applicable, any material Intellectual Property Registrations; (ii) disclose any material Trade Secret included in the Company-Owned Intellectual Property, except in the ordinary course of business consistent with past practice of the Company and its Subsidiaries and, in each case, subject to a confidentiality agreement; or (iii) abandon, allow to lapse, assign, exclusively license, sell, transfer, create any Lien on (other than Permitted Liens) or grant any material exclusive right or covenant not to sue to any Person (other than the Company or its Subsidiaries) to any material Company-Owned Intellectual Property or Intellectual Property exclusively licensed to the Company or any Company Subsidiary, other than in the ordinary course of business;
(k)   except (i) as required by the terms of a Company Benefit Plan in effect on the Agreement Date, (ii) as set forth in Section 2.04 of the Agreement or Section 5.01(k) of the Company Disclosure Letter, (iii) as required in accordance with the applicable collective bargaining agreement of the Company or any Company Subsidiary or as otherwise required by Law or (iv) with respect to any Service Provider below the level of executive officer that do not, in the aggregate, increase the labor costs of the Company and its Subsidiaries by more than 10%, (A) grant or increase any severance, retention or termination pay (or materially amend any existing severance pay, retention or termination arrangement); (B) enter into any employment, consulting, bonus, change in control, deferred compensation or other similar agreement (or materially amend any such existing agreement); (C) establish, adopt or materially amend, or otherwise increase benefits payable under any Company Benefit Plan or collective bargaining agreement; (D) increase compensation, bonus or other benefits payable; (E) establish, adopt or enter into any plan, agreement or arrangement, or otherwise commit to gross-up, indemnify or otherwise reimburse any current or former Service Provider for any Tax incurred by such Service Provider; or (F) take any action to accelerate the vesting or time of payment of any compensation or benefit under any Company Benefit Plan;
(l)   make or authorize capital expenditures in excess of the individual and aggregate capital expenditures in the capital expenditures budget set forth in Section 5.01(l) of the Company Disclosure Letter;
(m)   adopt any plan of complete or partial liquidation or dissolution, restructuring, recapitalization or reorganization for the Company or any Company Subsidiary (excluding any internal restructuring, recapitalization or reorganization of wholly owned Company Subsidiaries);
(n)   (i) enter into, materially amend, terminate (which, for the avoidance of doubt, shall not include an automatic expiration of the term or failure to renew) or waive any material rights under any Material Contract or any Contract that would have been a Material Contract had it been entered into prior to the Agreement Date or (ii) enter into any Contract if the Company’s performance of its obligations under this Agreement or the consummation of the Transactions would give any Person the right to require any payment to or consent or other action by, or notice to, any Person under such Contract, constitute a breach or default (or constitute an event that, with or without notice or lapse of time or both, would constitute a breach or default) under such Contract, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of the Company Subsidiaries is entitled under any provision of such Contract, or result in the creation or imposition of any Lien on any asset of the Company or any of the Company Subsidiaries, in each case of the foregoing (except with respect to any Material Contract pursuant to clauses (v), (vi), (vii), (x), (xi) or (xii) of Section 3.15(a)) other than in the ordinary course of business consistent with past practice;
(o)   (A) make or change any material Tax election, (B) change any material method of Tax accounting, (C) file any material amended Tax Return, (D) enter into any closing agreement or seek any ruling from any Governmental Entity, in each case with respect to material amounts of Taxes, (E) surrender any right to claim a material refund of Taxes, (F) settle or finally resolve any Action with respect to material amounts of Taxes, (G) agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes, or (H) initiate any voluntary Tax disclosure with any Governmental Entity with respect to material amounts of Taxes; or
(p)   agree to take any of the foregoing actions in clauses (a) through (o) above.
Section 5.02   No Control.   Nothing contained in this Agreement will give Parent, Merger Sub or any of their respective Affiliates, directly or indirectly, the right to control or direct the Company’s or the Company Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement will give the Company, directly or indirectly, the right to control or direct Parent’s or its Affiliates’ operations prior to the Effective Time.
Section 5.03   Clear Market.   From the Agreement Date until the date on which the conditions set forth in Section 7.01(c) have been satisfied, Parent and Merger Sub shall not, and shall cause the Rollover Shareholders to take all actions under the Rollover and Support Agreement not to, directly or indirectly, (i) acquire or agree to acquire by merging or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business of any Person or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or equity interests or (ii) enter into or agree to enter into any material license, or joint venture, in each case, located in (including to the extent operating or conducting business in) Brazil and that would reasonably be expected to (A) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, approval from, or avoiding an Action by, any Governmental Entity necessary to consummate the Transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, (B) materially increase the risk of any Governmental Entity entering an order prohibiting the consummation of the Transactions or (C) otherwise materially delay or prevent the consummation of the Transactions.
Section 5.04   No Solicitation by the Company; Company Recommendation.
(a)   From the Agreement Date until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.01, except as explicitly permitted by Section 5.04(c) and Section 5.04(d), the Company will not, and will cause each of the Company Subsidiaries to not, and will instruct the Representatives of the Company and the Company Subsidiaries to not, and to not publicly announce any intention to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, discussion, offer or request that constitutes, or would reasonably be expected to lead to, an Alternative Proposal (an “Inquiry”) (it being understood and agreed that ministerial acts that are not otherwise prohibited by this Section 5.04 (such as answering unsolicited phone calls and informing Persons of the provisions of this Section 5.04 or contacting any Person making an Alternative Proposal solely to ascertain facts or clarify terms and conditions) will not be deemed to “solicit,” “encourage” or “facilitate” for purposes of, or otherwise constitute a violation of, this Section 5.04); (ii) furnish or cause to be furnished to any Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) any non-public information with respect to any Inquiries or the making of any proposal that constitutes, or would be reasonably expected to result in, an Alternative Proposal; (iii) enter into, continue or maintain discussions or negotiations with any Person (other than Parent, Merger Sub and their respective Affiliates) with respect to an Inquiry or an Alternative Proposal (other than informing Persons of the provisions set forth in this Section 5.04 or contacting any Person making an Alternative Proposal solely to ascertain facts or clarify terms and conditions of such Alternative Proposal for the sole purpose of the Special Committee reasonably informing itself about such Alternative Proposal); (iv) approve, agree to, accept, endorse or recommend any Alternative Proposal; (v) submit to a vote of its shareholders any Alternative Proposal; (vi) effect any Adverse Recommendation Change; provided that, subject to compliance by the Company with the terms of this Section 5.04, neither (1) the determination by the Company Board (acting at the recommendation of the Special Committee) or the Special Committee in accordance with Section 5.04(d) that an Alternative Proposal constitutes a Superior Proposal, nor (2) the delivery by the Company of the notice required by Section 5.04(d) shall in and of themselves constitute an Adverse Recommendation Change; or (vii) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument providing for an Alternative Proposal. The Company will, and will cause the Company Subsidiaries to, and will instruct its and their Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives with respect to any

Alternative Proposal and will promptly request in writing any such Third Party (together with its Representatives) that has executed a confidentiality agreement in connection with any Alternative Proposal, within the 12-month period prior to the Agreement Date, and that is in possession of confidential information heretofore furnished by or on behalf of the Company or any of the Company Subsidiaries in connection with the consideration of an Alternative Proposal (and all analyses and other materials prepared by or on behalf of such Person that contain, reflect or analyze that information) to return or destroy all such information as promptly as practicable. It is agreed that any violation of the restrictions on the Company (or instructions given or required to be given by the Company) set forth in this Section 5.04 by any Representative of the Company or any of the Company Subsidiaries (acting at the direction of the Company or the Company Subsidiaries) will constitute a breach of this Section 5.04 by the Company.
(b)   Notwithstanding anything to the contrary in Section 5.04(a), if the Company or any of the Company Subsidiaries or any of its or their respective Representatives (including members of the Special Committee) receives a bona fide Alternative Proposal by any Third Party at any time prior to the Company Shareholders Meeting, and provided there has been no material breach of Section 5.04(a) that resulted in such Alternative Proposal, the Company and its Representatives may, prior to the Company Shareholders Meeting, take the actions set forth in subsections (i) and/or (ii) of this Section 5.04(b) if the Company Board (acting at the recommendation of the Special Committee) or the Special Committee has determined, in its good faith judgment (after consultation with its financial advisor and outside legal counsel), that such Alternative Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and that the failure to take such action would reasonably be likely to be inconsistent with the directors’ fiduciary duties under applicable Law: (i) furnish or cause to be furnished non-public information to and afford access to the business, employees, officers, contracts, properties, assets, books and records of the Company and the Company Subsidiaries to the Third Party and its Representatives that made such Alternative Proposal, pursuant to an executed (and the Company and/or Company Subsidiaries may enter into a) customary confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Non-Disclosure Agreements and that does not prohibit compliance by the Company with any of the provisions of this Agreement (it being understood that the Company shall not be required to include any “standstill” provision in such confidentiality agreement), including this Section 5.04; and (ii) enter into, engage in and continue thereafter (so long as such Alternative Proposal remains reasonably likely to lead to a Superior Proposal) discussions or negotiations with the Third Party and its Representatives that made such Alternative Proposal with respect to such Alternative Proposal.
(c)   Reasonably promptly (but in no event more than 48 hours) following receipt (to the Company’s Knowledge) of any Alternative Proposal or any Inquiry, the Company will advise Parent in writing of the receipt of such Alternative Proposal or Inquiry, and the material terms and conditions of such Alternative Proposal or Inquiry (including, in each case, the identity of the Third Party making any such Alternative Proposal or Inquiry), and the Company will as reasonably promptly as practicable provide to Parent (i) a copy of such Alternative Proposal or Inquiry, if in writing; or (ii) a summary of the material terms of such Alternative Proposal or Inquiry, if oral. The Company agrees that it will promptly provide to Parent any material non-public information concerning the Company or any of the Company Subsidiaries that it provides to any other Third Party in connection with any such Alternative Proposal that has not previously been provided to Parent. In addition, the Company will keep Parent informed on a reasonably prompt basis (and in any event within 48 hours) of any material developments regarding the Alternative Proposal or any material change to the terms or status of the Alternative Proposal or Inquiry (in each case, in a manner that is not unduly disruptive of the Company’s ability to conduct good faith discussions in accordance with this Section 5.04 with the party making such Alternative Proposal and its Representatives).
(d)   Notwithstanding anything herein to the contrary, at any time prior to the Company Shareholders Meeting, the Company Board (acting at the recommendation of the Special Committee) or the Special Committee may (i) in the case of an Intervening Event or if the Company has received a Superior Proposal (after taking into account the terms of any revised offer by Parent pursuant to this Section 5.04(d)), cause the Company to effect an Adverse Recommendation Change and/or (ii) if the Company has received a Superior Proposal (after taking into account the terms of any revised offer by Parent pursuant to this Section 5.04(d)), and provided there has been no material breach of Section 5.04(a) that resulted in such Superior Proposal, cause the Company to terminate this Agreement pursuant to Section 8.01(d) to enter into a definitive written agreement providing for such Superior Proposal simultaneously with the termination of this Agreement, in the case of clauses (i) and (ii), if the Company Board (acting at the recommendation of the Special Committee) or the Special Committee has determined in good faith, after consultation with outside financial advisors and outside legal counsel, that the failure to take such action would reasonably be likely to be inconsistent with the directors’ fiduciary duties under applicable Law; provided that the Company Board or the Special Committee may not make an Adverse Recommendation Change or, in the case of a Superior Proposal, terminate this Agreement pursuant to Section 8.01(d), unless:
(i)   the Company has provided prior written notice to Parent at least three Business Days in advance (the “Notice Period”) of taking such action, which notice will advise Parent of the circumstances giving rise to the Adverse Recommendation Change, and, in the case of a Superior Proposal, that the Company Board or the Special Committee has received a Superior Proposal and includes a copy of the most recent version of such Superior Proposal (or where no such copy is available, a detailed description of the material terms and conditions);
(ii)   during the Notice Period, the Company has negotiated with Parent in good faith (if and to the extent Parent desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement so that, in the case of a Superior Proposal, such Superior Proposal ceases to constitute, in the good faith judgment of the Company Board (acting at the recommendation of the Special Committee) or the Special Committee, a Superior Proposal, or in the case of an Intervening Event, the failure to make such Adverse Recommendation Change (in the good faith judgment of the Company Board (acting at the recommendation of the Special Committee) or the Special Committee after consultation with outside financial advisors and outside legal counsel) would no longer be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law; and
(iii)   the Company Board (acting at the recommendation of the Special Committee) or the Special Committee has determined in good faith, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications made or agreed to in writing by Parent, if any, and after consultation with its outside financial advisor and outside legal counsel, that, in the case of a Superior Proposal, such Superior Proposal remains a Superior Proposal or, in the case of an Intervening Event, that the failure to make such Adverse Recommendation Change would continue to reasonably be likely to be inconsistent with the directors’ fiduciary duties under applicable Law.
If during the Notice Period any material revisions are made to the Superior Proposal, the Company will deliver a new written notice to Parent and will comply with the requirements of this Section 5.04(d) with respect to such new written notice; provided,however, that for purposes of this sentence, references to the three Business Day period above will be deemed to be references to a two Business Day period.
(e)   Nothing contained in this Agreement will prevent the Company, the Company Board or the Special Committee from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9, Rule 14e-2 or Item 1012(a) of Regulation M-A under the Exchange Act with respect to an Alternative Proposal; provided that (i) the Company Board (acting at the recommendation of the Special Committee) or the Special Committee reaffirms the Company Recommendation in such statement or in connection with such action and (ii) it is understood and agreed that any factually accurate public statement by the Company that merely describes the Company’s receipt of an Alternative Proposal and the operation of this Agreement with respect thereto and contains a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act will not constitute an Adverse Recommendation Change.
Section 5.05   Debt Documents.   The Company shall promptly (and, in any event, within two (2) Business Days) notify the Parent in writing of the occurrence of any of the following: (i) termination or expiration of the facilities provided for under any Debt Document prior to the stated maturity thereof as in effect on the Agreement Date, (ii) any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) under any Debt Document by the Company or any other Company Related Parties (including any “Default” or “Event of Default” (or similar definition in each applicable Debt Document)) or, to the Company’s Knowledge, any other party to such Debt Document, (iii) any actual or threatened withdrawal, modification or termination of a Debt Document Waiver or (iv) receipt by any Company Related Parties or any of their respective Affiliates or Representatives of any written notice from any Person with respect to any actual, threatened or alleged material breach, default, termination or repudiation by any other party to any Debt Document or of any material provision of any Debt Document (including any “Default” or “Event of Default” (or similar definition in each applicable Debt Document)). As soon as reasonably practicable, but in any event within two (2) Business Days, the Company shall provide to the Parent and its Representatives any and all information reasonably requested by the Company relating to any of the circumstances referred to in this Section 5.05.
ARTICLE VI
ADDITIONAL AGREEMENTS
Section 6.01   Preparation of the Proxy Statement and Schedule 13E-3; Company Shareholders Meeting.
(a)   As reasonably promptly as practicable following the Agreement Date, the Company will prepare a proxy statement to be sent to the Company’s shareholders relating to the authorization and approval (as applicable) of this Agreement, the Plan of Merger and the Transactions by the shareholders of the Company by the Company Shareholder Approval, including a notice convening the Company Shareholders Meeting in accordance with the Company Articles of Association (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”). Parent will furnish to the Company all information reasonably requested by the Company concerning Parent or Merger Sub, and provide such other assistance, as the Company may reasonably request in connection with the preparation, filing and distribution of the Proxy Statement. The Company will notify Parent reasonably promptly after its receipt of any comments from the SEC or any request from the SEC for amendments to the Proxy Statement and will provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand. The Company will use its reasonable best efforts to respond as reasonably promptly as practicable to any comments from the SEC with respect to the Proxy Statement, and Parent will cooperate in connection therewith. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment thereto) or responding to any comments of the SEC with respect thereto, the Company will (i) provide Parent an opportunity to review and comment on the Proxy Statement or response (including the proposed final version of the Proxy Statement or response); and (ii) consider in good faith all comments reasonably proposed by Parent.
(b)   The Company and Parent will cooperate to (i) concurrently with the preparation and filing of the Proxy Statement, jointly prepare and file with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 (together with any amendments thereof or supplements thereto, the “Schedule 13E-3”) relating to the Transactions, which will include the Proxy Statement as an exhibit, and furnish to each other all information concerning such Party as may be reasonably requested in connection with the preparation of the Schedule 13E-3; (ii) respond as reasonably promptly as practicable to any comments received from the SEC with respect to the Schedule 13E-3, including the Proxy Statement, and consult with each other prior to providing such response; (iii) as promptly as reasonably practicable, prepare and file any amendments necessary to be filed in response to any such comments; (iv) use its reasonable best efforts to have cleared by the staff of the SEC the Schedule 13E-3; and (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare and file any amendment to the Schedule 13E-3. Each Party will promptly notify the other Parties upon the receipt of any comments from the SEC in respect of the Schedule 13E-3 or any other filings associated with the Transactions, including the Proxy Statement or any beneficial ownership reports, or any request from the SEC for amendments to the Schedule 13E-3 or other associated filings, and will provide the other Parties with copies of all correspondence between such Party and its Representatives, on the one hand, and the SEC, on the other hand.

(c)   If prior to the Effective Time any change occurs with respect to information supplied by Parent for inclusion in the Proxy Statement and/or the Schedule 13E-3 that is required by Law to be described in an amendment of the Proxy Statement and/or an amendment to the Schedule 13E-3, as applicable, Parent will reasonably promptly notify the Company of such change, and Parent and the Company will cooperate in the prompt filing with the SEC of any necessary amendment to the Proxy Statement and/or an amendment to the Schedule 13E-3, as applicable, and as required by Law, in disseminating the information contained in such amendment to the Company’s shareholders. Nothing in this Section 6.01(c) will limit the obligations of any Party under Section 6.01(a).
(d)   If prior to the Effective Time any event occurs with respect to the Company or any Company Subsidiary, or any change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement and/or the Schedule 13E-3, that is required by Law to be described in an amendment of the Proxy Statement and/or an amendment to the Schedule 13E-3, the Company will reasonably promptly notify Parent of such event, and the Company and Parent will cooperate in the prompt filing with the SEC of any necessary amendment to the Proxy Statement and/or an amendment to the Schedule 13E-3, as applicable, and as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s shareholders. Nothing in this Section 6.01(d) will limit the obligations of any Party under Section 6.01(a).
(e)   The Company will, as promptly as reasonably practicable after the SEC confirms it has no further comments on the Schedule 13E-3, including the Proxy Statement, duly call, give notice of, convene and hold the Company Shareholders Meeting for the purpose of (i) seeking the Company Shareholder Approval, (ii) if required, seeking approval of an adjournment proposal and (iii) seeking approval of any other proposal necessary for authorizing and approving (as applicable) this Agreement and consummating the Transactions. Except as permitted in Section 6.01(f), the Company will not adjourn the Company Shareholders Meeting without the prior written consent of Parent. The Company will use its reasonable best efforts to (A) promptly cause the Proxy Statement to be mailed to the Company’s shareholders; and (B) except if an Adverse Recommendation Change has been made as permitted by Section 5.04(d) and remains in effect, solicit the Company Shareholder Approval, including by retaining the services of a recognized proxy solicitor. The Company Board, acting at the recommendation of the Special Committee, and the Special Committee will recommend to the Company’s shareholders that they give the Company Shareholder Approval (the “Company Recommendation”) and will include such recommendation in the Proxy Statement and the Schedule 13E-3, in each case, unless the Company Board (acting at the recommendation of the Special Committee) or the Special Committee has validly made an Adverse Recommendation Change as permitted by Section 5.04(d) that is still in effect. The Company agrees that, unless this Agreement is terminated in accordance with its terms prior thereto, its obligations to hold the Company Shareholders Meeting pursuant to this Section 6.01 will not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Alternative Proposal, by the making of any Adverse Recommendation Change by the Company Board (acting at the recommendation of the Special Committee) or the Special Committee or by any other development; provided, however, that if the public announcement of an Adverse Recommendation Change or the delivery of notice by the Company to Parent pursuant to Section 5.04(d)(i) occurs less than 10 Business Days prior to the Company Shareholders Meeting, the Company will be entitled to adjourn the Company Shareholders Meeting to a date not more than 10 Business Days after the date such Company Shareholders Meeting had previously been scheduled (but in no event to a date after the date that is five Business Days before the End Date (as defined below)).
(f)   The foregoing provisions of this Section 6.01 notwithstanding, the Company will have the right, after consultation in good faith with Parent, to make one or more adjournments of the Company Shareholders Meeting (i) to ensure that any amendment to the Proxy Statement and/or amendment to the Schedule 13E-3 required under applicable Law is timely provided to the shareholders of the Company within a reasonable amount of time, in the good faith judgment of the Company Board or the Special Committee (after consultation with outside counsel), in advance of the Company Shareholders Meeting; (ii) if required by applicable Law or a request from the SEC or its staff; or (iii) if, on a date for which the Company Shareholders Meeting is scheduled, the Company has not received proxies representing a sufficient number of Common Shares to obtain the Company Shareholder Approval, whether or not a quorum is present; provided that (A) no single such adjournment is for more than 10 Business Days except as may be required by federal securities Laws; and (B) in the case of clause (iii), the Company Shareholders Meeting is not adjourned by more than 30 days after the date for which the Company Shareholders Meeting was originally scheduled without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed so long as the Company Shareholders Meeting is adjourned to (x) a date that is more than 60 days after the date on which the Company Shareholders Meeting was originally scheduled and (y) a date that is less than five Business Days prior to the End Date) and that the Company will, and will cause its proxy solicitor to, use reasonable best efforts to solicit such additional proxies (or presence and affirmative vote in person of the Company’s shareholders at the Company Shareholders Meeting) as expeditiously as reasonably possible, it being understood that time shall be of the essence. The Company will also consider in good faith any other request by Parent to adjourn the Company Shareholders Meeting.
Section 6.02   Access to Information; Confidentiality.   Subject to applicable Law and the terms and conditions set forth in the Non-Disclosure Agreements, the Company will, and will cause each of the Company Subsidiaries to, afford to Parent and the Representatives of Parent reasonable access, upon reasonable advance notice, during the period from the Agreement Date through the Effective Time, to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company will, and will cause each of the Company Subsidiaries to, furnish reasonably promptly to Parent (a) to the extent not publicly available, a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws or commission actions; and (b) all other information concerning its business, properties and personnel as Parent may reasonably request (in each case, in a manner so as to not interfere in any material respect with the normal business operations of the Company or any Company Subsidiary); provided, however, that the Company will not be required to permit such access or make such disclosure, to the extent it determines, after consultation with outside counsel, that such disclosure or access would reasonably be likely to (i) violate the terms of any confidentiality agreement or other Contract with a Third Party (provided that the Company will use its reasonable best efforts to obtain the required consent of such Third Party to such access or disclosure or to allow for such access or disclosure (or as much of it as possible) in a manner that does not violate the terms of any confidentiality agreement or other Contract with a Third Party); (ii) result in the loss of any attorney-client privilege (provided that the Company will use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege) or (iii) violate any Law; provided, further, that the Company will not be required to disclose any materials of the Company, the Company Board or the Special Committee that relate to consideration of the Transactions. Notwithstanding anything contained in this Agreement to the contrary, the Company will not be required to provide any access or make any disclosure to Parent pursuant to this Section 6.02 to the extent such access or information is reasonably pertinent to a litigation where the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties.
Section 6.03   Efforts to Consummate.
(a)   Subject to the terms and conditions herein provided, each of Parent and the Company will use their respective reasonable best efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective as promptly as practicable after the Agreement Date the Transactions, including (i) preparing and filing with applicable Governmental Entities as promptly as reasonably practicable all necessary applications, notices, disclosures, petitions, filings, ruling requests, and other documents pursuant to any Antitrust Laws and to obtain as promptly as practicable any consents, clearances, approvals, waivers, actions, waiting period expirations or terminations, non-actions or other authorizations from Governmental Entities (“Antitrust Approvals”) and all Permits necessary, (ii) taking all steps as may be necessary to obtain all such Permits and Antitrust Approvals as promptly as reasonably practicable, and (iii) obtaining any waivers, qualifications, consents, certificates, clearances, and approvals required from third parties (other than Permits and Antitrust Approvals) in connection with the consummation of the Transactions.
(b)   In connection with the actions referenced in Section 6.03(a), each of Parent and the Company will, and will cause their respective controlled Affiliates to, (i) cooperate with each other in connection with any communication, filing or submission and in connection with any investigation or other inquiry, including any Action initiated by a private party; (ii) keep the other Party and/or its counsel promptly informed of any communication received by such Party from, or given by such Party to, any Governmental Entity or Government Official and of any communication received or given in connection with any Action by a private party, in each case, regarding any of the Transactions; (iii) consult with each other in advance of any meeting or conference regarding the Transactions with such Governmental Entity or Government Official or, in connection with any Action by a private party, with any other Person, and to the extent permitted by the applicable Governmental Entity, Government Official, or other Person, give the other Party and/or its counsel the opportunity to attend and participate in such meetings and conferences; (iv) consider in good faith the views of the other Party and keep the other Party reasonably informed of the status of matters related to the Transactions; and (v) permit the other Party and/or its counsel to review in advance, with reasonable time and opportunity to comment, give reasonable consideration to the other Party’s comments thereon, and consult with each other in advance of any proposed submission, filing or communication (and documents submitted therewith) intended to be given by it to a Governmental Entity or Government Official in connection with the Transactions; provided that materials may be redacted (x) as necessary to comply with applicable Law, (y) for legal privilege and (z) to remove references concerning (A) the valuation of the businesses of the Company and the Company Subsidiaries and (B) projections, estimates, budgets, forecasts, plans or other information of the Company and the Company Subsidiaries and other materials that the Special Committee evaluated in connection with the Transactions.
(c)   The Company will give prompt written notice to Parent, and Parent will give prompt written notice to the Company, of (i) the occurrence, or failure to occur, of any event which occurrence or failure to occur has resulted in or would reasonably be expected to result in the failure to satisfy or be able to satisfy any of the conditions specified in Article VII, and such written notice will specify the condition which has failed or will fail to be satisfied; (ii) any written notice from any Person alleging that the consent of such Person is or may be required in connection with the Transactions to the extent such consent is material to the Company and the Company Subsidiaries, taken as a whole; (iii) any material written notice from any Governmental Entity in connection with the Transactions; and (iv) any shareholder Action against the Company, any Company Subsidiary and/or their respective directors or officers relating to the Transactions; provided that the delivery of any notice pursuant to this Section 6.03(c) will not limit or otherwise affect the remedies available hereunder to Parent or the Company.
(d)   Without limiting anything in this Section 6.03, Parent and Merger Sub agree to take promptly any and all steps necessary or reasonably advisable or as may be required by any Governmental Entity to avoid or eliminate each and every impediment and obtain all Permits and Antitrust Approvals under any applicable Laws that may be required by any Governmental Entity so as to enable the Parties to consummate the Transactions, including the Merger, as expeditiously as possible, including committing to and effecting, by consent decree, hold separate order, trust or otherwise, (A) selling, divesting, licensing or otherwise disposing of, or holding separate and agreeing to sell, divest, license or otherwise dispose of, any assets of the Company or its Subsidiaries, (B) terminating, amending or assigning existing relationships and contractual rights and obligations of the Company and/or its Subsidiaries, (C) requiring the Company or any of its Subsidiaries to grant any right or commercial or other accommodation to, or enter into any material commercial contractual or other commercial relationship with, any third party and (D) imposing limitations on the Company or its Subsidiaries with respect to how they own, retain, conduct or operate all or any portion of their respective businesses or assets; provided that: (i) Parent, Merger Sub and its Affiliates shall not be obligated to take the foregoing actions contemplated by this sentence with respect to Parent, Merger Sub, or their respective Affiliates (other than the Company and its Subsidiaries after the Closing), or their respective assets, categories of assets, businesses, relationships, contractual rights, obligations or arrangements, and any Intellectual Property rights thereto or embodied therein or any venture or other arrangement and (ii) any such action is conditioned upon the consummation of the Transactions.
Section 6.04   Indemnification, Exculpation and Insurance.
(a)   Parent agrees that, for a period of six years from and after the Effective Time, all rights existing as of the Agreement Date to indemnification, advancement of expenses and exculpation from

Liabilities for acts or omissions occurring at or prior to the Effective Time in favor of the current and/or former directors, officers or employees of the Company and the Company Subsidiaries as provided in their respective memorandum and articles of association or by-laws (or comparable organizational documents) and any indemnification or other similar agreements of the Company or any of the Company Subsidiaries in effect as of the Agreement Date will continue in full force and effect in accordance with their terms, and Parent will cause the Surviving Company and the Company Subsidiaries to perform their respective obligations thereunder. Without limiting the foregoing, from and after the Effective Time, Parent shall, and shall cause the Surviving Company to, indemnify and hold harmless each individual who was prior to or is as of the Agreement Date, or who becomes prior to the Effective Time, a director, officer or employee of the Company or any of the Company Subsidiaries or who was prior to or is as of the Agreement Date, or who thereafter commences prior to the Effective Time, serving at the request of the Company or any of the Company Subsidiaries as a director, officer or employee of another Person (the “Company Indemnified Parties”), against all claims, Liabilities, Judgments, fines, fees, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred in connection with any Action (including with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement and the Transactions)), arising out of or pertaining to the fact that the Company Indemnified Party is or was a director, officer or employee of the Company or any Company Subsidiary or is or was serving at the request of the Company or any Company Subsidiary as a director, officer or employee of another Person, whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent permitted under applicable Law. In the event of any such Action, (x) each Company Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such Action from the Surviving Company within 10 Business Days of receipt by the Surviving Company from the Company Indemnified Party of a request therefor; provided that any Person to whom expenses are advanced provides an undertaking, if and only to the extent required by applicable Law, the Surviving Company’s memorandum and articles of association (or comparable organizational documents) or any applicable indemnification agreement, to repay such advances if it is ultimately determined by final non-appealable adjudication that such Person is not entitled to indemnification and (y) the Surviving Company will cooperate in the defense of any such matter. Notwithstanding anything to the contrary contained in this Agreement, Parent shall not (and Parent shall cause the Surviving Company not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation, unless such settlement, compromise, consent or termination includes an unconditional release of all of the Company Indemnified Parties covered by the claim, action, suit, proceeding or investigation from all liability arising out of such claim, action, suit, proceeding or investigation.
(b)   For a period of six years from and after the Effective Time, the Surviving Company will, and Parent will cause the Surviving Company to, either maintain or cause to be maintained in effect the current policies of directors’ and officers’ liability insurance, fiduciary liability insurance and employment practices liability insurance maintained by the Company or the Company Subsidiaries or provide substitute policies for the Company and Company Subsidiaries and the insured Persons who are covered by such insurance currently maintained by the Company and the Company Subsidiaries (the “Current Insurance”), in either case, with limits not less than the existing coverage and having other terms not less favorable to the insured Persons than the Current Insurance with respect to claims and matters arising from facts or events that occurred on or before the Effective Time, except that in no event will the Surviving Company be required to pay with respect to such insurance policies in respect of any one policy year more than 300% of the aggregate annual premium most recently paid by the Company prior to the Agreement Date (the “Maximum Amount”), and if the Surviving Company is unable to obtain the insurance required by this Section 6.04(b) it will obtain as much comparable insurance as possible for each year within such six-year period for an annual premium equal to the Maximum Amount. In lieu of such insurance, prior to the Closing Date the Company may, at its option (and shall, if Parent so requests), purchase “tail” directors’ and officers’ liability insurance, fiduciary liability insurance and employment practices liability insurance for a period of six years for the Company and the Company Subsidiaries and the insured Persons who are covered by Current Insurance, such tail insurance to provide coverage with limits not less than, and to have other terms not less favorable to the insured Persons than, the Current Insurance with respect to claims arising from facts or events that occurred on or before the Effective Time; provided that in no event will the aggregate cost of any such tail insurance exceed the Maximum Amount. Parent will cause the Surviving Company to, and the Surviving Company will, maintain such insurance policies in full force and effect without any amendment adverse to the insured Persons thereunder, and continue to honor the obligations thereunder.
(c)   The provisions of this Section 6.04 (i) will survive consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Company Indemnified Parties) to the extent of such indemnified or insured party’s interest herein, and his or her heirs and estates, and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.
(d)   From and after the Effective Time, Parent shall guarantee the prompt payments of the obligations of the Surviving Company and the Company Subsidiaries under this Section 6.04.
(e)   In the event that the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Surviving Company will cause proper provision to be made so that the successors and assigns of the Surviving Company assume the Surviving Company’s obligations set forth in this Section 6.04.
(f)   Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to insurance claims pursuant to any applicable insurance policy or indemnification agreement, it being understood and agreed that the indemnification provided for in this Section 6.04 is not prior to or in substitution for any such claims pursuant to such policies or agreements.
Section 6.05   Transaction Litigation.   The Company will give Parent prompt notice of any shareholder Action commenced, or to the Company’s Knowledge, threatened, against the Company, any Company Subsidiary and/or their respective directors or officers relating to the Transactions. The Company will give Parent the reasonable opportunity to consult with the Company and participate in the defense or settlement of any shareholder Action against the Company, any Company Subsidiary and/or their respective directors or officers relating to the Transactions. None of the Company, any Company Subsidiary or any Representative of the Company will compromise, settle or come to an arrangement regarding any such shareholder Action, in each case, unless Parent has consented thereto in writing (such consent not to be unreasonably withheld, conditioned or delayed); provided that the Company may compromise, settle or come to an agreement regarding shareholder Actions, if the resolution of such litigation requires only additional disclosure by the Company in the Proxy Statement or the Schedule 13E-3. For purposes of this Section 6.05, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the shareholder Action by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not waived), and Parent may offer comments or suggestions with respect to such shareholder Action that the Company will consider in good faith with the Company retaining authority over such shareholder Action.
Section 6.06   Public Announcements.   Each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the Transactions will be issued by or on behalf of any of them or their Subsidiaries without the prior written consent of the Company (as to any release by Parent or its Affiliates), and Parent (as to any release by the Company or its Subsidiaries), which consent of such Parties will not be unreasonably withheld or delayed, except as such release or announcement may be required by applicable Law or the rules or regulations of any applicable national securities exchange or Governmental Entity to which the relevant party is subject, in which case the party required to make the release or announcement will use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance. The Company, Parent and Merger Sub agree that the initial press release announcing the execution and delivery of this Agreement will be a joint press release of Parent and the Company and will not be issued prior to the approval of each of Parent and the Company. In addition, each of the Company, Parent and the Sponsors, will be entitled to issue separate press releases announcing the execution and delivery of this Agreement which, in the case of the Company’s initial press release, will be subject to prior approval of Parent and, in the case of Parent’s and the

Sponsors’ press releases, will be subject to the prior approval of the Company (in all cases, such approval not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing provisions of this Section 6.06, (i) the Sponsors, Parent, the Representatives of Parent or the Sponsors, the Company and the Representatives of the Company may make public releases or announcements concerning the Transactions that are substantially consistent with previous press releases or announcements made by Parent, the Sponsors and/or the Company in compliance with this Section 6.06, (ii) the Sponsors, Parent, the Representatives of Parent or the Sponsors, the Company and the Representatives of the Company may make public statements to the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are materially consistent with previous press releases, public disclosures or public statements made by the Company, Parent or the Sponsors in compliance with this Section 6.06 and do not reveal material, non-public information regarding the other parties, the Merger, or the other Transactions, (iii) Sponsors, Parent, the Representatives of Parent or Sponsors, the Company and the Representatives of the Company may make internal announcements to their respective employees, and the Company and its Affiliates may make announcements to their respective customers; provided that such announcements are (a) in form and substance reasonably acceptable to the other Party and (b) regarding a general description of the Transactions that is otherwise consistent with the Parties’ permitted prior public disclosures regarding this Agreement and the Transactions, and (iv) the restrictions set forth in this Section 6.06 do not apply to any release or announcement (or any portion thereof) made or proposed to be made in connection with, or in response to, an Adverse Recommendation Change or an Alternative Proposal. Notwithstanding the foregoing, Parent, Merger Sub, the Sponsors and their respective Affiliates, without consulting with the Company, may provide ordinary course communications regarding this Agreement and the transactions contemplated hereby to existing or prospective investors, general and limited partners, equityholders, members and managers of any Affiliates of such person, in each case, who are subject to customary confidentiality restrictions.
Section 6.07   Employment and Company Benefits.
(a)   For the period commencing at the Effective Time and ending on the first (1st) anniversary of the date on which the Effective Time occurs, Parent will, or will cause the Surviving Company to, provide each Company Employee with (i) a base salary or hourly wage rate that is no less favorable than the base salary or hourly wage rate provided to such Company Employee immediately prior to the Closing Date, (ii) target short- and long-term cash incentive compensation opportunities that are substantially comparable in the aggregate to the short- and long-term cash incentive compensation opportunities in effect for the Company Employee immediately prior to the Closing Date (for purposes of clarity, excluding equity or equity-based compensation and retention or change in control compensation), and (iii) other compensation and benefits (for purposes of clarity, excluding equity or equity-based compensation and retention or change in control compensation) that, with respect to each Company Employee, are substantially comparable in the aggregate to other compensation and benefits provided to such Company Employee immediately prior to the Closing Date. For purposes of this Agreement, “Company Employee” means any employee of the Company or any Company Subsidiary who is employed at the Closing Date and who remains employed with the Surviving Company, any of its Subsidiaries, or any other Affiliate of Parent immediately following the Closing. With respect to the matters addressed by this Section 6.07(a), to the extent that applicable Law imposes any requirements that are more favorable to a Company Employee, such requirements shall control (but in no event shall any such Company Employee be entitled to any duplication of benefits by reason thereof).
(b)   Parent shall, or shall cause the Company to, provide each Company Employee who incurs a termination of employment within 1 year of the Closing Date with severance payments and benefits that are no less favorable than the greater of the severance payments and benefits that such Company Employee would have received from the Company with respect to such termination had such termination occurred immediately prior to the Closing. With respect to the matters addressed by this Section 6.07(b), to the extent that applicable Law imposes any requirements that are more favorable to a Company Employee, such requirements shall control (but in no event shall any such Company Employee be entitled to any duplication of benefits by reason thereof).
(c)   For purposes of vesting, eligibility to participate and level of benefits under any employee benefit plans of Parent and its Subsidiaries (exclusive of the Company) in which any Company

Employees become eligible to participate on or after the Closing Date (the “New Plans”), Parent shall, or shall cause the Company or any of its Subsidiaries to, provide each Company employee with credit for his or her years of service with the Company and any respective predecessors before the Closing Date; provided that the foregoing service credit shall not be required to apply (x) to the extent that its application would result in a duplication of benefits with respect to the same period of service or (y) with respect to any defined benefit pension plan or retiree medical benefits. In addition, and without limiting the generality of the foregoing, (i) Parent shall, or shall cause the Company or any of its Subsidiaries to, cause each Company employee to be immediately eligible to participate, without any waiting time, in any and all New Plans providing medical, dental, pharmaceutical or vision benefits, and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Company employee during the plan year in which the Closing Date occurs, Parent shall, or shall cause the Company or any of its Subsidiaries to, cause (x) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company employee and his or her covered dependents and (y) any eligible expenses incurred by any Company employee and his or her covered dependents during the portion of the plan year during which the Closing Date occurs to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
(d)   No provision of this Agreement will (i) create any right in any Company Employee or any other employee of the Company or any Company Subsidiary to continued employment by Parent, the Surviving Company or their respective Affiliates, or preclude the ability of Parent or the Surviving Company or their respective Affiliates to terminate the employment of any employee for any reason; (ii) require Parent or the Surviving Company or any of their respective Affiliates to continue any particular Company Benefit Plans or prevent the amendment, modification or termination thereof after the Closing Date; or (iii) be treated as an amendment to any employee benefit plan of Parent or the Company or any of their respective Affiliates. Without limiting the generality of Section 9.07, and any provision in this Agreement to the contrary notwithstanding, nothing in this Section 6.07 will create any third-party beneficiary rights in any Person, including any Company Employee or current or former Service Provider of the Company or its Affiliates (or any beneficiaries or dependents thereof).
Section 6.08   Merger Sub; Parent Subsidiaries.   Parent will cause each of Merger Sub and any other applicable Affiliate of Parent to comply with and perform all of its obligations under or relating to this Agreement and the Plan of Merger, including, in the case of Merger Sub, to consummate the Merger on the terms and conditions set forth in this Agreement and the Plan of Merger. Immediately following the execution of this Agreement, Parent, as sole shareholder of Merger Sub, will authorize and approve (as applicable) this Agreement and the Plan of Merger.
Section 6.09   Stock Exchange Delisting; Deregistration.   Prior to the Closing Date, the Company will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of Nasdaq to enable the delisting by the Surviving Company of the Common Shares from Nasdaq, the deregistration of the Common Shares under the Exchange Act and the suspension of the Company’s reporting obligations as promptly as practicable after the Effective Time.
Section 6.10   No Amendment to Parent Group Contracts.   Without the Company’s prior written consent, Parent, Sponsor and Merger Sub shall not enter into any Contract or amend, modify, withdraw or terminate any Parent Group Contract or waive any rights thereunder in a manner that would (i) result, directly or indirectly, in any of the Rollover Shares ceasing to be treated as Excluded Shares or decrease the aggregate number of Rollover Shares of the Rollover Shareholders (provided that (x) Parent may increase or decrease the number of Rollover Shares of any of the Persons (or their respective Affiliates) set forth on Schedule E so long as the aggregate Rollover Shares thereof does not decrease below the minimum number set forth on such Schedule E and (y) Parent shall obtain the Company’s prior written consent (not to be unreasonably withheld, conditioned or delayed) in connection with any increase in the number of Rollover Shares of any Persons (or their respective Affiliates) not set forth on such Schedule E), in each case, other than as provided in the Rollover and Support Agreement, (ii) individually or in the aggregate, prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the other Transactions or (iii) prevent or materially impair the ability of any management member or director of the Company, with respect to any Superior Proposal, taking any of the actions (in such individual’s capacity as a management member or director of the Company acting on behalf of the Company), described in Section 5.04(b) and Section 5.04(d), to the extent such actions are permitted to be taken by the Company thereunder; provided that in no event shall Parent amend or modify the Rollover and Support Agreement or the Equity Commitment Letters in any manner that is adverse to the rights of the Company to enforce certain terms thereof as a third-party beneficiary without the Special Committee’s prior written consent. Within three (3) Business Days prior to the Company Shareholders Meeting, Parent and Merger Sub shall provide the Company with a copy of any Contract (other than any Contract entered into by and between any Rollover Shareholder or Sponsor or any Affiliate thereof, on the one hand, and any other Affiliate of such Rollover Shareholder or Sponsor, any limited partner or co-investor of any Affiliate of Sponsor, or any affiliated investment fund or investment vehicle that is advised, managed or sponsored by the investment or fund manager of Sponsor or any Affiliate thereof (or any general partner, limited partner or officer thereof), on the other hand) (each an “Applicable Contract”) relating to the Transactions that is entered into after the Agreement Date and to which any of Parent, Merger Sub, Rollover Shareholders or Sponsor is a party. Parent shall notify the Company in writing within three (3) Business Days prior to the Company Shareholders Meeting, if any Applicable Contract is modified pursuant to which any management members, directors or shareholders of the Company, or any of their respective Affiliates, receives any consideration or other economic interest from any person in connection with the Transaction that is not provided or expressly contemplated in the Parent Group Contracts as of the Agreement Date, including any carried interest, share option, share appreciation right or other forms of equity or quasi-equity right. Parent and Merger Sub agree that any action taken by any party to the Interim Investors Agreement who is not a party to this Agreement that would constitute a breach of this Section 6.10 if such Person were a party to this Agreement for the purposes of this Section 6.10 shall be deemed to be a breach of this Section 6.10.
Section 6.11   Financing.
(a)   Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the proceeds of the Financing as soon as practicable, and in any event no later than the Closing, on the terms and conditions described in the Equity Commitment Letters, including using (and causing its Subsidiaries to use) their respective reasonable best efforts to: (i) comply with and maintain in full force and effect the Equity Commitment Letters in accordance with the terms and conditions thereof; (ii) enter into definitive agreements with respect thereto on the terms and subject only to the conditions contained in the Equity Commitment Letters and comply with and maintain in full force and effect the Equity Commitment Letters in accordance with the terms and subject only to the conditions thereof, so that the Equity Commitment Letters are in full force and effect as promptly as practicable after the Agreement Date, but in no event later than the Closing; and (iii) draw down upon and consummate the Financing at or prior to the Closing.
(b)   Neither Parent nor its Affiliates shall agree to any amendment, supplement or other modification to, obtain any replacement of, or grant any waivers of, any condition or other provision of any Equity Commitment Letter in a manner that is reasonably likely to materially delay or prevent the Closing without the prior written consent of the Company. Parent shall not permit, release or consent to the withdrawal, termination, repudiation or rescission of the Equity Commitment Letters or any definitive agreement with respect to the Financing and shall not permit, release or consent to the termination of the obligations of any party to the Equity Commitment Letters, in each case, without the prior written consent of the Company.
(c)   In no event shall Parent or Merger Sub or any of their Affiliates (which for purposes of this Section 6.11(c) shall be deemed to include the parties to the Equity Commitment Letters and their Affiliates) prohibit or seek to prohibit any bank or investment bank or other potential provider of debt financing, from providing or seeking to provide financing or financial advisory services to any Person in connection with a transaction relating to the Company or its Subsidiaries or in connection with the Merger or the other Transactions.

(d)   Each of Parent and Merger Sub acknowledges and agrees that neither the obtaining of the Financing nor the obtaining of any alternative financing is a condition to the Merger or the Closing and reaffirms its obligation to consummate the Merger and the other Transactions irrespective and independently of the availability of the Financing or any alternative financing, subject to the applicable conditions set forth in Section 7.01 and Section 7.02.
(e)   Parent and Merger Sub acknowledge and agree that none of the Company or its Subsidiaries or their respective Affiliates or its and their Affiliates’ respective Representatives shall incur any liability to any Person under any financing that Parent and Merger Sub may raise in connection with the Transactions or any cooperation provided pursuant to this Section 6.11.
(f)   Any breach of the Equity Commitment Letters by Parent shall be deemed a breach by Parent of this Section 6.11. Parent shall (i) furnish the Company with complete, correct and executed copies of each amendment, waiver or other modification of the Equity Commitment Letters and any alternative financing agreement promptly upon their execution, (ii) give the Company prompt (but, in any event, within two (2) Business Days) written notice of any breach (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) or threatened breach by any party to the Equity Commitment Letters or any alternative financing agreement of which Parent or Merger Sub becomes aware and any actual or threatened withdrawal, repudiation or termination thereof of which Parent or Merger Sub becomes aware and, in each case, any written notice or other communication with respect to any of the foregoing, (iii) give the Company prompt (but, in any event, within two (2) Business Days) written notice of each material dispute or disagreement between or among the parties to the Equity Commitment Letters, (iv) notify the Company if for any reason Parent no longer believes in good faith that it will be able to obtain all or any portion of the Financing contemplated by the Equity Commitment Letters, on the terms described therein and (v) upon reasonable request of the Company, promptly provide an update in reasonable detail of the status of its efforts to arrange the Financing (or any alternative financing).
(g)   The parties hereto acknowledge that, in the event that a Debt Document Waiver is withdrawn, modified or terminated, Parent may attempt to arrange third party debt financing for the purpose of funding the transactions contemplated by this Agreement (the “Debt Financing”) and, if Parent so chooses to seek the Debt Financing, the Company shall use reasonable best efforts to provide, and shall use reasonable best efforts to cause its Subsidiaries and their respective Representatives to provide, such customary cooperation as is reasonably requested by Parent in connection with the Debt Financing.
ARTICLE VII
CONDITIONS PRECEDENT
Section 7.01   Conditions to Each Party’s Obligation to Effect the Merger.   The respective obligation of each Party to effect the Merger is subject to the satisfaction or, to the extent permitted by Law, waiver at or prior to the Closing of the following conditions:
(a)   Shareholder Approval.   The Company Shareholder Approval shall have been obtained.
(b)   No Legal Restraints.   No applicable Law and no Judgment, preliminary, temporary or permanent, or other legal restraint or prohibition and no binding order or determination by any Governmental Entity (collectively, the “Legal Restraints”) is in effect that prevents, makes illegal or prohibits the consummation of the Merger and the other Transactions.
(c)   Requisite Regulatory Approvals.   The Requisite Regulatory Approvals have been obtained and remain in full force and effect.
Section 7.02   Conditions to Obligations of the Company.   The obligations of the Company to consummate the Merger are further subject to the satisfaction or, to the extent permitted by Law, waiver at or prior to the Closing of the following conditions:
(a)   Representations and Warranties.   (i) The representations and warranties of Parent and Merger Sub contained in this Agreement (except for the representations and warranties contained in Section 4.01, Section 4.02, Section 4.07 and Section 4.12) are true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect; and (ii) the representations and warranties of Parent and Merger Sub contained in Section 4.01, Section 4.02, Section 4.07 and Section 4.12 are true and correct in all material respects at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).
(b)   Performance of Obligations of Parent and Merger Sub.   Parent and Merger Sub have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing.
(c)   Parent Certificate.   Parent has delivered to the Company a certificate, dated as of the Closing Date and signed by an authorized officer of Parent, certifying to the effect that the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.
Section 7.03   Conditions to Obligations of Parent and Merger Sub.   The obligations of Parent and Merger Sub to consummate the Merger are further subject to the satisfaction or, to the extent permitted by Law, waiver at or prior to the Closing of the following conditions:
(a)   Representations and Warranties.   (i) The representations and warranties of the Company contained in this Agreement (except for the representations and warranties contained in Section 3.01, Section 3.02(a), Section 3.03, Section 3.04, Section 3.05(a)(i) (solely with respect to the Company), Section 3.09(b), Section 3.19, the first sentence of Section 3.20 and Section 3.21) are true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect; (ii) the representations and warranties of the Company contained in Section 3.01, Section 3.02(a), Section 3.03(b) (solely with respect to the Company’s Subsidiaries), Section 3.03(c)-(d), Section 3.04, Section 3.05(a)(i) (solely with respect to the Company), Section 3.19, the first sentence of Section 3.20 and Section 3.21 are true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date) in all material respects; (iii) the representations and warranties of the Company set forth in Section 3.03(a) and (solely with respect to the Company) Section 3.03(b) are true and correct as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for any inaccuracies that are, taken together in the aggregate, de minimis as compared to the total number of shares set forth in Section 3.03(a); and (iv) the representations and warranties of the Company set forth in Section 3.09(b) are true and correct as of the Closing as if made at and as of such time in all respects.
(b)   Performance of Obligations of the Company.   The Company has performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.
(c)   No Material Adverse Effect.   Since the Agreement Date, there has not occurred any circumstance, occurrence, effect, change, event, or development that has had or would reasonably be expected to have a Company Material Adverse Effect that is continuing as of the Closing.
(d)   Company Certificate.   The Company has delivered to Parent a certificate, dated as of the Closing Date and signed by its Principal Executive Officer or Principal Financial Officer, certifying to the effect that the conditions set forth in Section 7.03(a), Section 7.03(b), and Section 7.03(c) have been satisfied.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
Section 8.01   Termination.   This Agreement may be terminated at any time prior to the Effective Time (except with respect to Section 8.01(d) and Section 8.01(f), whether before or after receipt of the Company Shareholder Approval):
(a)   by mutual written consent of the Company (provided that such termination has been approved by the Special Committee) and Parent;
(b)   by either the Company (acting at the recommendation of the Special Committee) or Parent:
(i)   if the Merger is not consummated on or before 5:00 p.m., Eastern Time, on August 10, 2024 (the “End Date”); provided that the right to terminate this Agreement under this Section 8.01(b)(i) will not be available to any Party whose breach of any provision of this Agreement or the Rollover and Support Agreement directly or indirectly principally causes or results in the failure of the Merger to be consummated by the End Date; provided that in the event a Specified Event occurs, the End Date shall automatically be extended to the date that is thirty-one (31) days after the End Date; or
(ii)   if the condition set forth in Section 7.01(b) is not satisfied and the Legal Restraint giving rise to such non-satisfaction has become final and non-appealable; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 8.01(b)(ii) shall have used its reasonable best efforts as required hereby to remove such Legal Restraint; provided, further, that the right to terminate this Agreement under this Section 8.01(b)(ii) will not be available to a Party if the issuance of such Legal Restraint was primarily due to the failure of such Party, and, in the case of Parent, the failure of Merger Sub, to perform any of its obligations under this Agreement.
(c)   by the Company (acting at the recommendation of the Special Committee), if Parent or Merger Sub has breached any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of Parent or Merger Sub has become untrue, in each case, such that the conditions set forth in Section 7.02(a) or Section 7.02(b), as the case may be, could not be satisfied as of the Closing Date; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.01(c) unless any such breach or failure to be true has not been cured by the earlier of (i) 20 Business Days after written notice by the Company to Parent informing Parent of such breach or failure to be true and (ii) the day prior to the End Date; and provided, further, that the Company may not terminate this Agreement pursuant to this Section 8.01(c) if the Company is then in breach of this Agreement in any material respect;
(d)   by the Company (acting at the recommendation of the Special Committee) prior to receipt of the Company Shareholder Approval, in order to enter into a definitive written agreement providing for a Superior Proposal in accordance with Section 5.04(d); provided that the Company pays the Termination Fee substantially concurrently with such termination (it being understood that the Company will enter into such definitive written agreement substantially concurrently with such termination of this Agreement);
(e)   by Parent, if the Company has breached any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of the Company has become untrue, in each case, such that the conditions set forth in Section 7.03(a), Section 7.03(b), or Section 7.03(c), as the case may be, could not be satisfied as of the Closing Date; provided, however, that Parent may not terminate this Agreement pursuant to this Section 8.01(e) unless any such breach or failure to be true has not been cured by the earlier of (i) 20 Business Days after written notice by Parent to the Company informing the Company of such breach or failure to be true and (ii) the day prior to the End Date; and provided, further, that Parent may not terminate this Agreement pursuant to this Section 8.01(e) if Parent or Merger Sub is then in breach of this Agreement or the Rollover and Support Agreement in any material respect;
(f)   by Parent prior to the Company Shareholders Meeting if (i) an Adverse Recommendation Change has occurred (provided that a written notice delivered by the Company to Parent pursuant to

Section 5.04(d)(i) stating the Company’s intention to make an Adverse Recommendation Change in advance thereof will not in and of itself result in Parent having any termination rights pursuant to this Section 8.01(f)), (ii) in the case of a tender offer or exchange offer subject to Regulation 14D under the Exchange Act made by a Third Party the Special Committee fails to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, rejection of such tender offer or exchange offer within 10 business days of the commencement of such tender offer or exchange offer or (iii) after the public disclosure of an Alternative Proposal and Parent’s request to reaffirm the Company Recommendation, the Special Committee fails to publicly reaffirm the Company Recommendation no later than the earlier of (A) 10 Business Days after Parent so requests in writing and (B) two Business Days prior to the End Date; provided that the Company must receive the request from Parent at least 24 hours prior to such reaffirmation being required; provided, further, that in no event will the Company or the Special Committee be obligated to publicly reaffirm the Company Recommendation on more than one occasion with respect to each such publicly announced Alternative Proposal or on more than one occasion with respect to each publicly announced material modification thereof; or
(g)   by the Company (acting at the recommendation of the Special Committee) if the Company Shareholder Approval has not been obtained at a duly convened Company Shareholders Meeting or any due adjournment thereof at which a vote on the Merger was taken.
Section 8.02   Effect of Termination.   In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.01, this Agreement will forthwith become void and have no effect, without any Liability on the part of the Parties (or any shareholder or Representative of a Party), other than Liability arising from the final sentence of Section 6.02, Section 6.06, this Section 8.02, Section 8.03 and Article IX, which provisions will survive such termination of this Agreement; provided that nothing herein will relieve a Party from Liability resulting from such Party’s Fraud or willful breach of this Agreement. For purposes of this Agreement, “willful breach” means a material breach that is a consequence of an act or omission undertaken by the breaching Party with the Knowledge that the taking of, or failure to take, such act would, or would reasonably be expected to, cause or constitute a breach of this Agreement; it being acknowledged and agreed, without limitation, that any failure by any Party to consummate the Merger and the other Transactions after the applicable conditions thereto have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, which conditions would be capable of being satisfied at such time) will constitute a willful breach of this Agreement.
Section 8.03   Fees and Expenses.   Except as specifically provided for herein, all fees and expenses incurred in connection with the Merger and the other Transactions will be paid by the Party incurring such fees or expenses, whether or not such transactions are consummated.
(a)   The Company will pay to Parent a fee of $20,000,000 (the “Termination Fee”) if:
(i)   the Company terminates this Agreement pursuant to Section 8.01(d) or Parent terminates this Agreement pursuant to Section 8.01(f); or
(ii)   (A) after the Agreement Date but prior to the termination of this Agreement pursuant to Section 8.01, an Alternative Proposal is made by a Third Party to the Company or the Special Committee and not withdrawn (publicly if such Alternative Proposal has been made known publicly) prior to the Company Shareholders Meeting or is made directly to the Company’s shareholders by a Third Party and not publicly withdrawn prior to the Company Shareholders Meeting; (B) thereafter this Agreement is terminated by Parent or the Company pursuant to Section 8.01(b)(i), or by Parent pursuant to Section 8.01(e); and (C) within twelve (12) months of such termination, (x) the Company enters into a definitive Contract for an Alternative Proposal and such Alternative Proposal is consummated (whether during or after such twelve-month period) or (y) an Alternative Proposal is consummated; provided, however, that for purposes of this Section 8.03(a)(ii), the references to 20% in the definition of “Alternative Proposal” will be deemed to be references to 50%.
Any Termination Fee due under this Section 8.03(a) will be paid by wire transfer of same-day funds (x) in the case of termination of this Agreement pursuant to Section 8.01(d), substantially concurrently with and not later than the next Business Day following such termination, (y) in the case of termination of this Agreement pursuant to Section 8.01(f), no later than the fifth Business Day immediately following the date of such termination, and (z) in the case of clause (ii) above, on the date of consummation as referred to in clause (ii)(C) above.
(b)   The Parties acknowledge that the agreements contained in this Section 8.03 are an integral part of the Transactions and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails to pay the Termination Fee as and when due to Parent pursuant to this Section 8.03, it will also be obligated to pay any costs and expenses incurred by Parent in connection with a legal action to enforce this Agreement that results in a judgment against the Company for the Termination Fee (the “Costs and Expenses”), together with interest on the amount of any unpaid Termination Fee and Costs and Expenses at the publicly announced prime rate set forth in The Wall Street Journal, Eastern Edition, from the date such Termination Fee and/or Costs and Expenses were required to be paid to (but excluding) the payment date (the “Interest”).
(c)   If Parent receives payment of the Termination Fee (and if payable pursuant to this Section 8.03, the Costs and Expenses and/or Interest) under the circumstances in which it is payable as provided in this Section 8.03, the receipt of the Termination Fee, together with the Costs and Expenses and/or Interest, if payable pursuant to this Section 8.03, will be (i) the sole and exclusive remedy of Parent and Merger Sub against the Company and its Subsidiaries and any of their respective direct or indirect former, current or future general or limited partners, shareholders, members, managers, directors, officers, employees, agents, Affiliates or assignees of any of the foregoing (collectively, the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the Transactions to be consummated or for any breach or failure to perform hereunder or otherwise, and upon payment of such amount (in circumstances where the Termination Fee is payable), none of the Company Related Parties shall have any further liability or obligation whatsoever relating to or arising out of this Agreement or the Transactions and (ii) deemed to be liquidated damages for any and all damages or losses suffered or incurred by Parent, Merger Sub or any of its Affiliates in connection with this Agreement and the termination of this Agreement (or any matter forming the basis for such termination), and neither Parent, Merger Sub nor any of their respective Affiliates will be entitled to bring any Action or otherwise be entitled to any remedy against the Company or any of its Affiliates, at law or in equity or otherwise, arising from or in connection with this Agreement (including the termination thereof) or any of the Transactions. Any payment of the Termination Fee made by the Company will be payable only once and not in duplication even though such payment may be payable under one or more provisions of this Section 8.03.
(d)   No member of the Parent Group (other than Parent or Merger Sub) will be liable for monetary damages for breaches under this Agreement. Parent or Merger Sub will not have Liability under this Agreement, other than for Parent or Merger Sub’s Fraud or willful breach of this Agreement; provided, that in no event shall Parent and Merger Sub be liable for monetary damages in excess of the Parent Liability Cap. In no event will the Company or any Company Subsidiary seek or obtain, nor will they permit any of their Representatives or any other person acting on their behalf to seek or obtain, nor will any person be entitled to seek or obtain, any monetary recovery or monetary award against any member of the Parent Group, other than (i) Parent or Merger Sub or (ii) any of the parties to the Equity Commitment Letters pursuant to the terms and conditions of the Equity Commitment Letters (subject to the limitations set forth therein), for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement (whether willfully, intentionally, unintentionally or otherwise) or failure to perform hereunder (whether willfully, intentionally, unintentionally or otherwise) or other failure of the Merger or the other Transactions to be consummated (whether willfully, intentionally, unintentionally or otherwise). For the avoidance of doubt, no member of the Parent Group (other than (i) Parent or Merger Sub or (ii) any of the parties to the Equity Commitment Letters pursuant to the terms and conditions of the Equity Commitment Letters (subject to the limitations set forth therein)) shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions (including the Equity Commitment Letters or the Support and the Rollover Agreement), and in no event shall the Company, any Company Subsidiary or any Company Related Party seek, or permit to be sought, on behalf of the Company, any Company Subsidiary or any Company Related Party, seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive against the Parent Group (other than (i) Parent or Merger Sub or (ii) any of the parties to the Equity Commitment

Letters pursuant to the terms and conditions of the Equity Commitment Letters (subject to the limitations set forth therein)) for, or with respect to, this Agreement, the Equity Commitment Letters or the Support and Rollover Agreement or the transactions contemplated hereby and thereby (including any breach by the Parent, Merger Sub or the Sponsors), the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable law arising out of any such breach, termination or failure. For purposes of this Agreement, the “Parent Liability Cap” means $86,000,000.
Section 8.04   Amendment.   This Agreement may be amended by the Parties at any time before or after receipt of the Company Shareholder Approval; provided, however, that (i) after receipt of the Company Shareholder Approval, no amendment that by Law, requires further approval by the Company’s shareholders will be made without the further approval of such shareholders, and (ii) except as provided above, no amendment of this Agreement will be submitted to be approved by the Company’s shareholders unless required by Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties and any such amendment or waiver by the Company will be at the direction of and only be valid if approved by the Special Committee. Termination of this Agreement prior to the Effective Time will not require the approval of the shareholders of Parent, Merger Sub, or the Company.
Section 8.05   Extension; Waiver.   At any time prior to the Effective Time, the Parties may (in writing) (a) extend the time for the performance of any of the obligations or other acts of the other Parties; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; (c) waive compliance with any covenants and agreements contained in this Agreement; or (d) waive the satisfaction of any of the conditions contained in this Agreement. No extension or waiver by the Company will require the approval of the Company’s shareholders unless such approval is required by Law but will be at the direction of and only be valid if approved by the Special Committee. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such Party. No failure or delay by any Party in exercising any right, power, or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by Law.
ARTICLE IX
GENERAL PROVISIONS
Section 9.01   Nonsurvival of Representations and Warranties.   None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time. This Section 9.01 will not limit Section 8.02, Section 8.03 or any covenant or agreement of the Parties that by its terms contemplates performance after the Effective Time.
Section 9.02   Notices.   All notices, requests, claims, demands and other communications under this Agreement will be in writing (including email, so long as a receipt of such email is requested and received) and will be given to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:
(a)   if to the Company, to:
Arco Platform Limited
Rua Augusta, 2840, 15th floor,
São Paulo, SP, Brazil 01412-100
Email:
ari@arcoeducacao.com.br;
robertootero@arcoeducacao.com.br;
marianapacini@arcoeducacao.com.br

Attention:
Ari de Sá Cavalcante Neto
Roberto Rabello Otero
Mariana Pacini
Legal Department

with copies (which will not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Email:
paul.schnell@skadden.com;
mathias.vonbernuth@skadden.com;
maxim.mayercesiano@skadden.com

Attention:
Paul Schnell;
Mathias Von Bernuth;
Maxim Mayer-Cesiano

and
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Email:
manuel.garciadiaz@davispolk.com;
cheryl.chan@davispolk.com;

Attention:
Manuel Garciadiaz;
Cheryl Chan

(b)   if to Parent or Merger Sub, to:
c/o General Atlantic Service Company, L.P.
55 East 52nd Street, 33rd Floor
New York, New York 10055
United States
Email:   gcruess@generalatlantic.com
Attention:   Gordon Cruess
and
c/o Dragoneer Investment Group, LLC
One Letterman Drive, Building D, Suite M500
San Francisco, CA 94129
United States
Email:   notices@dragoneer.com
Attention:   General Counsel
with copies (which will not constitute notice) to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas,
New York, NY 10019
United States
Email:   mabbott@paulweiss.com; csinclair@paulweiss.com; awollstein@paulweiss.com
Attention:   Matthew W. Abbott; Cullen L. Sinclair; Adam Wollstein
and
Ropes & Gray LLP
Three Embarcadero Center
San Francisco, CA 94111
United States
Email:   thomas.holden@ropesgray.com
Attention:   Thomas Holden
All such notices, requests and other communications will be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request, or communication will be deemed to have been received on the next succeeding Business Day in the place of receipt.
Section 9.03   Definitions.   For purposes of this Agreement:
“Action” means any criminal, judicial, administrative or arbitral action, audit, charge, claim, complaint, qui tam action, demand, hearing, investigation if, in the case of the Company, the Company has Knowledge thereof, litigation, mediation, proceeding, summons, subpoena or suit, whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity.
An “Adverse Recommendation Change” will occur if the Company Board (acting at the recommendation of the Special Committee) or the Special Committee (a) adopts, approves or recommends, or publicly proposes to adopt, approve or recommend to the shareholders of the Company, an Alternative Proposal, (b) fails to include the Company Recommendation or the Special Committee Recommendation in the Proxy Statement when required under this Agreement; (c) fails to make, changes, withholds, withdraws, qualifies or modifies or proposes publicly to change, withhold, withdraw, qualify or modify the Company Recommendation or the Special Committee Recommendation in a manner adverse to Parent; (d) takes any public action, or makes any public statement, filing or release adverse to the Company Recommendation or the Special Committee Recommendation (including recommending against the Merger or approving, endorsing or recommending any Alternative Proposal) or (e) fails to publicly reaffirm the Company Recommendation following any Alternative Proposal having been publicly made, proposed or communicated (and not publicly withdrawn) within ten Business Days after Parent so requests in writing.
An “Affiliate” of any Person means (A) another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided that for purposes of this definition as used in this Agreement and the Rollover and Support Agreement, (a) none of the Company or any of the Company Subsidiaries will be deemed to be Affiliates of the Sponsors, the Rollover Shareholders, Parent or Merger Sub, (b) none of the Rollover Shareholders or the Sponsors will be deemed to be Affiliates of the Company and the Company Subsidiaries, (c) except in the case of the definition of “Company Material Adverse Effect,” Section 4.09 (Ownership of Common Shares), Section 4.10 (Parent Group Contracts), Section 6.02 (Access to Information; Confidentiality) (solely with respect to the Sponsors) and Section 6.06 (Public Announcements), Affiliates of Parent or Merger Sub shall not include the Founders, the Sponsors or their respective Affiliates (except for Parent and its controlled Affiliates), and (d) in no event shall Parent or Merger Sub be considered an affiliate of any other portfolio company or investment fund affiliated with or managed by affiliates of either Sponsor, nor shall any portfolio company or investment fund affiliated with or managed by affiliates of either Sponsor be considered to be an Affiliate of either Parent or Merger Sub or any of their respective Subsidiaries and (B) this definition will not preclude the SEC from determining that, for purposes of Rule 13e-3 of the Exchange Act, a Party should be deemed an Affiliate and a “filing person” for purposes of the Schedule 13E-3 and, in that case, such Party will be subject to the same cooperating obligations set forth under clauses of (b) through (d) of Section 6.01.
“Alternative Proposal” means any proposal or offer (whether or not in writing), other than from Parent, Merger Sub or their respective Affiliates, with respect to any (a) merger, amalgamation, scheme of arrangement, consolidation, share exchange, recapitalization, liquidation, dissolution or other business combination, or tender offer, share purchase or other transaction involving or relating to the Company, or any of the Company Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or to which 20% or more of the total revenue or net income of the Company are attributable, that would result in any Third Party beneficially owning, directly or indirectly, in one or a series of related transactions 20% or more of the outstanding equity interests or consolidated total assets of the Company or any successor or parent company thereto; (b) transaction in which any Person (or the shareholders of any Person) will acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group that beneficially owns or has the right to acquire beneficial ownership of, 20% or more of any class of Common Shares or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of any class of Common Shares of the Company; or (c) any combination of the foregoing (in each case, other than the Transactions).

“Anti-Bribery Legislation” means all and any of the following: the U.S. Foreign Corrupt Practices Act of 1977; the Organisation for Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation; the relevant common law or legislation in England and Wales relating to bribery and/or corruption, including the Public Bodies Corrupt Practices Act 1889, the Prevention of Corruption Act 1906 as supplemented by the Prevention of Corruption Act 1916 and the Anti-Terrorism, Crime and Security Act 2001, the Bribery Act 2010, the Proceeds of Crime Act 2002; the relevant legislation and their respective amendments in Brazil to bribery and/or corruption, including, without limitation, Decree-Law No. 2.848/1940 (Brazilian Criminal Code), Law No. 12,846/2013 (Brazilian Anticorruption Law), Law No. 9,613/1998 (Brazilian Anti-Money Laundering Law), Law No. 14,133/2021 (New Brazilian Public Bidding Law), Law No. 8,666/1993 (Brazilian Public Bidding Law), Law No. 8,429/1992 (Brazilian Improbity Law), as amended by Law No. 14,230/2021, Law No. 7,492/1986 (Crimes Against the National Financial System Law), Law No. 13,810/2019 (Brazilian Sanctions Law) and any other applicable anti-bribery or anti-corruption related provisions in criminal and anti-competition Laws and/or other applicable Laws relating to bribery or corruption.
“Antitrust Law” shall mean all Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement.
“Applicable Subsidiary” shall mean the applicable Subsidiary of the Surviving Company at which the holder of a Company Equity Award is employed.
“Brazil Privacy Law” shall mean the Brazilian General Data Protection Law (Law No. 13,709/2018).
“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in Brazil, the Cayman Islands or New York City.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Company Balance Sheet” means the unaudited consolidated balance sheet of the Company as of the Company Balance Sheet Date and the footnotes thereto set forth in the Previously Filed Company SEC Documents.
“Company Balance Sheet Date” means March 31, 2023.
“Company Benefit Plan” means each (a) severance pay, salary continuation, pay in lieu of notice, employment, consulting, bonus, incentive, retention, change in control, compensation, shares option, shares purchase, shares unit, restricted shares, or other plan, agreement, practice, custom, arrangement, program or policy providing for equity or equity-based compensation or other forms of incentive or deferred compensation, fringe benefit, loan, relocation, repatriation, expatriation, health insurance, life insurance, disability insurance, retirement, provident fund, pension, profit sharing or deferred compensation plan, contract, program, fund, policy or arrangement of any kind; and (b) each other employee benefit plan, contract, program, fund, policy or arrangement (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic) and any trust, escrow or similar agreement related thereto, whether or not funded, in respect of any present or former employees, directors, officers, shareholders, consultants or individual independent contractors of the Company or a Company Subsidiary that is sponsored, maintained, contributed to, or required to be contributed to, by the Company or a Company Subsidiary, or with respect to which the Company or a Company Subsidiary has or could reasonably be expected to have any Liability.
“Company Board” means the Board of Directors of the Company.
“Company Equity Awards” means the Company RSUs and the Company Options.
“Company Equity Plans” means the Company Share Plan and Company Share Option Plan.
“Company Intellectual Property” means all Company-Owned Intellectual Property and all Intellectual Property used or licensed for use by the Company or a Company Subsidiary in the conduct of their respective businesses as currently conducted.

“Company Material Adverse Effect” means any fact, event, occurrence, violation, inaccuracy, circumstance, change, effect, event, development or other matter that, individually or in the aggregate with all other facts, events, occurrences, violations, inaccuracies, circumstances, changes, effects, events, developments or other matters, is or would reasonably be expected to (i) have a material adverse effect on the condition (financial or otherwise), business, assets, liabilities or results of operations of the Company and the Company Subsidiaries, taken as a whole or (ii) prevent, materially delay or impair the consummation by the Company of the Merger, excluding, solely in the cause of clause (i) any such effect to the extent resulting from (a) changes in general economic, political, regulatory or legislative conditions or the financial, securities, credit or other capital markets (including changes in interest or currency exchange rates, tariffs or trade wars, commodity prices or raw material prices, increases in operating costs or capital expenses (including any disruption thereof) and any stoppage or shutdown of any activity by the U.S. or Brazilian government or otherwise (including any COVID-19 Measures) or any default by the U.S. or Brazilian government or delays or failure to act by any Governmental Entity); (b) changes generally affecting the industry in which the Company and the Company Subsidiaries operate, including cyclical fluctuations and trends; (c) geopolitical conditions, any outbreak or escalation of hostilities, acts of war (whether or not declared), acts of armed hostility, sabotage, or terrorism (including cyber terrorism); (d) any hurricane, tornado, tsunami, flood, volcanic eruption, earthquake, nuclear incident, pandemic (including COVID-19 and any COVID-19 Measures), epidemic, plague, disease outbreak, quarantine restrictions, other outbreak or illness or public health event (whether human or animal), or other natural or man-made disaster; (e) changes or prospective changes in IFRS or applicable Law (or interpretation or enforcement thereof); (f) changes in the market price or trading volume of the Common Shares or the credit rating of the Company (provided that to the extent not subject to any of the other exceptions herein, a fact, condition, change, development or event underlying or that contributed to such changes may, to the extent not excluded under another clause herein, be taken into account in determining whether there has been a Company Material Adverse Effect); (g) the failure of the Company and the Company Subsidiaries to meet internal, published or analysts’ expectations or projections, performance measures, operating statistics, budgets, guidance, estimates, or revenue, earnings or other financial or operating metric predictions (provided that to the extent not subject to any of the other exceptions herein, a fact, event, occurrence, violation, inaccuracy, circumstance, change, effect, event, development or other matter underlying or that contributed to such failure may, to the extent not excluded under another clause herein, be taken into account in determining whether there has been a Company Material Adverse Effect); (h) the negotiation, execution, announcement, pendency or consummation of the Transactions (including the Merger), including any litigation arising therefrom (including any litigation arising from allegations of a breach of duty or violation of applicable Law), including the announcement, pendency or consummation of the Transactions, in each case, solely to the extent attributable to the identity of the Parent, its Affiliates or the Sponsors, including the impact thereof on relationships, contractual or otherwise, with any Governmental Entity or any customers, suppliers, distributors, licensors, licensees, partners or employees of the Company or the Company Subsidiaries (it being understood that this clause (h) will not apply to the term “Company Material Adverse Effect” as used in Section 3.09, any representation or warranty contained in this Agreement to the extent that such representation and warranty expressly addresses the consequences resulting from the execution and delivery of this Agreement (including Section 3.04 and Section 3.05), the announcement or pendency of this Agreement, the consummation of the Transactions, or the performance of obligations hereunder or thereunder, or Section 7.03(a) with respect to any such representation or warranty); (i) any shareholder class action, securities, appraisal, derivative or similar litigation, suit, action or proceeding in respect of this Agreement (or the Transactions), or the Proxy Statement or the Schedule 13E-3 (including breach of fiduciary duty and disclosure claims); (j) any action taken by the Company or the Company Subsidiaries (A) at the written direction of Parent or (B) in accordance with the express terms of this Agreement; and (k) any matter or item that is cured or corrected in full prior to the Closing; other than, in the case of clause (a), (b), (c), (d) or (e), for such changes or events that have a material and disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, relative to other participants engaged in the industries and in the geographical regions in which the Company and the Company Subsidiaries operate (which may, to the extent not excluded under another clause herein, be taken into account in determining whether there has been a Company Material Adverse Effect but only to the extent of the incremental disproportionate effect thereof).
“Company Options” means a non-qualified stock option granted to participants under the terms and conditions set forth under the Company Share Option Plan.

“Company-Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned by the Company or a Company Subsidiary.
“Company RSU” means a time-based restricted share unit granted under the Company Share Plan.
“Company Share Option Plan” means the Arco Platform Limited 2022 Share Option Plan, and any underlying share option agreements that provide for the issuance of Company Options to any Person.
“Company Share Plan” means the Restricted Shares Grant Plan, as amended and any underlying regular restricted shares grant agreements that provide for the issuance of restricted share units to any Person.
“Company Shareholder Approval” means the affirmative vote of at least two-thirds (in person or by proxy) of the voting power of the Company’s outstanding Common Shares, voting together as a single class, entitled to vote and voting at the Company Shareholders Meeting, authorizing and approving this Agreement, the Plan of Merger and the Transactions.
“Company Subsidiary” means any Subsidiary of the Company.
“Contract” means, with respect to any Person, any legally binding written agreement, contract, note, bond, deed, mortgage, lease, sublease, license, sublicense, option, instrument, commitment, covenant-not-to-sue, or other legally binding written arrangement (in each case, other than purchase orders, invoices or statements of work): (a) to which such Person is a party; (b) by which such Person or any of its assets are legally bound or under which such Person has any legal obligation; or (c) under which such Person has any legal right or legal interest.
“Convertible Notes” means the Company’s 8.00% Convertible Senior Notes due 2028.
“COVID-19” means SARS-CoV-2 or COVID-19 (and all related strains and sequences), including any intensification, resurgence or any evolutions or mutations thereof, and/or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.
“COVID-19 Measures” means (i) the Company’s and its Subsidiaries’ compliance with any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or similar Law, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention or the World Health Organization, in each case, in connection with, related to, or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (Public Law 116-136), signed into law on March 27, 2020, and Families First Coronavirus Response Act and (ii) the reversal or discontinuation of any of the foregoing.
“Data Security Incident” means any (i) unauthorized or unlawful access to, or acquisition of Personal Information; or (ii) a ransomware, denial of service (DoS) or other cyberattack that results in a material monetary loss to or material business disruption affecting the Company or its Subsidiaries, or (iii) a “data breach” as defined under the Brazilian Privacy Law.
“Debt Documents” means (i) that certain Instrumento Particular De Escritura Da 2ª (Segunda) Emissão De Debêntures Simples, Não Conversíveis Em Ações, Da Espécie Quirografária, Com Garantia Fidejussória Adicional, Em Série Única, Para Distribuição Pública Com Esforços Restritos, Da Companhia Brasileira De Educação E Sistemas De Ensino S.A., dated as of July 26, 2022, by and between Companhia Brasileira de Educação e Sistemas de Ensino S.A. (formerly known as EAS Educação S.A. and PSD Educação S.A.) (“CBE”), Arco Educação S.A. (“Arco Educação”) and Vórtx Distribuidora De Títulos E Valores Mobiliários Ltda., and the other “Securities” as defined therein, (ii) that certain Instrumento Particular De Contrato De Coordenação E Distribuição Pública Com Esforços Restritos, Da 2ª (Segunda) Emissão De Debêntures Simples, Não Conversíveis Em Ações, Da Espécie Quirografária, Com Garantia Fidejussória Adicional, Em Série Única, Da Companhia Brasileira De Educação E Sistemas De Ensino S.A., dated as of July 26, 2022, by and between CBE, Arco Educação and Banco Bradesco BBI S.A., and the other “Securities” as defined therein, (iii) the Convertible Notes and the corresponding indentures related thereto, (iv) that certain International Loan Agreement, dated as of November 11, 2021, by and among Geekie Desenvolvimento de Software SA, as borrower and Itaú Unibanco Nassau Branch, as lender, and the Standby Letter of Credit as defined therein, (v) that certain Instrumento Particular De Escritura Da 3ª (Terceira) Emissão De Debêntures Simples, Não Conversíveis Em Ações, Da Espécie Quirografária, Com

Garantia Fidejussória Adicional, Em Série Única, Para Distribuição Pública, Sob O Rito Automático, Da Companhia Brasileira De Educação E Sistemas De Ensino S.A., dated as of July 5, 2023, by and between CBE, Arco Educação and Vórtx Distribuidora De Títulos E Valores Mobiliários Ltda., and the other “Securities” as defined therein, (vi) that certain Contrato De Estruturação, Coordenação E Distribuição Pública De Debêntures Simples, Não Conversíveis Em Ações, Da Espécie Quirografária, Com Garantia Adicional Fidejussória, Em Série Única, Sob O Rito Automático, Da 3º (Terceira) Emissão De Debêntures Simples, Não Conversíveis Em Ações, Da Espécie Quirografária, Com Garantia Fidejussória Adicional, Em Série Única, Da Companhia Brasileira De Educação E Sistemas De Ensino S.A., dated as of July 17, 2023, by and between CBE, Arco Educação, Banco Itaú BBA S.A. and Banco Santander (Brasil) S.A., and the other “Securities” as defined therein, and (vii) each of the following documents (a) Instrumento Particular de Contrato de Fiança e Outros Pactos N° 1325790, dated as of November 13, 2018, by and between Banco Safra S/A and EAS Educação S.A. (currently known as CBE), as amended in December 1, 2020; (b) Instrumento Particular de Contrato de Fiança e Outros Pactos N° 1326958, dated as of November 16, 2020, by and between Banco Safra S.A. and PSD Educação S.A. (currently known as CBE), as amended; (c) Instrumento Particular de Contrato de Fiança e Outros Pactos N° 1326966, dated as of November 16, 2020, by and between Banco Safra S.A. and PSD Educação S.A. (currently known as CBE), as amended; (d) Financial Leasing Agreements, dated as of March 28, 2023, February 3, 2023 and October 10, 2022 with Santander Leasing S.A., as lessor, and CBE, as lessee; (e) Guarantee Agreement N° 100422050004400, dated as of May 30, 2022, with Itaú Unibanco S.A., as guarantor, and CBE, as contracting party; (f) Guarantee Agreement N° 100422050004500, dated as of May 30, 2022, with Itaú Unibanco S.A., as guarantor, and CBE, as contracting party; (g) Payroll Loan Agreement, dated as of October 30, 2020, with Itaú Unibanco S.A., as lessor, and WPensar S.A., as lessee; (h) Bank Credit Notes, dated as of August 31, 2020, with Caixa Econômica Federal, as lessor, and Softwares de Gestão Ltda., as lessee; (i) Bank Credit Notes, dated as of October 5, 2020, September 29, 2020 and August 28, 2020 with Caixa Econômica Federal, as lessor, and AIX Sistemas Ltda., as lessee; and (j) Payroll Loan Agreements, dated as of May 5, 2020, June 5, 2020 and October 5, 2020, with Itaú Unibanco S.A., as lessor, and Me Salva! Concursos e Consultorias S.A., as lessee. As defined therein, in each case of clauses (i), (ii), (iii), (iv), (v), (vi) and (vii) as amended, restated, amended and restated, supplemented or otherwise modified in accordance with this Agreement.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Excluded Shares” means, collectively, (i) the Rollover Shares, (ii) Common Shares held by Parent, Merger Sub or any of their respective Subsidiaries and (iii) Common Shares held by the Company or any Subsidiary of the Company or held in the Company’s treasury.
“Founder” means each of Oto Brasil de Sá Cavalcante and Ari de Sá Cavalcante Neto.
“Fraud” means the making by a party hereto, to another party hereto, of an express representation or warranty contained in this Agreement by the first such party that, at the time such representation or warranty was made by such party, (i) such representation or warranty was materially inaccurate, (ii) such party had actual Knowledge (meaning without imputed or constructive knowledge, and without any duty of inquiry or investigation) that such representation or warranty was inaccurate, (iii) in making such representation or warranty the Person(s) with Knowledge of the material inaccuracy thereof had the intent to deceive such other party and to induce such other party to enter into this Agreement, and (iv) such other party acted in reasonable reliance on such representation or warranty. “Fraud” does not include equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including fraud) based on negligence or recklessness.
“Government Official” means (a) an employee, officer or representative of, or any person otherwise acting in an official capacity for or on behalf of a Governmental Entity; (b) a legislative, administrative, or judicial official, regardless of whether elected or appointed; (c) an officer of or individual who holds a position in a political party; (d) a candidate for political office; (e) an individual who holds any other official, ceremonial, or other appointed or inherited position with a government or any of its agencies; or (f) an officer or employee of a supranational organization (e.g., World Bank, United Nations, International Monetary Fund).
“Governmental Entity” means any Brazil or any other national, supranational, foreign, provincial, state, municipal or local government, governmental, regulatory or administrative authority, agency, body, branch, or bureau, boards, instrumentality or commission or any court, tribunal, judicial or arbitral body, industry or trade, including competition authorities and any institution or any agency thereof. The term also includes officials, employees or representatives, of the entities outlined in this definition.
“Incentive Rollover Agreement” means any agreement entered into between Parent and any holder of Company RSUs or Company Options in accordance with Section 2.04 pertaining to the contribution of consideration payable to such holder of Company RSUs or Company Options under this Agreement to Parent in exchange for common shares of Parent, which agreements shall be in form and substance reasonably acceptable to the Company.
“Indebtedness” means, with respect to any Person, without duplication, as of the date of determination, (a) all obligations of such Person for borrowed money, including accrued and unpaid interest, and any prepayment fees or penalties; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person issued or assumed as the deferred purchase price of property (including any potential future earn-out, purchase price adjustment, release of “holdback” or similar payment, but excluding trade accounts payable of such Person incurred in the ordinary course of business); (d) all lease obligations (other than operating leases) of such Person that are required to be capitalized in accordance with IFRS on the books and records of such Person; (e) all Indebtedness of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; (f) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions or similar arrangement (valued at the termination value thereof); (g) all letters of credit or performance bonds issued for the account of such Person, to the extent drawn upon and not reimbursed; and (h) all guarantees and keepwell arrangements of such Person of any Indebtedness of any other Person, other than a wholly owned Subsidiary of such Person.
“Intellectual Property” means all intellectual property and other similar rights in any jurisdiction, whether registered or unregistered, including: patents (including all reissues, divisions, continuations, continuations-in-part and extensions thereof), patent applications, utility models, statutory invention registrations and registered designs; trademarks, trademark registrations, trademark applications, service marks, trade names, business names and brand names, including any and all goodwill associated therewith; copyrightable subject matter, copyright registrations, copyright applications and database rights; rights in computer software programs, including all rights in source code, object code, systems, specifications, network tools, data, databases, firmware, designs and documentation related thereto (“Software”); internet domain names and social media handles; and trade secrets, know-how and other information of a confidential and proprietary nature (“Trade Secrets”).
“Intellectual Property Registrations” means all Company-Owned Intellectual Property that is subject to any issuance, registration, or application by or with any Governmental Entity or authorized private registrar in any jurisdiction.
“Intervening Event” means any material fact, event, circumstance or development or material change in circumstances with respect to the Company and the Company Subsidiaries taken as a whole that (a) was neither known to the Special Committee nor reasonably foreseeable as of the Agreement Date; and (b) does not relate to (i) any Alternative Proposal; (ii) any events, changes or circumstances relating to Parent, Merger Sub or any of their respective Affiliates, including the announcement or pendency of this Agreement or the Transactions, unless such events, changes or circumstances, individually or in the aggregate, would constitute a Parent Material Adverse Effect; or (iii) changes after the Agreement Date in the market price or trading volume of the Common Shares or the credit rating of the Company (it being understood that matters underlying the changes described in this clause (iii) may, to the extent not in contravention of the foregoing clause (a), be deemed to constitute, or be taken into account, in determining whether there has been an Intervening Event).
“Isaac EPA” means that certain Equity Purchase Agreement, dated as of October 6, 2022, by and among the Company, INCO Limited, the shareholders of Inco Limited and Fortis Advisors LLC, in its capacity as the equityholder representative.
“IT Assets” means all computer systems, including Software and information technology hardware, firmware, middleware and platforms, interfaces, systems, networks, equipment, facilities, websites,

infrastructure, workstations, switches and data communication lines owned, used or held for use by the Company or any Company Subsidiary in connection with the conduct of their businesses as currently conducted.
“Judgment” means any order, decision, ruling, charge, writ, judgment, injunction, decree, stipulation, determination, award, settlement agreement, corporate integrity agreement, arbitration ruling, deferred prosecution agreement, subpoena, civil investigative demand, verdict, assessment or agreement issued, promulgated or entered by or with any Governmental Entity.
The “Knowledge” of any Person that is not an individual means, with respect to any matter in question, in the case of the Company’s Knowledge, the actual knowledge (after due inquiry) of the officers of the Company or Company Subsidiaries set forth on Schedule B, and, in the case of Parent and Merger Sub, the actual knowledge (after due inquiry) of the officers of Parent set forth on Schedule C.
“Law” means any national, supranational, state, provincial, municipal or local statute, law, resolution, constitution, treaty, ordinance, code, regulation, statute, rule, notice, regulatory requirement, Judgment, stipulation, determination, requirement or rule of law (including common law), code or edict issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.
“Leased Real Property” means each parcel of real property currently leased, subleased, or licensed by the Company or any Company Subsidiary.
“Liabilities” means any and all liabilities, obligations and Indebtedness, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or undeterminable, on- or off-balance sheet or required to be recorded on a balance sheet prepared in accordance with IFRS, including those arising under any Law, those arising under any Contract, or otherwise.
“Lien” means, with respect to any property or asset, any lien, pledge, hypothecation, claim, mortgage, violation, charge, security interest, preferential arrangement, restrictive covenant, or encumbrance, condition or restriction of any kind, and any other restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.
“Made Available” means that the referenced documents or other information and materials were (i) made available to Parent or its Representatives prior to 9:00 a.m. Eastern Time on the Business Day immediately prior to the Agreement Date, (a) in the electronic data room established for Parent’s due diligence in connection with the Transactions or (b) through electronic mail or (ii) included in the Previously Filed Company SEC Documents.
“Merger Sub Board” means the Board of Directors of Merger Sub.
“Minority Investment” means an entity, other than a Subsidiary of the Company, in which the Company or a Company Subsidiary owns or otherwise holds any equity interest.
“Nasdaq” means the NASDAQ Global Select Market.
“New Share Plan” means the new equity incentive plan established by the Applicable Subsidiary pursuant to which, as applicable, the Company Equity Awards will be migrated to in connection with the Transaction and pursuant to which new equity incentive awards will be issued (including in accordance with Section 2.04 of this Agreement).
“Non-Disclosure Agreements” means each of the non-disclosure agreements, dated as of March 29, 2023, entered into by and between (i) the Company and General Atlantic L.P., and (ii) the Company and Dragoneer Investment Group, LLC.
“Parent Board” means the Board of Directors of Parent.
“Parent Material Adverse Effect” means any fact, event, occurrence, violation, inaccuracy, circumstance, change, effect, event, development or other matter that, individually or in the aggregate with all other facts, events, occurrences, violations, inaccuracies, circumstances, changes, effects, events, developments or other matters, is or would reasonably be expected to materially adversely affect the ability of Parent or Merger

Sub to perform its obligations under this Agreement, or prevent or materially impair or materially delay the consummation of the Merger or the other Transactions by Parent or Merger Sub.
“Parent Group” means, collectively, (i) Parent, Merger Sub and the Sponsors, (ii) the former, current and future direct or indirect holders of any equity, general or limited partnership or liability company interest, controlling persons, management companies, portfolio companies, incorporators, directors, officers, employees, agents, advisors, attorneys, representatives, Affiliates, members, managers, general or limited partners, shareholders, shareholders, successors or assignees of Parent, Merger Sub, or the Sponsors, (iii) any lender or prospective lender, lead arranger, arranger, agent or representative of or to Parent, Merger Sub or any Sponsor, and (iv) any former, current or future direct or indirect holders any equity, general or limited partnership or limited liability company interest, controlling persons, management companies, portfolio companies, incorporators, directors, officers, employees, agents, advisors, attorneys, representatives, Affiliates, members, managers, general or limited partners, shareholders, shareholders, successors or assignees of any of the foregoing.
“Permitted Liens” means, collectively, (a) suppliers’, mechanics’, cashiers’, workers’, carriers’, workmen’s, legal hypothecs, repairmen’s, materialmen’s, warehousemen’s, construction and other similar Liens arising or incurred by operation of law or otherwise incurred in the ordinary course of business for amounts (i) that are not yet due and payable or that are being contested in good faith by appropriate proceedings and (ii) as to which appropriate reserves have been established in accordance with IFRS; (b) Liens for Taxes, utilities and other governmental charges (i) that are not due and payable or that are being contested in good faith by appropriate proceedings and (ii) as to which adequate reserves have been established in accordance with IFRS; (c) Liens imposed or promulgated by Law or any Governmental Entity, including securities laws, requirements and restrictions of zoning, permit, license, building and other applicable Laws, and development, site plan, subdivision or other agreements with municipalities that do not, individually or in the aggregate, materially interfere with the business of the Company and the Company Subsidiaries as currently conducted; (d) Intellectual Property licenses granted in the ordinary course of business; (e) statutory or other Liens of landlords (i) that are not yet due and payable or that are being contested in good faith by appropriate proceedings and (ii) as to which appropriate reserves have been established in accordance with IFRS; (f) pledges and deposits made in the ordinary course of business to secure payments of worker’s compensation, unemployment insurance or other types of social security benefits or the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), public or statutory obligations, and surety, stay, appeal, customs or performance bonds, or similar obligations arising in each case in the ordinary course of business; (g) with respect to the Leased Real Property, easements, quasi-easements, licenses, covenants, rights-of-way, rights of re-entry or other similar restrictions, including any other agreements, conditions or restrictions affecting the Leased Real Property that do not, individually or in the aggregate, materially interfere with current use or occupancy of the applicable Leased Real Property; (h) Liens created by Parent, Merger Sub or any of their respective Affiliates; (i) purchase money Liens and Liens securing obligations under capital lease arrangements; and (j) Liens set forth in Section 9.03 of the Company Disclosure Letter.
“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity, or other entity.
“Personal Information” means information about an identified or identifiable individual or household and any “personal information” as defined under the Brazil Privacy Law.
“Plan of Merger” means the Plan of Merger, in the form attached hereto as Exhibit A, to be executed and delivered by the Company, Parent and Merger Sub under the CICA as provided by the terms hereof.
“Privacy Laws” shall mean all applicable Laws related to the collection, privacy, processing, use, and security of Personal Information, as well as any regulations promulgated thereunder, including without limitation the Brazil Privacy Law.
“Representatives” of a Person means its officers, directors, managers, employees, accountants, consultants, legal counsel, financial advisors, and agents and other representatives acting on its behalf.
“Rollover Shares” means (i) Common Shares held by the Rollover Shareholders as of the Agreement Date as set forth on Schedule D attached hereto and (ii) any Common Shares that the Rollover Shareholders may acquire following the Agreement Date and prior to the Effective Time by means of issuance upon the vesting of any Company RSUs, the exercise of any Company Option or otherwise.
“Sanctioned Country” means, at any time, a country, region, or territory that is itself the subject of comprehensive Sanctions (currently, Cuba, Iran, North Korea, Syria, and the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine).
“Sanctioned Person” means any Person that is: (a) identified on any Sanctions-related list of sanctioned Persons maintained by (i) the U.S. Department of the Treasury or the U.S. Department of State, (ii) the United Nations Security Council, (iii) the European Union, or (iv) the United Kingdom; (b) any person that is located, organized, or resident in a Sanctioned Country, or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) and (b).
“Sanctions” means economic or financial sanctions or trade embargoes administered or enforced from time to time by (a) the government of Brazil, (b) the U.S. Department of the Treasury or the U.S. Department of State; (c) the United Nations Security Council; (d) the European Union; (e) the United Kingdom; or (f) sanctions as implemented under the laws of the Cayman Islands or extended to the Cayman Islands by the Orders of His Majesty in Council.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Service Provider” means, at any time, any director, officer, employee, consultant or individual independent contractor of the Company or any of the Company Subsidiaries (including any Applicable Subsidiary).
“Special Committee” means the special committee of the Company Board consisting solely of directors independent of Parent, its Affiliates, the Company and the Company Subsidiaries formed in connection with the Transactions.
“Specified Business Conduct Laws” means: (a) the Anti-Bribery Legislation; (b) all legal requirements imposing trade sanctions on any Person, including, all legal requirements administered by the U.S. Treasury Department’s Office of Foreign Assets Control, all sanctions laws or embargos imposed or administered by the U.S. Department of State, the United Nations Security Council, His Majesty’s Treasury or the European Union and all anti-boycott or anti-embargo laws; (c) all legal requirements relating to the import, export, re-export, transfer of information, data, goods, and technology, including the Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State and customs Laws and regulations administered by U.S. Customs and Border Protection; and (d) the Money Laundering Control Act, the Currency and Foreign Transactions Reporting Act, The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and other applicable legal requirements relating to money laundering.
“Sponsor” means each of Archery DF Holdings, LP, GA IS Holding, L.P. and General Atlantic Arco (Bermuda) 2, L.P.
“Subsidiary” with respect to any entity, means that such entity is a “Subsidiary” of another Person if (a) such other Person directly or indirectly owns, beneficially or of record (i) an amount of voting securities or other interests in such entity, or a contractual or similar right, that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body or (ii) at least a majority of the outstanding equity interests of such entity, (b) such other Person is a managing or controlling member or general partner of such entity or (c) such other Person holds the power, or is otherwise contractually entitled, to direct and control such entity.
“Superior Proposal” means any bona fide written proposal or offer made by a Third Party, which was not obtained in violation of Section 5.04, pursuant to which such Third Party would acquire, directly or indirectly, more than 50% of the Common Shares or consolidated total assets of the Company and the Company Subsidiaries, taken as a whole; (a) on terms that the Company Board (acting at the recommendation of the Special Committee) or the Special Committee determines in good faith (after consultation with outside counsel and its financial advisor) to be more favorable from a financial point of view to the holders of Common Shares (other than Parent and its Affiliates) than the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including any changes proposed by Parent to the terms of this Agreement), (b) the conditions to the consummation of which are reasonably capable of being satisfied, taking into account all financial, regulatory, legal and other aspects of such proposal and (c) for which financing, if a cash transaction (whether in whole or in part), is then fully committed by reputable financing sources or reasonably determined by the Company Board (acting at the recommendation of the Special Committee) or the Special Committee to be readily available.
“Tax Returns” means any return, declaration, report, estimate, election, claim for refund or information return or other statement or form filed or required to be filed with any taxing Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Tax Sharing Agreement” means all existing agreements or arrangements (whether or not written) binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any person’s Tax liability (excluding any ordinary course commercial agreement the principal purpose of which does not relate to Taxes).
“Taxes” means (a) any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital shares, franchise, profits, withholding, social security, unemployment, disability, escheat, unclaimed property, digital services, real property, personal property, sales, use, transfer, registration, ad valorem, value added, branded pharmaceutical fee, alternative or add-on minimum or estimated tax, charge, duty, fee, levy, impost or other tax or assessment of any kind whatsoever imposed by a Governmental Entity, including any interest, penalty, or addition thereto, whether disputed or not; (b) any Liability for the payment of amounts described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary, aggregate or similar group for any taxable period (other than any group that includes Parent or any of its Subsidiaries); or (c) any Liability for the payment of any amounts of the type described in clauses (a) or (b) as a result of being a transferee or successor of any Person or by Contract (other than pursuant to customary provisions of contractual agreements entered into in the ordinary course of business the principal subject of which does not relate to taxes), indemnity or otherwise.
“Third Party” means any person or “group” (as defined under Section 13(d) of the Exchange Act) of persons, other than Parent or any of its Affiliates or Representatives.
“Transactions” means the transactions contemplated by this Agreement and the Plan of Merger, including the Merger.
“Treasury Regulations” means the United States Treasury regulations promulgated pursuant to the Code.
“Withholding Amount” means, with respect to any payment under this Agreement, all such amounts as are required to be withheld or deducted in respect of the holder’s tax obligation under any provision of Tax Law with respect to the making of such payment hereunder.
Section 9.04   Interpretation.
(a)   When a reference is made in this Agreement to an Article, a Section or an Exhibit, such reference will be to an Article, a Section or an Exhibit of or to this Agreement unless otherwise indicated. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit but not otherwise defined therein has the meaning assigned to such term in this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” will mean the degree to which a subject or other thing extends, and such phrase will not mean simply “if.” When used in reference to the Company or any Company Subsidiaries, the term “material” shall be measured against the Company and the Company Subsidiaries, taken as a whole. The following general rules apply: the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein will include any modification, amendment or re-enactment thereof, and any Law substituted therefor, in each case, as of the time of inquiry, representation, or covenant and all rules, regulations and statutory instruments issued or related to such Law. Any reference to a Governmental Entity will be also deemed to refer to any successor thereto unless the context requires otherwise. A reference to any agreement (including this Agreement), or Contract is, unless otherwise specified, to the agreement, Contract as amended, modified, supplemented or replaced prior to the Agreement Date (and Made Available to Parent, if included in the Company Disclosure Letter). Neither the specification of any dollar amount in this Agreement nor the inclusion of any specific item in the Schedules or Exhibits is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no Party will use the fact of setting of such amounts or the fact of the inclusion of such item in the Schedules or Exhibits in any dispute or controversy between or among the Parties as to whether any obligation, item or matter is or is not material for purposes of this Agreement. No prior draft of this Agreement nor any course of performance or course of dealing between the Parties will be used in the interpretation or construction of this Agreement. Although the same or similar subject matters may be addressed in different provisions of this Agreement, the Parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision will be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content). References herein to a Person are also to its successors and permitted assigns. Unless otherwise specifically indicated, all references to “$” will be deemed references to the lawful money of the United States of America. Any reference to “days” means calendar days unless Business Days are expressly specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day. References to the “ordinary course of business” or words of similar import shall, in each case, be deemed to mean the ordinary course of business consistent with past practice including with respect to quantity and frequency, as applicable; provided that any action taken, or omitted to be taken, and any adjustments and modifications thereto taken in reasonable or in good faith response to or as a result of COVID-19 or any COVID-19 Measures shall not in and of itself be deemed to be not in the “ordinary course of business.”
(b)   Each Party represents and agrees with each other that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such Party’s respective counsel, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence. The Parties have participated jointly in the negotiation and drafting of this Agreement in connection with the Transactions, with the opportunity to seek advice as to their legal rights from such counsel. In the event an ambiguity or a question of intent or interpretation arises, this Agreement is to be construed as jointly drafted by the Parties hereto and no presumption or burden of proof is to arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement or by reason of the extent to which any such provision is inconsistent with any prior draft hereof.
Section 9.05   Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy (a) such term or other provision will be fully separable; (b) this Agreement will be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof; and (c) all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as either the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party or such Party waives its rights under this Section 9.05 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.
Section 9.06   Counterparts.   This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.
Section 9.07   Entire Agreement; No Third-Party Beneficiaries.   This Agreement, taken together with the Company Disclosure Letter, the Equity Commitment Letters, the Non-Disclosure Agreements and the Rollover and Support Agreement, (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the Merger and the other Transactions; and (b) except for Section 2.04 and Section 6.04, this Agreement is not intended to confer upon any Person other than the Parties any rights or remedies.
Section 9.08   GOVERNING LAW.   This agreement, including all matters of construction, validity and performance and any action or counterclaim (whether in contract, tort, equity or otherwise) directly or indirectly arising out of or relating to this agreement or any of the transactions or the negotiation, administration, performance and enforcement hereof, will be governed by, and construed in accordance with, the laws of the state of Delaware, regardless of the laws that might otherwise govern under any applicable principles of choice or conflicts of laws of the state of Delaware, except to the extent the provisions of the laws of the Cayman Islands are mandatorily applicable, including: the Merger, the vesting of the undertaking, property and liabilities of each of Merger Sub and the Company in the Surviving Company, the cancellation of the Common Shares and Excluded Shares, the rights provided for in Section 238 of the CICA with respect to any Dissenting Shares, the fiduciary or other duties of the Special Committee, the Company Board, the Parent Board and the Merger Sub Board and the internal corporate affairs of the Company and Merger Sub.
Section 9.09   Assignment.   Neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties; provided that the rights, interests and obligations of Merger Sub may be, upon prior written notice to the Company, assigned to another direct or indirect wholly owned Subsidiary of Parent, but no such assignment will relieve Merger Sub of any of its obligations under this Agreement. Any purported assignment without such consent will be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.
Section 9.10   Specific Enforcement; Jurisdiction; Venue.
(a)   The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the Parties will be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement, including the right of a Party to cause the other Parties to consummate the Merger and the other Transactions, except as may be limited by Section 8.03. It is agreed that the Parties are entitled to enforce specifically the performance of terms and provisions of this Agreement in any court referred to below, without proof of actual damages (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity, except as may be limited by Section 8.03. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law, or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. In addition, each of the

Parties irrevocably agrees that any Action arising out of or relating to this Agreement will be brought and determined in (i) the Delaware Court of Chancery, (ii) in the event (but only in the event) that such court does not have subject matter jurisdiction over such suit, action or other proceeding, the United States District Court for the District of Delaware or (iii) in the event (but only in the event) such courts identified in clauses (i) and (ii) do not have subject matter jurisdiction over such suit, action or other proceeding, any other Delaware state court, in each case, except to the extent that any such Action mandatorily must be brought in the Cayman Islands. Each of the Parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Action arising out of or relating to this Agreement and the Transactions. Each of the Parties agrees not to commence any Action relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree, or award rendered by any such court in Delaware as described herein. Each of the Parties further agrees that notice as provided herein will constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason; (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. In no event may a party receive both a grant of specific performance and monetary damages.
(b)   Notwithstanding anything in this Agreement to the contrary and without limiting any right of the Company to enforce any other obligations of Parent or Merger Sub set forth herein, it is explicitly agreed that the Company shall be entitled to obtain an injunction, or other appropriate form of specific performance or equitable relief, to cause Parent and Merger Sub to cause, or for the Company to directly cause, in accordance with and just to the extent of its third party beneficiary rights under the Equity Commitment Letters, the Financing to be funded on the terms and subject to the conditions set forth in the Equity Commitment Letters and this Agreement and cause the Closing to occur if, and only if, each of the following conditions has been satisfied: (i) all conditions in Section 7.01 and Section 7.03 (in each case other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which shall be capable of being satisfied at the Closing) have been satisfied at the time when the Closing would have occurred but for the failure of the Financing to be funded, and remain satisfied, and (ii) with respect to any funding of the Financing to occur at the Closing, the Company has irrevocably confirmed in writing that if specific performance is granted and the Financing is funded, then the Closing will occur.
Section 9.11   WAIVER OF JURY TRIAL.   EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF THIS AGREEMENT, THE MERGER OR ANY OF THE OTHER TRANSACTIONS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.11.
Section 9.12   Disclosure Letter and Previously Filed Company SEC Document References.
(a)   The Parties agree that any reference in a particular Section of the Company Disclosure Letter will only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of the Company that are contained in this Agreement, but only to the extent the relevance of that reference as an exception to (or a disclosure for purposes of) such other representations and warranties would be reasonably apparent on its face, without review of the underlying documents, notwithstanding the omission of a cross-reference to such other section or subsections.
(b)   The Parties agree that any information contained in any part of any Previously Filed Company SEC Document described in the first sentence of Article III will only be deemed to be an exception to (or a disclosure for purposes of) the representations and warranties of the Company if the relevance of that information as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent on its face, together with the Company Disclosure Letter, in each case, excluding any disclosures set forth in any “risk factors” section, any disclosures in any “forward-looking statements” section and any other disclosures to the extent they are cautionary, predictive or forward-looking in nature, and excluding any information incorporated by reference or exhibits attached to any of the foregoing.
Section 9.13   Non-Recourse.   Notwithstanding anything to the contrary herein, each Party agrees, on behalf of itself and its affiliates and its and their present or former directors, officers, shareholders, partners, members or employees, that all proceedings, claims, obligations, liabilities or causes of action (whether in contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to any of the following: (a) this Agreement, any other agreement, document or instrument contemplated hereby or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder, (b) the negotiation, execution or performance of this Agreement, any other agreement, document or instrument contemplated hereby or any other agreement referenced herein or therein (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement, any other agreement, document or instrument contemplated hereby or such other agreement), (c) any breach or violation of this agreement, any other agreement, document or instrument contemplated hereby or any other agreement referenced herein or therein and (d) any failure of the transactions contemplated hereunder or under any other agreement, document or instrument contemplated hereby or any other agreement referenced herein or therein to be consummated, in each case, may be made only against (and are those solely of) the persons that are expressly identified as parties to this Agreement, the Equity Commitment Letters (in accordance therewith and subject to the limitations set forth therein) or such other agreement, document or instrument contemplated hereby or any other agreement referenced herein or therein, as applicable, and, in accordance with, and subject to the terms and conditions of this Agreement or such other agreement, document or instrument contemplated hereby or any other agreement referenced herein or therein, as applicable. In furtherance and not in limitation of the foregoing, and notwithstanding anything contained in this Agreement, any other agreement, document or instrument contemplated hereby or any other agreement referenced herein or therein or otherwise to the contrary, each Party covenants, agrees and acknowledges, on behalf of itself and its respective affiliates and its and their present or former directors, officers, shareholders, partners, members or employees, that no recourse under this Agreement, any other agreement, document or instrument contemplated hereby or any other agreement referenced herein or therein or in connection with any transactions contemplated hereby or thereby shall be sought or had against any person that is not a Party to this Agreement or such other agreement, document or instrument contemplated hereby or any other agreement referenced herein or therein, as applicable, and no such other person, including any member of the Parent Group or the Company Related Parties shall have any liabilities or obligations (whether in contract or in tort, in law, in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d), in each case, except for claims that Parent or the Company, as applicable, may assert against any person that is party to or bound by and solely pursuant to the terms and conditions of, this Agreement, the Equity Commitment Letters (in accordance therewith and subject to the limitations set forth therein) and the Non-Disclosure Agreements. Notwithstanding anything to the contrary herein or otherwise, except as set forth in Section 8.03 hereof, none of Parent or its affiliates (including the Parent

Group) shall be responsible or liable for any losses, liabilities, causes of action, claims, damages, or costs that are not contained in the definition of damages (other than causes of actions or claims for specific performance).
Section 9.14   Currency Conversions.   For purposes of this Agreement, any currency conversion into US$ or R$, as applicable, shall be determined using the Central Bank of Brazil (Banco Central do Brasil)’s selling rates as published on its website (www.bcb.gov.br) at the close of business in Brazil, except as otherwise agreed herein, on the day which is five (5) Business Days prior to the date as of which the conversion would need to be determined hereunder. When such rates are not available on such date, Bloomberg shall be used.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company, Parent, and Merger Sub have duly executed this Agreement, all as of the date first written above.
ARCO PLATFORM LIMITED
By:
/s/ Beatriz Amary Faccio

Name: Beatriz Amary Faccio
Title:   Authorized Signatory
[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Company, Parent, and Merger Sub have duly executed this Agreement, all as of the date first written above.
ACHIEVE HOLDINGS
By:
/s/ Rodrigo Catunda

Name: Rodrigo Catunda
Title:   Director
ACHIEVE MERGER SUB
By:
/s/ Rodrigo Catunda

Name: Rodrigo Catunda
Title:   Director
[Signature Page to Agreement and Plan of Merger]

INDEX OF DEFINED TERMS
Action	Section 9.03
Adverse Recommendation Change	Section 9.03
Affiliate	Section 9.03
Aggregate Merger Consideration	Section 2.02(a)
Agreement	Preamble
Agreement Date	Preamble
Alternative Proposal	Section 9.03
Anti-Bribery Legislation	Section 9.03
Antitrust Approvals	Section 6.03(a)
Antitrust Law	Section 9.03
Applicable Contract	Section 6.10
Applicable Subsidiary	Section 9.03
Arco Platform Limited	Section 1.05
Book-Entry Shares	Section 2.01(c)
Brazil Privacy Law	Section 9.03
Business Day	Section 9.03
Capitalization Time	Section 3.03(a)
Certificate	Section 2.01(c)
CICA	Recitals
Class A Common Shares	Section 3.03(a)
Class B Common Shares	Section 3.03(a)
Closing	Section 1.02
Code	Section 9.03
Common Shares	Section 3.03(a)
Company	Preamble
Company Articles of Association	Section 3.01
Company Balance Sheet	Section 9.03
Company Balance Sheet Date	Section 9.03
Company Benefit Plan	Section 9.03
Company Board	Section 9.03
Company Disclosure Documents	Section 3.08(a)
Company Disclosure Letter	Article III
Company Employee	0
Company Equity Awards	Section 9.03
Company Equity Plans	Section 9.03
Company Equity Related Obligation	Section 3.03(b)
Company Indemnified Parties	Section 6.04(a)
Company Intellectual Property	Section 9.03
Company Material Adverse Effect	Section 7.03(a), Section 9.03
Company Options	Section 9.03
Company Recommendation	Section 6.01(e)
Company RSU	Section 9.03

Company SEC Documents	Section 3.06(a)
Company Share Option Plan	Section 9.03
Company Share Plan	Section 9.03
Company Shareholder Approval	Section 9.03
Company Shareholders Meeting	Section 3.04(c)
Company Subsidiary	Section 9.03
Company-Owned Intellectual Property	Section 9.03
Contract	Section 9.03
Convertible Notes	Section 9.03
Costs and Expenses	Section 8.03(b)
COVID-19	Section 9.03
COVID-19 Measures	Section 9.03
Current Insurance	Section 6.04(b)
Data Security Incident	Section 9.03
Debt Documents	Section 9.03
Debt Financing	Section 6.11(g)
Dissenting Shareholders	Section 2.03(a)
Dissenting Shares	Section 2.03(a)
Effective Time	Section 1.03
End Date	Section 8.01(b)(i)
Equity Commitment Letters	Recitals
Evercore	Section 3.20
Exchange Act	Section 9.03
Excluded Contract	Section 3.15(a)(xii)
Excluded Shares	Section 9.03
Filed Company Contract	Section 3.15(a)
Financing	Recitals
Founder	Section 9.03
Fraud	Section 9.03
Government Official	Section 9.03
Governmental Entity	Section 9.03
IFRS	Section 3.06(c)
Incentive Rollover Agreement	Section 9.03
Indebtedness	Section 9.03
Inquiry	Section 5.04(a)
Intellectual Property	Section 9.03
Intellectual Property Registrations	Section 9.03
Interest	Section 8.03(b)
Intervening Event	Section 9.03
Isaac EPA	Section 9.03
IT Assets	Section 9.03
Judgment	Section 9.03
Knowledge	Section 9.03
Law	Section 9.03

Leased Real Property	Section 9.03
Legal Restraints	Section 7.01(b)
Letter of Transmittal	Section 2.02(b)
Liabilities	Section 9.03
Lien	Section 9.03
Made Available	Section 9.03
Material Contract	Section 3.15(a)(xii)
Maximum Amount	Section 6.04(b)
Merger	Recitals
Merger Sub	Preamble
Merger Sub Board	Section 9.03
Minority Investment	Section 9.03
Nasdaq	Section 9.03
Net RSU Consideration	Section 2.04(a)(i)
New Plans	Section 6.07(a)
New Share Plan	Section 9.03
Non-Disclosure Agreements	Section 9.03
Notice Period	Section 5.04(d)(i)
Parent	Preamble
Parent Board	Section 9.03
Parent Group	Section 9.03
Parent Group Contracts	Section 4.10
Parent Material Adverse Effect	Section 7.02(a), Section 9.03
Parties	Preamble
Party	Preamble
Paying Agent	Section 2.02(a)
Payment Fund	Section 2.02(a)
Per Share Merger Consideration	Section 2.01(c)
Permits	Section 3.10(a)
Permitted Liens	Section 9.03
Person	Section 9.03
Personal Information	Section 9.03
Plan of Merger	Section 9.03
Previously Filed Company SEC Documents	Article III
Privacy Laws	Section 9.03
Proxy Statement	Section 6.01(a)
Real Estate Leases	Section 3.15(a)(iii)
Representatives	Section 9.03
Requisite Regulatory Approvals	Section 3.05(b)
Rollover	Recitals
Rollover and Support Agreement	Recitals
Rollover Shareholders	Recitals
Rollover Shares	Section 9.03
Sanctioned Country	Section 9.03

Sanctioned Person	Section 9.03
Sanctions	Section 9.03
Schedule 13E-3	Section 6.01(b)
SEC	Section 9.03
Securities Act	Section 9.03
Service Provider	Section 9.03
Software	Section 9.03
Special Committee	Section 9.03
Special Committee Recommendation	Recitals
Specified Business Conduct Laws	Section 9.03
Specified Event	Section 1.02
Sponsor	Section 9.03
Subsidiary	Section 9.03
Superior Proposal	Section 9.03
Surviving Company	Recitals
Tax Returns	Section 9.03
Tax Sharing Agreement	Section 9.03
Taxes	Section 9.03
Termination Fee	Section 8.03(a)
Third Party	Section 9.03
Trade Secrets	Section 9.03
Transactions	Section 9.03
Treasury Regulations	Section 9.03
Withholding Amount	Section 2.04(a)(i)

Annex A-2
EXHIBIT A
PLAN OF MERGER
THIS PLAN OF MERGER is made on                   2023.
BETWEEN
(1)   Achieve Merger Sub, an exempted company incorporated under the laws of the Cayman Islands on 2 August 2023, with its registered office situated at the offices of Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands (“Merger Sub”); and
(2)   Arco Platform Limited, an exempted company incorporated under the laws of the Cayman Islands on 12 April 2018, with its registered office situated at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, Cayman Islands (the “Company” or the “Surviving Company” and together with Merger Sub, the “Constituent Companies”).
WHEREAS
(a)   Merger Sub and the Company have agreed to merge (the “Merger”) on the terms and conditions contained or referred to in an Agreement and Plan of Merger (the “Agreement”) dated as of             2023 among Achieve Holdings, Merger Sub and the Company, a copy of which is attached as Appendix I to this Plan of Merger and under the provisions of Part XVI of the Companies Act (as amended) of the Cayman Islands (the “Companies Act”), pursuant to which Merger Sub will merge with and into the Company and cease to exist, and the Surviving Company will continue as the surviving company in the Merger.
(b)   This Plan of Merger is made in accordance with section 233 of the Companies Act.
(c)   Terms used in this Plan of Merger and not otherwise defined in this Plan of Merger shall have the meanings given to them in the Agreement.
WITNESSETH
CONSTITUENT COMPANIES
1.   The constituent companies (as defined in the Companies Act) to the Merger are Merger Sub and the Company.
NAME OF THE SURVIVING COMPANY
2.   The surviving company (as defined in the Companies Act) is the Surviving Company and its name shall be Arco Platform Limited.
REGISTERED OFFICE
3.   The Surviving Company shall have its registered office at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.
AUTHORISED SHARE CAPITAL
4.   Immediately prior to the Effective Date (as defined below) the authorised share capital of Merger Sub was US$50,000 divided into 500,000,000 Class A Shares of US$0.00005 par value per share, 250,000,000 Class B Shares of US$0.00005 par value per share and 250,000,000 shares of such class or classes (howsoever designated) and having the rights as the Board of Directors of Merger Sub may determine from time to time in accordance with the articles of association of Merger Sub and the Companies Act.

A-2-1

5.   Immediately prior to the Effective Date the authorised share capital of the Company was US$50,000 divided into 500,000,000 Class A Shares of US$0.00005 par value per share, 250,000,000 Class B Shares of US$0.00005 par value per share and 250,000,000 shares of such class or classes (howsoever designated) and having the rights as the Board of Directors of the Company may determine from time to time in accordance with the articles of association of the Company and the Companies Act.
6.   On the Effective Date, the authorised share capital of the Surviving Company shall be US$50,000 divided into 500,000,000 Class A Shares of US$0.00005 par value per share, 250,000,000 Class B Shares of US$0.00005 par value per share and 250,000,000 shares of such class or classes (howsoever designated) and having the rights as the Board of Directors of the Surviving Company may determine from time to time in accordance with the articles of association of the Surviving Company and the Companies Act.
7.   The terms and conditions of the Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company or into other property, are set out in the Agreement.
8.   On the Effective Date, the rights and restrictions attaching to the shares of the Surviving Company are set out in the Amended and Restated Memorandum of Association and Articles of Association of the Surviving Company in the form attached as Appendix II to this Plan of Merger.
EFFECTIVE DATE
9.   In accordance with section 233(13) of the Companies Act, the Merger shall be effective on the date that this Plan of Merger is registered by the Registrar of Companies in the Cayman Islands (the “Effective Date”).
PROPERTY
10.   On the Effective Date, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.
MEMORANDUM OF ASSOCIATION AND ARTICLES OF ASSOCIATION
11.   The Memorandum of Association and Articles of Association of the Surviving Company shall be amended and restated in the form attached as Appendix II to this Plan of Merger on the Effective Date.
DIRECTORS BENEFITS
12.   There are no amounts or benefits payable to the directors of the Constituent Companies on the Merger becoming effective.
DIRECTORS OF THE SURVIVING COMPANY
13.   The names and addresses of the directors of the Surviving Company are as follows:
NAME	ADDRESS
Rodrigo Catunda	General Atlantic Service Company, L.P., 55 East 52nd Street, 33rd Floor, New York, New York 10055
Eric Jones	Dragoneer Investment Group, LLC, One Letterman Drive, Building D, Suite M500, San Francisco, California 94129
Oto Brasil de Sá Cavalcante	Rua Augusta, 2840, 15th floor, São Paulo, SP, Brazil 01412-100
Ari de Sá Cavalcante Neto	Rua Augusta, 2840, 15th floor, São Paulo, SP, Brazil 01412-100
SECURED CREDITORS
14.   (a)   Merger Sub has no secured creditors and has not granted any other fixed or floating security interests as at the date of this Plan of Merger; and

A-2-2

(b)   The Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.
RIGHT OF TERMINATION
15.   This Plan of Merger may be terminated or amended pursuant to the terms and conditions of the Agreement at any time prior to the Effective Date.
AMENDMENTS
16.   At any time prior to the Effective Time, this Plan of Merger may be amended by the board of directors of both the Surviving Company and Merger Sub in accordance with Section 235(1) of the Companies Act, including to effect any other changes to this Plan of Merger which the directors of both the Surviving Company and Merger Sub deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or Merger Sub, as determined by the directors of both the Surviving Company and Merger Sub, respectively.
APPROVAL AND AUTHORISATION
17.   This Plan of Merger has been approved by the board of directors of each of Merger Sub and the Company pursuant to section 233(3) of the Companies Act.
18.   This Plan of Merger has been authorised by the shareholders of each of Merger Sub and the Company pursuant to section 233(6) of the Companies Act.
COUNTERPARTS
19.   This Plan of Merger may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
GOVERNING LAW
20.   This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.
21.   Each of the parties agrees that the courts of the Cayman Islands shall have jurisdiction to hear and determine any action or proceeding arising out of or in connection with this Plan of Merger and for that purpose each party irrevocably submits to the jurisdiction of the courts of the Cayman Islands and agrees that the process by which any such action or proceeding is begun may be served on it by being delivered in accordance with the notice provisions of this Plan of Merger.
[Signature Page Follows]

A-2-3

For and on behalf of Achieve Merger Sub:
Name:
Title: Director

For and on behalf of Arco Platform Limited:
Name:
Title:

A-2-4

APPENDIX I
AGREEMENT AND PLAN OF MERGER
(See attached.)

A-2-5

APPENDIX II
MEMORANDUM OF ASSOCIATION AND ARTICLES OF ASSOCIATION
OF THE SURVIVING COMPANY
(See attached.)

A-2-6

Annex B
Arco Platform Limited
Rua Augusta 2840, 10th Floor
Cerqueira Cesar, São Paulo — SP, Brazil
Attention:   The Special Committee of the Board of Directors
Members of the Special Committee:
We understand that Arco Platform Limited (the “Company”) proposes to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), with Achieve Holdings (the “Parent”) and Achieve Merger Sub, a wholly owned subsidiary of Parent (the “Merger Sub”). Pursuant to the Merger Agreement, the Merger Sub will merge with and into the Company, with the Company being the surviving corporation as a wholly owned subsidiary of the Parent (the “Merger”). As a result of the Merger, each outstanding share of the Company’s Class A common stock, par value $0.00005 per share (the “Company Common Stock”), other than the Excluded Shares and the Dissenting Shares (each as defined in the Merger Agreement), will be converted into the right to receive $14.00 per share in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.
The Special Committee (the “Special Committee”) of the Board of Directors (the “Board”) of the Company has asked us whether, in our opinion, the Merger Consideration to be received by holders of the Company Common Stock (other than the holders of the Excluded Shares and the Dissenting Shares) in the Merger is fair, from a financial point of view, to such holders.
In connection with rendering our opinion, we have, among other things::
1.
Reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant, including publicly available research analysts’ estimates;

2.
Reviewed the management projections relating to the Company prepared and furnished to us by management of the Company, which the Special Committee reviewed, approved for our use and directed us to use (the “Management Projections”);

3.
Discussed with management of the Company and the Special Committee their assessment of the past and current operations of the Company, the current financial condition and prospects of the Company, and the Management Projections;

4.
Reviewed the reported prices and the historical trading activity of the Company Common Stock;

5.
Compared the financial performance of the Company and its stock market trading multiples with those of certain other publicly traded companies that we deemed relevant;

6.
Compared the financial performance of the Company and the valuation multiples relating to the Merger with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant;

7.
Reviewed the financial terms and conditions of the Merger Agreement; and

8.
Performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information), and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Management Projections, we have assumed with your consent that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the Special Committee and the management of the Company as to the future financial performance of the Company. We express no view as to the Management Projections or the assumptions on which they are based.
For purposes of our analysis and opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver or modification thereof. We have further assumed, in all respects material to our analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Merger or reduce the contemplated benefits to the holders of the Company Common Stock of the Merger.
We have not conducted a physical inspection of the properties or facilities of the Company and have not made or assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of the Company, nor have we been furnished with any such valuations or appraisals, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.
We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to the holders of the Company Common Stock (other than the holders of the Excluded Shares and the Dissenting Shares), from a financial point of view, of the Merger Consideration. We do not express any view on, and our opinion does not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company or the holders of the Rollover Shares (as defined in the Merger Agreement), nor any allocation of the aggregate consideration to be paid pursuant to the Merger Agreement among the holders of shares of Company Common Stock (other than the holders of the Excluded Shares) and the holders of the Rollover Shares, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the Merger Consideration or otherwise. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Merger Agreement or the Merger, including, without limitation, the structure or form of the Merger, or which shares of Company Common Stock are Rollover Shares, or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the evaluation, negotiation and execution of the Merger Agreement. Our opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Merger. Our opinion does not constitute a recommendation to the Special Committee or to any other persons in respect of the Merger, including as to how any holder of shares of the Company Common Stock should vote or otherwise act in respect of the Merger. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters, including assessments regarding the law of the Cayman Islands.
We have acted as financial advisor to the Special Committee in connection with the Merger and will receive a fee for our services, a portion of which has been paid to us prior to the date of this opinion, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Merger. The Company has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. During the two year period prior to the date hereof, Evercore Group L.L.C., Seneca Evercore Advisors Ltda. and their respective affiliates have not been engaged to provide financial advisory or other services to the Company, Parent, Dragoneer Investment Group, LLC (“Dragoneer”) or any of Dragoneer’s funds or portfolio companies and we have not received any compensation from any such persons during such period. During the two year period prior to the date hereof, Seneca Evercore Advisors Ltda. and its affiliates have not been engaged to provide financial advisory or other services to General Atlantic L.P. (“General Atlantic”) or any of General Atlantic’s funds or portfolio companies and Seneca Evercore Advisors Ltda. and its affiliates have not received any compensation from General Atlantic or any of General Atlantic’s funds or portfolio companies. During the two year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have provided financial advisory services to General Atlantic and its funds and portfolio companies and received fees for the rendering of these services. We may provide financial advisory or other services to the Company, Dragoneer and Dragoneer’s funds and portfolio companies, General Atlantic and General Atlantic’s funds and portfolio companies and the Parent in the future, and in connection with any such services we may receive compensation.
Evercore Group L.L.C. and its affiliates engage in a wide range of activities for our and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore Group L.L.C. and its affiliates and/or our or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to the Company, the Parent, potential parties to the Merger and/or any of their respective affiliates or persons that are competitors, customers or suppliers of the Company or the Parent.
Our financial advisory services and this opinion are provided for the information and benefit of the Special Committee (in its capacity as such) in connection with its evaluation of the proposed Merger. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.
This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, except (i) the Special Committee may share this opinion with the Board and (ii) the Company may reproduce this opinion in full in any document that is required to be filed with the U.S. Securities and Exchange Commission and required to be mailed by the Company to its stockholders relating to the Merger.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by holders of the Company Common Stock (other than the holders of the Excluded Shares and the Dissenting Shares) in the Merger is fair, from a financial point of view, to such holders.
Very truly yours,
EVERCORE GROUP L.L.C.
By:	William D. Anderson, Jr.

Annex C
Execution Version
INTERIM INVESTORS’ AGREEMENT
This INTERIM INVESTORS’ AGREEMENT (this “Agreement”) is dated as of August 10, 2023, by and among (i) Achieve Holdings, an exempted company with limited liability incorporated under the Law of the Cayman Islands and having its registered office at Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman, KY1-9008, Cayman Islands (“Parent”), (ii) Achieve Merger Sub, an exempted company with limited liability incorporated under the Law of the Cayman Islands and a wholly-owned subsidiary of Parent having its registered office at Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman, KY1-9008, Cayman Islands (“Merger Sub”), (iii) General Atlantic Arco (Bermuda) 2, L.P. (“General Atlantic”), an entity affiliated with an investment fund of General Atlantic LP, a Delaware limited partnership, (iv) Archery DF Holdings, LP, an entity affiliated with an investment fund of Dragoneer Investment Group, LLC, a Delaware limited liability company (“Dragoneer”, together with General Atlantic, the “Sponsors” and each, a “Sponsor”), (v) Oto Brasil de Sá Cavalcante and Ari de Sá Cavalcante Neto (collectively, the “Founders”, each, a “Founder”, together with Sponsors, the “Lead Investors”, and each, a “Lead Investor”) and (vi) the other Persons listed on Schedule A hereto that have agreed to contribute up to the number of shares of the Company set forth opposite such Person’s name on Schedule A hereto (collectively, the “Additional Rollover Shareholders”, each an “Additional Rollover Shareholder” and, together with Sponsors and the Founders, the “Investors”, and each, an “Investor”). The Sponsors, the Founders, the Additional Rollover Shareholders, Parent and Merger Sub are collectively referred to as the “Parties” and each, a “Party.” Capitalized terms used but not defined herein shall have the meanings given to them in the Merger Agreement (as defined below).
BACKGROUND
1.   The Sponsors and the Founders entered into that certain joint bidding agreement dated as of November 30, 2022, as amended on April 30, 2023 (the “Joint Bidding Agreement”), pursuant to which the parties thereto proposed to undertake an acquisition transaction with respect to Arco Platform Limited, a Cayman Islands exempted company with limited liability and listed on the Nasdaq Global Select Market (the “Company”).
2.   Parent has formed Merger Sub for the purpose of entering into the Agreement and Plan of Merger dated as of the date hereof (as amended, supplemented or modified from time to time in accordance with the terms thereof and in compliance with this Agreement, the “Merger Agreement”), with the Company, pursuant to which, upon the terms and subject to the conditions set forth therein, Parent will acquire common shares of the Company not owned by it, the Sponsors, the Founders or the Additional Rollover Shareholders or their respective Affiliates by causing Merger Sub to merge with and into the Company (“Merger”), with the Company surviving as a subsidiary of Parent.
3.   On the date hereof, the Investors or their respective Affiliates (the “Supporting Shareholders”) executed a rollover and support agreement in favor of Parent (the “Support Agreement”) which is attached hereto as Exhibit A, pursuant to which, each of the Supporting Shareholders agreed to, subject to the terms and conditions set forth therein and among other obligations, the contribution of class A common shares of the Company and class B common shares of the Company (collectively the “Rollover Shares”) held by such Supporting Shareholder to Parent in exchange for newly issued class A and/or class B ordinary shares of Parent, par value US$0.00005 per share (the “Parent Shares”), immediately prior to the Closing in the amounts set forth in the Support Agreement and (b) vote in favor of the Merger.
4.   On or prior to the date hereof, each of the Sponsors, or their respective Affiliates (each such entity that has delivered such a letter, an “EC Investor”) has executed and delivered to Parent and the Company an equity commitment letter in which such EC Investor has agreed, on the terms and subject to the conditions set forth therein, to make or cause to be made a capital contribution to Parent at Closing up to the amount set forth in each such equity commitment letter (each, an “Equity Commitment Letter,” references to which include such letter as amended, supplemented or modified from time to time in accordance with the terms thereof and this Agreement, and collectively, the “Equity Commitment Letters”).

5.   This Agreement governs the relationship of the parties hereto pending the Closing, including in respect of the Merger Agreement, the Equity Commitment Letters, the Support Agreement and the transactions contemplated thereby and, in the case of any inconsistency between this Agreement, on the one hand, and the Merger Agreement, the Support Agreement or any Equity Commitment Letter, on the other hand, this Agreement shall control solely as among the parties hereto (but, for the avoidance of doubt, not with respect to the Founders in their capacities as directors or officers of the Company). In this Agreement, “Equity Commitment” refers to, (a) prior to the consummation of the Closing and for each EC Investor, the amount set forth in its respective Equity Commitment Letter, as such amount may be modified or amended in accordance with the terms thereof and of this Agreement and (b) at the Closing, for purposes of Section 2.2 and for each EC Investor, the amount of cash contributed to Parent by such EC Investor at Closing in accordance with this Agreement and its Equity Commitment Letter (if applicable).
ARTICLE I
EQUITY COMMITMENTS; CONTRIBUTION
1.1   Initial Commitments.   Each EC Investor has provided Parent and the Company with an Equity Commitment Letter, each of which is attached hereto as Exhibits B-1 and B-2, respectively. Such Equity Commitment Letters describe, among other things, the several commitments of each of the EC Investors to make or cause to be made a cash contribution to Parent at the Closing in the amount, for each EC Investor equal to the Equity Commitment, for each EC Investor, respectively. The rights and obligations of each EC Investor under its respective Equity Commitment Letter may not be transferred or assigned except in accordance with this Agreement and the applicable Equity Commitment Letter.
1.2   Equity Commitments.
1.2.1   Each Sponsor hereby affirms and agrees that it will direct its affiliated EC Investor to comply with, and that such EC Investor is bound by, the provisions set forth in its Equity Commitment Letter and will direct its EC Investor to take all actions within its power to comply with the terms of the Equity Commitment Letter subject to the conditions and limitations therein. Parent shall be entitled to enforce, and shall enforce, the provisions of each Equity Commitment Letter in accordance with this Agreement and the terms of such Equity Commitment Letter, only if (i) acting at the direction of the Sponsors, if the Sponsors jointly have, acting reasonably and in good faith, determined that all conditions to effect the Closing set forth in Section 7.01 and 7.03 of the Merger Agreement (the “Closing Conditions”) have been satisfied (or are capable of being satisfied at the Closing), and all the other obligations of funding under Section 2 of such Equity Commitment Letter have been satisfied (or are capable of being satisfied at the Closing), (ii) acting at the direction of the Sponsors, the Sponsors have jointly determined to waive all unsatisfied conditions under Section 7.01 and 7.03 of the Merger Agreement and the Equity Commitment Letter, and that the Closing is required to occur pursuant to Section 7 of the Merger Agreement or (iii) at the direction of the Company, under the specific circumstances and as specifically set forth in Section 7 of the Merger Agreement, and as provided in such Equity Commitment Letter, and provided that the Company does in fact so cause Parent to enforce such provisions. None of the Investors, Parent, or Merger Sub shall attempt to enforce any Equity Commitment Letter, until the conditions set forth in this Section 1.2 have been satisfied. Subject to the preceding sentence, Parent shall have no right to enforce any of the Equity Commitment Letters, and shall not attempt to do so, except in accordance with their respective terms and ratably among the EC Investors. Subject to Section 11 of its relevant Equity Commitment Letter, each EC Investor may (x) assign, sell-down or syndicate all or any part of its Equity Commitment to any of its Affiliates, including one or more affiliated investment funds or investment vehicles that are advised or sponsored by the investment manager of the relevant EC Investor, without any consent of any of the other Investors (a “Permitted Syndication”), or (y) assign, sell-down or syndicate all or any part of its Equity Commitment to the other Sponsor, any Additional Rollover Shareholder or holder of shares of the Company that agrees to become a Rollover Shareholder after the date of this Agreement or any Affiliate of the foregoing with the prior written consent of each Lead Investor (a “Permitted Shareholder Assignment”). Other than a Permitted Syndication or Permitted Shareholder Assignment, any assignment, sell-down or syndication of all or part of the Equity Commitments will be subject to the prior written consent of each of the Lead Investors. In the event that the Sponsors, acting together, determine that the aggregate amount of cash required to consummate the Closing is less than the aggregate amount of equity financing initially committed by the EC Investors in their respective Equity Commitment Letter, each EC Investor’s respective obligations to make cash contributions to Parent at Closing shall be reduced pro rata based on the respective Equity Commitments and in the manner set forth and solely to the extent permitted in their respective Equity Commitment Letters. Pursuant to Section 2.2 of the Support Agreement, the Lead Investors, acting together, may determine to reduce the amount of Rollover Shares of the Additional Rollover Shareholders in part or in whole, and if the Lead Investors so determine, the Sponsors or their respective EC Investors shall increase the amount of equity financing in their Equity Commitment Letters in an aggregate amount necessary to consummate the Closing, with the allocation of such additional amount of equity financing as between the Sponsors and their respective EC Investors to be determined by the Lead Investors, acting together; provided, that (i) any such change must be made in accordance with the Merger Agreement, and (ii) to the extent that the Sponsors or their respective EC Investors do not fund at or prior to Closing such additional amount of equity financing necessary to consummate the Closing, the amount of Rollover Shares of the Additional Rollover Shareholder may not be reduced. Additionally, the following matters shall be subject to the prior written consent of the Lead Investors: (x) any assignment or consent to assignment by an EC Investor under an Equity Commitment Letter (unless such assignee is pursuant to a Permitted Syndication or Permitted Shareholder Assignment and becomes party to this Agreement and accedes to the rights and obligations of EC Investor, as applicable), (y) any agreement by Parent, a Sponsor or an EC Investor to amend, modify or waive an Equity Commitment Letter if such amendment, modification or waiver would be adverse and disproportionate to the Founders as compared to the Sponsors, which shall otherwise be subject to prior written consent of the Sponsors, or (z) any agreement by Parent to terminate an Equity Commitment Letter (other than in accordance with the terms of the Equity Commitment Letter, including Section 8 thereof).
1.3   Support Agreement.   Parent shall, at the direction of the Sponsors acting jointly (unless one Sponsor is a Failing Investor), enforce the provisions of the Support Agreement in accordance with the terms of the Merger Agreement and the Support Agreement. Each Investor shall (if it is a Supporting Shareholder) and shall cause each of its Affiliates that is a Supporting Shareholder (if any) to comply with such Supporting Shareholder’s obligations under the Support Agreement; provided, that no Supporting Shareholder shall have an independent right to enforce the Support Agreement against another Supporting Shareholder, other than as provided in the immediately preceding sentence.
ARTICLE II
EQUITY INTERESTS
2.1   Equity Interests Pending the Closing.   Parent represents and warrants that, as of the date hereof, Merger Sub has issued two class A shares of its common stock to Parent, and such shares are, and will remain through the Closing, the only shares of capital stock of Merger Sub that are issued or issuable without the prior written consent of each of the Lead Investors. Parent represents and warrants that Merger Sub is wholly owned by Parent and further covenants that no additional equity interests or capital stock of Merger Sub (or Parent or any direct or indirect subsidiary of Parent that directly or indirectly owns any equity interests or capital stock of Merger Sub) shall be issued or issuable prior to the Closing without the prior written consent of each of the Lead Investors. Parent represents and warrants that Merger Sub (i) is a newly formed entity, (ii) has conducted no operations and prior to the Closing shall not conduct any operations and (iii) has no, and prior to the Closing shall not have any, assets, obligations or liabilities of any nature, in each case of clause (ii) and (iii), other than those incident to its formation and in connection with the Merger Agreement, this Agreement and the transactions contemplated hereby and thereby. Prior to the Closing, no Sponsor shall, without the prior written consent of the other Lead Investors or in accordance with the Support Agreement, sell, dispose or otherwise transfer any equity interests or capital stock of Parent other than pursuant to any Permitted Syndication or Permitted Shareholder Assignment, and, between the date hereof and the Closing, Parent shall not permit (to the extent within its control) any other transfers of the equity interests or capital stock of Parent by any other equity holder of Parent. Prior to the Closing, Parent shall not, without the prior written consent of each of the Lead Investors, sell, dispose or otherwise transfer, directly or indirectly, any equity interests of Merger Sub. The parties hereto agree to take all actions to cause the issued and outstanding equity interests in Parent as of the Closing to be as set forth in Section 2.2.
2.2   Equity Interests Issued at Closing.   Except for equity interests issued by Parent in exchange for the contribution of Rollover Shares by Supporting Shareholders in accordance with the Support Agreement, all equity securities (other than Convertible Notes) issued by Parent shall, in connection with the Closing, be issued to the Investors or, in case of a Founder, their Permitted Transferees, or in case of a Sponsor, any of its Affiliates pursuant to any Permitted Syndication, pro rata in accordance with each Investor’s Commitments; provided that each Lead Investor may adjust the allocations among itself and its Permitted Transferees in its sole discretion. In exchange for the cash equity contribution such Sponsor makes on or about the Closing, each Sponsor will be issued a number of class A ordinary shares of the Parent equal to such Sponsor’s cash equity contribution at Closing divided by the Per Share Merger Consideration. In this Agreement, “Rollover Commitment” refers to the value of an Investor’s Rollover Shares using the Per Share Merger Consideration as the value per Rollover Share and “Commitment” refers to, an Investor’s Equity Commitment, if applicable, and Rollover Commitment.
ARTICLE III
INTERIM GOVERNANCE; OTHER AGREEMENTS AMONG INVESTORS
3.1   Actions Under the Merger Agreement.
3.1.1   The Sponsors, by mutual agreement, shall have the right to cause Parent or Merger Sub to take any action or refrain from taking any action (i) that is not in contravention of or inconsistent with this Agreement, the Merger Agreement, the Support Agreement or the Equity Commitment Letters, and (ii) in order for Parent or Merger Sub to comply with their respective obligations, satisfy their respective closing conditions or exercise their respective rights under the Merger Agreement, including (a) determining that the Closing Conditions have been satisfied and, assuming such satisfaction, determining to close the Merger, (b) waiving compliance with any covenants, agreements or the Closing Conditions contained in the Merger Agreement or the Equity Commitment Letters (as long as such waiver would not be adverse and disproportionate to the Founders as compared to the Sponsors) or amending, supplementing or modifying any such agreement; provided, that the Sponsors may not cause Parent or Merger Sub to, and neither Parent nor Merger Sub shall amend the Merger Agreement without the prior written consent of each of the Lead Investors (which consent shall not be unreasonably withheld, conditioned or delayed); provided, further, that the Sponsors may not cause Parent or Merger Sub to, and neither Parent nor Merger Sub shall amend the “Per Share Merger Consideration” in the Merger Agreement without the prior written consent of each of the other Investors (which consent shall not be unreasonably withheld, conditioned or delayed), (c) terminating the Merger Agreement pursuant to Section 8.01 thereof; provided that the Sponsors shall give 5 business days’ notice to all other Lead Investors before terminating the Merger Agreement (except for a termination pursuant to Section 8.01(a), or 8.01(b)(i) or 8.01(f) of the Merger Agreement), (d) determining to close the Transactions (as defined below), (e) controlling, directing and settling any shareholder-related suit, claim or proceeding arising in connection with the transactions contemplated by the Merger Agreement, or the Equity Commitment Letters, and (f) solely subsequent to the termination of the Merger Agreement, cause Parent and Merger Sub to initiate litigation or other legal action against the Company in connection with a breach or alleged breach of the Merger Agreement and to take any other necessary actions in connection thereto.
3.1.2   In the event that (x)(i) the Closing Conditions and all other obligations of funding under Section 2 of the Equity Commitment Letters and under Section 2.1 and 2.2 of the Support Agreement, as applicable, have been satisfied (or are capable of being satisfied at the Closing) or, with the prior written consent of both Sponsors with respect to the Merger Agreement, each relevant EC Investor, with respect to any Equity Commitment Letter, or Support Shareholders with respect to the Support Agreement, as applicable, validly waived and the Closing is required to occur pursuant to Section 7 of the Merger Agreement and funding of the Commitments are required to occur pursuant to Section 2 of each Equity Commitment Letter and Section 2.1 and 2.2 of the Support Agreement and (ii) one or more Sponsors (or their respective EC Investors) have fulfilled their Commitments or stand ready, willing and able to fulfill their Commitments (in such capacity, each a “Funding Investor” and collectively “Funding Investors”) then the Funding Investors, may terminate the participation in the transaction of any Investor that does not fund its Commitment or asserts in writing its unwillingness to fund its Commitment when required to do so (any such Investor, a “Failure to Fund Investor”) or (y) an Investor breaches its obligations under Section 3.3 or Section 3.4 hereto or under the Support Agreement and, as a result, a Closing Condition fails to be satisfied or is not reasonably capable of being satisfied, then the Funding Investors may terminate the participation in the transaction of such breaching Investor (any such Investor, together with a Failure to

Fund Investor, each, a “Failing Investor” and collectively, “Failing Investors” and such failure of such Failing Investor to fund or such assertion pursuant to clause (x) or breach pursuant to clause (y), a “Failing Investor Breach”); provided, that such termination shall not affect the Funding Investors’ or non-breaching Investors’ rights against such Failing Investors under such Failing Investors’ Equity Commitment Letter or Support Agreement, as applicable, or under this Agreement with respect to such failure to fund, including those set forth in Sections 3.1, 3.2 and 5.3 hereof. If an Investor becomes a Failing Investor, such Failing Investor shall no longer be entitled to any approval or consent rights under this Agreement, and any directors or officers of Parent or Merger Sub appointed by such Failing Investor, or representing such Failing Investor, shall be removed upon such Investor becoming a Failing Investor.
3.1.3   Following any termination under Section 3.1.2, any Sponsor that is a Funding Investor (the “Funding Sponsor”) may fund at its sole discretion any unpaid amount of the Failing Investor’s portion of the Equity Commitment.
3.1.4   The termination of any Failing Investor’s participation in the transactions and the funding of the Funding Investor’s portion of the Equity Commitments in the manner set forth above shall not affect, alter or impair (i) the Company’s rights or remedies under the Merger Agreement or the Equity Commitment Letters or (ii) the shareholders of Parent or the Funding Investors’ rights or remedies against the Failing Investor under this Agreement or under the Support Agreement with respect to the Failing Investor’s failure to fund or any other action or inaction.
3.2   Expenses.
3.2.1   Each party hereto shall bear its own expenses incurred in connection with this Agreement. Notwithstanding the foregoing, in the event the Closing occurs, Parent shall cause the Company to bear up to (i) US$750,000 in out of pocket expenses for each of the Sponsors (other than a Sponsor who is a Failing Investor) and their respective Affiliates, and (ii) US$750,000 in aggregate out of pocket expenses of the Founders (other than a Founder who is a Failing Investor) and their respective Affiliates, collectively; provided that the Founders (other than any Founder who is a Failing Investor) inform the Company of their mutual determination as to the allocation of the US$750,000 to be reimbursed among such Founders, in each case of (i) and (ii) that relate to the transactions contemplated by the Merger Agreement, the Equity Commitment Letters, the Support Agreement, and this Agreement, including, without limitation, the reasonable fees, expense and disbursements of counsel, accountants, consultants and other advisors retained by such Investors (other than a Failing Investor), but excluding, in each case, the funding of the Commitments under the Equity Commitment Letters and Support Agreement, as applicable (“Investor Transaction Expenses”).
3.2.2   In the event of a termination of the Merger Agreement in which a Termination Fee or any other amount, either as an expense reimbursement, damages or otherwise, is paid to Parent or Merger Sub by the Company or its Subsidiaries or Affiliates, Parent or Merger Sub, as the case may be, shall first pay (or cause to be paid) all Sponsors’ Investor Transaction Expenses (other than with respect to fees and expenses incurred by a Failing Investor) and discharge all of Parent’s and Merger Sub’s other liabilities, from such expense reimbursement or damages and pay pro rata to the respective Sponsor’s Equity Commitment (100% in the aggregate) any remaining amount of such payment to the respective Sponsor (unless such Sponsor is a Failing Investor).
3.2.3   In the event of a termination of the Merger Agreement in which no amount, either as expense reimbursement, damages or otherwise, is paid to Parent or Merger Sub, or in the event that the amount paid is insufficient to pay all applicable Sponsors’ Investor Transaction Expenses, each Sponsor agrees that it will be responsible for its own incurred Investor Transaction Expenses. Each of the Sponsors will be responsible for their pro rata share (based on their relative Equity Commitment) of the total amount of expenses incurred in connection with the Sponsors’ due diligence of the Company in connection with the Merger Agreement but not the expenses of any other Investor. Each Sponsor will also be responsible for its liability that it incurs pursuant to customary indemnities and contribution obligations that it has agreed to provide to its respective counsel, accountants, consultants or other advisors who have been engaged with respect to the Merger and related transactions; provided, that no such indemnification or contribution by a Sponsor shall be required to the extent that the proximate cause of such indemnifying Sponsor’s obligation to indemnify any such third party is the indemnified Sponsor’s own conduct not undertaken at the direction or with the prior written consent of the other Sponsor; provided further that no other party to this Agreement shall be liable for any such indemnification or contribution. The obligations under this Section 3.2 shall exist whether or not the Merger is consummated and shall survive any termination of any other provisions of this Agreement; provided, that such fees and expenses are not paid by the Company, Parent or Merger Sub.
3.3   Approvals.   Subject in all respects to the limitations in the Merger Agreement, each Investor shall use reasonable best efforts and provide all cooperation as may be reasonably requested by the Sponsors or the Founders to obtain all applicable governmental, statutory, regulatory or other approvals, licenses, waivers or exemptions required or, in the reasonable opinion of the Sponsors or the Founders, desirable for the consummation of the transactions contemplated by the Merger Agreement, including the Merger (the “Transactions”); provided that notwithstanding anything to the contrary in this Agreement, but without limiting any obligations in the Merger Agreement, no Sponsor shall, whether prior to or following the Closing, be required to cause any portfolio company, investment fund or other Affiliate of any Sponsor (other than Parent, Merger Sub and their direct or indirect Subsidiaries) or any director, officer, employee, general partner, limited partner, member, shareholder or manager of any of the foregoing to take any action, undertake any divestiture or restrict its conduct other than to provide responsive information required to make any submission or application to a Governmental Authority and to otherwise cooperate in connection with any such submission or application as is necessary and customary under the circumstances. Each Investor shall comply with the obligations set out in the Merger Agreement in Section 5.03 as if such Investor were Parent under the Merger Agreement.
3.4   Required Information.   Each Investor, on behalf of itself and its respective Affiliates, agrees to promptly provide to Parent and each other Investor, as applicable (consistent with the timing required by the Merger Agreement or applicable Law, as applicable), any information about such Investor (or its Affiliates) that Parent or the Company, as applicable, reasonably determines upon the advice of outside legal counsel is required to be included in (i) the Proxy Statement, (ii) the Schedule 13E-3, (iii) the Schedule 13D of Parent or any Investor, as applicable, or (iv) any other filing or notification with any Governmental Authority in connection with the Merger, this Agreement, the Merger Agreement the Support Agreement, the Equity Commitment Letters, or any other agreement or arrangement to which it (or any of its Affiliates) is a party relating to the transactions contemplated thereby. Each Investor shall reasonably cooperate with Parent and the Company in connection with the preparation of the foregoing documents to the extent such documents relate to such Investor (or any of its Affiliates). Each Investor agrees to permit the Company to publish and disclose in the Proxy Statement (including all documents filed with or furnished to the U.S. Securities and Exchange Commissions (the “SEC”) in accordance therewith), its/his and its respective Affiliates’ identity and beneficial ownership of the shares or other securities of the Company and the nature of such Investor’s commitments, arrangements and understandings under this Agreement, the Equity Commitment Letters, the Support Agreement or any other agreement or arrangement to which it/he (or any of its Affiliates) is a party relating to the transactions contemplated thereby (including a copy thereof), to the extent required by applicable Law or the SEC (or its staff). Each Investor hereby represents and warrants to Parent as to itself/himself and its Affiliates, as applicable, that, solely with respect to any information supplied by such Investor, as applicable, in writing pursuant to this Section 3.4, none of such information contained or incorporated by reference in the Proxy Statement will at the time of the mailing of the Proxy Statement to the shareholders of the Company, at the time of the Company Shareholders Meeting, or at the time of any amendments thereof or supplements thereto, and none of such information supplied or to be supplied by such Investor, for inclusion or incorporation by reference in the Schedule 13E-3 to be filed with the SEC (which includes the Proxy Statement) will, at the time of such filing with the SEC, or at the time of filing with the SEC any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each Investor agrees to join (and to cause its Affiliates to join, to the extent required by applicable Law or the SEC (or its staff)) as a filing party to any Schedule 13E-3 filing discussed in the preceding sentence.
3.5   Certain Representations and Warranties.
3.5.1   Each Investor hereby represents and warrants to each of the Lead Investors and to Parent that (i) it has not entered into any formal or informal agreement, arrangement or understanding with any other potential investor or group of investors, the Company, or any shareholder of the Company with respect to the subject matter of this Agreement or the Merger Agreement or any other similar transaction involving the Company, other than the agreements expressly contemplated by this Agreement, the Merger Agreement, the Joint Bidding Agreement, Permitted Syndication and the Support Agreement; (ii) if such Investor is a corporate entity, it is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, and is duly qualified to conduct business, and is in good standing, in each other jurisdiction where the ownership of its properties or the conduct of its business makes such qualification necessary; (iii) he/it is the lawful owner of the Rollover Shares; (iv) none of the information supplied by such Investor specifically for inclusion or incorporation by reference in the Proxy Statement or Schedule 13E-3 will cause a breach of the representations and warranties of Parent or Merger Sub set forth in the Merger Agreement; (v) it has all necessary power and authority to execute, deliver and perform its obligations under this Agreement in accordance with the terms of this Agreement; (vi) the execution, delivery and performance of this Agreement have been duly authorized by all necessary action and, if the Investor is a corporate entity, do not contravene any provision of its partnership agreement, limited liability company agreement or other organizational documents, or any Law, regulation, rule, decree, order, judgment or contractual restriction binding on such Investor or its/his assets; (vii) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this Agreement by such Investor, as applicable, have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this Agreement; (viii) this Agreement constitutes a legal, valid and binding obligation of such Investor enforceable against such Investor in accordance with its terms; and (ix) if such Investor is a Sponsor, such Sponsor, or its applicable Affiliate(s) party to the Equity Commitment Letter, will have sufficient funds, available lines of credit, unfunded capital commitments or other sources of immediately available funds to fulfill its “Equity Commitment” (as defined in each Investor’s Equity Commitment Letter). No Investor, any of its Affiliates, Parent, any of its Subsidiaries or any of their respective officers, employees, agents or representatives makes or has made any express or implied representation or warranty on behalf of such Investor or any of its Affiliates in connection with the transactions contemplated hereby other than those expressly set forth in this Section 3.5 and no Investor, any of its Affiliates, Parent, any of its Subsidiaries or any of their respective officers, employees, agents or representatives has relied on any express or implied representation or warranty in connection with the transactions contemplated hereby other than those expressly set forth in this Section 3.5.1.
3.6   Covenants.   Until this Agreement is terminated pursuant to Section 5.16, without the prior approval of each Lead Investor and other than in connection with a Permitted Syndication or Permitted Shareholder Assignment, no Investor shall, and shall cause its or his Affiliates, officers, directors, employees, agents, advisors and other representatives (in each case, acting in their capacity as such to such Investor) not to, (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, discussion offer or request that that constitutes, or would reasonably be expected to lead to, an Alternative Proposal, (ii) enter into, continue or maintain discussions or negotiations with, or provide any non-public information relating to the Company or any of its Subsidiaries to, any Person in connection with any Alternative Proposal, (iii) approve, agree to, accept, endorse or recommend any Alternative Proposal or (iv) enter into any agreement, arrangement or understanding or have discussions with any other potential investor or acquirer, group of investors or acquirors, or the Company or any of its representatives with respect to the subject matter of this Agreement and the Merger Agreement or any other similar transaction involving the Company including an Alternative Proposal; provided, that this Section 3.6 shall not limit or restrict the Founders or any representative of General Atlantic on the board of directors of the Company (the “Company Board”) in acting solely in his or her capacity as the chairman of the Company Board or as an officer and/or a director of the Company (and not in his or her capacity as a representative of a shareholder or its Affiliate) and exercising his or her fiduciary duties and responsibilities solely in his or her capacity as such; provided, further, that notwithstanding anything to the contrary in this Agreement and irrespective of when this Agreement is terminated pursuant to Section 5.16, the prohibition on entering into agreements, arrangements or understandings or having discussions with other potential investors in this Section 3.6 shall apply to an Investor that is a Failing Investor for a period of one year following such Investor becoming a Failing Investor; provided, further, that this Section 3.6 shall not limit or restrict a Sponsor from having discussions or sharing information to the extent permitted under the confidentiality agreement such Sponsor has executed with the Company in connection with the Transactions.

3.7   Treatment and Assumption of Convertible Notes.   Each Investor agrees to take all action such that on or around the date of Closing, the terms of the 8.00% Convertible Senior Secured Notes due in 2028 (the “Convertible Notes”) issued by the Company to certain affiliated investment funds of the Sponsors shall be amended as set forth on Exhibit D hereto and, immediately following the Effective Time, be assumed by Parent. Notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement shall require the conversion of the Convertible Notes.
3.8   No Side Agreements.   Except as expressly contemplated by this Agreement or the Merger Agreement, and except for the Term Sheet, the Equity Commitment Letters, the Joint Bidding Agreement and the Support Agreement, none of the Investors, or any of their respective Affiliates has or shall enter into any material agreement, arrangement or transaction with any Investor prior to the Closing and relating to the Transactions without the prior written consent of each of the Lead Investors, except for non-reliance letters, access letters and other agreements related to diligence reports and agreements of similar nature. For the avoidance of doubt, this Section 3.8 shall not restrict any Founder from entering into any agreement, arrangement or transaction between the Founders.
ARTICLE IV
CLOSING ARRANGEMENTS
4.1   Organizational Documents; Shareholders’ Agreement.   Each Investor will negotiate in good faith with the Lead Investors and acknowledges and agrees that it is obligated to execute and deliver, prior to the consummation of the Merger, (i) one or more definitive agreements with respect to the matters set forth on Exhibit C hereto (the “Shareholders’ Agreement”) and (ii) amend the organizational and other relevant corporate documents of Parent as the Lead Investors may determine is required to give effect to Exhibit C. Each Investor further agrees that it or he will not take any action that could reasonably be expected to materially impede, delay or adversely affect the Merger. The Shareholder Agreement and such organizational and other relevant corporate documents will be consistent with the terms and conditions set forth on Exhibit C and any inconsistent terms and conditions must be approved in writing by each of the Lead Investors. Each Additional Rollover Shareholder agrees to promptly execute the Shareholder’s Agreement and such organizational and other relevant corporate documents following a request by the Lead Investors for execution (and prior to the Closing, so long as such request is made at least 24 hours prior to the Closing), which request will include the execution version of the Shareholders’ Agreement; provided that any inconsistent term or condition that would be adverse and disproportionate to an Additional Rollover Shareholder as compared to any other Investor must be approved by such Additional Rollover Shareholder. Parent and each Investor will cooperate with one another to enter into, and will negotiate in good faith concerning the form and substance of, the Shareholders’ Agreement. In the event that the Investors are unable to agree on the terms of the Shareholders’ Agreement prior to the Closing or the Lead Investors do not make a request for execution of the Shareholders’ Agreement at least 24 hours prior to the Closing, as applicable, it is understood and agreed that the Closing shall not be delayed and the terms set forth on Exhibit C hereto shall govern with respect to the matters set forth therein following the Closing and until such time as the Investors enter into a Shareholders’ Agreement.
ARTICLE V
MISCELLANEOUS
5.1   Amendment and Waiver.   Any provision of this Agreement may be amended or waived only in a writing signed (a) in the case of any amendment, by each Lead Investor; provided that any amendment that would be adverse and disproportionate to an Additional Rollover Shareholder as compared to any other Investor must be signed by such Additional Rollover Shareholder, and (b) in the case of a waiver, by the party or parties waiving rights hereunder. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default. Any consent, waiver or other approval to be given hereunder or exercise of any right hereunder, in each case, by the Founders, whether as an Investor or Founder hereunder and whether individually or together, may be given or exercised, as applicable, by Ari de Sá Cavalcante Neto. Ari de Sá Cavalcante Neto is, by execution of this Agreement, irrevocably appointed by each of the Founders as the Founders’ representative and authorized to represent the Founders under and in connection with this Agreement and in relation to the Merger, the Support Agreement, the Shareholders Agreement and the transactions contemplated thereby.

5.2   Severability.   Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.
5.3   Remedies.   The parties hereto agree that, except as provided herein, this Agreement will be enforceable by all parties hereto by all available remedies at Law or in equity (including, without limitation, specific performance, without bond or other security being required). In the event that an Investor is a Failing Investor, the parties hereto agree that any Funding Investor shall be entitled, in its discretion, to either (a) specific performance of the terms of this Agreement, whether before or after the Closing, together with any costs of enforcement incurred by such Funding Investor in seeking to enforce such remedy, without bond or other security being required or (b) provided that the Funding Investor elects to fund the Failing Investor’s Commitment, specific performance of the payment by such Failing Investor in an amount equal to such Failing Investor’s pro rata percentage (based on its Commitment) of Investor Transaction Expenses, as applicable, in accordance with Section 3.2.3 hereof. If the Merger fails to be consummated due to an Investor’s breach of any of its obligations under this Agreement or the Support Agreement (including by causing Parent to either take an action or fail to take an action which, in either case, gives rise to a breach of the terms of the Merger Agreement), the non-breaching Lead Investors shall be entitled to (a) specific performance of this Agreement, (b) payment or reimbursement by the breaching Investor of all out-of-pocket damages or expenses incurred by Parent, Merger Sub or the non-breaching Investors (including recovery of all termination fee, expense reimbursement obligations or other amounts payable by Parent or Merger Sub under the Merger Agreement) relating to, or arising from, such breach, and/or (c) reimbursement by the breaching Investor for any costs of enforcement incurred by the non-breaching Investors in seeking to enforce such remedies. Such Investor will not have the right to recover lost profits or benefit of the bargain damages from the Failing Investor or breaching Investor, and the only damages remedy against the Failing Investor or breaching Investor are set forth above. If the majority of Funding Investors or non-breaching Investors, as applicable, determine to enforce the remedy in accordance with this Section 5.3 against any Failing Investor or breaching Investor, as applicable, they must do so against all Failing Investors or breaching Investors, as applicable. If there are multiple Failing Investors or breaching Investors, each Failing Investor’s or breaching Investor’s portion of the total obligations hereunder shall be the amount equal to the product of (x) the amounts due from all Failing Investors and breaching Investors, as applicable, hereunder multiplied by (y) a fraction of which the numerator is such Failing Investor’s or Breaching Investor’s Commitment and the denominator is the sum of all Failing Investors’ or Breaching Investors’ Commitments. Notwithstanding anything in this Agreement to the contrary, in no event will a Failing Investor or breaching Investor be liable under this Agreement in an amount that exceeds the aggregate amount of damages, settlements amounts and out-of-pocket fees and expenses paid to third parties. If a Failing Investor or breaching Investor for any reason pays damages to the Company and/or Parent in an amount greater than the amount of its Commitment, to the extent that Parent receives any such amount, Parent shall promptly return to such Failing Investor or breaching Investor the amount received from the Failing Investor or breaching Investor in excess of its Commitment.
5.4   No Recourse.   Notwithstanding any provision of this Agreement or otherwise, the parties to this Agreement agree on their own behalf and on behalf of their respective Affiliates that this Agreement may only be enforced against, and any litigation for breach of this Agreement may only be made against, the parties to this Agreement, and, with respect to each party to this Agreement, none of such party’s former, current or future equity holders, controlling persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners, attorneys or assignees (or any former, current or future equity holder, controlling person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, attorney or assignee of any of the foregoing) (each, a “Non-Recourse Party”) that is not a party to this Agreement shall have any Liability relating to this Agreement or any of the transactions contemplated herein (except under the Equity Commitment Letters, and Support Agreement

(in each case, to the extent provided therein)) or in respect of any oral representations made or alleged to be made in connection herewith. None of the parties shall have any rights of recovery in respect hereof against any Non-Recourse Party and no personal liability shall attach to any Non-Recourse Party through any party hereto, or otherwise, whether by or through attempted piercing of the corporate veil, by or through a litigation (whether in tort, contract or otherwise), by the enforcement of any judgment, fine or penalty or by virtue of any Law, or otherwise. No Additional Rollover Shareholder may bring any Action against Parent or any Lead Investor except to specifically enforce its rights that are specifically granted to such Additional Rollover Shareholder hereunder.
5.5   Governing Law; Jurisdiction.   This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relating to this Agreement or the negotiation, execution or performance of this Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without respect to its applicable principles of conflicts of laws that might require the application of the laws of another jurisdiction, except for that matters arising out of or relating to the cancellation or contribution (as applicable) of the Rollover Shares contemplated by this Agreement shall be interpreted, constructed and governed by and in accordance with the Laws of the Cayman Islands in respect of which the Parties hereto hereby irrevocably submit to the nonexclusive jurisdiction of the courts of the Cayman Islands. Each of the Parties hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction and venue of the state courts of the State of New York sitting in the Borough of Manhattan (“New York Courts”) in any action arising out of or relating to this Agreement, including the negotiation, execution or performance of this Agreement and agrees that all claims in respect of any such action shall be heard and determined in the New York Courts, (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any action arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement in the New York Courts, including any objection based on its place of incorporation or domicile, (iii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action in any such court and (iv) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the Parties consents and agrees that service of process, summons, notice or document for any action permitted hereunder may be delivered by registered mail addressed in accordance with Section 5.19 at the applicable address set forth on the signature pages hereto or in any other manner permitted by applicable Law.
5.6   Waiver of Jury Trial.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY BE BASED UPON, ARISE OUT OF OR RELATED TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY FOR ANY DISPUTE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY THEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO OTHER PARTY NOR ITS REPRESENTATIVES, AGENTS OR ATTORNEYS HAVE REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
5.7   Exercise of Rights and Remedies.   No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission or waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

5.8   Other Agreements; Assignment.   This Agreement, together with the agreements referenced herein, constitute the entire agreement, and supersede all prior agreements, understandings, negotiations and statements, both written and oral, among the parties or any of their Affiliates with respect to the transactions contemplated hereby (other than the Merger Agreement and the other agreements expressly referred to herein or therein as being entered into in connection with the Merger Agreement). Other than as provided herein, this Agreement shall not be assigned by any party hereto without the prior written consent of each of the other parties hereto. Notwithstanding anything to the contrary in the foregoing, General Atlantic, Dragoneer and the Founders agree that the Joint Bidding Agreement is hereby terminated; provided that, the termination of the Joint Bidding Agreement shall not relieve any party thereto of any liability or obligation resulting from any breach thereof, which accrued thereunder prior to the termination of the Joint Bidding Agreement.
5.9   Non-Circumvention.   Each party hereto agrees that it shall not indirectly accomplish that which it is not permitted to accomplish directly under this Agreement.
5.10   No Third-Party Beneficiaries.   This Agreement shall be binding on each party hereto solely for the benefit of each other party hereto and nothing set forth in this Agreement, express or implied, shall be construed to confer, directly or indirectly, upon or give to any Person other than the parties hereto any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the parties hereto to enforce, any provisions of this Agreement, except the Non-Recourse Parties shall have the right to enforce their rights under Section 5.4.
5.11   Confidentiality.   Except as permitted under this Section 5.11 or Section 5.12, each Investor (the “Recipient”) shall not, and shall direct his, her or its Affiliates and the Representatives of the foregoing not to, disclose any Confidential Information obtained from a disclosing Investor without the prior written consent of such disclosing Investor; provided that the Recipient may disclose any Confidential Information to Persons in connection with a Permitted Syndication and to any of his, her or its Affiliates and any of the Representatives of the foregoing who need to know such Confidential Information in connection with advising such Investor with respect to this Agreement, the Merger Agreement or the transactions contemplated hereby and, in each case, (prior to such disclosure) have agreed with the Recipient to maintain the confidentiality of such Confidential Information as set out herein or are otherwise bound by applicable Law or rules of professional conduct to keep such information confidential. Each Investor shall not and shall direct his, her or its Affiliates and the Representatives of the foregoing to whom Confidential Information is disclosed not to, use any Confidential Information for any purpose other than exclusively for the purposes of this Agreement, the Merger Agreement or the transactions contemplated hereby and thereby. In this Agreement, “Confidential Information” refers to all written, oral or other information obtained in confidence by one Investor from any other Investor in connection with this Agreement or the Transactions from and after the date hereof, unless such information (a) is already or becomes known to the receiving Investor prior to the disclosure thereof by the disclosing Investor, (b) is provided to the receiving Investor by a third party which is not known by such receiving Investor to be bound by a duty of confidentiality to the disclosing Investor, (c) is or becomes publicly available other than through a breach of this Agreement by such receiving Investor, or (d) is developed independently by or for the receiving Investor without using any Confidential Information, and “Representative” of a person refers to that person’s officers, directors, employees, accountants, counsel, financial advisors, consultants, other advisors, general partners, limited partners and sources or prospective sources of equity or debt financing.
5.12   Permitted Disclosures.   An Investor may make disclosures of Confidential Information (a) if required by applicable Laws or the rules and regulations of any securities exchange or governmental authority of competent jurisdiction over an Investor; (b) if the information is publicly available other than through a breach of this Agreement by such Investor, any of his, her or its Affiliates or any of the Representatives of the foregoing to whom such Confidential Information was disclosed; (c) if such information is already in such Investor’s possession, provided that such information is not subject to another confidentiality agreement with or other obligation of secrecy to any person of which such party is or should be aware; or (d) in any proceeding arising from a dispute between or among the Investors alleging a breach of the terms of this Agreement. In the event that an Investor receives a request to disclose all or any part of the Confidential Information from a court or governmental or regulatory authority or agency or is obligated to disclose any portion of the Confidential Information as described in clause (a) of the preceding sentence, it shall, to the extent permitted by law, (x) notify as promptly as possible each affected Investor of the existence, terms and circumstances surrounding such obligation; (y) consult with such affected Investor on the advisability of taking legally available steps to resist or defend against such obligation or to protect the confidentiality of such Confidential Information following such disclosure; and (z) if disclosure of such Confidential Information shall be required, furnish only that portion of the Confidential Information that such Investor is requested or legally compelled to disclose.
5.13   Public Disclosures.   No Investor shall issue any press release or otherwise make any public statement with respect to this Agreement, the Merger Agreement or the transactions contemplated hereby and thereby without the prior written consent of each of the other Investors unless such press release or public statement is required by law, regulation or legal or regulatory process (or stock exchange rule). In the event that an Investor becomes obligated to issue a press release or otherwise make a public statement as described in the preceding sentence, it shall, to the extent permitted by law, (x) notify as promptly as possible each of the other Investors of the existence, terms and circumstances surrounding such obligation; (y) consult with the other Investors on the content of such press release or other public statement; and (z) include the name of any other Investors in such press release or other public statement only to the extent legally compelled to do so. Notwithstanding the foregoing, each Investor may make any beneficial ownership filings or other filings with the SEC, or amendments thereto, in respect of the Company and its securities that such Investor reasonably believes is required under applicable law without the prior written consent of the other Parties, provided that each such Investor shall coordinate with the other Investors in good faith regarding the content and timing of such filings or amendments in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby and thereby.
5.14   Counterparts.   This Agreement may be executed in any number of counterparts (including by facsimile or electronic transmission in “portable document format”), each such counterpart when executed shall be deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.
5.15   Headings.   The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
5.16   Termination.   Except with respect to Sections 3.2 (Expense Sharing), 3.5 (Certain Representations and Warranties), 3.6 (Covenants), 3.7 (Disclaimer of Warranties) and Article V, this Agreement will terminate upon the earlier to occur of (a) the Closing and (b) the termination of the Merger Agreement in accordance with its terms; provided, that any liability for any failure to comply with the terms of this Agreement prior to termination shall survive such termination.
5.17   No Presumption Against Drafting Party.   Each of the Parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.
5.18   No Partnership.   Except as expressly contemplated herein, nothing in this Agreement is intended to, and this Agreement shall not, create a partnership between the parties hereto. Accordingly, (i) the rights, obligations and duties of each party hereto in relation to the other parties with respect to the subject matter of this Agreement shall be only those contractual rights, obligations and duties that are created by the express terms of this Agreement and shall not include any fiduciary or other implied rights, obligations or duties of any kind, (ii) no party hereto shall be authorized to act on behalf of the other parties except as otherwise expressly provided by the terms of this Agreement and (iii) no party hereto shall be obligated to any third party for the obligations or liabilities of any other party hereto.
5.19   Notices.   Any notices or correspondence received by Parent or Merger Sub under, in connection with, or related to this Agreement or the Merger Agreement shall be promptly provided to each Investor in the manner provided for in Section 9.02 of the Merger Agreement at the address set forth below for each Investor or any other address designated by any Investor in writing to Parent and each Investor.

If to General Atlantic:
General Atlantic Service Company, LLC
55 East 52nd Street, 32nd Floor
New York, NY 10055
Attn:   Mark Gosk
Facsimile No.:
Email:   mgosk@generalatalantic.com
with a copy to (which shall not constitute notice):
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attn:
Matthew Abbott

Cullen L Sinclair
Facsimile No.:   (212) 757-3900
Email:
mabbott@paulweiss.com

csinclair@paulweiss.com
If to Dragoneer:
One Letterman Drive,
Building D, Suite M500,
San Francisco, CA 94129
Attn:   Michael Dimitruk
Email:   notices@dragoneer.com
with a copy to (which shall not constitute notice):
Ropes & Gray LLP
Three Embarcadero Center
San Francisco, CA 94111-4006
Attn:
Thomas Holden

Eric Issadore
Email:
Thomas.Holden@ropesgray.com

Eric.Issadore@ropesgray.com
If to Oto Brasil de Sá Cavalcante
Av. Washington Soares, 3737
Edson Queiroz Fortaleza
CE, 60810-350
Email: oto@arcoeducacao.com.br
with a copy to (which shall not constitute notice):
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attn:
Manuel Garciadiaz

Cheryl Chan
Email:
manuel.garciadiaz@davispolk.com

cheryl.chan@davispolk.com

If to Ari de Sá Cavalcante Neto
Rua Augusta, 2840, 15th floor,
São Paulo, SP, Brazil 01412-100
Email: ari@arcoeducacao.com.br
with a copy to (which shall not constitute notice):
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attn:
Manuel Garciadiaz

Cheryl Chan
Email:
manuel.garciadiaz@davispolk.com

cheryl.chan@davispolk.com
[Signature pages follow]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) as of the date first above written.
GENERAL ATLANTIC ARCO (BERMUDA) 2, L.P.
By:
General Atlantic (SPV) GP (Bermuda), LLC,
its general partner

By:
General Atlantic GenPar (Bermuda), L.P.,
its managing member

By:
GAP (Bermuda) L.P.,
its general partner

By:
/s/ Kelly Pettit

Name: Kelly Pettit
Title:   Managing Director

ARCHERY DF HOLDINGS, LP
By:
Dragoneer CF GP, LLC, its General Partner

By:
/s/ Michael Dimitruk

Name: Michael Dimitruk
Title:   Vice President

ACHIEVE HOLDINGS
By:
/s/ Rodrigo Catunda

Name: Rodrigo Catunda
Title:   Director

ACHIEVE MERGER SUB
By:
/s/ Rodrigo Catunda

Name: Rodrigo Catunda
Title:   Director

OTO BRASIL DE SÁ CAVALCANTE
/s/ Oto Brasil De Sá Cavalcante

ARI DE SÁ CAVALCANTE NETO
/s/ Ari De Sá Cavalcante Neto

KEENAN CAPITAL FUND LP
By:
Keenan Capital GP, LLC, a Delaware limited liability company, its General Partner

By:
/s/ Charles James Keenan IV

Name: Charles James Keenan IV
Title:
Manager of Keenan Capital GP, LLC, General Partner of Keenan Fund LP

WISHBONE MANAGEMENT, LP
By:
/s/ John Harris

Name: John Harris
Title:   Managing Partner

SCHEDULE A
Additional Rollover Shareholders

Exhibit A
Support Agreement

Exhibit B
Equity Commitment Letters

Exhibit C
Shareholders’ Agreement Term Sheet

Exhibit D
Convertible Notes Term Sheet

Annex D
Execution Version
ROLLOVER AND SUPPORT AGREEMENT
This ROLLOVER AND SUPPORT AGREEMENT (this “Agreement”) is entered into as of August 10, 2023, by and among:
1.
Achieve Holdings, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“Parent”);

2.
each person listed in the column titled “Supporting Shareholder” in Schedule A attached hereto (each, a “Lead Supporting Shareholder”);

3.
each person listed in the column titled “Other Supporting Shareholder” in Schedule A attached hereto (each, an “Other Supporting Shareholder” and, together with the Lead Supporting Shareholders, the “Supporting Shareholders” and each a “Supporting Shareholder”); and

4.
each person listed in the column titled “Beneficial Owner” in Schedule A attached hereto (each, a “Beneficial Owner”).

Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).
With respect to each Supporting Shareholder, the Beneficial Owner set forth opposite its or his name on Schedule A hereto shall be referred to as its or his “Relevant Beneficial Owner”. With respect to each Beneficial Owner, the Supporting Shareholder(s) set forth opposite its or his name on Schedule A hereto shall be referred to as its or his “Relevant Supporting Shareholder(s)”.
RECITALS
WHEREAS, Parent, Achieve Merger Sub, an exempted company incorporated with limited liability under the Laws of the Cayman Islands and a wholly-owned Subsidiary of Parent (“Merger Sub”), and Arco Platform Limited, an exempted company incorporated with limited liability under the Laws of the Cayman Islands (the “Company”), have, concurrently with the execution of this Agreement, entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;
WHEREAS, on the date hereof, certain of the Beneficial Owners, Supporting Shareholders, Parent and Merger Sub entered into an Interim Investors Agreement (as may be amended, supplemented or otherwise modified from time to time, the “Interim Investors Agreement”), which governs, among other matters, certain actions of the parties thereto with respect to the Merger Agreement, this Support Agreement, the Equity Commitment Letters and certain other matters including the sharing among the Investors (as defined therein) of expenses and any termination fee that may become payable by the Company to Parent or by Parent to the Company, as applicable;
WHEREAS, as of the date hereof, each Beneficial Owner or, in the case where a Supporting Shareholder has no Beneficial Owner, such Supporting Shareholder, is the “beneficial” owner (the term “beneficial” or “beneficially” or like expression shall have such meanings as defined under Rule 13d-3 of the Exchange Act) of certain (a) Class A Common Shares, par value US$0.00005 of the Company (“Class A Common Shares”) and/or (b) Class B Common Shares, par value US$0.00005 of the Company (“Class B Common Shares”, together with Class A Common Shares, “Shares”) as set forth in the column titled “Owned Shares” opposite the names of its or his Relevant Supporting Shareholder(s) and its name, respectively, in each case on Schedule A hereto (the “Owned Shares”). For the avoidance of doubt, any Shares issued to a Beneficial Owner or Supporting Shareholder upon conversion of vested Company RSUs or exercise of Company Options prior to the Effective Time shall be deemed Owned Shares of the applicable Supporting

Shareholder for all purposes hereunder following such issuance and no Class A Common Shares issuable upon conversion of the Company’s 8.00% Convertible Senior Notes due 2028 (the “Convertible Notes”) shall be deemed Owned Shares unless such shares are issued. With respect to each Supporting Shareholder, the Owned Shares, together with any other Shares and securities of the Company owned (whether beneficially or of record) by it or him as of the date hereof or acquired (whether beneficially or of record) by it or him after the date hereof and prior to the earlier of the Effective Time and the termination of all of its or his obligations under this Agreement, including, without limitation, any Shares or securities of the Company acquired by means of purchase, dividend or distribution, or issued upon the exercise or settlement of any Company RSUs or Company Options, or warrants or the conversion of any convertible securities or otherwise, shall be collectively referred to herein as its or his “Securities”; provided, that with respect to each Beneficial Owner, or, in the case where a Supporting Shareholder has no Beneficial Owner, such Supporting Shareholder, the Securities owned (whether beneficially or of record) by it or him and by all of its or his Relevant Supporting Shareholder(s) shall be collectively referred to herein as its or his “Securities”;
WHEREAS, in connection with the consummation of the Merger, (a) each Supporting Shareholder agrees to the contribution of such number of its or his Owned Shares as set forth in the column titled “Rollover Shares” opposite such Supporting Shareholder’s name on Schedule A hereto (the “Rollover Shares”) in exchange for newly issued Parent Shares (as defined below) immediately prior to the Closing, and (b) each Supporting Shareholder and Beneficial Owner agrees to vote the Securities at the Company Shareholders Meeting in favor of the Merger, in each case upon the terms and conditions set forth herein;
WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger, the Supporting Shareholders and the Beneficial Owners are entering into this Agreement; and
WHEREAS, the Supporting Shareholders and the Beneficial Owners acknowledge that Parent and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Supporting Shareholders and Beneficial Owners set forth in this Agreement.
WHEREAS, the parties hereto intend, for U.S. federal income tax purposes, for the Rollover Closing (defined below) to be treated as an exchange within the meaning of Section 351(a) of the Code and the regulations promulgated thereunder (the “Intended Tax Treatment”).
NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
Voting
Section 1.1   Voting.   From and after the date hereof until the Expiration Time (as defined below), each of the Supporting Shareholders and the Beneficial Owners (solely in its or his capacity as Beneficial Owner of its or his Securities) irrevocably and unconditionally agrees that at the Company Shareholders Meeting or any other annual or extraordinary general meeting of the shareholders of the Company, however called, at which any of the matters described in paragraphs (a)  — (f) of this Section 1.1 is to be considered (and any adjournment or postponement thereof), it or he shall (i) appear or cause its or his representative(s) to appear at such meeting or otherwise cause its or his Securities to be counted as present thereat for purposes of determining whether a quorum is present, and (ii) vote or cause to be voted (including by proxy, if applicable) all of its or his Securities:
(a)   for the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;
(b)   against any Alternative Proposal or any other transaction, proposal, agreement or action made in opposition to the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, or in competition or inconsistent with the Transactions, including the Merger;

(c)   against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect any of the Transactions, including the Merger, or this Agreement or the performance by it or him of its or his obligations under this Agreement, including without limitation, (i) any extraordinary corporate transaction, such as a scheme of arrangement, merger, consideration or other business combination involving the Company or any of its Subsidiaries (other than the Merger); (ii) a sale, lease or transfer of any material assets of the Company or any of its Subsidiaries or a reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries; (iii) any material change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company’s memorandum or articles of association, except if approved in writing by Parent; or (iv) any other action that would require the written consent of Parent pursuant to the Merger Agreement, except if approved in writing by Parent;
(d)   against any action, proposal, transaction or agreement that could reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of it or him contained in this Agreement;
(e)   in favor of any other matter necessary to effect the Transactions, including the Merger; and
(f)   in favor of any adjournment or postponement of the Company Shareholders Meeting or other annual or extraordinary general meeting of the shareholders of the Company, however called, at which any of the matters described in paragraphs (a)  — (e) in this Section 1.1 is to be considered (and any adjournment or postponement thereof).
Section 1.2   Restrictions on Transfers.   Except as provided for in Article II below or pursuant to the Interim Investors Agreement, each of the Supporting Shareholders and the Beneficial Owners hereby agrees that, from the date hereof until the Expiration Time, such person shall not, and shall cause its or his Affiliates not to, directly or indirectly:
(a)   offer for sale, sell (constructively or otherwise), transfer, assign, tender in any tender or exchange offer, pledge, charge, mortgage, grant, encumber, hypothecate or similarly assign or dispose of (by merger, testamentary disposition, operation of Law or otherwise) (collectively, “Transfer”), or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of any of its or his Securities or any interest therein, including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any of its or his Securities which (x) has, or could reasonably be expected to have, the effect of reducing or limiting such person’s economic interest in such Securities and/or (y) with respect to its or his Securities, grants a third party the right to vote or direct the voting of such Securities; provided, that a Supporting Shareholder or any of its Affiliates may settle or unwind any swap transaction disclosed by such Supporting Shareholder in a Schedule 13D filed with the SEC, as amended as of the date hereof; provided, further, that (i) each Sponsor may Transfer its Securities to an Affiliate provided such Affiliate agrees in writing to be bound by the terms of this Agreement as a Supporting Shareholder and (ii) each Founder may Transfer his Securities to his respective Permitted Transferees (as defined in the shareholders’ agreement term sheet attached as Exhibit C to the Interim Investors Agreement) provided any such Permitted Transferees agree in writing to be bound by the terms of this Agreement as a Supporting Shareholder;
(b)   deposit any of its or his Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement;
(c)   convert or exchange, or take any action which would result in the conversion or exchange of, any of its or his Securities;
(d)   knowingly take any action that would make any representation or warranty of such person set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying such persons from performing any of its or his obligations under this Agreement; or

(e)   agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b), (c) or (d); provided, that neither this Section 1.2 nor any other provision of this Agreement shall prevent or restrict the issuance of Shares in connection with the settlement of Company RSUs in accordance with the terms and conditions of such Company RSUs or the exercise of any Company Options in accordance with the terms and conditions of such Company Options.
ARTICLE II
Rollover Shares
Section 2.1   Contribution of Rollover Shares.   Subject to the terms and conditions set forth herein, including Section 2.2, each Supporting Shareholder agrees that, immediately prior to the Effective Time, contemporaneously with the subscription for Parent Shares (as defined below) in exchange for the contribution of cash to Parent by certain of the Supporting Shareholders or their Affiliates (such subscription, the “Cash Subscription”) all of its or his Rollover Shares shall be contributed, assigned, transferred and delivered to Parent, free and clear of Liens which have, or could have, the effect of preventing, impeding or interfering with or adversely affecting the contribution, assignment, transfer and delivery to Parent thereof. Each Supporting Shareholder and its Relevant Beneficial Owner will take all actions necessary to cause the number of Rollover Shares opposite such Supporting Shareholder’s name on Schedule A hereto to be treated as set forth herein, subject to the terms and conditions set forth herein, including Section 2.2. Immediately prior to the Closing, in consideration for the contribution of the Rollover Shares held by each Supporting Shareholder in accordance with Section 2.1, Parent shall issue to such Supporting Shareholder (or, if designated by such Supporting Shareholder in writing, an Affiliate of such Supporting Shareholder) (a) in exchange for each such Rollover Share that is a Class A Common Share, one newly issued class A ordinary share of Parent, par value US$0.00005 per share (each a “Parent Class A Share”) and (b) in exchange for each such Rollover Share that is a Class B Common Share, one newly issued class B ordinary share of Parent, par value US$0.00005 per share (each a “Parent Class B Share”, and collectively with the Parent Class B Shares, “Parent Shares”). Each Supporting Shareholder hereby acknowledges and agrees that (i) delivery of the Parent Shares pursuant to and in accordance with the foregoing sentence shall constitute complete satisfaction of all obligations towards or sums due to such Supporting Shareholder by Parent and Merger Sub in respect of the Rollover Shares held by such Supporting Shareholder and cancelled at the Effective Time as contemplated by the Merger Agreement, and (ii) such Supporting Shareholder shall have no right to any Per Share Merger Consideration in respect of the Rollover Shares held by such Supporting Shareholder. No Parent Shares issued in connection with the Merger shall be issued at a lower price per share than the Parent Shares issued hereunder (it being understood that the Parent Shares issued hereunder are deemed to be issued at a price per share based on each Rollover Share having a value equal to the Per Share Merger Consideration).
Section 2.2   Rollover Shares Adjustment.   The Sponsors and Founders, acting together, may determine to reduce, in whole or in part, the amount of Rollover Shares of any Other Supporting Shareholder upon written notice given to such Other Supporting Shareholder at least four (4) Business Days prior to the Rollover Closing. Upon delivery of such notice, the number of Rollover Shares opposite such Other Supporting Shareholder’s name shall be reduced as provided in such notice as of immediately prior to the Rollover Closing; provided, that, to the extent that the Sponsors or their respective EC Investors do not fund at or prior to the Closing such additional amount of equity financing necessary to consummate the Closing, the corresponding reduction of the amount of Rollover Shares pursuant to this Section 2.2 shall be null and void and all of the Rollover Shares opposite such Other Supporting Shareholder’s name on Schedule A hereto shall remain Rollover Shares. The notice to the Other Supporting Shareholder shall state the name of the Sponsor or EC Investor (as defined in the Interim Investors Agreement) that will fund the reduction of Rollover Shares and the number of Rollover Shares by which Schedule A shall be reduced for such Other Supporting Shareholder.
Section 2.3   Rollover Closing.   Subject to the satisfaction in full (or waiver, if permissible, in accordance with the Interim Investors Agreement) of all of the conditions set forth in Sections 7.01 and 7.02 of the Merger Agreement (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which shall be capable of being satisfied at the Closing), the closing of the subscription and issuance of Parent Shares contemplated hereby (the “Rollover Closing”) shall take place contemporaneously with the Cash Subscription and immediately prior to the Effective Time as contemplated by the Merger Agreement. For the avoidance of doubt, Schedule A sets forth opposite each Supporting Shareholder’s name the number and class of Rollover Shares of such Supporting Shareholder which shall be all the Shares owned by such Supporting Shareholder as of the date hereof.
Section 2.4   Deposit of Rollover Shares.   No later than three (3) Business Days prior to the Rollover Closing, (i) each Supporting Shareholder and any agent of such Supporting Shareholder holding certificates evidencing any Rollover Shares (if any) shall deliver or cause to be delivered to Parent such certificates representing such Rollover Shares in such person’s possession, for disposition in accordance with the terms of this Agreement and (ii) each Supporting Shareholder shall deliver duly executed instruments of transfer (if required under the Laws of the Cayman Islands or the constitutional documents of the Company) in respect of his or its Rollover Shares to Parent or another person as Parent may direct in writing, in form reasonably acceptable to Parent; such certificates and instruments shall be held by Parent or any agent authorized by Parent until the Rollover Closing.
Section 2.5   Effect of the Merger on Rollover Shares.   Parent agrees that it shall not have the right to receive the Per Share Merger Consideration in connection with the Merger with respect to any Rollover Shares held by it as of immediately prior to the Effective Time, and, at the Effective Time, each Rollover Share held by it shall be cancelled and cease to exist without payment of any consideration or distribution therefor.
ARTICLE III
Representations, Warranties and Covenants of the Beneficial Owners and the Supporting Shareholders
Section 3.1   Representations and Warranties.   Each of the Beneficial Owners and the Supporting Shareholders, severally and not jointly, represents and warrants to Parent that, as of the date hereof and as of the Rollover Closing:
(a)   such Person has the requisite power and authority to execute and deliver this Agreement, to perform such Person’s obligations hereunder and to consummate the transactions contemplated hereby;
(b)   if such Supporting Shareholder is not a natural person, such Supporting Shareholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation;
(c)   this Agreement has been duly executed and delivered by such Person and, if such Person is not a natural person, the execution, delivery and performance of this Agreement by such Person, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or similar action on the part of such Person and no other corporate or similar actions or proceedings on the part of such Person are necessary to authorize this Agreement or to consummate the transactions contemplated hereby;
(d)   assuming due authorization, execution and delivery by Parent, this Agreement constitutes a legal, valid and binding agreement of such Person, enforceable against such Person in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity);
(e)   except as contemplated hereby or disclosed in a Schedule 13D filed with the SEC by a Supporting Shareholder, as amended as of the date hereof, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which it or he is a party relating to the pledge, disposition or voting of any of its or his Owned Shares and its or his Owned Shares are not subject to any voting trust agreement or other Contract to which it or him or its Relevant Beneficial Owner is a party restricting or otherwise relating to the voting or Transfer of such Owned Shares, other than any Lien which will be discharged on or prior to the Rollover Closing, any restriction created by this Agreement or the voting power granted by it or him to its or his Relevant Beneficial Owner;
(f)   such Supporting Shareholder:
(i)   (x) is and, immediately prior to the Rollover Closing will be the beneficial owner of, and has and, immediately prior to the Rollover Closing will have good and valid title to, its or his Owned

Shares and/or Vested Company RSUs, as applicable, free and clear of Liens which have, or could have, the effect of preventing, impeding or interfering with or adversely affecting the performance by such Supporting Shareholder and its Relevant Beneficial Owner of its or his obligations under this Agreement, and (y) has and, as of the Rollover Closing will have, sole or shared (together with its or his Affiliates and/or its or his Relevant Beneficial Owner) voting power, power of disposition, and power to control dissenter’s rights, with respect to all of its or his Owned Shares, with no limitations, qualifications, or restrictions on such rights, in each case of the foregoing clauses (x) and (y), subject to applicable United States federal securities Laws, Laws of the Cayman Islands and the terms of this Agreement and the Interim Investors Agreement, and excluding any Lien which will be discharged on or prior to the Rollover Closing or as created by this Agreement;
(ii)   except as expressly permitted hereunder, has not Transferred any interest in any of its or his Owned Shares or Vested Company RSUs, as applicable, other than any Lien which will be discharged on or prior to the Rollover Closing or as contemplated by this Agreement; and
(iii)   has not appointed or granted any proxy or power of attorney that is still in effect with respect to any of its or his Owned Shares, except the voting power granted by it or him to its or his Relevant Beneficial Owner or as contemplated by this Agreement;
(g)   other than its or his Owned Shares, any convertible notes of the Company held by such Person or as disclosed in a Schedule 13D filed with the SEC by such Supporting Shareholder, as amended as of the date hereof, and with respect to any Person who is an employee or service provider of the Company, any Vested Company RSUs or Company Options (if and as applicable), such Person does not own, beneficially or of record, or have the right to acquire, any Shares, securities of the Company, or any direct or indirect interest in any such securities (including by way of derivative securities);
(h)   except for the applicable requirements of the Exchange Act and Laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of such Person for the execution, delivery and performance of this Agreement by such Person or the consummation by such Person of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by such Person, nor the consummation by such Person of the transactions contemplated hereby, nor compliance by such Person with any of the provisions hereof shall (x), if such Person is not a natural person, conflict with or violate any provision of the organizational documents of such Person, (y) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of such Person pursuant to, any Contract to which such Person is a party or by which such Person or any property or asset of such Person is bound or affected, in each case which have, or could have, the effect of preventing, impeding or interfering with or adversely affecting the performance by such Person of its or his obligations under this Agreement, or (z) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Person or any of such Person’s properties or assets;
(i)   as of the date hereof, there is no Action pending against such Supporting Shareholder or, to the knowledge of such Supporting Shareholder, threatened against such Supporting Shareholder that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by such Supporting Shareholder of its or his obligations under this Agreement;
(j)   such Supporting Shareholder has been afforded the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Parent concerning the terms and conditions of the transactions contemplated hereby and the merits and risks of owning Parent Shares and such Supporting Shareholder acknowledges that it has been advised to discuss with its or his own counsel the meaning and legal consequences of the representations and warranties of such Person in this Agreement and the transactions contemplated hereby; and
(k)   such Supporting Shareholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Supporting Shareholder’s execution, delivery and performance of this Agreement.

Section 3.2   Covenants.   Each of the Beneficial Owners and the Supporting Shareholders, severally and not jointly:
(a)   agrees, prior to the Expiration Time, not to knowingly take any action that would make any representation or warranty of such Person contained herein untrue or incorrect or have or could have the effect of preventing, impeding or interfering with or adversely affecting the performance by such Person of its or his obligations under this Agreement;
(b)   irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that such Person may have with respect to such Person’s Securities (including, without limitation, any rights under Section 238 of the CICA);
(c)   agrees not to initiate any Action seeking to enjoin, prevent or delay the Merger or any of the transactions contemplated thereby or claiming that the Per Share Merger Consideration is not fair to the Company’s shareholders;
(d)   agrees to permit the Company to publish and disclose in a Rule 13e-3 Transaction Statement on Schedule 13E-3, which will include the Proxy Statement as an exhibit (including all documents filed with the SEC in accordance therewith), such Person’s identity and beneficial ownership of Shares or other equity securities of the Company and the nature of such Person’s commitments, arrangements and understandings under this Agreement, in each case, if Parent reasonably determines it is required by applicable Law or the SEC (or its staff); provided, that the Company has provided such Sponsor or Founder and its or his counsel with a reasonable opportunity to review and comment on the foregoing documents and given due consideration to all reasonable additions, deletions or changes suggested thereto to the extent such Supporting Shareholder is a filer pursuant to Schedule 13E-3;
(e)   agrees and covenants that such Person shall not acquire any new Shares and other securities of the Company, including, without limitation, by purchase, exchange or change of such shares, combination, reclassification or upon exercise or conversion of any securities of the Company after the date hereof, but excluding any Shares issued as a result of a share dividend, share split or recapitalization; provided, that the foregoing shall not apply to the issuance of Shares upon conversion of the Convertible Notes, in connection with the settlement of Company RSUs in accordance with the terms and conditions thereof or the exercise of Company Options in accordance with the terms and conditions thereof, or any issuance of new Shares by the Company;
(f)   agrees that, upon request of Parent, such Person shall execute and deliver any additional documents, consents or instruments and take such further actions as may reasonably be deemed by Parent to be necessary or desirable to carry out the provisions of this Agreement; and
(g)   agrees further the Parent Shares issued hereunder will be subject to terms and conditions determined in accordance with the Interim Investors Agreement (including a shareholders agreement of Parent or other definitive governance or similar agreements governing the relationship between the shareholders of Parent following the Rollover Closing) and such Person shall enter into any such agreement in accordance with the Interim Investors Agreement.
ARTICLE IV
Representations and Warranties of Parent
Section 4.1   Parent represents and warrants to each Supporting Shareholder and each Beneficial Owner that as of the date hereof and as of the Rollover Closing:
(a)   Parent is an exempted company with limited liability incorporated under the Laws of the Cayman Islands duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite corporate or similar power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and the execution, delivery and performance of this Agreement by Parent and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and no other corporate actions or proceedings on the part of Parent are necessary to authorize this

Agreement or to consummate the transactions contemplated hereby. Assuming due authorization, execution and delivery by the other parties, this Agreement constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity);
(b)   except for the applicable requirements of the Exchange Act and Laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of Parent for the execution, delivery and performance of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the provisions hereof shall (x) conflict with or violate any provision of the organizational documents of Parent, (y) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Parent pursuant to, any Contract to which Parent is a party or by which Parent or any of its property or asset is bound or affected, or (z) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its properties or assets;
(c)   at and immediately after the Rollover Closing, the Parent Shares (x) issued pursuant to Section 2.1 and (y) to be issued to the Sponsors at the Closing pursuant to the Equity Commitment Letters shall be all of the Parent Shares outstanding at and immediately after the Rollover Closing;
(d)   except as contemplated by the Merger Agreement, the Equity Commitment Letters, the Interim Investors Agreement or otherwise agreed to by the parties hereto, at and immediately after the Rollover Closing, there shall be no (i) options, warrants, or other rights to acquire share capital of Parent, (ii) no outstanding securities exchangeable for or convertible into share capital of Parent and (iii) no outstanding rights to acquire or obligations to issue any such options, warrants, rights or securities;
(e)   Merger Sub is wholly-owned by Parent;
(f)   at the Rollover Closing, the Parent Shares to be issued under this Agreement shall have been duly and validly authorized and when issued and delivered in accordance with the terms hereof, will be validly issued, fully paid and nonassessable, free and clear of all Liens, other than restrictions arising under applicable securities Laws or the organizational documents of Parent; and
(g)   Parent and Merger Sub have no, and prior to the Effective Time, will have no, assets (including any equity or other interest in any Person other than Parent’s equity interests in Merger Sub), liabilities or obligations of any nature other than those incident to its formation and capitalization pursuant to this Agreement, the Merger Agreement and the Transactions
ARTICLE V
Termination
Section 5.1   This Agreement, and the obligations of a Supporting Shareholder or a Beneficial Owner hereunder shall terminate and be of no further force or effect immediately upon the first to occur of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, and (c) the written agreement of such Supporting Shareholder or its Relevant Beneficial Owner, on one hand, and Parent, on the other hand, to the extent approved by all Sponsors and Founders (such time, the “Expiration Time”); provided, that this Article V and Article VI shall survive any termination of this Agreement; provided, further, that Section 1.1 shall survive through the two-month anniversary of the termination of the Merger Agreement in accordance with its terms. Nothing in this Article V shall relieve or otherwise limit any party’s liability for any breach of this Agreement prior to the termination of this Agreement. If for any reason the Merger fails to occur but the Rollover Closing contemplated by Article II has already taken place, then Parent shall promptly take all such actions as are necessary to restore each Supporting Shareholder to the position it was in with respect to ownership of the Rollover Shares prior to the Rollover Closing.

ARTICLE VI
Miscellaneous
Section 6.1   Joint Liability.
(a)   Each Beneficial Owner shall cause its or his Relevant Supporting Shareholder(s) to perform its or his obligations under this Agreement, including without limitation, such Supporting Shareholder(s)’ obligations under Article I above.
(b)   Notwithstanding anything to the contrary, each Beneficial Owner and its or his Relevant Supporting Shareholder(s) shall be jointly and severally liable with each other with respect to all representations, warranties, covenants and agreements of such parties under this Agreement, and no Supporting Shareholder shall be jointly or severally liable with any other Supporting Shareholder or Beneficial Owner.
Section 6.2   Notices.   All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by electronic mail or on the next business day if transmitted by international overnight courier, in each case to the respective parties at the address set forth on the signature pages hereto under each party’s name (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.2).
Section 6.3   Amendments; Waivers.   At any time prior to the Expiration Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each of the Founders and Parent, or in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.
Section 6.4   Assignment; Binding Effect.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of each of the other parties hereto, except that (i) Parent may assign this Agreement (in whole but not in part) in connection with a permitted assignment of the Merger Agreement by Parent, as applicable, and (ii) any Supporting Shareholder may assign this Agreement to an Affiliate of such Supporting Shareholder solely in connection with the Transfer of Shares to such Affiliate and provided such Affiliate agrees in writing to be bound by the terms of this Agreement as a Supporting Shareholder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and, in the case of each Beneficial Owner, its or his estate, heirs, beneficiaries, personal representatives and executors.
Section 6.5   No Presumption Against Drafting Party.   Each of the parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.
Section 6.6   Confidentiality.   This Agreement shall be treated as confidential and may not be used, circulated, quoted or otherwise referred to in any document, except with the prior written consent of the parties hereto; provided, however, that each party hereto may, without such written consent, disclose the existence and content of this Agreement to its officers, directors, employees, partners, members, investors, financing sources, advisors (including financial and legal advisors) and any representatives of the foregoing and to the extent required by applicable Law, the applicable rules of any national securities exchange or in connection with any SEC filings relating to the Merger Agreement and the transactions contemplated thereby or in connection with any litigation relating to the Merger Agreement and the transactions contemplated thereby as permitted by or provided in the Merger Agreement and each Supporting Shareholder may disclose the existence and content of this Agreement to any such Supporting Shareholder’s Non-Recourse Party (as defined in the Equity Commitment Letters) which needs to know of the existence of this Agreement and is subject to the confidentiality obligations substantially identical to the terms contained in this Section 6.6.

Section 6.7   No Ownership Interest; No Inconsistent Actions.   Nothing contained in this Agreement shall be deemed to (prior to the contribution contemplated by Section 2.1) vest in Parent any direct or indirect ownership or incidence of ownership of, or with respect to, any Rollover Shares. All rights, ownership and economic benefits of and relating to the Rollover Shares shall remain vested in and belong to the Supporting Shareholder, and this Agreement shall not confer any right, power or authority upon Parent or any other Person to direct a Supporting Shareholder in the voting of any of the Owned Shares, except as expressly provided herein.
Section 6.8   Shareholder Capacity.   Nothing in this Agreement shall be construed as limiting or restricting either of the Founders or any representative of General Atlantic Partners (Bermuda) H, L.P. on the board of directors of the Company (the “Company Board”) in acting solely in his or her capacity as the chairman of the Company Board or as an officer and/or a director of the Company (and not in his or her capacity as a representative of a shareholder or its Affiliate) and exercising his or her fiduciary duties and responsibilities solely in his or her capacity as such.
Section 6.9   Entire Agreement.   This Agreement, taken together with the Merger Agreement, the Equity Commitment Letters and the Interim Investors Agreement, constitute the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the transactions contemplated hereby and thereby.
Section 6.10   Third Party Beneficiaries.   There are no third party beneficiaries of this Agreement and nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties any rights or remedies except as specifically set forth in this Agreement.
Section 6.11   Expenses.   Except as provided in the Interim Investors Agreement, each party hereto shall bear its own expenses incurred in connection with this Agreement.
Section 6.12   Power of Attorney.   Each Supporting Shareholder, by its execution of this Agreement, hereby irrevocably makes, constitutes and appoints Parent (and such other persons as may from time to time be designated by Parent) with full power of substitution and resubstitution, such Supporting Shareholder’s true and lawful proxy, agent and attorney-in-fact, with full power and authority in such Supporting Shareholder’s name, place and stead, to execute, swear to, acknowledge, deliver, file and record all instruments and other documents and do such other acts which Parent reasonably deems appropriate or necessary to effect or evidence contribution and deposit of the Rollover Shares in accordance with Article 2 hereunder, the voting of its Securities in accordance with Section 1.1 hereunder, and the other actions and obligations required of such Supporting Shareholder pursuant to and in accordance with this Agreement, and such power of attorney may be exercised at any time and from time to time. The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive such Supporting Shareholder’s death, disability, incapacity, dissolution, bankruptcy, insolvency or termination and the transfer of all or any portion of the Shares and shall extend to such Supporting Shareholder’s heirs, successors, assigns and personal representatives, and any person dealing with Parent may conclusively and absolutely rely, without inquiry, upon any act of the Parent as the act of Parent in the matters referred to in this Section 6.12. Other than as provided in this Section 6.12, each Supporting Shareholder shall not, directly or indirectly, grant any Person any proxy (revocable or irrevocable), power of attorney or other authorization with respect to any of Supporting Shareholder Shares. Parent may terminate this proxy with respect to any Supporting Shareholder at any time at its sole election by written notice provided to the Supporting Shareholder.
Section 6.13   Miscellaneous.   This Agreement shall be subject to all general terms and conditions contained in Sections 9.04, 9.05, 9.06, 9.08, 9.10(a) and 9.11 of the Merger Agreement, mutatis mutandis.
Section 6.14   Intended Tax Treatment.   Parent and each Supporting Shareholder agree to file any and all Tax Returns in a manner consistent consistent with the Intended Tax Treatment and to otherwise report the transactions contemplated by this Agreement and the Merger Agreement in a manner consistent with the Intended Tax Treatment, unless otherwise required by a final determination within the meaning of Section 1313 of the Code.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.
ACHIEVE HOLDINGS
By:
/s/ Rodrigo Catunda

Name:
Rodrigo Catunda

Title:
Director

[Signature Page to Rollover and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.
OTO BRASIL DE SÁ CAVALCANTE
/s/ Oto Brasil De Sá Cavalcante

[Signature Page to Rollover and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.
ARI DE SÁ CAVALCANTE NETO
/s/ Ari De Sá Cavalcante Neto

[Signature Page to Rollover and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.
ASCN INVESTMENTS LTD
By:
/s/ Ari De Sá Cavalcante Neto

Name:
Ari De Sá Cavalcante Neto

Title:
Director

[Signature Page to Rollover and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.
OSC INVESTMENTS LTD.
By:
/s/ Oto Brasil De Sá Cavalcante

Name:
Oto Brasil De Sá Cavalcante

Title:
Director

[Signature Page to Rollover and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.
ARCHERY DF HOLDINGS, LP
By:
Dragoneer CF GP, LLC, its General Partner

By:
/s/ Michael Dimitruk

Name:	Michael Dimitruk
Title:
Vice President

[Signature Page to Rollover and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.
GENERAL ATLANTIC ARCO (BERMUDA) 2, L.P.
By:
General Atlantic (SPV) GP (Bermuda), LLC,
its general partner

By:
General Atlantic GenPar (Bermuda), L.P.,
its managing member

By:
GAP (Bermuda) L.P.,
its general partner

By:
/s/ Kelly Pettit

Name:
Kelly Pettit

Title:
Managing Director

[Signature Page to Rollover and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.
WISHBONE MANAGEMENT, LP
By:
/s/ John Harris

Name:
John Harris

Title:
Managing Partner

[Signature Page to Rollover and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.
KEENAN CAPITAL FUND LP
By:
Keenan Capital GP, LLC, a Delaware limited liability company, its General Partner

By:
/s/ Charles James Keenan IV

Name:
Charles James Keenan IV

Title:
Manager of Keenan Capital GP, LLC, General Partner of Keenan Fund LP

[Signature Page to Rollover and Support Agreement]

SCHEDULE A
Rollover Shares

Annex E
ANNEX E: CAYMAN ISLANDS COMPANIES ACT (AS AMENDED) — SECTION 238
Rights of dissenters
238. (1)    A member of a constituent company incorporated under this Act shall be entitled to payment of the fair value of that person’s shares upon dissenting from a merger or consolidation.
(2)   A member who desires to exercise that person’s entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.
(3)   An objection under subsection (2) shall include a statement that the member proposes to demand payment for that person’s shares if the merger or consolidation is authorised by the vote.
(4)   Within twenty days immediately following the date on which the vote of members giving authorisation for the merger or consolidation is made, the constituent company shall give written notice of the authorisation to each member who made a written objection.
(5)   A member who elects to dissent shall, within twenty days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of that person’s decision to dissent, stating —
(a)   that person’s name and address;
(b)   the number and classes of shares in respect of which that person dissents; and
(c)   a demand for payment of the fair value of that person’s shares.
(6)   A member who dissents shall do so in respect of all shares that that person holds in the constituent company.
(7)   Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of that person’s shares and the rights referred to in subsections (12) and (16).
(8)   Within seven days immediately following the date of the expiration of the period specified in subsection (5), or within seven days immediately following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase that person’s shares at a specified price that the company determines to be their fair value; and if, within thirty days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for that person’s shares, the company shall pay to the member the amount in money forthwith.
(9)   If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty days immediately following the date on which the period expires —
(a)   the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and
(b)   the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.
(10)   A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed, the company shall within ten days after such service file the verified list referred to in subsection (9)(b).

E-1

(11)   At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.
(12)   Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.
(13)   The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced, whether the company is incorporated under the laws of the Islands or not.
(14)   The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.
(15)   Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a surviving company, they shall be available for re-issue.
(16)   The enforcement by a member of that person’s entitlement under this section shall exclude the enforcement by the member of any right to which that person might otherwise be entitled by virtue of that person holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.

E-2

Annex F
ANNEX F: DIRECTORS AND EXECUTIVE OFFICERS OF EACH FILING PERSON
1   Directors and Executive Officers of the Company
The Company is an exempted company with limited liability incorporated under the laws of the Cayman Islands with its principal executive office located at Rua Augusta 2840, 15th floor, suite 152, Consolação, São Paulo - SP, 01412-100, Brazil. The Company’s telephone number is +55 (11) 3047-2699. Set forth below is the name, telephone number, address, citizenship, respective present principal occupation or employment, the name of the corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each such director and executive officer:
Directors and Executive Officers	Telephone	Business Address	Position/Title	Citizenship
Oto Brasil de Sá Cavalcante	*	**	Chairman	Brazil
Ari de Sá Cavalcante Neto	*	**	Chief Executive Officer and Director	Brazil
Paula Soares de Sá Cavalcante	*	**	Director	Brazil
Beatriz Amary	*	**	Independent Director	Brazil
Carla Schmitzberger	*	**	Independent Director	Brazil
Edward Ruiz	*	**	Independent Director	United States
Martin Escobari	*	**	Director	Bolivia
Stelleo Tolda	*	**	Independent Director	Brazil
João Cunha Silva	*	**	Chief Product Officer	Brazil
Roberto Rabello Otero	*	**	Chief Financial Officer	Brazil
Renata Ferraz de Toledo Machado	*	**	Chief Operating Officer	Brazil

*
+55 (11) 3047-2699

**
The business address of our directors and executive officers is c/o Arco Platform Limited, Rua Augusta 2840, 15th floor, Consolação, São Paulo - SP, 01412-100, Brazil.

Dr. Oto Brasil de Sá Cavalcante is the Chairman of our board of directors, a position he has held since February 2018. Dr. Brasil de Sá Cavalcante has over 50 years’ experience in the education industry. In 2001, he founded Colégio Ari de Sá in Fortaleza, and has been the chairman of its board of directors since 2001. In 2013, he founded Faculdade Ari de Sá in Fortaleza, and has been its chief executive officer since 2013. He holds a bachelor’s degree in civil engineering from Universidade Federal do Ceará in Fortaleza.
Ari de Sá Cavalcante Neto is a member of our board of directors and our Chief Executive Officer, positions which he has held since February 2018. He has been a member of the advisory committee at Colégio Ari de Sá since 2007. Mr. de Sá Cavalcante Neto was an associate at Ernst & Young from 1998 to 2000. He was the chief operating officer of Colégio Ari de Sá from 2001 to 2005 and was an associate at McKinsey & Company in 2006. He holds an MBA from the Massachusetts Institute of Technology (MIT).
Paula Soares de Sá Cavalcante is a member of our board of directors, a position she has held since May 2021. Ms. Cavalcante previously worked at Deloitte in the auditing and mergers and acquisitions areas for four years. She holds a bachelor’s degree in Business Administration from the University of Fortaleza and a postgraduate degree in Finance from Insper.
Beatriz Amary is an independent board member, a position she has held since February 23, 2021. She is a partner focused on emerging markets at Amadeus Capital, a global technology investor. Before that, she was part of the team responsible for launching Actis, a global emerging markets investment fund, in São Paulo, leading investments in the consumer, retail, healthcare and education sectors in Latin America. Ms. Amary was responsible for the investments and held board member positions in CNA, an English

Language Training company in Brazil, and Cruzeiro do Sul, an in-class and distance learning post-secondary education provider in Brazil. Prior to that, Ms. Amary worked in M&A at JP Morgan and Johnson & Johnson. Ms. Amary holds a degree from Fundação Getúlio Vargas in Brazil and an MBA from Harvard Business School.
Carla Schmitzberger is an independent board member, a position she has held since February 23, 2021. She was a vice-president at Alpargatas, owner of the Havaianas brand of sandals, for nearly 14 years, responsible for the internationalization of the business, the expansion of the brand to new product categories and the establishment of retail operations. Prior to that, Ms. Schmitzberger worked for eight years at Citibank, holding the positions of Vice-President of Marketing and Products, Vice-President of Marketing and Head of Citibank Credit Cards Brazil. Ms. Schmitzberger also worked for 11 years at P&G and two years for Johnson & Johnson. Ms. Schmitzberger is currently an independent board member at Natura &Co and Lojas Marisa. Carla holds a bachelor’s degree in chemical engineering from Cornell University.
Edward Ruiz is a member of our board of directors and the chair of our audit committee, positions he has held since July 2019. Mr. Ruiz is an American national with over 50 years of experience in public and private accounting. He has been a Certified Public Accountant in the United States since 1972. Mr. Ruiz retired from Deloitte in 2012, where he was an audit partner and member of Deloitte’s IFRS Specialist Group in Brazil. As Head of the Capital Markets group in Brazil, Edward advised companies on financial and regulatory reporting matters related to initial public offerings and secondary offerings in Brazil, the United States and European Capital Markets. Prior to Deloitte, he held executive positions in internal audit at JP Morgan and PepsiCo Inc. in the United States. He holds a bachelor’s degree in Business Administration from Pace University, New York City and has taken advanced courses related to an Executive MBA at FIA in São Paulo and governance courses at the Harvard Business School. Since his retirement, Mr. Ruiz has gained extensive board-level experience as a member and Audit Committee chair of several publicly traded companies in Brazil. Mr. Ruiz is currently a Board member and Audit Committee chair at Nexa Resources, a mining company listed on the New York Stock Exchange and Toronto Stock Exchange and with mining and smelting operations in Brazil and Peru.
Martin Escobari is a member of our board of directors, a position he has held since August 2018. He has been with General Atlantic since 2012, and is a member of its Executive Committee, is the Chair of its Investment Committee, and is the head of its Latin America business. Mr. Escobari serves on the board of directors of Empreendimentos Pague Menos S.A. Invekra, S.A.P.I. de C.V. (d/b/a Laboratórios Sanfer, S.A. de C.V.), Grupo Axo, S.A.P.I. de C.V. and XP Investimentos, and has previously served on the boards of Ourofino Saude Animal Participações S.A., Sura Asset Management, Smiles S.A. Aceco TI Participações S.A., Grupo Linx and Decolar.com, Inc. Mr. Escobari co-founded submarino.com and was its chief financial officer from 1999 to 2007. He was an associate at the Boston Consulting Group (New York) from 1994 to 1996, an investment officer at the private equity firm GP Investimentos from 1998 to 1999, and a managing director at Advent International from 2007 to 2011. Mr. Escobari holds a bachelor’s degree in economics from Harvard College (Harvard University) and an MBA (George F. Baker Scholar) from Harvard Business School. He serves on the board of Primeira Chance, a scholarship program for gifted children in Brazil and is active with Endeavor Brazil, where he mentors young entrepreneurs. Mr. Escobari is also a member of the Brazil office of Harvard’s Rockefeller Center for Latin American Studies.
Stelleo Tolda is a member of our board of directors, a position he has held since August 2020. He has been the Chief Operating Officer of MercadoLibre Inc. since April 1, 2009 and had previously served as a senior vice president and as a country manager of Brazil since 1999. Previously, Mr. Tolda worked at Lehman Brothers Inc. in the United States in 1999, and at Banco Pactual and Banco Icatu in Brazil, from 1996, 1997 and 1994 to 1996, respectively. Mr. Tolda holds an MBA from Stanford University, and a master’s degree and bachelor’s degree in mechanical engineering from Stanford University.
Roberto Otero is our Chief Financial Officer, a position he has held since May 6, 2021, when he joined the Company. Prior to joining the Company, he was an Executive Director of Bank of America Merrill Lynch, working as an Equity Research analyst leading the Education, Healthcare and Infrastructure sectors from 2009 to 2021, with work experiences in both Sao Paulo and New York City. Mr. Otero has an extensive background in corporate finance, financial planning, investor relations and financial accounting. Mr. Otero holds a bachelor’s degree in Business Administration and Economics from Fundação Getúlio Vargas (FGV-EAESP).
Renata Ferraz de Toledo Machado is our Chief Operating Officer, a position she has held since February 17, 2022. Ms. Machado joined the Company in September 2019 and is currently responsible for the Company’s Operations and Supply Chain area and is also our People Executive Officer. Prior to joining the Company, Ms. Machado was an Associate Partner at McKinsey & Company, where for five years she held a leading role in projects related to digital transformation for the banking segment, projects related to bottom line operational improvements, and projects related to best organizational practices to accelerate the delivery of innovation and new products. Ms. Machado holds a bachelor’s degree in Economics from Universidade de São Paulo (USP), a master’s degree in Economics from Fundação Getúlio Vargas (FGV-EAESP) and an MBA from the University of Chicago.
João Cunha Silva is our Chief Product Officer, a position he has held since September 2, 2020. Mr. Cunha is currently our Chief Product Officer and Chief Executive Officer of SAS, one of our core business units, position held since 2018. Mr. Cunha joined the Company in January 2011 and has occupied several positions since then, including as the Company’s Chief Operating Officer, from February 2018 to September 2020. Prior to joining the Company, Mr. Cunha Silva was an associate at Boston Consulting Group from January 2008 to September 2009. He holds a bachelor’s degree in Computer Engineering from Universidade Estadual de Campinas (Unicamp), and a certificate from the Executive Leadership Development program at Stanford University.
During the last five years, none of the Company or, to the knowledge of Company, any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
Dr. Oto Brasil de Sá Cavalcante is the father of Ari de Sá Cavalcante Neto and Paula Soares de Sá Cavalcante, who are siblings of each other. There are no other family relationships among the Company’s directors and executive officers.
2   Directors and Executive Officers of Parent
Parent is an exempted company with limited liability incorporated under the laws of the Cayman Islands and is a holding company formed solely for the purpose of holding equity interests in Merger Sub and completing the Transactions, including the Merger. The registered office address of Parent is c/o Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands. The business address of Parent is Rua Augusta, 2840, 15th floor, São Paulo, SP, Brazil 01412-100.
The following table sets forth information regarding the directors of Parent as of the date of this Proxy Statement, and, as of the date of this Proxy Statement, Parent does not have any executive officers.
Directors	Address	Principal Occupation	Citizenship
Rodrigo Catunda	General Atlantic Service Company, L.P. 55 East 52nd St., 33rd Floor New York, NY 10055	Managing Director, Co-Head of Brazil Office	Brazil
Eric Jones	c/o Dragoneer Investment Group, LLC One Letterman Drive, Building D, Suite M500, San Francisco, CA 94129	Partner, Dragoneer Investment Group, LLC	United States
During the last five years, none of Parent or, to the knowledge of Parent, any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
3   Directors and Executive Officers of Merger Sub
Merger Sub is an exempted company with limited liability incorporated under the laws of the Cayman Islands and is a holding company formed solely for the purpose of effecting the Transactions, including the Merger. The registered office address of Merger Sub is c/o Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands. The business address of Merger Sub is Rua Augusta, 2840, 15th floor, São Paulo, SP, Brazil 01412-100.
The following table sets forth information regarding the directors of Merger Sub as of the date of this Proxy Statement, and, as of the date of this Proxy Statement, Merger Sub does not have any executive officers.
Directors	Address	Principal Occupation	Citizenship
Rodrigo Catunda	General Atlantic Service Company, L.P. 55 East 52nd St., 33rd Floor New York, NY 10055	Managing Director, Co-Head of Brazil Office	Brazil
Eric Jones	c/o Dragoneer Investment Group, LLC One Letterman Drive, Building D, Suite M500, San Francisco, CA 94129	Partner, Dragoneer Investment Group, LLC	United States
During the last five years, none of Merger Sub or, to the knowledge of Merger Sub any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
4   Directors and Executive Officers of the Founder Filing Persons
Dr. Oto Brasil de Sá Cavalcante is one of the founders of the Company and has served as chairman of the Company’s board of directors of the Company since February 2018. Dr. Brasil de Sá Cavalcante is a citizen of Brazil. The business address of Dr. Brasil de Sá Cavalcante is Rua Augusta 2840, 15th floor, Consolação, São Paulo - SP, 01412-100, Brazil.
OSC Investment Ltd. is a Cayman Islands limited company and is 100% beneficially owned by Dr. Brasil de Sá Cavalcante. The principal office and business address for OSC Investments Ltd. is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.
Dr. Brasil de Sá Cavalcante is the sole director of OSC Investment Ltd. and, as of the date of this Proxy Statement, OSC Investment Ltd. does not have any executive officers.
Mr. Ari de Sá Cavalcante Neto has served as member of the Company’s board of directors and chief executive officer of the Company since February 2018. Mr. de Sá Cavalcante Neto is a citizen of Brazil. The business address of Mr. de Sá Cavalcante Neto is Rua Augusta 2840, 15th floor, Consolação, São Paulo — SP, 01412-100, Brazil.
ASCN Investment Ltd. is a Cayman Islands limited company and is 100% beneficially owned by Mr. de Sá Cavalcante Neto. The principal office and business address for ASCN Investments Ltd. is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.
Mr. de Sá Cavalcante Neto is the sole director of ASCN Investment Ltd. and, as of the date of this Proxy Statement, ASCN Investment Ltd. does not have any executive officers.
During the last five years, none of Dr. Brasil de Sá Cavalcante, OSC Investment Ltd., Mr. de Sá Cavalcante Neto and ASCN Investments Ltd. has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
5   Directors and Executive Officers of the General Atlantic Entities
General Atlantic, L.P. (“GA LP”) is a Delaware limited partnership. Each of GAP (Bermuda) L.P. (“GAP Bermuda LP”), General Atlantic GenPar (Bermuda), L.P. (“GenPar Bermuda”), General Atlantic Partners (Bermuda) IV, L.P. (“GAP Bermuda IV”), GA IS Holding, L.P. (“GA IS”), GA Arco and General Atlantic Partners (Bermuda) EU, L.P. (“GAP Bermuda EU”) is a Bermuda exempted limited partnership. Each of GAP Coinvestments III, LLC (“GAPCO III”), GAP Coinvestments IV, LLC (“GAPCO IV”) and GAP Coinvestments V, LLC (“GAPCO V”) is a Delaware limited liability corporation. General Atlantic (SPV) GP (Bermuda), LLC (“GA SPV Bermuda”) is a Bermuda limited liability corporation. General Atlantic (Lux) S.à.r.l. (“GA Lux”) is a Luxembourg private limited liability company. GAP Coinvestments CDA, L.P. (“GAPCO CDA”) is a Delaware limited partnership. Each of General Atlantic GenPar (Lux) SCSp (“GA GenPar Lux”) and General Atlantic Partners (Lux) SCSp (“GAP Lux”) is a Luxembourg special limited partnership. GAP Bermuda IV, GAP Bermuda EU and GAP Lux are collectively referred to as the “GA Funds.” GAPCO III, GAPCO IV, GAPCO V and GAPCO CDA are collectively referred to as the “Sponsor Coinvestment Funds.” The principal business of each of the GA Funds, the Sponsor Coinvestment Funds, GA LP, GAP Bermuda LP, GenPar Bermuda, GA SPV Bermuda, GA IS, GA Lux, GA Arco and GA GenPar Lux is investment.
The business address and telephone number of GAP Bermuda LP, GenPar Bermuda, GAP Bermuda IV, GAP Bermuda EU, GA SPV Bermuda, GA IS and GA Arco is Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, +1-212-715-4000. The business address and telephone number of GA Lux, GA GenPar Lux and GAP Lux is 412F, Route d’Esch, L-1471 Luxembourg, +1-212-715-4000. The business address and telephone number of each of the Sponsor Coinvestment Funds and GA LP is c/o General Atlantic Service Company, L.P., 55 East 52nd Street, 33rd Floor, New York, NY 10055, +1-212-715-4000.
The GA Funds and the Sponsor Coinvestment Funds share beneficial ownership of the Class A Shares held of record by GA Arco and GA IS at the time of this Proxy Statement. The general partner of GA Arco is GA SPV Bermuda. The general partner of GAP Lux is GA GenPar Lux, and the general partner of GA GenPar Lux is GA Lux. The general partner of GAP Bermuda EU and GAP Bermuda IV, and the sole shareholder of GA Lux is GenPar Bermuda. GAP Bermuda LP, which is controlled by the Management Committee of GASC MGP, LLC (the “Management Committee”), is the general partner of GenPar Bermuda and the managing member of GA SPV Bermuda. GA LP, which is also controlled by the Management Committee, is the managing member of GAPCO III, GAPCO IV and GAPCO V, and the general partner of GAPCO CDA. As of the date of this Proxy Statement, there are eleven members of the Management Committee.
As of the date of this Proxy Statement, the GA Funds, the Sponsor Coinvestment Funds, GAP Bermuda LP, GenPar Bermuda, GA SPV Bermuda, GA IS, GA Lux, GA Arco and GA GenPar Lux do not have any directly appointed directors or executive officers.
The name, business address, principal occupation and citizenship of each of the members of the Management Committee, as of the date of this Proxy Statement, are set forth below.
Name	Business Address	Present Principal Employment	Citizenship
William E. Ford	55 East 52nd Street, 33rd Floor New York, NY 10055	CEO, Managing Director	United States
Gabriel Caillaux	23 Savile Row London, W1S 2ET United Kingdom	Co-President, Managing Director	France
Andrew Crawford	55 East 52nd Street, 33rd Floor New York, NY 10055	Managing Director	United States
Martin Escobari	55 East 52nd Street, 33rd Floor New York, NY 10055	Co-President, Managing Director	Bolivia and Brazil

Name	Business Address	Present Principal Employment	Citizenship
Anton J. Levy	55 East 52nd Street, 33rd Floor New York, NY 10055	Co-President, Managing Director	United States
Sandeep Naik	Marina Bay Financial Centre Tower 1 8 Marina Boulevard, #17-02 Singapore 018981	Managing Director	United States
J. Albert Smith	535 Madison Ave, 31st Floor New York, NY 10022	Head of GA Credit, Managing Director	United States
Graves Tompkins	55 East 52nd Street, 33rd Floor New York, NY 10055	Managing Director	United States
Lance D. G. Uggla	23 Savile Row London W1S 2ET United Kingdom	Head of GA Climate, Managing Director	United Kingdom and Canada
N. Robbert Vorhoff	55 East 52nd Street, 33rd Floor New York, NY 10055	Managing Director	United States
Eric Zhang	Suite 5704-5706, 57F Two IFC, 8 Finance Street Central, Hong Kong, China	Managing Director	Hong Kong SAR
During the last five years, none of the GA Funds, Sponsor Coinvestment Funds, GA LP, GAP Bermuda LP, GenPar Bermuda, GA SPV Bermuda, GA IS, GA Lux, GA Arco and GA GenPar Lux, or any of the members of the Management Committee have been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
6   Directors and Executive Officers of the Dragoneer Filing Persons
Dragoneer Global Fund II, L.P. (“DGF II”) is an exempted limited partnership established under the laws of the Cayman Islands. The registered office of DGF II is located at c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. The general partner of DGF II is Dragoneer Global GP II, LLC (“GP II”), a limited liability company established under the laws of the State of Delaware. The sole member of GP II is Dragoneer Global GP II Holdings, L.P. (“GP II Holdings”), an exempted limited partnership established under the laws of the Cayman Islands. The general partner of GP II Holdings is Dragoneer Global GP II CC, LLC (“GP II CC”), a limited liability company established under the laws of the Cayman Islands. The sole member of GP II CC is Cardinal DIG CC, LLC (“Cardinal”), a limited liability company established under the laws of the Cayman Islands. The sole member of Cardinal is Marc Stad.
Archery DF Holdings, LP (“Dragoneer”) is a limited partnership established under the laws of the State of Delaware. The registered office of Dragoneer is located at c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, County of New Castle, Delaware 19808. The general partner of Dragoneer is Dragoneer CF GP, LLC (“CF GP”), a limited liability company established under the laws of the Cayman Islands. The sole member of CF GP is Marc Stad.
The principal business of each of DGF II, GP II, GP II Holdings, GP II CC, Cardinal, Dragoneer and CF GP is making investments. The business address and telephone number of each of DGF II, GP II, GP II Holdings, GP II CC, Cardinal, Dragoneer and CF GP is:
c/o Dragoneer Investment Group, LLC
1 Letterman Dr., Bldg. D, Suite M500
San Francisco, CA 94129
415-539-3099

The name, business address, principal occupation and citizenship of the sole member of each of Cardinal and CF GP, as of the date of this Proxy Statement, are set forth below:
Name	Business Address	Present Principal Employment	Citizenship
Marc Stad	c/o Dragoneer Investment Group, LLC 1 Letterman Dr., Bldg. D, Suite M500 San Francisco, CA 94129	Chief Executive Officer of Dragoneer Investment Group, LLC	United States
During the last five years, none of DGF II, GP II, GP II Holdings, GP II CC, Cardinal, Dragoneer, CF GP or Mr. Stad have been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Annex G
ANNEX G: FORM OF PROXY CARD
Arco Platform Limited
Rua Augusta 2840,
15th floor, suite 152, Consolação,
São Paulo – SP, 01412-100,
Brazil
(NASDAQ: ARCE)
FORM OF PROXY FOR USE AT THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD AT [      ] ON [      ].
I/WeNote 1                   of                   being the registered holder(s) of                   Class A common shares of par value $0.00005 per eachNote 2                   and Class B common shares of par value $0.00005 per eachNote 3 in the capital of Arco Platform Limited (the “Company”) HEREBY APPOINT(S) THE CHAIRMAN OF THE MEETING orNote 4                   of                  or failing him                   of                   to act as my/our proxy to attend, act and vote on my/our behalf at the extraordinary general meeting of the Company to be held at [      ] on [      ] at [      ] (Brasilia time) and at any adjournment thereof, as the case may be, for the purpose of considering and, if thought fit, passing the following resolutions set out in the notice of extraordinary general meeting of the shareholders.
Please indicate with an “a/” in the spaces provided how you wish your votes to be cast on a poll. If you wish to vote for the below resolutions, check the appropriate boxes marked “For.” If you wish to vote against the below resolutions, check the appropriate boxes marked “Against.” Should this form be returned duly signed but without a specific direction, the proxy will vote or abstain at his or her discretion.

Resolutions	For	Against	Abstain

Proposal No. 1.
IT IS RESOLVED, as a Special Resolution, THAT:
the Merger Agreement (a copy of which is attached to the accompanying proxy statement as Annex A-1) and the Plan of Merger (a copy of which is attached to the accompanying proxy statement as Annex A-2), the Merger (as defined in the accompanying proxy statement) and the other transactions contemplated by the Merger Agreement and the Plan of Merger be and are hereby authorized and approved

Proposal No. 2.
IT IS RESOLVED, as a Special Resolution, THAT in all respects:
(a) Achieve Merger Sub, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Merger Sub”) merging with and into the Company, with the Company as the surviving company and that all the undertaking, property and liabilities of Merger Sub vest in the Company by virtue of such merger pursuant to the Companies Act (as amended) of the Cayman Islands be and are hereby authorized and approved, (b) the Plan of Merger be and is hereby authorized, approved and confirmed and the Company entering into the Plan of Merger be and is hereby authorized, approved and confirmed, in all respects, and (c) upon the Effective Date (as defined in the Plan of Merger) (i) the memorandum and articles of association of the Company in effect as of the date of the accompanying Proxy Statement be amended and restated by their deletion in their entirety and replacement with, and the adoption of, the amended and restated memorandum and articles of association annexed to the Plan of Merger, (ii) the authorized share capital of the Company be amended and re-designated as set forth in the Plan of Merger, (iii) the Plan of Merger be executed by any member of the special committee of the board of directors of the Company and, with their authorization, the Company’s officers on behalf of the Company, and the submission of the Plan of Merger, together with any supporting documentation, for registration to the Registrar of Companies of the Cayman Islands, and (iv) all actions taken and documents or agreements executed, signed or delivered by any member of the special committee of the board of directors of the Company and, with their authorization, the Company’s officers on behalf of the Company in connection with or ancillary to all such contemplated transactions, in each case, be and is hereby authorized, approved and confirmed

Proposal No. 3.
IT IS RESOLVED, as an Ordinary Resolution, THAT:
the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting or for any other reason determined by the chairman of the extraordinary general meeting

Dated                   Signature(s) Note5

Note 1
Full name(s) and address(es) to be inserted in BLOCK CAPITALS. In the case of joint holders of a share, any one of such persons may vote at the extraordinary general meeting, either personally or by proxy, in respect of such share as if he or she was solely entitled thereto, but if more than one such joint holders are present at the extraordinary general meeting, personally or by proxy, that one of the said persons so present whose name stands first on the register of members of the Company in respect of such shares shall alone be entitled to vote in respect thereof.
Note 2
Please insert the number of share registered in your name(s). If no number is inserted, this form of proxy will be deemed to relate to all the shares in the capital of the Company registered in your name(s).

Note 3
Please insert the number of share registered in your name(s). If no number is inserted, this form of proxy will be deemed to relate to all the shares in the capital of the Company registered in your name(s).

Note 4
If any proxy other than the Chairman is preferred, strike out THE CHAIRMAN OF THE MEETING and insert the name and address of the proxy desired in the space provided. ANY ALTERATION MADE TO THIS FORM OF PROXY MUST BE INITIALED BY THE PERSON WHO SIGNS IT. The proxy need not be a member of the Company but must attend the extraordinary general meeting in person to represent you.

Note 5
This form of proxy must be signed by your or your attorney duly authorized in writing or, in the case of a corporation, must be either under its common seal or under the hand of an officer, attorney or other person duly authorized to sign the same.

To be valid, this form of proxy, together with the power of attorney or other authority (if any) under which it is signed or a certified copy thereof, must be deposited at the Company’s offices at Rua Augusta 2840, 15th floor, suite 152, Consolação, São Paulo – SP, 01412-100, Brazil no later than [     ] p.m. Brasilia time. Completion and delivery of this form will not preclude you from attending and voting at the extraordinary general meeting in person if you so wish, but the authority of your proxy will become invalid forthwith.